UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

PATTERSON COMPANIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required

☒	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

1031 Mendota Heights Road

St. Paul, Minnesota 55120

(651) 681-1600

MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Patterson Companies, Inc., a Minnesota corporation (“Patterson,” the “Company,” “we” or “us”), to be held on Tuesday, April 1, 2025, at 10:00 a.m., Central Time, at the offices of Taft, Stettinius & Hollister LLP located at 80 South Eighth Street, Minneapolis, MN 55402.

At the special meeting, you will be asked to consider and vote on three matters:

(i)

a proposal to adopt and approve the Agreement and Plan of Merger, dated December 10, 2024 (as it may be amended or restated from time to time, the “Merger Agreement”), by and among Paradigm Parent, LLC, a Delaware limited liability company (“Parent”), Paradigm Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Patterson, and the transactions contemplated thereby, including the Merger (as defined below). Parent and Merger Sub are indirect subsidiaries of funds managed and advised by Patient Square Capital, L.P. (“Patient Square”). Pursuant to the terms of the Merger Agreement, and upon the satisfaction or waiver of the conditions to closing set forth therein, Parent will acquire Patterson in a cash merger with Merger Sub merging with and into Patterson (the “Merger”) with Patterson surviving the Merger as a wholly owned subsidiary of Parent;

(ii)

a proposal to adjourn the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, at the time of the special meeting; and

(iii)	a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to certain named executive officers of Patterson in connection with the Merger.

If the Merger is completed, you will be entitled to receive $31.35 in cash, without interest and subject to all applicable withholding taxes, for each share of Patterson common stock (the “Merger Consideration”) you own (unless you do not vote in favor of the proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Merger Proposal”), and otherwise comply with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (“MBCA”), in which case you will be entitled to the payment of the fair value of such dissenting shares determined in accordance with Sections 302A.471 and 302A.473 of the MBCA (including interest determined in accordance with Section 302A.473 of the MBCA)).

The Merger Consideration represents a premium of approximately 49% over the 30 calendar day volume-weighted average price ending December 4, 2024 (a day which we define as the “Unaffected Date” in the section of this proxy statement titled “-Patterson Financial Analyses”), approximately 48% over the 30 calendar day volume-weighted average price ending December 10, 2024 (the last trading day before the Merger Agreement was announced), and a premium of approximately 36% over the closing price of Patterson common stock on December 10, 2024.

After reviewing and considering the terms and conditions of the Merger and the factors more fully described in the enclosed proxy statement and consulting with its financial advisor and outside legal counsel, our board of directors unanimously (with Donald J. Zurbay, Chief Executive Officer and Director of the Company, having recused himself) (i) determined and declared that the Merger Agreement, the ancillary agreements to which Patterson is a party and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Patterson and its shareholders, (ii) approved the Merger Agreement, the ancillary agreements to which Patterson is a party and the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement and the transactions contemplated by thereby, including the Merger, be submitted to the shareholders of Patterson for adoption and approval, and (iv) recommended that Patterson’s shareholders adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

Our board of directors recommends that you vote: (i) “FOR” the proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger; (ii) “FOR” the proposal to adjourn the special meeting to a later date or dates if necessary; and (iii) “FOR” the non-binding, advisory proposal to approve certain compensation that will or may become payable to certain named executive officers of Patterson in connection with the Merger.

The accompanying proxy statement contains, among other things, detailed information about Patterson, the special meeting, the Merger, the Merger Agreement and the Merger-related compensation. We encourage you to read the accompanying proxy statement, including its appendices and all documents incorporated by reference therein, carefully and in their entirety.

Your vote is very important, regardless of the number of shares of Patterson common stock that you own. We cannot complete the Merger unless the Merger Agreement is adopted and approved by the affirmative vote of the holders of a majority of the shares of Patterson common stock outstanding and entitled to vote on the matter as of the close of business on February 20, 2025 (the “Record Date”). The failure of any shareholder of record to vote in person by ballot at the special meeting or to submit a signed proxy card will have the same effect as a vote “AGAINST” the Merger Agreement. If you hold your shares in “street name,” the failure to instruct your broker, bank or nominee on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement.

We hope that you will be able to attend the special meeting. However, whether or not you plan to attend in person, please vote as soon as possible via the Internet, by telephone, or, if you receive a paper proxy voting card or voting instruction form in the mail with the accompanying proxy statement, complete, sign, date and return the proxy card enclosed or, if your shares are held in “street name” through a broker, bank or nominee, please instruct your broker, bank or nominee on how to vote your shares using the voting instruction form furnished by your broker, bank or nominee, as promptly as possible. Submitting a signed proxy card by mail will ensure your shares are represented at the special meeting. If your shares are held in “street name” through a broker, bank or nominee, you may provide voting instructions through your broker, bank or nominee by completing and returning the voting instruction form provided by your broker, bank or nominee, or electronically over the Internet or by telephone through your broker, bank or nominee if such a service is provided. To provide voting instructions over the Internet or by telephone through your broker, bank or nominee, you should follow the instructions on the voting instruction form provided by your broker, bank or nominee.

On behalf of the board of directors and management of Patterson, I extend our appreciation for your continued support and your consideration of this matter.

Sincerely,

John D. Buck Chairman of the Board

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document or the accompanying proxy statement, including the Merger, passed upon the merits or fairness of such transactions or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated February 27, 2025 and was first mailed to shareholders of Patterson on or about February 27, 2025.

1031 Mendota Heights Road

St. Paul, Minnesota 55120

(651) 681-1600

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 1, 2025

Notice is hereby given that a special meeting of shareholders of Patterson Companies, Inc., a Minnesota corporation (“Patterson,” the “Company,” “we” or “us”), will be held on Tuesday, April 1, 2025, at 10:00 a.m., Central Time, or at any adjournment or postponement thereof, at the offices of Taft, Stettinius & Hollister LLP located at 80 South Eighth Street, Minneapolis, MN 55402. The meeting will be held for the following purposes, as more fully described in the accompanying proxy statement:

1. The Merger Proposal. To adopt and approve the Agreement and Plan of Merger, dated December 10, 2024 (as it may be amended or restated from time to time, the “Merger Agreement”), by and among Paradigm Parent, LLC, a Delaware limited liability company (“Parent”), Paradigm Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Patterson, and the transactions contemplated thereby, including the Merger (as defined below). Parent and Merger Sub are indirect subsidiaries of funds managed and advised by Patient Square Capital, L.P. (“Patient Square”). Pursuant to the terms of the Merger Agreement, and upon the satisfaction or waiver of the conditions to closing set forth therein, Parent will acquire Patterson in a cash merger with Merger Sub merging with and into Patterson (the “Merger”) and Patterson surviving the Merger as a wholly owned subsidiary of Parent. A copy of the Merger Agreement is attached as Appendix A to the accompanying proxy statement and is incorporated by reference therein;

2. The Adjournment Proposal. To approve the adjournment of the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, at the time of the special meeting; and

3. The Compensation Proposal. To approve, on a non-binding, advisory basis, certain compensation that will or may become payable to certain named executive officers of Patterson in connection with the Merger.

Only shareholders of record as of the close of business on February 20, 2025 (the “Record Date”) are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof.

The accompanying proxy statement contains, among other things, detailed information about the Merger Proposal, the Adjournment Proposal and the Compensation Proposal. We encourage you to read the accompanying proxy statement, including its appendices and all documents incorporated by reference therein, carefully and in their entirety.

The affirmative vote of the holders of a majority of the shares of Patterson common stock outstanding and entitled to vote on the matter as of the Record Date is required to approve the Merger Proposal. The affirmative vote of the greater of (i) a majority of the outstanding shares of Patterson common stock present in person or by proxy and entitled to vote at the special meeting and (ii) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the special meeting, is required to approve both the Adjournment Proposal and the Compensation Proposal.

Your vote is very important, regardless of the number of shares of Patterson common stock that you own. You will be able to vote via telephone at 1-800-690-6903, via Internet at www.proxyvote.com, in person by ballot at the special meeting or by submitting a signed proxy card. The failure of any shareholder of record to vote via telephone, Internet, in person by ballot at the special meeting or to submit a signed proxy card will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares in “street name,” you should instruct your broker, bank or nominee on how to vote your shares using the voting instruction form furnished by your broker, bank or nominee. The failure to do so will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal. Abstentions as to the Adjournment Proposal and the Compensation Proposal will be considered for purposes of determining a quorum for the transaction of business at the special meeting and will have the same effect as a vote “AGAINST” such matter.

The presence at the special meeting, in person or by proxy, of the holders of record of a majority in voting power of the shares of outstanding Patterson common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting. Abstentions will be counted as present for purposes of determining the existence of a quorum. Shares held in “street name” for which the applicable broker, bank or nominee receives no instructions regarding how to vote on any of the proposals before the special meeting will not be counted as present at the special meeting for quorum purposes.

If the Merger Agreement is approved by our shareholders at the special meeting and the Merger is consummated, any of our shareholders who do not vote in favor of the Merger Proposal and who otherwise comply with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, as amended (the “MBCA”), will be entitled to the payment of the fair value of such dissenting shares determined in accordance with Sections 302A.471 and 302A.473 of the MBCA (including interest determined in accordance with Section 302A.473 of the MBCA). The rights of dissenting shareholders under the MBCA are discussed in the section titled “Dissenters’ Rights” beginning on page 76. Any exercise of dissenters’ rights must be in accordance with the procedures set forth in Sections 302A.471 and 302A.473 of the MBCA, which sections are reproduced in their entirety as Appendix B to this proxy statement.

Our board of directors recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

By Order of the Board of Directors,

Les B. Korsh Chief Legal Officer & Corporate Secretary St. Paul, Minnesota February 27, 2025

YOUR VOTE IS IMPORTANT

Ensure that your shares of Patterson common stock are voted at the special meeting by submitting your proxy card by mail, vote via telephone or Internet or, if your shares of Patterson common stock are held in “street name” through a broker, bank or nominee, by instructing your broker, bank or nominee on how to vote your shares using the voting instruction form furnished by your broker, bank or nominee, as promptly as possible. If you fail to submit a proxy, vote in person at the special meeting or instruct your broker, bank or nominee how to vote your shares, it will have the same effect as voting “AGAINST” the Merger Proposal but will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal.

If your shares of Patterson common stock are registered directly in your name: You are a shareholder of record and you may submit a proxy to vote your shares of Patterson common stock by mail, telephone or Internet. Please follow the instructions on the enclosed form of proxy.

If your shares of Patterson common stock are held in the name of a broker, bank or nominee: You will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares of Patterson common stock. As a beneficial owner, you have the right to direct your broker, bank or nominee on how to vote the shares of Patterson common stock in your account. Your broker, bank or nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.

If you are a shareholder of record and you fail to submit a signed proxy card, vote via telephone or Internet, or attend the special meeting and vote in person by ballot, or if you hold your shares through a bank, broker or nominee and you fail to provide voting instructions to your bank, broker or nominee, then your shares of Patterson common stock will not be counted for purposes of determining whether a quorum is present at the special meeting. A shareholder providing a proxy may revoke it at any time before 11:59 p.m., Eastern Time, the day before the special meeting if such revocation is exercised by providing written notice of revocation to Les B. Korsh, our Chief Legal Officer and Corporate Secretary, by voting in person at the special meeting or by providing a proxy of a later date, pursuant to the instructions set forth in “The Special Meeting - Revocability of Proxies” on page 26 of the accompanying proxy statement. Attendance at the special meeting alone will not revoke a submitted proxy.

We encourage you to read the accompanying proxy statement, including its appendices and all documents incorporated by reference therein, carefully and in their entirety. If you have any questions concerning the Merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Patterson common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll free: (877) 456-3507

Bankers and Brokers may call collect: (212) 750-5833

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE VOTE VIA TELEPHONE OR INTERNET OR COMPLETE, DATE, SIGN AND RETURN A PROXY CARD OR VOTING INSTRUCTION FORM FURNISHED BY YOUR BROKER, BANK OR NOMINEE, AS PROMPTLY AS POSSIBLE.

-i-

(continued)

-ii-

(continued)

-iii-

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you as a holder of Patterson common stock or that you should consider before voting on the Merger Proposal. To better understand the Merger Proposal, you should read this proxy statement, including its appendices and the documents incorporated by reference herein, carefully and in their entirety. You may obtain the documents and information incorporated by reference into this proxy statement without charge by following the instructions under “Where You Can Find More Information” on page 122 of this proxy statement. The Merger Agreement is attached as Appendix A to this proxy statement and is incorporated by reference herein. You should read the Merger Agreement, carefully and in its entirety, as it is the legal document that governs the Merger.

Parties Involved in the Merger (page 32)

Patterson Companies, Inc.

1031 Mendota Heights Road

St. Paul, Minnesota 55120

(651) 686-1600

www.pattersoncompanies.com

Patterson, a Minnesota corporation, is a value-added specialty distributor serving the U.S. and Canadian dental supply markets and the U.S., Canadian and U.K. animal health supply markets. Patterson operates through its two strategic business units, Patterson Dental and Patterson Animal Health, offering similar products and services to different customer bases. Each business has a strong competitive position, serves a highly fragmented market that offers consolidation opportunities and offers relatively low-cost consumable supplies, which makes its value-added business proposition highly attractive to its customers. Patterson believes that it has a strong brand identity as a value-added, full-service distributor with broad product and service offerings, having begun distributing dental supplies in 1877.

Patterson’s strategically located fulfillment centers enable it to better serve its customers and increase its operating efficiency. This infrastructure, together with broad product and service offerings at competitive prices, and a strong commitment to customer service, enables Patterson to be a single source of supply for its customers’ needs. Patterson’s infrastructure also allows it to provide convenient ordering and rapid, accurate and complete order fulfillment.

Electronic commerce solutions have become an integral part of dental and animal health supply and distribution relationships. Patterson’s distribution business is characterized by rapid technological developments and intense competition. The continuing advancement of online commerce requires Patterson to cost-effectively adapt to changing technologies, to enhance existing services and to develop and introduce a variety of new services to address the changing demands of consumers and customers on a timely basis, particularly in response to competitive offerings. Patterson believes that its tradition of reliable service, name recognition and large customer base built on solid customer relationships, position it well to participate in this significant aspect of the distribution business. Patterson continues to explore methods to improve and expand its Internet presence and capabilities, including online commerce offerings and use of various social media outlets.

Patterson common stock trades on the NASDAQ Global Select Market® under the symbol “PDCO.”

Patterson’s principal executive offices are located at 1031 Mendota Heights Road, St. Paul, Minnesota 55120, and its telephone number is (651) 686-1600. For more information about Patterson, please visit its website, www.pattersoncompanies.com. This website address is provided as an inactive textual reference only. The information contained on (or accessible through) Patterson’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the Securities and

Exchange Commission (the “SEC”). See “Where You Can Find More Information” on page 122 of this proxy statement.

Paradigm Parent, LLC

c/o Patient Square Capital, L.P.

2884 Sand Hill Road, Suite 100

Menlo Park, California 94025

(650) 677-8000

Parent is a Delaware limited liability company that was formed by affiliates of Patient Square solely for the purpose of entering into the Merger Agreement and, subject to the terms and conditions thereof, completing the transactions contemplated thereby and the related financing transactions.

Paradigm Merger Sub, Inc.

c/o Patient Square Capital, L.P.

2884 Sand Hill Road, Suite 100

Menlo Park, California 94025

(650) 677-8000

Merger Sub is a Minnesota corporation that was formed by Parent solely for the purpose of entering into the Merger Agreement and, subject to the terms and conditions thereof, completing the transactions contemplated thereby and the related financing transactions. Upon consummation of the Merger, Merger Sub will cease to exist, and Patterson will continue as the surviving corporation and as a wholly owned subsidiary of Parent.

The Special Meeting (page 24)

Date, Time and Place

A special meeting of our shareholders will be held on Tuesday, April 1, 2025 at 10:00 a.m., Central Time, at the offices of Taft, Stettinius & Hollister LLP located at 80 South Eighth Street, Minneapolis, MN 55402.

Record Date; Shares Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of Patterson common stock at the close of business on February 20, 2025 (the “Record Date”). You will have one vote at the special meeting for each share of Patterson common stock you owned at the close of business on the Record Date.

Purpose

At the special meeting, we will ask our shareholders of record as of the Record Date to vote on the following proposals:

(i)	the Merger Proposal;

(ii)

to approve the adjournment of the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, at the time of the special meeting (the “Adjournment Proposal”); and

(iii)	to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger (the “Compensation Proposal”).

Quorum

As of the Record Date, there were 88,473,849 shares of Patterson common stock outstanding and entitled to be voted at the special meeting. A quorum of shareholders is necessary to hold a special meeting. The holders of record of a majority in voting power of the shares of outstanding Patterson common stock entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum at the special meeting. As a result, 44,236,925 shares of Patterson common stock must be represented by proxy or by shareholders present and entitled to vote at the special meeting to have a quorum. Abstentions will be counted as present for purposes of determining the existence of a quorum. Shares held in “street name” for which the applicable broker, bank or nominee receives no instructions regarding how to vote on any of the proposals before the special meeting will not be counted as present at the special meeting for quorum purposes. Failure of a quorum to be represented at the special meeting may result in an adjournment of the special meeting and may subject us to additional expense.

Required Vote

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Patterson common stock outstanding and entitled to vote on the matter as of the Record Date (the “Company Shareholder Approval”).

Approval of both the Adjournment Proposal and the Compensation Proposal requires the affirmative vote of the greater of (i) a majority of the outstanding shares of Patterson common stock present in person or by proxy and entitled to vote at the special meeting and (ii) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the special meeting.

Stock Ownership of Our Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote an aggregate of 868,320 shares of Patterson common stock (excluding any shares that would be delivered upon the vesting, exercise or conversion, as applicable, of Company Options or Company PSUs as each such term is defined below), representing approximately 1% of the outstanding shares of Patterson common stock.

Our directors and executive officers have informed us that they currently intend to vote all of their shares of Patterson common stock: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Voting

Any Patterson shareholder of record entitled to vote at the special meeting may submit a proxy by returning a signed proxy card by mail, voting via telephone or Internet, or may attend the special meeting and vote in person. If you are a beneficial owner and hold your shares of Patterson common stock in “street name” through a broker, bank or nominee, you should instruct your broker, bank or nominee on how you wish to vote your shares of Patterson common stock using the instructions provided by your broker, bank or nominee. Under applicable stock exchange rules, brokers, banks or nominees have the discretion to vote your shares on certain “routine” matters if you fail to instruct your broker, bank or nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and nominees therefore cannot vote on these proposals without your instructions. Therefore, it is important that you instruct your broker, bank or nominee on how you wish to vote your shares of Patterson common stock.

If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by signing another proxy card with a later date and returning it to us or voting via telephone or Internet before 11:59 p.m., Eastern Time, the day before the special meeting, by providing written notice of revocation to Les B. Korsh, our Chief Legal Officer and Corporate Secretary, before your proxy is exercised or by attending the special meeting and voting in person pursuant to the instructions set forth in “The Special Meeting - Revocability of Proxies” on page 26 of this proxy statement. If you hold your shares of common stock in “street name,” you should contact your broker, bank or nominee for instructions regarding how to change your vote.

The failure of any shareholder of record to submit a signed proxy card, vote via telephone or Internet or vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares of Patterson common stock in “street name,” the failure to instruct your broker, bank or nominee on how to vote your shares on any of the proposals will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal. A “broker non-vote” results when banks, brokers and nominees return a valid proxy voting upon a matter or matters for which the applicable stock exchange rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the proposal and have not received specific voting instructions from the beneficial owner of such shares. Under applicable stock exchange rules, brokers, banks or nominees have the discretion to vote your shares on certain “routine” matters if you fail to instruct your broker, bank or nominee on how to vote your shares with respect to such matters. Patterson does not expect any broker non-votes at the special meeting as the proposals in this proxy statement are non-routine matters. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal. Abstentions as to the Adjournment Proposal and the Compensation Proposal will be considered for purposes of determining a quorum for the transaction of business at the special meeting and will have the same effect as a vote “AGAINST” such matter.

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this proxy statement, including the Merger, passed upon the merits or fairness of such transactions, or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

Expenses of Proxy Solicitation (page 27)

Our board of directors (the “Board”) is soliciting your proxy, and Patterson will bear the cost of soliciting proxies. We have engaged the services of Innisfree M&A Incorporated. (“Innisfree”) to solicit proxies for the special meeting. In connection with its retention, Innisfree has agreed to provide consulting, analytic and proxy solicitation services in connection with the special meeting. We have agreed to pay Innisfree a fee of up to $60,000, plus certain fees and expenses in connection with its services, and we will indemnify Innisfree for certain losses arising out of its proxy solicitation services. In addition to the solicitation of proxies by mail, proxies may be solicited by our directors, officers and employees, or representatives of Innisfree, in person or by telephone, email, fax, over the Internet or other means of communication, and we may pay persons holding shares of Patterson common stock on behalf of others their expenses for sending proxy materials to their principals. No additional compensation will be paid to our directors, officers or employees for their services in connection with solicitation of proxies.

Certain Effects of the Merger on Patterson (page 33)

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Patterson, with Patterson continuing as the surviving corporation and as a wholly owned subsidiary of Parent. As a result of the Merger, Patterson will cease to be a publicly traded company and will cease to be listed on NASDAQ and its shares will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If the Merger is completed, you will not own any shares of the capital stock of the surviving corporation and instead will only be entitled to receive the Merger Consideration described in “The Merger - Merger Consideration” on page 34 of this proxy statement (unless you do not vote in favor of the Merger proposal and otherwise comply with Sections 302A.471 and 302A.473 of the MBCA, in which case you will be entitled only to those rights granted under Sections 302A.471 and 302A.473 of the MBCA as described in “The Merger - Dissenters’ Rights” on page 76 of this proxy statement and Appendix B to this proxy statement).

The effective time of the Merger (the “Effective Time”) will occur upon the filing of the articles of merger with the Minnesota Secretary of State, or at such later date and time as we, Parent and Merger Sub may agree and specify in the articles of merger.

Effect on Patterson if the Merger is Not Completed (page 33)

If the Merger Proposal is not approved by the shareholders of Patterson or if the Merger is not completed for any other reason, you will not receive any payment for your shares of Patterson common stock. Instead, we will remain a public company, Patterson common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act, and we will continue to be obligated to file periodic reports with the SEC. Under specified circumstances, we may be required to pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the Merger Agreement, as described in “The Merger Agreement - Termination Fees” on page 111 of this proxy statement.

Merger Consideration (page 85)

At the Effective Time, each share of Patterson common stock issued and outstanding (other than (i) shares held directly by Parent or Merger Sub or any direct or indirect wholly owned subsidiary of Patterson, Parent or Merger Sub and (ii) any dissenting shares) will be converted automatically into the right to receive the Merger Consideration. All shares of Patterson common stock converted into the right to receive the Merger Consideration will automatically be cancelled and cease to exist as of the Effective Time, and will thereafter represent only the right to receive the Merger Consideration.

In this proxy statement, we use the term “dissenting shares” to describe shares of our common stock issued and outstanding immediately prior to the Effective Time that are held by a holder who (i) has not voted in favor of approval of the Merger Proposal, (ii) has demanded and perfected such holder’s right to dissent from the Merger and to be paid the fair value of such shares in accordance with Sections 302A.471 and 302A.473 of the MBCA, and (iii) as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights. At the Effective Time, any dissenting shares will not be converted into or represent the right to receive the Merger Consideration, but if such holder complies in all respects with Sections 302A.471 and 302A.473 of the MBCA, such holder will be entitled to the payment of the fair value of such dissenting shares determined in accordance with Sections 302A.471 and 302A.473 of the MBCA (including interest determined in accordance with Section 302A.473 of the MBCA). However, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to dissent under such statutory provisions, then the right of such holder to be paid the fair value of such holder’s dissenting shares will cease and such dissenting shares will be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, without interest thereon and subject to any applicable withholding taxes. For more information regarding dissenters’ rights, see “The Merger - Dissenters’ Rights” on page 76.

As described further in “The Merger Agreement - Exchange and Payment Procedures” on page 87 of this proxy statement, at or prior to the Effective Time, Parent will appoint a nationally recognized bank or trust company, reasonably acceptable to Patterson, to act as the paying agent to make payments of the Merger Consideration to Patterson shareholders (the “Paying Agent”) and deposit, or cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration. Following the completion of the Merger, holders of record of shares of Patterson common stock formerly represented by one or more stock certificates will provide the Paying Agent with such shareholder’s stock certificates and other items specified by the Paying Agent, including a letter of transmittal, and the Paying Agent will promptly pay the shareholder the Merger Consideration to which such shareholder is entitled. Shareholders who hold shares of Patterson common stock in book-entry form (other than shares held through the Depository Trust Company) will not be required to deliver stock certificates to the Paying Agent, but will be required to deliver an executed letter of transmittal and other items specified by the Paying Agent to the Paying Agent to receive the Merger Consideration to which they are entitled. Holders of shares of Patterson common stock in book-entry form who hold such shares through The Depository Trust Company will not be required to deliver an executed letter of transmittal to the Paying Agent to receive the Merger Consideration to which they are entitled.

After the completion of the Merger, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a Patterson shareholder

(except that shareholders who hold dissenting shares will not have the right to receive the Merger Consideration but will instead have the right to receive a payment for the “fair value” of their dissenting shares as determined by Section 302A.473 of the MBCA, as described in “The Merger - Dissenters’ Rights” on page 76 of this proxy statement and Appendix B to this proxy statement).

Treatment of Equity and Equity-Based Awards (page 67)

The Merger Agreement provides, at the Effective Time, by virtue of the Merger, and without any action on the part of Parent, Merger Sub, Patterson or any holder of securities of Patterson, for the following treatment with respect to equity and equity-based awards relating to Patterson common stock:

Stock Options

Each option to purchase shares of Patterson common stock (each, a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time will become fully vested and will automatically be cancelled and be converted into the right to receive (without interest) an amount in cash (less any applicable tax withholdings) equal to the product of (x) the total number of shares of Patterson common stock underlying the Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Option (less any taxes required to be withheld under applicable law). If the exercise price of a Company Option is equal to or greater than the Merger Consideration, then such Company Option will be cancelled for no consideration.

Restricted Stock Awards, Restricted Stock Units and Performance Share Units

Each outstanding award of (i) Patterson restricted stock and restricted stock units, in each case that at the Effective Time is subject solely to service-based vesting conditions (collectively, the “Company RSUs”), will become fully vested and will automatically be cancelled and be converted into the right to receive (without interest) an amount in cash (less any applicable tax withholdings) equal to (x) the total number of shares of Patterson common stock underlying such award of Company RSUs, multiplied by (y) the Merger Consideration, and (ii) Patterson performance share units that at the Effective Time are subject to performance-based vesting conditions (collectively, the “Company PSUs”) will become vested as to the number of shares of Patterson common stock subject to such award that would vest based on target level achievement of all performance targets (without application of any modifier) and will, after giving effect to such vesting, be cancelled and converted into the right to receive (without interest) an amount in cash (less any applicable withholding taxes) equal to (x) the number of vested shares of Patterson common stock underlying such award of Company PSUs, multiplied by (y) the Merger Consideration, and the unvested portion of such Company PSUs will be cancelled for no consideration.

Recommendation of Our Board of Directors and Reasons for the Merger (page 48)

The Board, after consulting with its financial advisor and outside legal counsel and carefully reviewing and considering the terms and conditions of the Merger Agreement and the various factors described in “The Merger - Recommendation of Our Board of Directors and Reasons for the Merger” on page 48 of this proxy statement, unanimously (with Donald J. Zurbay, Chief Executive Officer and Director of the Company, having recused himself) (i) determined and declared that the Merger Agreement, the ancillary agreements to which Patterson is a party and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Patterson and its shareholders, (ii) approved the Merger Agreement, the ancillary agreements to which Patterson is a party and the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement and the transactions contemplated by thereby, including the Merger, be submitted to the shareholders of Patterson for adoption and approval, and (iv) recommended that Patterson’s shareholders adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Company Board Recommendation”).

The Board recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Fairness Opinion of Guggenheim Securities, LLC (page 53)

Patterson’s Board retained Guggenheim Securities as its financial advisor in connection with the review and assessment of various strategic alternatives and any material acquisition, disposition or other extraordinary corporate transaction that Patterson may elect to pursue. In connection with the Merger, Guggenheim Securities delivered its oral opinion, subsequently confirmed in writing, to Patterson’s Board that, as of December 10, 2024 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Merger Consideration was fair, from a financial point of view, to the shareholders of Patterson.

The full text of the written opinion of Guggenheim Securities, dated December 10, 2024, which is attached as Appendix C to this proxy statement and which you should read carefully and in its entirety, is subject to the assumptions made, procedures followed, matters considered and limitations, qualifications and other conditions contained in such opinion and necessarily based on economic, business, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion.

Guggenheim Securities’ opinion was provided to Patterson’s Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Merger Consideration. Guggenheim Securities’ opinion and any materials provided in connection therewith do not constitute a recommendation to Patterson’s Board with respect to the Merger, nor does Guggenheim Securities’ opinion or the summary of its underlying financial analyses elsewhere in this proxy statement constitute advice or a recommendation to any holder of Patterson common stock as to how to vote or act in connection with the Merger or otherwise. Guggenheim Securities’ opinion does not address Patterson’s underlying business or financial decision to pursue or effect the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Patterson, the financing of the Merger by Parent or the effects of any other transaction in which Patterson might engage. Guggenheim Securities’ opinion addressed only the fairness, from a financial point of view and as of the date of such opinion, of the Merger Consideration to the shareholders of Patterson and did not express any view or opinion as to (i) any other term, aspect or implication of (x) the Merger (including, without limitation, the form or structure of the Merger) or the Merger Agreement or (y) any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger or (ii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities, creditors or other constituencies of Patterson. Furthermore, Guggenheim Securities did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Patterson’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration or otherwise.

Pursuant to the terms of Guggenheim Securities’ engagement, Patterson has agreed to pay Guggenheim Securities an estimated cash transaction fee of approximately $45 million. In addition, Patterson has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify Guggenheim Securities against certain liabilities arising out of its engagement.

This summary is qualified in its entirety by reference to the full text of such opinion. For a description of the opinion that Patterson’s Board received from Guggenheim Securities, see the section entitled “The Merger - Fairness Opinion of Guggenheim Securities, LLC” on page 53 of this proxy statement.

Interests of the Directors and Executive Officers of Patterson in the Merger (page 66)

When considering the recommendation of the Board that you vote “FOR” the Merger Proposal, you should be aware that certain of our directors and executive officers have interests in the Merger that may be different from, or in addition to, your interests as a shareholder. The Board was aware of these interests in, among other matters, approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted and approved by the shareholders of Patterson. These interests include the following:

•

Employment Agreement, Inducement, Severance and Change-in-Control Agreements and Restrictive Covenants, Severance and Change in Control Agreements. Patterson has entered into an Employment Agreement, an Inducement, Severance and Change-in-Control Agreement or a Restrictive Covenants, Severance and Change in Control Agreement with each of our executive officers, which agreements include severance benefits if the executive officer’s employment is terminated by the Company without “cause” or by the executive officer for “good reason”, as described in “The Merger - Interests of the Directors and Executive Officers of Patterson in the Merger - Severance and Other Termination Benefits” on page 68 of this proxy statement;

•

Equity Award Vesting. Certain of our directors and executive officers hold incentive equity awards, the treatment of which is described in “The Merger - Interests of the Directors and Executive Officers of Patterson in the Merger - Treatment of Equity and Equity-Based Awards” on page 67 of this proxy statement; and

•

Indemnification and Insurance. Our directors and executive officers are entitled to continued indemnification pursuant to the Merger Agreement and our organizational documents, as well as directors’ and officers’ liability insurance to be maintained by the surviving corporation.

If the Merger Proposal is approved by our shareholders and the Merger is completed, any vested shares of Patterson common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of Patterson common stock held by all other shareholders entitled to receive the Merger Consideration.

These interests are discussed in more detail in “The Merger - Interests of the Directors and Executive Officers of Patterson in the Merger” on page 66 of this proxy statement.

Financing of the Merger (page 73)

We anticipate that the total funds needed to complete the Merger, including the funds needed to pay Patterson shareholders and holders of other equity-based interests the amounts due to them under the Merger Agreement, will be approximately $4.1 billion based upon (i) the consideration payable under the Merger Agreement, (ii) the repayment and termination of Patterson’s existing credit agreement and equipment and receivables financing arrangements, and (iii) fees and expenses in connection with the transaction, which will be funded through a combination of the following:

•

a debt financing in an aggregate principal amount of up to approximately $3,250 million (the “Debt Financing” and the commitments therefor, the “Debt Financing Commitments”), consisting of (i) a senior secured term loan facility in an aggregate principal amount of $1,850 million, (ii) a senior secured bridge facility in an aggregate principal amount of $500 million, backstopping senior secured notes in a Rule 144A offering or other private placement in an aggregate principal amount of up to $500 million, and (iii) a senior secured asset-based revolving credit facility in an aggregate principal amount of $900 million, as set forth in the debt commitment letter related thereto (the “Debt Commitment Letter”); and

•

a cash equity investment by Patient Square Equity Partners, L.P., a Delaware limited partnership and affiliate of Parent (“Patient Square Equity”), in an amount of $1,625 million, or such lesser amount as is necessary for Parent to discharge its obligations to effect the closing payments (the “Equity Financing” and the commitment therefor, the “Equity Financing Commitment”), as set forth in the equity commitment letter related thereto (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”).

The funding of the Debt Financing and the Equity Financing (collectively, the “Financing”) is subject to the satisfaction of a number of conditions, including the consummation of the Merger, the receipt of executed loan documentation, accuracy of certain specified representations and warranties, consummation of the Equity Financing, delivery of a customary offering document, completion of the marketing period, the repayment and termination of Patterson’s existing credit agreement and equipment and receivables financing arrangements, and other customary closing conditions for financings of this type. The obligation of the parties to complete the Merger is not subject to a financing condition. However, the failure of Parent to obtain the Financing (or to secure alternative financing) would likely result in the failure of the Merger to be completed. If Patterson terminates the Merger Agreement due to Parent’s failure to complete the Merger when the closing conditions have been satisfied, subject to the requirements described in the Merger Agreement, Parent would be obligated to pay to Patterson an approximately $221.5 million reverse termination fee, plus up to $10 million in reasonable and documented out-of-pocket costs and expenses if Parent fails to pay such reverse termination fee in a timely manner.

For a description of the circumstances in which the reverse termination fee would be paid to Patterson, see the section entitled “The Merger Agreement - Termination Fees”.

Limited Guaranty (page 75)

To induce Patterson to enter into the Merger Agreement, Patient Square Equity entered into a limited guaranty in favor of Patterson pursuant to which Patient Square Equity absolutely, irrevocably and unconditionally guaranteed to Patterson, on the terms and conditions set forth in the limited guaranty, the payment obligations of Parent to Patterson of (i) the reverse termination fee payable by Parent to Patterson, if and when required and due in accordance with the Merger Agreement, (ii) if the reverse termination fee is not required and due in accordance with the Merger Agreement, up to approximately $221.5 million in the event of a willful and material breach, (iii) reimbursement to Patterson for all reasonable and documented out-of-pocket expenses incurred in the collection of the reverse termination fee up to $10 million in the aggregate plus interest, and (iv) any reimbursement and/or indemnification obligations of Parent to Patterson and its subsidiaries and each of their respective directors, officers, employees, agents and other representatives that may arise pursuant to the Merger Agreement with respect to the Debt Financing (collectively, the “Guaranteed Obligations”); provided, that the maximum amount payable by Patient Square Equity under the limited guaranty may not exceed approximately $231.5  million (the “Maximum Amount”).

Recent Developments (page 76)

The Company has received several demand letters from purported shareholders of the Company alleging failures to disclose material information in the preliminary proxy statement filed by the Company with the SEC in connection with the proposed Merger, which allegedly rendered the proxy statement false and misleading. Specifically, the demands allege, among other things, that the proxy statement failed to disclose material information regarding the sales process conducted by the Company, the Company’s financial projections and the financial analysis by the financial advisor to the Company’s Board of Directors, Guggenheim Securities, LLC. The Company believes the demands are without merit. The Company cannot predict the outcome of or estimate the loss or range of loss from these matters.

Dissenters’ Rights (page 76)

If the Merger Agreement is approved by the Company’s shareholders at the special meeting and the Merger is consummated, any of the Company’s shareholders who do not vote in favor of the Merger Proposal and who otherwise comply with Sections 302A.471 and 302A.473 of the MBCA will be entitled to the payment of the fair value of such dissenting shares determined in accordance with Sections 302A.471 and 302A.473 of the MBCA (including interest determined in accordance with Section 302A.473 of the MBCA). The rights of dissenting shareholders under the MBCA are discussed in the section titled “The Merger - Dissenters’ Rights” beginning on page 76. Any exercise of dissenters’ rights must be in accordance with the procedures set forth in Sections 302A.471 and 302A.473 of the MBCA, which sections are reproduced in their entirety as Appendix B to this proxy statement.

Material U.S. Federal Income Tax Consequences of the Merger (page 79)

The receipt of cash in exchange for shares of Patterson common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a U.S. holder (as defined in “The Merger - Material U.S. Federal Income Tax Consequences of the Merger - Tax Consequences to U.S. Holders” on page 80 of this proxy statement) in exchange for such U.S. holder’s shares of Patterson common stock in the Merger will generally result in the recognition of taxable gain or loss in an amount equal to the difference, if any, between the cash such U.S. holder receives in the Merger (including any cash required to be withheld for tax purposes) and such U.S. holder’s adjusted basis in such surrendered shares. Gain or loss will be determined separately for each block of shares of Patterson common stock (that is, shares acquired for the same cost in a single transaction). A non-U.S. holder (as defined in “The Merger -  Material U.S. Federal Income Tax Consequences of the Merger - Tax Consequences to Non-U.S. Holders” on page 81 of this proxy statement) will generally not be subject to U.S. federal income tax with respect to the exchange of Patterson common stock for cash in the Merger unless such non-U.S. holder has certain connections to the United States or Patterson is, or was during the relevant period, a U.S. real property holding corporation. Shareholders should refer to “The Merger -  Material U.S. Federal Income Tax Consequences of the Merger” on page 79 of this proxy statement, and consult their tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Matters Relating to the Merger (page 82)

Under the Merger Agreement, the Merger cannot be completed until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated. Patterson and Parent agreed to make the required filings within 15 business days after the date of the Merger Agreement. Patterson and Parent filed their respective pre-merger HSR Act notifications on December 31, 2024 with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) under the HSR Act. The 30-day HSR waiting period with respect to the Merger expired at 11:59 p.m., Eastern Time, on January 30, 2025.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement.

Alternative Acquisition Proposals (page 94)

The Go-Shop Period — Solicitation of Other Company Acquisition Proposals

Under the Merger Agreement, during the period beginning on the date of the Merger Agreement and continuing until 11:59 p.m., Central Time, on January 19, 2025 (such date, the “No-Shop Period Start Date”), the Company and any of its subsidiaries and affiliates and its and their respective representatives have the right to, among other things: (i) solicit, initiate or facilitate in any way any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined in the section of this proxy statement captioned “The Merger Agreement - Go-Shop; No-Shop; Alternative Acquisition Proposals - The Go-Shop Period - Solicitation of Other Offers” beginning on page 94), including by providing information (including non-public information or data) relating to the Company, any of its subsidiaries or their respective businesses, properties or assets and affording access to personnel of the Company and its subsidiaries to any person that has entered into an acceptable confidentiality agreement with the Company; and (ii) continue or enter into any discussions or negotiations with any person regarding any Acquisition Proposals (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to an Acquisition Proposal), and facilitate any inquiries, offers, proposals, discussions or negotiations or any effort to make any Acquisition Proposals or other proposals that could reasonably be expected to lead to Acquisition Proposals, including by granting a limited waiver under any pre-existing “standstill” or other similar provision to the extent necessary to allow for an Acquisition Proposal or amendment to an Acquisition Proposal to be made to the Company or the Company Board on a confidential basis.

For a further discussion of the limitations on solicitation of Acquisition Proposals from third parties and the Board’s ability to make a Change of Board Recommendation (as defined in the section titled “The Merger Agreement - Go-Shop; No-Shop; Alternative Acquisition Proposals - Company Change of Board Recommendation”) with respect to the Merger Proposal, see “The Merger Agreement - Go-Shop; No-Shop; Alternative Acquisition Proposals - The No-Shop Period - No Solicitation of Other Offers” on page 95 and “The Merger Agreement - Go-Shop; No-Shop; Alternative Acquisition Proposals - Company Change of Board Recommendation” on page 96 of this proxy statement.

The No-Shop Period — No Solicitation of Other Company Acquisition Proposals

The Company has agreed that, subject to certain exceptions set forth in the Merger Agreement, commencing at the No-Shop Period Start Date and continuing until the earlier of the Effective Time and the date, if any, on which the Merger Agreement is terminated in accordance with its terms, the Company will not, and will cause its subsidiaries and its and their directors, officers and employees to not, and will instruct its other representatives to not on its behalf, directly or indirectly: (i) solicit, initiate, propose, or induce the making or submission of, or knowingly encourage or facilitate or otherwise cooperate or assist in any way any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Third Party any non-public information relating to the Company and its subsidiaries or afford to any Third Party access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries, in any such case with the intent to induce, or that could reasonably be expected to result in, the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; or (iii) participate or engage in discussions or negotiations with any Third Party with respect to an Acquisition Proposal.

Notwithstanding the foregoing, if at any time following the No-Shop Period Start Date and prior to the receipt of the Company Shareholder Approval, (i) the Company has received a bona fide written Acquisition Proposal from a third party, (ii) the Company has not breached its obligations set forth in the Merger Agreement (and summarized in the immediately preceding paragraph) with respect to such Acquisition Proposal and (iii) the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with and advice from its financial advisor and outside legal counsel), based on information then available, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined in the section of this proxy statement captioned “The Merger Agreement - Go-Shop; No-Shop; Alternative Acquisition Proposals - The No-Shop Period - No Solicitation of Other Offers” beginning on page 95), then the Company and its representatives may, among other things, engage in negotiations or discussions with, and provide information to, such third party (and its representatives) in respect of such Acquisition Proposal. For more information, please see the section of this proxy statement captioned “The Merger Agreement - Go-Shop; No-Shop; Alternative Acquisition Proposals - The No-Shop Period - No Solicitation of Other Offers” beginning on page 95.

At any time prior to the receipt of the Company Shareholder Approval, the Company is entitled to terminate the Merger Agreement to enter into a definitive agreement in respect of a Superior Proposal only if it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a five day period (and an additional three day period in the event of an additional materially revised Superior Proposal) (such five day and three day periods, collectively, the “Notice Period”) to amend the terms and conditions of the Merger Agreement and other agreements so that such Superior Proposal no longer constitutes a Superior Proposal relative to the transactions contemplated by the Merger Agreement (as amended pursuant to such negotiations).

If the Merger Agreement is validly terminated by Parent in the event that the Company’s Board makes a Change of Board Recommendation or enters into a definitive agreement with respect to a Superior Proposal prior to receipt of the Company Shareholder Approval or by the Company in the event that it enters into a definitive agreement with respect to a Superior Proposal prior to receipt of the Company Shareholder Approval, then the Company shall pay to Parent a termination fee as follows: if the Merger Agreement is terminated prior to the No-Shop Period Start Date, the termination fee will be approximately $55.4 million and if after the No-Shop Period Start Date, the termination fee will be approximately $110.8 million. For more information, please see the section of this proxy statement captioned “The Merger Agreement - Go-Shop; No-Shop; Alternative Acquisition Proposals - Company Change of Board Recommendation” beginning on page 96.

Conditions to the Closing of the Merger (page 108)

The parties expect to complete the Merger in April 2025. However, it is possible that factors outside of each party’s control could require them to complete the Merger at a later time or not to complete it at all. The following are some of the conditions that must be satisfied or, where permitted by law, waived before the Merger may be completed:

•	the Company Shareholder Approval having been obtained;

•

the consummation of the Merger not being restrained, enjoined or prohibited by any law or order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other governmental entity;

•

any applicable waiting period under the HSR Act, together with any extensions thereof as well as any timing agreements made with the FTC or the DOJ having the purpose or effect of committing a party not to close any of the transactions contemplated by the Merger Agreement before a certain date or event, having expired or been terminated;

•

the accuracy of the representations and warranties of Patterson, on the one hand, and Parent and Merger Sub, on the other hand, in the Merger Agreement, subject in some instances to materiality or “material adverse effect” qualifiers, at and as of the effective date of the Merger (except for representations and warranties that relate to a specific date or time);

•

the performance or compliance in all material respects by Patterson, on the one hand, and Parent and Merger Sub, on the other hand, of or with their respective covenants and agreements required to be performed or complied with by them under the Merger Agreement on or before the closing date of the Merger; and

•	a Company Material Adverse Effect (as defined in “The Merger Agreement - Representations and Warranties” on page 88 of this proxy statement) not having occurred and be continuing.

Termination of the Merger Agreement (page 109)

The Merger Agreement may be terminated at any time prior to the Effective Time, or such earlier time specified below, in the following ways (subject to certain limitations and exceptions):

•	By mutual written consent of Patterson and Parent.

•	By either Parent or Patterson:

•	if the Company Shareholder Approval is not obtained upon a vote taken at the special meeting or any adjournment or postponement thereof;

•

if any court of competent jurisdiction or other governmental entity of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement, and such order or other action has become final and non-appealable, or any law has been enacted, entered or enforced that is continuing and remains in effect and that prohibits, makes illegal or enjoins the consummation of the transactions contemplated by the Merger Agreement; or

•	if the Effective Time has not occurred on or before June 8, 2025 (the “Outside Date”), which date may be extended by two business days after the last day of any then-pending Notice Period.

•	By Parent:

•

at any time prior to receipt of the Company Shareholder Approval, if (i) the Board has effected a Change of Board Recommendation or (ii) Patterson has entered into a merger agreement or other similar agreement relating to a Superior Proposal; or

•

if the Company breaches the Merger Agreement, Parent delivered a notice of such breach or failure to perform to the Company and such breach or failure to perform is not capable of cure prior to the Outside Date or the Company fails to cure within 30 days.

•	By Patterson:

•

at any time prior to the receipt of the Company Shareholder Approval, if the Board determines to accept, and Patterson concurrently enters into a definitive agreement with respect to, a Superior Proposal (provided that Patterson complied with the “non solicitation” provisions of the Merger Agreement), provided that Patterson will, prior to or concurrently with such termination, pay the applicable termination fee to Parent, as described in “The Merger Agreement - Termination Fees” on page 111 of this proxy statement;

•

if Parent breaches the Merger Agreement, the Company delivered notice of such breach or failure to perform and such breach or failure to perform is not capable of cure prior to the Outside Date or Parent fails to cure within 30 days; or

•

if (i) all the conditions to the obligations of Parent and Merger Sub to complete the Merger have been satisfied or waived (other than the conditions that by their nature are to be satisfied at closing, but which will then be capable of satisfaction if the closing were to occur on such date), (ii) Parent fails to consummate the closing of the Merger on the date which Parent is required to consummate the Merger pursuant to the Merger Agreement, (iii) Patterson has delivered an irrevocable written notice to Parent stating that, if Parent performs its obligations under the Merger Agreement and the Financing contemplated by the Commitment Letters are funded, the closing will occur, and (iv) Parent fails to consummate the transactions contemplated by the Merger Agreement within three business days after delivery of such written notice.

Termination Fees (page 111)

The termination of the Merger Agreement by Patterson in connection with entry into a definitive agreement to consummate an alternative transaction contemplated by a Superior Proposal or by Parent following a Change of Board Recommendation will result in the payment by Patterson of a termination fee of either (i) approximately $55.4 million, if the Merger Agreement is terminated prior to the No-Shop Period Start Date, or (ii) approximately $110.8 million, if the Merger Agreement is terminated after the No-Shop Period Start Date. Parent may be required to pay to Patterson a reverse termination fee of approximately $221.5 million if the Merger Agreement is terminated under specified circumstances. See “The Merger Agreement - Termination Fees” on page 111 of this proxy statement for a discussion of the circumstances under which either party will be required to pay a termination fee or reverse termination fee, as applicable. In no event will either Patterson or Parent be required to pay a termination fee or reverse termination fee, as applicable, more than once.

Specific Performance (page 112)

In addition to any other remedy to which they are entitled, the parties will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specific performance as to its terms, and the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and will waive, in any action for specific performance, the defense of adequacy of a remedy at law. Patterson’s or Parent’s pursuit of specific performance will not preclude the pursuing party from the right to pursue any other right or remedy to which such party may be entitled; provided, however, under no circumstances will Patterson or any of its affiliates be permitted or entitled to seek or receive both a grant of specific performance, on the one hand, and payment of all or a portion of the Parent reverse termination fee or any other monetary damages from Parent or any of Parent’s related parties, on the other hand.

Notwithstanding the foregoing, Patterson will have the right to enforce Parent’s obligation to cause the Equity Financing to be funded and to consummate the transactions contemplated by the Merger Agreement, only if, (i) all conditions to the obligations of Parent and Merger Sub to complete the Merger have been satisfied or waived (other than the conditions that by their terms are to be satisfied at closing, all of which would be satisfied if the closing of the Merger would occur as of such date), (ii) Patterson has irrevocably confirmed in writing that, (x) all conditions to the obligations of Parent and Merger Sub to complete the Merger have been satisfied or waived (other than the conditions that by their terms are to be satisfied at closing, all of which would be satisfied if the closing of the Merger would occur as of such date) and (y) if specific performance is granted and the Financing is funded, the closing will occur, (iii) the Debt Financing (or any replacement debt financing) has been funded or will be funded at the closing of the Merger if the Equity Financing is funded (or in the case any alternative financing, such alternative financing has been funded or will be funded at the closing if the Equity Financing is funded), and (iv) Parent has failed to cause the closing of the Merger to occur within three business days after delivery of such notice.

Fees and Expenses (page 112)

Except as otherwise expressly provided in the Merger Agreement, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses.

Delisting and Deregistration of Patterson Common Stock (page 107)

As promptly as practicable following the completion of the Merger, Patterson common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and we will no longer be required to file periodic reports with the SEC on account of Patterson common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting, the Merger and the Merger Agreement. These questions and answers may not address all questions that may be important to you as a shareholder of Patterson. Please refer to the preceding section of this proxy statement entitled “Summary” and the more detailed information contained elsewhere in this proxy statement, its appendices, including the Merger Agreement, and the documents incorporated by reference herein, which you should read carefully and in their entirety.

Q: Why am I receiving these materials?

A: On December 10, 2024, Patterson entered into the Merger Agreement, pursuant to which, among other things, Merger Sub will merge with and into Patterson, with Patterson surviving the Merger and becoming a wholly owned subsidiary of Parent. A copy of the Merger Agreement is attached as Appendix A to this proxy statement and is incorporated by reference herein. The Board is furnishing this proxy statement and form of proxy card to the holders of Patterson common stock on the Record Date in connection with the solicitation of proxies in favor of the Merger Proposal to be voted at a special meeting of shareholders or at any adjournments or postponements thereof.

Q: When and where is the special meeting?

A: The special meeting will take place on Tuesday, April 1, 2025, at 10:00 a.m., Central Time, at the offices of Taft, Stettinius & Hollister LLP located at 80 South Eighth Street, Minneapolis, MN 55402.

Q: Who is entitled to vote at the special meeting?

A: Only shareholders of record as of the close of business on the Record Date are entitled to notice of the special meeting and to vote at the special meeting or at any adjournments or postponements thereof. Each holder of Patterson common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Patterson common stock that such holder owned as of the Record Date. As of the Record Date, there were 88,473,849 shares of Patterson common stock outstanding and entitled to be voted at the special meeting.

Q: May I attend the special meeting and vote in person?

A: Yes. You will be admitted to the special meeting only if you were a Patterson shareholder or joint holder as of the close of business on the Record Date, or you hold a valid proxy for the special meeting. You should be prepared to present photo identification for admittance. In addition, if you are a shareholder of record, then your name will be verified against the list of shareholders of record prior to admittance to the special meeting. If you are not a shareholder of record but hold shares through a broker, trustee or nominee, then you will need to provide proof of beneficial ownership on the Record Date, such as your most recent account statement.

If you are a shareholder of record, even if you plan to attend the special meeting in person, we encourage you to complete, sign, date and return the enclosed proxy card or vote via telephone or Internet to ensure that your shares of Patterson common stock will be represented at the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted or vote submitted via telephone or Internet.

If you are a beneficial owner and hold your shares of Patterson common stock in “street name” through a broker, bank or nominee, you should instruct your broker, bank or nominee on how you wish to vote your shares of Patterson common stock using the instructions provided by your broker, bank or nominee. Your broker, bank or nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.

Q: What am I being asked to vote on at the special meeting?

A: You are being asked to consider and vote on the following proposals:

•	The Merger Proposal;

•	The Adjournment Proposal; and

•	The Compensation Proposal.

Q: What is the proposed Merger and what effects will it have on Patterson?

A: The proposed Merger is the acquisition of Patterson by Parent pursuant to the Merger Agreement. If the Merger Proposal is approved by the holders of Patterson common stock and the other closing conditions under the Merger Agreement are satisfied or waived, Merger Sub will merge with and into Patterson, with Patterson continuing as the surviving corporation. As a result of the Merger, Patterson will become a wholly owned subsidiary of Parent. Patterson will cooperate with Parent to delist Patterson common stock from NASDAQ and deregister under the Exchange Act as promptly as practicable following the Effective Time and, at such time, Patterson will no longer be a publicly traded company and will no longer be required to file periodic reports with the SEC. If the Merger is consummated, you will not own any shares of the capital stock of the surviving corporation.

Q: What will I receive if the Merger is completed?

A: Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $31.35 in cash, without interest and less any applicable withholding taxes, for each share of Patterson common stock that you own, unless you do not vote in favor of the Merger proposal, and otherwise comply with Sections 302A.471 and 302A.473 of the MBCA, in which case you will be entitled to the payment of the fair value of such dissenting shares determined in accordance with Sections 302A.471 and 302A.473 of the MBCA (including interest determined in accordance with Section 302A.473 of the MBCA). For example, if you own 100 shares of Patterson common stock, you will be entitled to receive $3,135 in cash in exchange for such shares, less any applicable withholding taxes. In either case, as a result of the Merger, your shares will be cancelled and you will not own shares in the surviving corporation.

Additionally, the Merger Agreement provides that each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time will become fully vested and will automatically be cancelled and converted into the right to receive (without interest) an amount in cash (less any applicable tax withholdings) equal to the product of (x) the total number of shares of Patterson common stock underlying the Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Option (less any taxes required to be withheld under applicable law). If the exercise price of a Company Option is equal to or greater than the Merger Consideration, then such Company Option will be cancelled for no consideration.

Each outstanding award of Company RSUs will become fully vested and will automatically be cancelled and converted into the right to receive (without interest) an amount in cash (less any applicable tax withholdings) equal to (x) the total number of shares of Patterson common stock underlying such award of Company RSUs, multiplied by (y) the Merger Consideration. Each outstanding award of Company PSUs will become vested as to the number of shares of Patterson common stock subject to such award that would vest based on target level achievement of all performance targets (without application of any modifier) and will, after giving effect to such vesting, automatically be cancelled and converted into the right to receive (without interest) an amount in cash (less any applicable withholding taxes) equal to (x) the number of vested shares of Patterson common stock underlying such award of Company PSUs, multiplied by (y) the Merger Consideration, and the unvested portion of such Company PSUs will be cancelled for no consideration.

Q: How does the Merger Consideration compare to the market price of Patterson common stock prior to the public announcement of the Merger Agreement?

A: The Merger Consideration represents a premium of approximately 49% over the 30 calendar day volume-weighted average price ending December 4, 2024 (a day which we define as the “Unaffected Date” in the section titled “-Patterson Financial Analyses”), approximately 48% over the 30 calendar day volume-weighted average price ending December 10, 2024 (the last trading day before the Merger Agreement was announced), and a premium of approximately 36% over the closing price of Patterson common stock on December 10, 2024.

Q: What do I need to do now? If I am going to attend the special meeting, should I still submit a proxy?

A: We encourage you to read this proxy statement, its appendices, including the Merger Agreement, and the documents incorporated by reference herein, carefully and in their entirety and consider how the Merger affects you. Whether or not you expect to attend the special meeting in person, we encourage you to complete, sign, date and return, as promptly as possible, the enclosed proxy card or vote via telephone or Internet so that your shares of Patterson common stock may be represented and can be voted at the special meeting. If you hold your shares of Patterson common stock in “street name,” please refer to the voting instruction forms provided by your broker, bank or nominee to vote such shares.

Q: Should I send in my stock certificates now?

A: No. If the Merger Proposal is approved, shortly after the Merger is completed, under the terms of the Merger Agreement, you will receive a letter of transmittal containing instructions for how to send your stock certificates to the Paying Agent to receive the cash payment of the Merger Consideration for each share of Patterson common stock represented by the stock certificate or book-entry shares. You should use the letter of transmittal to exchange your stock certificates or book-entry shares for the cash payment to which you are entitled upon completion of the Merger. If your shares of Patterson common stock are held in “street name” through a bank, broker or nominee, you will receive instructions from your bank, broker or nominee as to how to effect the surrender of your “street name” shares of Patterson common stock in exchange for the Merger Consideration. Please do not send in your stock certificates now.

Q: What happens if I sell or otherwise transfer my shares of Patterson common stock after the Record Date but before the special meeting? What happens if I sell or otherwise transfer my shares of Patterson common stock after the special meeting but before the Effective Time?

A: The Record Date for the special meeting is earlier than the date of the special meeting and earlier than the date the Merger is expected to be completed. If you sell or transfer your shares of Patterson common stock after the Record Date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or transfer your shares and each of you notifies Patterson in writing of such special arrangements, you will retain your right to vote such shares at the special meeting, but will transfer the right to receive the Merger Consideration if the Merger is completed to the person to whom you sell or transfer such shares.

If you sell or transfer your shares of Patterson common stock after the special meeting, but before the Effective Time, you will transfer the right to receive the Merger Consideration if the Merger is completed. To receive the Merger Consideration, you must hold your shares of Patterson common stock through the completion of the Merger.

Even if you sell or otherwise transfer your shares of Patterson common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card, vote via telephone or Internet, or, if your shares are held in “street name” through a broker, bank or nominee, instruct your broker, bank or nominee on how to vote your shares using the voting instruction form furnished by your broker, bank or nominee.

Q: What is the position of Patterson’s Board of Directors regarding the Merger?

A: After consulting with its financial advisor and outside legal counsel and after reviewing and considering the terms and conditions of the Merger and the factors more fully described in this proxy statement, the Board unanimously (with Donald J. Zurbay, Chief Executive Officer and Director of the Company, having recused himself) (i) determined and declared that the Merger Agreement, the ancillary agreements to which Patterson is a party and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Patterson and its shareholders, (ii) approved the Merger Agreement, the ancillary agreements to which Patterson is a party and the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement and the transactions contemplated by thereby, including the Merger, be submitted to the shareholders of Patterson for adoption and approval, and (iv) recommended that Patterson’s shareholders adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

The Board recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Q: What happens if the Merger is not completed?

A: If the Merger Agreement is not adopted and approved by the shareholders of Patterson or if the Merger is not consummated for any other reason, you will not receive any payment for your shares of common stock. Instead, Patterson will remain a public company, Patterson common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act, and it will continue to be obligated to file periodic reports with the SEC.

Under specified circumstances, we may be required to pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the Merger Agreement, as described in “The Merger Agreement - Termination Fees”.

Q: Do any of Patterson’s directors or officers have interests in the Merger that may differ from those of Patterson shareholders generally?

A: Yes. In considering the recommendation of the Board that you vote “FOR” the Merger Proposal, you should be aware that certain of our directors and executive officers have interests in the Merger that may be different from, or in addition to, your interests as a shareholder. The Board was aware of these interests in approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted and approved by the shareholders of Patterson. For a description of these interests, see “The Merger - Interests of the Directors and Executive Officers of Patterson in the Merger”.

Q: What vote is required to adopt and approve the Merger Agreement?

A: The affirmative vote of the holders of a majority of the shares of Patterson common stock outstanding and entitled to vote on the matter as of the Record Date is required to approve the Merger Proposal.

The failure of any shareholder of record to submit a signed proxy card, vote via telephone or Internet, or vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares in “street name,” the failure to instruct your broker, bank or nominee on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement. A “broker non-vote” results when banks, brokers and nominees return a valid proxy voting upon a matter or matters for which the applicable stock exchange rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the proposal and have not received specific voting instructions from the beneficial owner of such shares. Patterson does not expect any broker non-votes at the special meeting as the proposals in this proxy statement are non-routine matters. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal.

As of the Record Date, there were 88,473,849 shares of Patterson common stock issued and outstanding. Each holder of Patterson common stock is entitled to one vote per share of Patterson common stock owned by such holder as of the Record Date.

Q: What vote is required to approve the Adjournment Proposal and the Compensation Proposal?

A: Approval of both the Adjournment Proposal and the Compensation Proposal requires the affirmative vote of the greater of (i) a majority of the outstanding shares of Patterson common stock present in person or by proxy and entitled to vote at the special meeting and (ii) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the special meeting,

The failure of any shareholder of record to submit a signed proxy card, vote via telephone or Internet, or vote in person by ballot at the special meeting will not have any effect on the Adjournment Proposal or the Compensation Proposal. If you hold your shares in “street name,” the failure to instruct your broker, bank or nominee on how to vote your shares will not have any effect on the Adjournment Proposal or the Compensation Proposal. Abstentions as to the Adjournment Proposal and the Compensation Proposal will be considered for purposes of determining a quorum for the transaction of business at the special meeting and will have the same effect as a vote “AGAINST” such matter.

Q: What is “Merger-related compensation”?

A: “Merger-related compensation” is certain compensation that is tied to or based on the completion of the Merger and may be payable to certain of Patterson’s named executive officers under its existing plans or agreements, which is the subject of the Compensation Proposal. See “Proposal 3: Advisory Vote on Merger-Related Named Executive Officer Compensation”.

Q: Why am I being asked to cast a non-binding, advisory vote to approve “Merger-related compensation” payable to Patterson’s named executive officers under its plans or agreements?

A: In accordance with the rules promulgated under Section 14A of the Exchange Act, we are providing you with the opportunity to cast a non-binding, advisory vote on the compensation that may be payable to certain named executive officers of Patterson in connection with the Merger.

Q: What will happen if the shareholders do not approve the Compensation Proposal at the special meeting?

A: Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is on an advisory basis and will not be binding on Patterson or Parent. Further, the underlying compensation plans and agreements are contractual in nature and payments made pursuant to the terms of these plans and agreements are not, by their terms, subject to shareholder approval. Accordingly, payment of the “Merger-related compensation” is not contingent on shareholder approval of the Compensation Proposal.

Q: What is a quorum?

A: At any meeting of shareholders, the holders of record of a majority in voting power of the shares of outstanding Patterson common stock entitled to vote at the special meeting, present in person or by proxy, will constitute a quorum for the transaction of business, except as otherwise provided by law. Abstentions are considered as present for the purpose of determining the presence of a quorum. If you hold your shares in “street name” and you fail to provide your broker, bank or nominee with instructions how to vote on any of the proposals before the special meeting, your shares will not be counted as present at the special meeting for quorum purposes.

If a quorum is not present at the special meeting, the chairperson of the meeting may adjourn the meeting to another place, date or time.

Q: What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A: Most of our shareholders hold their shares through a broker, bank or nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•

Shareholder of Record. If your shares of Patterson common stock are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered, with respect to those shares, to be the “shareholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Patterson.

•

Beneficial Owner. If your shares of Patterson common stock are held through a broker, bank or nominee, you are considered the “beneficial owner” of those shares held in “street name.” In that case, this proxy statement has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, to be the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote your shares by following their instructions for voting. You are also invited to attend the special meeting.

Q: How may I vote?

A: If you are a shareholder of record (that is, if your shares of common stock are registered in your name with our transfer agent, EQ Shareowner Services), you may vote or submit a proxy by attending the special meeting and voting in person by ballot, by completing, dating, signing and returning the enclosed proxy card or by voting via telephone or Internet.

If your shares are held in “street name” through a broker, bank or nominee, you may provide voting instructions through your broker, bank or nominee by completing and returning the voting instruction form provided by your broker, bank or nominee, or electronically over the Internet or by telephone through your broker, bank or nominee if such a service is provided. To provide voting instructions over the Internet or by telephone through your broker, bank or nominee, you should follow the instructions on the voting instruction form provided by your broker, bank or nominee.

If you are a shareholder of record, even if you plan to attend the special meeting in person, you are strongly encouraged to submit a proxy for your shares of common stock or vote via telephone or Internet. If you are a record holder, you may still vote your shares of common stock in person at the special meeting. Any vote in person at the special meeting will automatically revoke any proxy you previously submitted or submitted via telephone or Internet.

Q: If my broker, bank or nominee holds my shares in “street name,” will my broker, bank or nominee vote my shares for me?

A: Not without your direction. Your broker, bank or nominee will only be permitted to vote your shares on any proposal if you instruct your broker, bank or nominee on how to vote. Under applicable stock exchange rules, brokers, banks or nominees have the discretion to vote your shares on certain “routine” matters if you fail to instruct your broker, bank or nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and nominees therefore cannot vote on these proposals without your instructions. Therefore, it is important that you instruct your broker, bank or nominee on how you wish to vote your shares of Patterson common stock.

You should follow the procedures provided by your broker, bank or nominee regarding the voting of your shares of Patterson common stock. Without instructions, your shares will not be voted, which will have the same effect as a vote “AGAINST” the Merger Proposal and no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal.

Q: How do I vote my shares in the Patterson Company Stock Fund (ESOP)?

A: If you previously participated in the Patterson Company Stock Fund (ESOP), follow the directions on your proxy card to vote shares allocated to your account in the ESOP component of the KSOP (as defined in the section titled “Security Ownership of Certain Beneficial Owners and Management - Security Ownership of Directors and Executive Officers”). Because the proposals in this proxy statement are non-routine, if you do not provide directions with respect to such shares, your shares will be voted in the same proportion on each proposal as shares for which directions have been provided by plan participants are voted.

Q: May I revoke my proxy after I have mailed my signed proxy card or otherwise submitted my vote by proxy?

A: Yes. If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the special meeting by:

•

delivering a written notice of revocation to our Corporate Secretary at Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Les B. Korsh, Chief Legal Officer and Corporate Secretary, specifying such revocation;

•

signing another proxy card with a later date and returning it to the Corporate Secretary of Patterson, or delivering a proxy with a later date by telephone or Internet, prior to the special meeting; or

•	attending the special meeting and voting in person.

Please note that to be effective, your new proxy must be received by our Corporate Secretary or submitted by telephone or Internet by 11:59 p.m., Eastern Time, the day before the special meeting. If you have submitted a proxy and you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

If you hold your shares of common stock in “street name,” you should contact your broker, bank or nominee for instructions regarding how to revoke your proxy.

Q: What is a proxy?

A: A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Patterson common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Patterson common stock is called a “proxy card.” The Board has designated Donald J. Zurbay and Les B. Korsh, each of them with full power of substitution, as proxies for the special meeting.

Q: If a shareholder submits a proxy, how are the shares voted?

A: Regardless of the method you choose to submit your proxy, the individuals named on the enclosed proxy card, your proxies, will vote your shares in the way that you indicate. When completing the proxy card or voting via telephone or Internet, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you sign and properly return your proxy card or submit your vote via telephone or Internet, but do not include instructions on how to vote, your shares of Patterson common stock will be voted as recommended by the Board with respect to each proposal. It is not currently anticipated that any other proposals for consideration will be presented at the special meeting. If other proposals requiring a vote of shareholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card, if properly authorized, will have discretion to vote the shares they represent in accordance with their best judgment.

Q: What should I do if I receive more than one set of voting materials?

A: You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction forms. For example, if you hold your shares of Patterson common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a shareholder of record and your shares of Patterson common stock are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return each proxy card and voting instruction form that you receive. Each proxy card you receive comes with its own prepaid return envelope; if you submit a proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q: Who will count the votes?

A: The votes will be counted by the independent inspector of election appointed for the special meeting. Representatives of Broadridge Financial Services, Inc. will count the votes and will serve as the independent inspector of election.

Q: Where can I find the voting results of the special meeting?

A: Patterson intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that Patterson files with the SEC are publicly available when filed. See “Where You Can Find More Information”.

Q: Will I be subject to U.S. federal income tax upon the exchange of Patterson common stock for cash pursuant to the Merger?

A: If you are a U.S. holder (as defined in “The Merger -  Material U.S. Federal Income Tax Consequences of the Merger - Tax Consequences to U.S. Holders”), the exchange of your shares of Patterson common stock for cash (including any cash required to be withheld for tax purposes) pursuant to the Merger will generally require you to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash that you receive pursuant to the Merger (including any cash required to be withheld for tax purposes) and your adjusted basis in such surrendered shares. A non-U.S. holder (as defined in “The Merger - Material  U.S. Federal Income Tax Consequences of the Merger - Tax Consequences to Non-U.S. Holders”) will generally not be subject to U.S. federal income tax with respect to the exchange of Patterson common stock for cash in the Merger unless such non-U.S. holder has certain connections to the United States or Patterson is, or was during the relevant period, a U.S. real property holding corporation. Because particular circumstances may differ, we recommend that you consult your tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. A more complete description of the U.S. federal income tax consequences of the Merger is provided in “The Merger - Material  U.S. Federal Income Tax Consequences of the Merger”.

Q: When do you expect the Merger to be completed?

A: We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in April 2025. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to conditions, including adoption and approval of the Merger Agreement by the shareholders of Patterson and the receipt of certain regulatory approvals.

Q: Am I entitled to dissenters’ rights under the MBCA?

A: Yes. As a holder of Patterson common stock, if the Merger Agreement is approved by our shareholders at the special meeting and the Merger is consummated, you do not vote in favor of the Merger Agreement and otherwise comply with Sections 302A.471 and 302A.473 of the MBCA, you will be entitled to the payment of the fair value of such dissenting shares determined in accordance with Sections 302A.471 and 302A.473 of the MBCA (including interest determined in accordance with Section 302A.473 of the MBCA). The rights of dissenting shareholders under the MBCA are discussed under “The Merger - Dissenters’ Rights” on page 76. Any exercise of dissenters’ rights must be in accordance with the procedures set forth in Sections 302A.471 and 302A.473 of the MBCA, which sections are attached as Appendix B to this proxy statement. See “The Merger - Dissenters’ Rights”.

Q: Who can help answer my questions?

A: If you have any questions concerning the Merger, the special meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact Innisfree, our proxy solicitor. Shareholders may call toll-free at (877) 456-3507 and banks and brokers may call collect at (212) 750-5833.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of Patterson’s Board for use at the special meeting of shareholders or at any adjournments or postponements thereof.

Date, Time and Place

We will hold the special meeting on Tuesday, April 1, 2025, at 10:00 a.m., Central Time, at the offices of Taft, Stettinius & Hollister LLP located at 80 South Eighth Street, Minneapolis, MN 55402, unless the special meeting is postponed or adjourned.

Purpose of the Special Meeting

At the special meeting, we will ask our shareholders of record as of the Record Date to consider and vote on the following proposals:

(i)	to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger;

(ii)

to approve the adjournment of the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, at the time of the special meeting; and

(iii)	to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger.

Record Date; Shares Entitled to Vote; Quorum

Only shareholders of record as of the close of business on the Record Date are entitled to notice of the special meeting and to vote at the special meeting or at any adjournments or postponements thereof. Each holder of record of Patterson common stock on the Record Date will be entitled to one vote for each share of Patterson common stock held as of the Record Date on each matter submitted to our shareholders for approval at the special meeting. If you sell or transfer your shares of Patterson common stock after the Record Date but before the special meeting, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares of Patterson common stock, but you will retain your right to vote those shares at the special meeting. A list of shareholders entitled to vote at the special meeting will be available in our offices located at 1031 Mendota Heights Road, St. Paul, Minnesota 55120, during regular business hours for a period of at least ten days before the special meeting and at the place of the special meeting during such meeting.

As of the Record Date, there were 88,473,849 shares of Patterson common stock outstanding and entitled to be voted at the special meeting.

A quorum of shareholders is necessary to hold a special meeting. The holders of record of a majority in voting power of the shares of outstanding Patterson common stock entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum at the special meeting. As a result, 44,236,925 shares must be represented by proxy or by shareholders present and entitled to vote at the special meeting to have a quorum. Abstentions will be counted as present for quorum purposes.

In the event that a quorum is not present at the special meeting, it is expected that the special meeting would be adjourned to a later date until a quorum is present.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the shares of Patterson common stock outstanding and entitled to vote on the matter as of the Record Date is required to approve the Merger Proposal. Adoption and approval of the Merger Agreement by our shareholders is a condition to the closing of the Merger. The failure of any shareholder of record to submit a signed proxy card, vote via telephone or Internet or vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares in “street name,” the failure to instruct your broker, bank or nominee on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of the greater of (i) a majority of the outstanding shares of Patterson common stock present in person or by proxy and entitled to vote at the special meeting and (ii) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the special meeting,

Approval of the Compensation Proposal requires the affirmative vote of the greater of (i) a majority of the outstanding shares of Patterson common stock present in person or by proxy and entitled to vote at the special meeting and (ii) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the special meeting.

The failure of any shareholder of record to submit a signed proxy card, vote via telephone or Internet, or vote in person by ballot at the special meeting will not have any effect on the Adjournment Proposal or the Compensation Proposal. If you hold your shares in “street name,” the failure to instruct your broker, bank or nominee on how to vote your shares will not have any effect on the Adjournment Proposal or the Compensation Proposal. Abstentions as to the Adjournment Proposal and the Compensation Proposal will be considered for purposes of determining a quorum for the transaction of business at the special meeting and will have the same effect as a vote “AGAINST” such matter.

A “broker non-vote” results when banks, brokers and nominees return a valid proxy voting upon a matter or matters for which the applicable stock exchange rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the proposal and have not received specific voting instructions from the beneficial owner of such shares. Under applicable stock exchange rules, brokers, banks or nominees have the discretion to vote your shares on certain “routine” matters if you fail to instruct your broker, bank or nominee on how to vote your shares with respect to such matters. Patterson does not expect any broker non-votes at the special meeting as the proposals in this proxy statement are non-routine matters.

Stock Ownership and Interests of Certain Persons

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote an aggregate of 868,320 shares of Patterson common stock (excluding any shares that would be delivered upon the vesting, exercise or conversion, as applicable, of Company Options or Company PSUs), representing approximately 1% of the outstanding shares of Patterson common stock.

Our directors and executive officers have informed us that they currently intend to vote all of their shares of Patterson common stock: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Voting

If your shares of Patterson common stock are registered in your name with our transfer agent, EQ Shareowner Services, you may cause your shares to be voted at the special meeting by submitting your proxy card, by voting via telephone or Internet, or by voting in person at the special meeting. Based on your proxy cards or votes via telephone or Internet, the proxy holders will vote your shares of Patterson common stock according to your directions.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. You are encouraged to vote by proxy or via telephone or Internet even if you plan to attend the special meeting in person. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted or vote submitted via telephone or Internet.

All shares of Patterson common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the shareholder. Properly executed proxies that do not contain voting instructions will be voted (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

If your shares of Patterson common stock are held in “street name” through a broker, bank or nominee, you may provide voting instructions through your broker, bank or nominee by completing and returning the voting instruction form provided by your broker, bank or nominee, or over the Internet or by telephone through your broker, bank or nominee if such a service is provided. To provide voting instructions over the Internet or by telephone through your broker, bank or nominee, you should follow the instructions on the voting instruction form provided by your broker, bank or nominee. Under applicable stock exchange rules, brokers, banks or nominees have the discretion to vote your shares on certain “routine” matters if you fail to instruct your broker, bank or nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and nominees therefore cannot vote on these proposals without your instructions. If you do not return your broker’s, bank’s or nominee’s voting instruction form, do not provide voting instructions over the Internet or by telephone through your broker, bank or other nominee, if applicable, or do not attend the special meeting and vote in person with a proxy from your broker, bank or nominee, this will have the same effect as if you voted “AGAINST” the Merger Proposal, but will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal.

Revocability of Proxies

If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the special meeting by:

•

delivering a written notice of revocation to our Corporate Secretary at Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Les B. Korsh, Chief Legal Officer and Corporate Secretary, specifying such revocation;

•

signing another proxy card with a later date and returning it to the Corporate Secretary of Patterson, or delivering a proxy with a later date by telephone or Internet, prior to the special meeting; or

•	attending the special meeting and voting in person.

Please note that to be effective, your new proxy must be received by our Corporate Secretary or submitted by telephone or Internet by 11:59 p.m., Eastern Time, the day before the special meeting. If you have submitted a proxy and you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

If you hold your shares of Patterson common stock in “street name,” you should contact your broker, bank or nominee for instructions regarding how to revoke your proxy. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow shareholders of Patterson who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned, however any such proxies that are not revoked will be voted at any such special meeting, as adjourned. Additionally, if the special meeting is postponed, any proxies that are not revoked prior to their use at the special meeting, as postponed, will be voted at any such special meeting, as postponed.

Board of Directors’ Recommendation

The Board, after consulting with its financial advisor and outside legal counsel and carefully reviewing and considering the terms and conditions of the Merger and the various factors described in “The Merger - Recommendation of Our Board of Directors and Reasons for the Merger”, unanimously (with Donald J. Zurbay, Chief Executive Officer and Director of the Company, having recused himself) (i) determined and declared that the Merger Agreement, the ancillary agreements to which Patterson is a party and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Patterson and its shareholders, (ii) approved the Merger Agreement, the ancillary agreements to which Patterson is a party and the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement and the transactions contemplated by thereby, including the Merger, be submitted to the shareholders of Patterson for adoption and approval, and (iv) recommended that Patterson’s shareholders adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

The Board recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by the Board. Except as otherwise expressly provided in the Merger Agreement, expenses incurred in connection with the printing and mailing of this proxy statement and in connection with notices or other filings with any governmental entities under any laws are our responsibility. We have engaged the services of Innisfree to solicit proxies for the special meeting. In connection with its retention, Innisfree has agreed to provide consulting, analytic and proxy solicitation services in connection with the special meeting. We have agreed to pay Innisfree a fee of up to $60,000, plus certain fees and expenses in connection with its services, and we will indemnify Innisfree for certain losses arising out of its proxy solicitation services. Copies of solicitation materials will also be furnished to banks, brokerage firms, fiduciaries and custodians holding shares of Patterson common stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners of Patterson common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, proxies may be solicited by our directors, officers and employees, or representatives of Innisfree, in person or by telephone, email, fax or other means of communication and we may pay persons holding shares for others their expenses for sending proxy materials to their principals. No additional compensation will be paid to our directors, officers or employees for their services in connection with the solicitation of proxies.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval of the Merger Proposal by our shareholders and the receipt of regulatory approvals, we anticipate that the Merger will be consummated in April  2025.

Other Matters

At this time, we know of no other matters to be submitted at the special meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting

The proxy statement is available on our website, www.pattersoncompanies.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC.

Rights of Shareholders Who Assert Dissenters’ Rights

If the Merger Agreement is approved by our shareholders at the special meeting and the Merger is consummated, any of our shareholders who do not vote in favor of the Merger Agreement and who otherwise comply with Sections 302A.471 and 302A.473 of the MBCA will be entitled to the payment of the fair value of such dissenting shares determined in accordance with Sections 302A.471 and 302A.473 of the MBCA (including interest determined in accordance with Section 302A.473 of the MBCA). The rights of dissenting shareholders under the MBCA are discussed under “The Merger - Dissenters’ Rights” on page 76. Any exercise of dissenters’ rights must be in accordance with the procedures set forth in Sections 302A.471 and 302A.473 of the MBCA, which sections are attached as Appendix B to this proxy statement. It is possible that the fair value of shares of Patterson common stock as determined pursuant to the dissenters’ rights procedures may be determined to be less than the value of the Merger Consideration. For a description of the rights of holders of dissenting shares and of the procedures to be followed to assert such rights and obtain payment of the fair value of such dissenting shares, see Section 302A.471 of the MBCA, which is attached as Appendix B to this proxy statement, as well as the information set forth below.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll free: (877) 456-3507

Bankers and Brokers may call collect: (212) 750-5833

CAUTIONARY STATEMENT CONCERNING

FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, may include “forward-looking” statements within the meaning of the U.S. securities laws, including Section 21E of the Exchange Act, that do not directly or exclusively relate to historical facts, including, without limitation, statements relating to the completion of the Merger. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “seeks,” “forecasts,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential” or other similar expressions, or the negative of these terms or comparable terminology. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. We believe these assumptions are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent releases or reports. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation:

•

the inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain shareholder approval to adopt and approve the Merger Agreement, the failure to obtain required regulatory approvals or the failure to satisfy the other conditions to the consummation of the Merger;

•	the failure by Parent or Merger Sub to obtain the necessary Debt Financing and Equity Financing as set forth in the Commitment Letters received in connection with the Merger;

•	the risk that the Merger disrupts Patterson’s current plans and operations or diverts management’s attention from its ongoing business;

•	the effect of the announcement of the Merger on Patterson’s operating results and business generally;

•

the effect of the announcement of the Merger on the ability of Patterson to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business;

•	the risk that Patterson’s stock price may decline significantly if the Merger is not consummated;

•	the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against Patterson and others;

•	the risk that the Merger Agreement may be terminated in circumstances requiring Patterson to pay a termination fee of between approximately $55.4 million and approximately $110.8 million;

•	the amount of costs, fees and expenses related to the Merger;

•	other risks to consummation of the Merger, including the risk that the Merger will not be consummated within the expected time period or at all;

•	our dependence on suppliers to manufacture and supply substantially all of the products we sell;

•	potential disruption of distribution capabilities, including service issues with third-party shippers;

•	our dependence on relationships with sales representatives and service technicians to retain customers and develop business;

•	risks of selling private label products, including the risk of adversely affecting our relationships with suppliers;

•	adverse changes in supplier rebates or other purchasing incentives;

•	the risk of technological and market obsolescence for the products we sell;

•	the risk of failing to innovate and develop new and enhanced software and e-services products;

•	our dependence on positive perceptions of Patterson’s reputation;

•	risks associated with illicit human use of pharmaceutical products we distribute;

•	risks inherent in acquiring and disposing of assets or other businesses and risks inherent in integrating acquired businesses;

•	turnover or loss of key personnel or highly skilled employees;

•	risks associated with information systems, software products and cyber-security attacks;

•	risks inherent in our growing use of AI systems to automate processes and analyze data;

•	adverse impacts of wide-spread public health concerns as we experienced with the COVID-19 pandemic and may experience in the future;

•	risks related to climate change;

•	our ability to comply with restrictive covenants and other limits in our credit agreement;

•	the risk that our governing documents and Minnesota law may discourage takeovers and business combinations;

•	the effects of the highly competitive dental and animal health supply markets in which we compete;

•	the effects of consolidation within the dental and animal health supply markets;

•	risks from the formation or expansion of GPOs, provider networks and buying groups that may place us at a competitive disadvantage;

•

exposure to the risks of the animal production business, including changing consumer demand, the cyclical livestock market, weather conditions, the availability of natural resources and other factors outside our control,

•	exposure to the risks of the companion animal business, including the possibility of disease adversely affecting the pet population;

•	exposure to the risks of the health care industry, including changes in demand due to political, economic and regulatory influences and other factors outside our control;

•	increases in over-the-counter sales and e-commerce options;

•

risks of litigation and government inquiries and investigations, including the diversion of management’s attention, the cost of defending against such actions, the possibility of damage awards or settlements, fines or penalties, or equitable remedies (including but not limited to the revocation of or non-renewal of licenses) and inherent uncertainty;

•	failure to comply with health care fraud or other laws and regulations;

•	change and uncertainty in the health care industry;

•	failure to comply with existing or future U.S. or foreign laws and regulations including those governing the distribution of pharmaceuticals and controlled substances;

•	failure to comply with evolving data privacy laws and regulations;

•	tax legislation;

•	risks inherent in international operations, including currency fluctuations; and

•	uncertain macro-economic conditions, including inflationary pressures.

The foregoing review of important factors that could cause actual results to differ from expectations should not be construed as exhaustive and should be read in conjunction with the information contained or incorporated by reference herein, including, but not limited to, our Annual Report on Form 10-K for the year ended April 27, 2024, our definitive proxy statement for our 2024 annual meeting of shareholders filed with the SEC on August 2, 2024, our recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. See “Where You Can Find More Information”. No assurance can be given that these are all the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we do not intend, and assume no obligation, to update any forward-looking statements. Patterson shareholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

All information contained in this proxy statement exclusively concerning Parent, Merger Sub and their affiliates has been supplied by Parent and Merger Sub and has not been independently verified by us.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to, and incorporated by reference into, this proxy statement. You should read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.

Parties Involved in the Merger

Patterson Companies, Inc.

1031 Mendota Heights Road

St. Paul, Minnesota 55120

(651) 681-1600

www.pattersoncompanies.com

Patterson, a Minnesota corporation, is a value-added specialty distributor serving the U.S. and Canadian dental supply markets and the U.S., Canadian and U.K. animal health supply markets. Patterson operates through its two strategic business units, Patterson Dental and Patterson Animal Health, offering similar products and services to different customer bases. Each business has a strong competitive position, serves a highly fragmented market that offers consolidation opportunities and offers relatively low-cost consumable supplies, which makes its value-added business proposition highly attractive to its customers. Patterson believes that it has a strong brand identity as a value-added, full-service distributor with broad product and service offerings, having begun distributing dental supplies in 1877.

Patterson’s strategically located fulfillment centers enable it to better serve its customers and increase its operating efficiency. This infrastructure, together with broad product and service offerings at competitive prices, and a strong commitment to customer service, enables Patterson to be a single source of supply for its customers’ needs. Patterson’s infrastructure also allows it to provide convenient ordering and rapid, accurate and complete order fulfillment.

Electronic commerce solutions have become an integral part of dental and animal health supply and distribution relationships. Patterson’s distribution business is characterized by rapid technological developments and intense competition. The continuing advancement of online commerce requires Patterson to cost-effectively adapt to changing technologies, to enhance existing services and to develop and introduce a variety of new services to address the changing demands of consumers and customers on a timely basis, particularly in response to competitive offerings. Patterson believes that its tradition of reliable service, name recognition and large customer base built on solid customer relationships, position it well to participate in this significant aspect of the distribution business. Patterson continues to explore methods to improve and expand its Internet presence and capabilities, including online commerce offerings and use of various social media outlets.

Patterson common stock trades on the NASDAQ Global Select Market® under the symbol “PDCO.”

Patterson’s principal executive offices are located at 1031 Mendota Heights Road, St. Paul, Minnesota 55120, and its telephone number is (651) 686-1600. For more information about Patterson, please visit its website, www.pattersoncompanies.com. This website address is provided as an inactive textual reference only. The information contained on (or accessible through) Patterson’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See “Where You Can Find More Information” on page 122 of this proxy statement.

Paradigm Parent, LLC

c/o Patient Square Capital, L.P.

2884 Sand Hill Road, Suite 100

Menlo Park, California 94025

(650) 677-8000

Parent is a Delaware limited liability company that was formed by affiliates of Patient Square solely for the purpose of entering into the Merger Agreement and, subject to the terms and conditions thereof, completing the transactions contemplated thereby and the related financing transactions.

Paradigm Merger Sub, Inc.

c/o Patient Square Capital, L.P.

2884 Sand Hill Road, Suite 100

Menlo Park, California 94025

(650) 677-8000

Merger Sub is a Minnesota corporation that was formed by Parent solely for the purpose of entering into the Merger Agreement and, subject to the terms and conditions thereof, completing the transactions contemplated thereby and the related financing transactions. Upon consummation of the Merger, Merger Sub will cease to exist, and Patterson will continue as the surviving corporation and as a wholly owned subsidiary of Parent.

Certain Effects of the Merger on Patterson

Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Merger Sub will merge with and into Patterson, with Patterson continuing as the surviving corporation and as a wholly owned subsidiary of Parent. Patterson will cooperate with Parent to delist Patterson common stock from NASDAQ and to deregister under the Exchange Act as soon as reasonably practicable following the Effective Time, and at such time, we will cease to be a publicly traded company and will no longer be obligated to file periodic reports with the SEC. If the Merger is completed, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a Patterson shareholder (except that shareholders who hold dissenting shares will not have the right to receive the Merger Consideration but will instead have the right to receive a payment for the “fair value” of their dissenting shares as determined by Section 302A.473 of the MBCA, as described in “The Merger - Dissenters’ Rights” on page 76 of this proxy statement and Appendix B to this proxy statement).

The Effective Time will occur upon the filing of the articles of merger with the Secretary of State of the State of Minnesota, or at such later date and time as we, Parent and Merger Sub may agree and specify in the articles of merger.

Effect on Patterson if the Merger is Not Completed

If the Merger Proposal is not approved by the shareholders of Patterson or if the Merger is not completed for any other reason, you will not receive any payment for your shares of Patterson common stock. Instead, we will remain a public company, Patterson common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act, and we will be required to continue to file periodic reports with the SEC.

Furthermore, depending on the circumstances that would have caused the Merger not to be completed, it is possible that the price of Patterson common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Patterson common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Patterson common stock. If the Merger is not consummated, the Board will continue to evaluate and review our business operations and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to enhance shareholder value. If the Merger Proposal is not approved by the shareholders of Patterson or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Patterson’s Board will be offered or that our business, financial condition or results of operations will not be adversely impacted.

In addition, under specified circumstances, we may be required to pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the Merger Agreement, as described under “The Merger Agreement - Termination Fees”.

Merger Consideration

At the Effective Time, each share of Patterson common stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held directly by Parent or Merger Sub or any direct or indirect wholly owned subsidiary of Patterson, Parent or Merger Sub and (ii) dissenting shares) will be converted automatically into the right to receive the Merger Consideration. All shares of Patterson common stock converted into the right to receive the Merger Consideration will automatically be cancelled and cease to exist as of the Effective Time, and will thereafter represent only the right to receive the Merger Consideration.

After the completion of the Merger, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a Patterson shareholder (except that shareholders who hold dissenting shares will not have the right to receive the Merger Consideration but will instead have the right to receive a payment for the “fair value” of their dissenting shares as determined by Section 302A.473 of the MBCA, as described in “The Merger - Dissenters’ Rights” on page 76 of this proxy statement and Appendix B to this proxy statement).

Background of the Merger

The following chronology summarizes key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every communication among the Board, representatives of Patterson and other parties.

In the ordinary course, the Board and Patterson management periodically review and assess Patterson’s results of operations, financial position, business strategy and growth opportunities, as well as trends and conditions affecting Patterson’s industry and business generally. Such assessments include annual dedicated strategy sessions and periodic meetings or consultations with third-party advisors, as well as consideration of potential strategic alternatives to maximize shareholder value, including acquisitions and other transactions. At regularly scheduled meetings of the Board, in connection with the Board’s evaluation of Patterson’s business strategy and growth opportunities, Patterson’s management routinely updates the Board on Patterson’s recent activities and reviews strategic opportunities and challenges for Patterson in light of current market conditions and trends. Patterson’s management and certain members of the Board also engage in general discussions from time to time with various parties, including strategic parties, financial sponsors, market participants and investment banking firms, regarding Patterson’s business, strategy and growth opportunities, including opportunities for collaboration, potential business combinations, acquisitions and other transactions.

On April 10, 2024, Don Zurbay, the Company’s President and Chief Executive Officer and director, and Les Korsh, the Company’s Chief Legal Officer and Corporate Secretary, met with Brian McCarthy, who was previously an investment banker who had advised Patterson in its 2015 acquisition of Animal Health International, Inc. and its 2015 disposition of Patterson Medical Holdings, Inc. Mr. McCarthy, who had recently become a senior advisor to Patient Square, invited Patient Square Partner Justin Sabet-Peyman to attend. Mr. Sabet-Peyman expressed Patient Square’s interest in potentially acquiring Patterson and sought to initiate information sharing. Messrs. Zurbay and Korsh thanked Mr. Sabet-Peyman for his interest, noting that this request would be a matter for Patterson’s Board to consider.

During the week of April 15, 2024, Mr. McCarthy reached out to Mr. Korsh and reiterated Patient Square’s interest in potentially acquiring Patterson and requested a conversation with Patterson’s non-executive Chairman of the Board John Buck, who he had known since 2014. Messrs. Zurbay and Korsh briefed Mr. Buck about Mr. McCarthy’s request and the April 10 discussion.

On April 22, 2024, Mr. McCarthy reached out directly to Mr. Buck to request a discussion. Subsequently, on April 25, 2024, Messrs. McCarthy and Buck had a conversation in which Mr. McCarthy provided background about Patient Square and his tenure at the firm, and expressed Patient Square’s interest in potentially acquiring Patterson. Mr. Buck explained to Mr. McCarthy that Patterson was not for sale and that the Board was positive about the strategic plan, the management team and its newly appointed directors. Mr. Buck further observed that Patterson’s common stock was hovering around its 52-week low. Mr. Buck declined Mr. McCarthy’s proposal for Patient Square to engage in further discussion with Patterson management, noting he did not want management to be distracted. Mr. Buck advised Mr. McCarthy that further discussion, if any, regarding Patient Square’s interest in Patterson should be addressed to him. Mr. McCarthy indicated that he would follow up with Mr. Buck in a week.

On April 30, 2024, at a regularly scheduled meeting of the Board attended by Patterson’s outside legal advisors, Taft, Stettinius & Hollister LLP (Taft), Mr. Zurbay briefed the Board regarding the unsolicited interest of Patient Square in acquiring Patterson. The Board also discussed the engagement of an investment bank to assist with its continued evaluation of Patterson’s business strategy and growth opportunities. Mr. Zurbay suggested that the Board consider engaging Guggenheim Securities given its strong reputation and expertise related to healthcare.

As part of the April 30 Board meeting, the Board held an executive session with only the non-employee directors and Taft present. The non-employee directors discussed extending Patterson’s long-range plan (the “Long-Range Plan”), which had been initially reviewed by the Board in February 2024 and contained projections through fiscal year 2028, to include projections through fiscal year 2029. The non-employee directors further contemplated the potential engagement of an investment bank to assist with continued evaluation of Patterson’s business strategy and growth opportunities. The non-employee directors noted that the Board and management had worked with several investment banks over the years (including at the Board’s February 2024 strategy session), observed the potential utility of exposure to a new investment bank and discussed the benefits and costs of interviewing multiple candidates. The non-employee directors determined to begin their evaluation by meeting with representatives of Guggenheim Securities to learn more about the firm’s credentials and to decide after such meeting whether to interview other investment banks. Mr. Buck indicated that he would authorize Mr. Zurbay to enter into a confidentiality agreement with Guggenheim Securities to facilitate an introductory meeting with the Board.

On May 2, 2024, Mr. McCarthy called Mr. Buck to reiterate Patient Square’s interest in potentially acquiring Patterson and to propose a meeting among Jim Momtazee, the Managing Partner of Patient Square, Mr. McCarthy, Mr. Sabet-Peyman and Mr. Buck. Mr. Buck agreed to meet on a later date.

On May 3, 2024, the Company entered into a confidentiality agreement with Guggenheim Securities.

On May 8, 2024, Board members, Mr. Korsh and Taft attended an introductory meeting with representatives of Guggenheim Securities, who presented their extensive experience with other clients in the healthcare industry, which experience included assistance in evaluating a range of strategic options, growth strategies, merger and acquisition opportunities and other strategic transactions. Following the presentation, consistent with the Board’s practice of regularly conducting executive sessions without members of management present, the Board held an executive session with only the non-employee directors and Taft present to discuss the benefits of working with an investment bank to evaluate Patterson’s business strategy and Guggenheim Securities’ qualifications. During the May 8 executive session, the non-employee directors determined that engaging Guggenheim Securities to conduct a broad assessment of business strategy would be in the best interests of Patterson and its shareholders and authorized Mr. Buck to execute an engagement letter with Guggenheim Securities for such purpose.

On May 22, 2024, Messrs. Buck, Momtazee, Sabet-Peyman and McCarthy had an in-person discussion during which Mr. Sabet-Peyman expressed Patient Square’s interest in acquiring Patterson, and Mr. Buck stated that Patterson was not for sale and that the Board did not want management to be distracted.

On May 29, 2024, Mr. Buck received a non-binding letter from Patient Square (dated May 28, 2024) indicating that, based solely on its analysis of public information, which would need to be confirmed in a due diligence process under a confidentiality agreement and affirmed thereafter, Patient Square believed it could pay in the range of $31.00 to $34.00 per share in cash to acquire Patterson. Based on Patterson’s closing price of $23.98 on May 28, 2024, the price indicated represented a premium ranging from 29.3% to 41.8% (with the $32.50 mid-point representing a premium of 35.5%).

That same day, Mr. Buck distributed the letter to Messrs. Zurbay and Korsh, the members of management who had met with Messrs. McCarthy and Sabet-Peyman on April 10, and Taft. Messrs. Buck, Zurbay and Korsh and Taft then discussed the letter. Mr. Buck stated that he believed the indicated price range was inadequate and insufficient to warrant further engagement with Patient Square. Among other things, he noted the high end of the range was below Patterson’s then 52-week trading high and that he believed that the range was not reflective of the long-term shareholder value that could be created under the Long-Range Plan. Following discussion, Mr. Buck determined that Patterson should quickly respond with a rejection of the offer.

During the evening of May 29, 2024, Mr. Buck left a voicemail for Mr. McCarthy expressing that, despite being impressed by Messrs. Momtazee and Sabet-Peyman, he believed the proposed price range was inadequate and that Mr. Momtazee would be receiving a written response to that effect. Later that same evening, Mr. Buck wrote to Mr. Momtazee thanking him for his interest in Patterson and Patient Square’s enthusiasm for the business and advising him of his belief that the price range was inadequate and that Patterson would not be supplying the requested confidential information. The next day, Mr. Buck, in his capacity as Patterson’s non-executive Chairman of the Board, updated the Board regarding these developments.

Between May 30 and June 3, 2024, Mr. McCarthy reached out various times to Mr. Buck requesting further conversation.

On June 3, 2024, Messrs. Buck and McCarthy spoke. Mr. McCarthy sought additional information regarding Patterson’s rejection of Patient Square’s proposed price range. Mr. Buck explained that Patterson was not for sale, that he believed the business was strong, which was not reflected by Patient Square’s proposed price range, and that the price range was not reflective of the value indicated by Patterson’s Long-Range Plan. Mr. McCarthy reiterated Patient Square’s interest in acquiring Patterson.

On June 3, 2024, Guggenheim Securities delivered to Patterson a material relationship disclosure letter.

On June 11, 2024, at a regularly scheduled meeting of the Board attended by management and Taft, management briefed the Board regarding industry themes and the Company’s competitive landscape, as well as the proposed operating and capital budget for fiscal year 2025. Following discussion, management also reviewed with Patterson’s Board certain ordinary course updating of the Long-Range Plan, including reflection of the Company’s budget for fiscal year 2025 and inclusion of fiscal year 2029. At the June 11 meeting, the Board approved the Company’s operating and capital budgets for fiscal year 2025. In addition, Taft provided the Board a review of its fiduciary duties in the context of an unsolicited offer to buy Patterson. Among other things, the Board discussed the importance of the non-executive Chairman of the Board being the lead spokesperson authorized to speak on this topic and the importance of obtaining Mr. Zurbay’s input on strategic direction and potential strategic transactions given the insights he could provide as the Company’s Chief Executive Officer. The Board also acknowledged that Mr. Zurbay, as an employee director with interests beyond those as a shareholder, would recuse himself from deliberations, decision-making and voting on any offer or indication of interest that may be presented and that, in such context, any action to be taken in connection with an acquisition proposal would only occur under the supervision and at the direction of the Board’s independent disinterested directors. See “The Merger - Interests of the Directors and Executive Officers of Patterson in the Merger” on page 66 of this proxy statement for information.

Guggenheim Securities was invited to join for a portion of the June 11 Board meeting to present Guggenheim Securities’ preliminary standalone valuation analysis of Patterson based on Patterson’s Long-Range

Plan. Among other things, Guggenheim Securities discussed market expectations regarding Patterson’s performance and potential strategic opportunities for Patterson.

As part of the June 11 Board meeting, the Board held an executive session with only the non-employee directors and Taft present. Messrs. Zurbay and Korsh were also invited to be present for a portion of the session. Directors discussed the Company’s current stock price, the anticipated impact of the Company’s upcoming earnings announcement, the strategic alternatives potentially available to the Company and the potential creation of long-term shareholder value under the Long-Range Plan. Messrs. Zurbay and Korsh were then excused from the session and the non-employee directors discussed management’s execution of the Long-Range Plan and potential long-term shareholder value creation. In addition, the non-employee directors discussed the previously expressed interest of Patient Square and determined to direct Guggenheim Securities to analyze strategic alternatives that may be available to Patterson.

On June 18, 2024, Patterson announced financial results for the fourth quarter and full fiscal year ended April 27, 2024. On that date, the stock price rose to $25.38 from a closing price of $22.85 on June 17, 2024.

On June 24, 2024, Mr. McCarthy reached out to Mr. Buck to request a conversation.

On June 25, 2024, Messrs. McCarthy and Buck spoke. Mr. McCarthy expressed Patient Square’s continued interest in Patterson and indicated that Patient Square could analyze Patterson on an accelerated basis if it were afforded an opportunity to meet with Mr. Zurbay and other members of executive leadership and conduct limited confidential due diligence under a non-disclosure agreement. Mr. Buck asked Mr. McCarthy to send Patient Square’s request in writing.

On June 26, 2024, Mr. Momtazee wrote to Mr. Buck reiterating Patient Square’s interest in Patterson and indicating that subject to due diligence under a mutually agreeable confidentiality agreement, Patient Square would provide a proposal describing the terms, including an updated price range, under which it would be prepared to acquire Patterson.

On June 28, 2024, Messrs. Buck, Zurbay, and Korsh and Taft discussed Patient Square’s request. Mr. Buck expressed his belief that, having completed the June Board meeting, discussed with Guggenheim Securities its preliminary standalone valuation analysis presented at such June 11 Board meeting, approved operating and capital budgets for fiscal year 2025 at such June 11 Board meeting, and announced fiscal year 2024 earnings and guidance for fiscal year 2025, allowing limited discussion and due diligence – subject to a non-disclosure agreement containing an appropriate standstill – could provide additional information to the Board in connection with its evaluation of the Company’s strategic alternatives and efforts to create long-term shareholder value. On this basis, Mr. Buck instructed management and Guggenheim Securities to make such due diligence information available to Patient Square. That same day, Mr. Buck advised the Board that he recommended making such due diligence information available to Patient Square under a non-disclosure agreement, absent the Board’s desire to discuss this recommendation, and that a subsequent Board meeting would be scheduled with Guggenheim Securities to discuss the Company’s strategic alternatives.

On July 1, 2024, Patterson (through Guggenheim Securities) and Patient Square exchanged drafts of a non-disclosure agreement for the purpose of Patterson providing limited confidential information to Patient Square.

On July 2, 2024, Patterson and Patient Square entered into a non-disclosure agreement containing an 18-month standstill.

From July 2, 2024 to July 10, 2024, Patterson coordinated with Guggenheim Securities and Taft to populate a virtual data room for purposes of supplying limited due diligence material to Patient Square, which information included the Long-Range Plan as reviewed and approved by the Board in February 2024, which management had updated to reflect the Company’s budget for fiscal year 2025 and extended a year to include to fiscal year 2029.

On July 11, 2024, Patterson provided Patient Square access to the virtual data room.

On July 17, 2024, the Board held a special meeting, with Mr. Korsh and Taft present, and reviewed the status of Patient Square’s due diligence, which was now being conducted under the terms of the non-disclosure agreement that had been executed on July 2. Mr. Zurbay affirmed that, as initially discussed at the June 11 Board meeting, he would recuse himself from deliberations, decision-making and voting on any offer or indication of interest that may be presented and act solely at the instruction of the independent disinterested directors. As part of the July 17 Board meeting, the Board held an executive session with only the non-employee directors and Taft present. Taft reviewed the importance of, before making decisions relative to the matters at hand, confirming the independence and disinterest of the non-employee directors, specifically John D. Buck, Meenu Agarwal, Alex N. Blanco, Jody H. Feragen, Robert C. Frenzel, Philip G.J. McKoy, Neil A. Schrimsher and Pamela J. Tomczik. After reviewing the meaning of those terms, each non-employee director confirmed that he or she was independent and disinterested with respect to the potential transaction with Patient Square. The independent disinterested directors then considered the engagement of Guggenheim Securities to assist in Patterson’s review of strategic alternatives. Such directors also reviewed the material relationship disclosure letter provided by Guggenheim Securities on June 3, 2024, discussed that Guggenheim Securities would be able to provide independent financial advice to the Board and approved the engagement. The independent disinterested directors further noted that the engagement would enable Guggenheim Securities assist management in preparation for the due diligence meeting to be held the following week with Patient Square.

On July 17, 2024, Patient Square and Guggenheim Securities had a call to discuss the Long-Range Plan and logistics related to the sharing of due diligence information.

On July 22, 2024, certain of Patterson’s executive officers, namely Messrs. Zurbay, Barry, Pohlman and Korsh, provided in-person management presentations to several representatives of Patient Square, including Messrs. Momtazee and Sabet-Peyman, at Taft’s offices. Such presentations were responsive to due diligence topics submitted by Patient Square in advance of the meeting. Representatives of Guggenheim Securities also participated in the meeting.

On July 31, 2024, Dentsply Sirona publicly disclosed that it had delivered a non-renewal notice relating to its non-exclusive distribution agreements with Patterson. Also on July 31, 2024, Guggenheim Securities received a letter addressed to Mr. Buck from Patient Square which: stated that Patient Square had updated its proposed non-binding valuation range to $33.50 to $35.00 per share (pursuant to Mr. Buck’s May 29, 2024 communication to Patient Square that he believed its prior range of $31.00 to $34.00 per share was insufficient to continue dialogue); requested additional due diligence information and the Board’s permission to approach (i) a small number of limited partners that Patient Square anticipated would participate in any potential transaction as equity financing sources and (ii) debt financing sources; and expressed Patient Square’s support for a customary “go shop” post signing subject to a customary matching right and termination fees.

On August 1, 2024, Guggenheim Securities delivered to Patterson an updated material relationship disclosure letter, which the independent disinterested directors reviewed on November 14, containing additional information regarding positions by investment management affiliates and related entities in indebtedness issued by affiliates of Patient Square and a de minimis amount of the Company’s equity. The updated material relationship disclosure letter did not lead to a change in the independent disinterested directors’ view that Guggenheim Securities could continue providing independent financial advice to the Board.

Also on August 1, 2024, Patient Square delivered the list of additional due diligence information requested, including but not limited to summarizing Patterson’s correspondence with Dentsply Sirona and potential financial implications on the business.

On August 7, 2024, the Board held a special meeting. Representatives of Guggenheim Securities discussed with the Board an updated preliminary standalone financial analysis of Patterson as well as a review of the strategic alternatives potentially available to Patterson. As part of this discussion, Guggenheim Securities reviewed feedback received from Patient Square on the risks of achieving the Long-Range Plan and also that current Wall Street consensus earnings expectations for Patterson were below the Long-Range Plan.

As part of the August 7 Board meeting, the Board held an executive session with only the independent disinterested directors and Taft present. Mr. Zurbay was also invited to be present for a portion of the session. After Taft reviewed fiduciary duties and related legal considerations, Mr. Zurbay was excused from the session and the independent disinterested directors discussed the Company’s strategic positioning and alternatives, and how to respond to the updated July 31, 2024 proposal from Patient Square. The independent disinterested directors also discussed the prospective timeline, Patient Square’s involvement of limited partners, the anticipated revised price range, the risks and benefits of performing a market canvass involving potentially both strategic and financial buyers, the importance of Patterson’s first quarter fiscal 2025 results, management’s ability to execute on the Long-Range Plan, macro-economic considerations, the price range proposed by Patient Square on July 31, 2024, and the likelihood of Patient Square being able and willing to transact at the top of such proposed price range. The independent disinterested directors determined that due diligence information could be shared with a select number of Patient Square’s potential limited partner equity co-investors (none of which would be exclusive to Patient Square) but, to reduce the likelihood of a leak and the associated business disruption, such information could not be disclosed to any of Patient Square’s debt financing sources at this time.

Between August 8, 2024 and September 6, 2024, Patient Square continued its due diligence review and Patterson’s management responded to various due diligence requests from Patient Square, including participating in an in-depth virtual meeting with Patient Square on September 4, 2024.

On August 23, 2024, Messrs. Barry and Korsh and Patient Square met to discuss Dentsply Sirona including an update on additional correspondence received from Dentsply Sirona and management’s latest view on the impact of this relationship on the business.

On August 28, 2024, Patterson reported financial results for the first quarter of fiscal year 2025. On that date, the stock price fell to $22.48 from a closing price of $25.69 on August 27, 2024.

On September 9, 2024, Patient Square delivered a letter reiterating its significant interest in acquiring Patterson at $33.50 per share, the low end of the previously indicated price range. The letter noted the potential impact of Patterson’s existing receivables facilities on potentially available debt financing, uncertainty surrounding a future distribution agreement with Dentsply Sirona, and weaker than anticipated financial results for the first quarter of fiscal year 2025. In addition, Patient Square again requested additional due diligence information and the Board’s permission to approach debt financing sources.

On September 17, 2024, at a regularly scheduled meeting of the Board attended by Mr. Korsh and Taft, the Board reviewed and discussed the Company’s business and operations. Representatives of Guggenheim Securities joined the meeting to provide an updated preliminary standalone valuation analysis of the Company based on the Long-Range Plan. Among other things, the representatives of Guggenheim Securities noted that in light of the recently reported earnings for the first quarter of fiscal year 2025 and that current Wall Street consensus estimates for Patterson were below the Long-Range Plan, Guggenheim presented various sensitivity cases as part of its analysis of the Long-Range Plan. The representatives of Guggenheim Securities and management also reviewed the status of Patient Square’s due diligence efforts to date.

As part of the September 17 Board meeting, the Board held an executive session with only the independent disinterested directors and Taft present to further discuss Patient Square’s updated offer. Taft reviewed fiduciary duties of the independent disinterested directors. After discussion, the independent disinterested directors determined to authorize Guggenheim Securities to inform Patient Square that Patterson would permit additional due diligence premised on the expectation that the offer price will increase, noting in particular that Patient Square needed to increase its offer price before Patient Square would be allowed to approach debt financing sources. The independent disinterested directors also discussed the advisability of conducting a targeted market canvass simultaneously with engaging with Patient Square, and directed Guggenheim Securities to perform such market canvass to assess whether any financial or strategic parties were potentially interested in an acquisition of Patterson. The independent disinterested directors appointed Mr. Buck as lead negotiator to act in between Board meetings on behalf of the independent disinterested directors and to serve as a point of contact for Taft and Guggenheim Securities. The independent disinterested directors chose Mr. Buck to be the lead negotiator because of his financial, strategic and leadership experience.

On September 17, 2024, as authorized by the Board on that day (with Mr. Zurbay recused), Guggenheim Securities informed Patient Square that due diligence could continue premised on the expectation that Patient Square’s proposed price would increase. Guggenheim Securities also relayed the independent disinterested directors’ position that the price would need to increase before Patterson would authorize Patient Square to approach debt financing sources. Between September 17 and September 21, 2024, several discussions between representatives of Guggenheim Securities and Patient Square took place during which time Guggenheim Securities indicated that Patient Square needed to increase its proposed price in order for the due diligence process to continue. From these discussions, Patient Square made clear it was unable to increase its offer over $33.50 per share.

Consistent with the September 17 directive of the independent disinterested directors, during the remainder of the week of September 17, 2024, Patterson management, with assistance from Guggenheim Securities, prepared for the market canvass, including by producing for distribution to potentially interested parties a presentation based on a recent investor relations deck that included the current management forecast and Long-Range Plan that was most recently reviewed by the Board at its June 2024 meeting, and a form of non-disclosure agreement that was substantially similar to the non-disclosure agreement entered into with Patient Square on July 2.

On September 21, 2024, Mr. Momtazee wrote to Messrs. Buck and Zurbay that Patient Square was “disappointed” that the Board did not want to continue discussions with Patient Square and that if circumstances ever changed, Patient Square remained interested. Messrs. Buck and Zurbay discussed the correspondence. Mr. Buck further discussed the correspondence with representatives of Guggenheim Securities and determined that it would be useful to obtain clarity from Patient Square regarding what Mr. Momtazee intended. In that regard, Mr. Buck instructed Mr. Zurbay to contact Mr. Momtazee for the express and exclusive purpose of obtaining clarity regarding what Mr. Momtazee meant by his statement that Patterson’s Board did not want to continue discussions.

On September 22, 2024, Messrs. Zurbay and Momtazee spoke. Mr. Momtazee communicated that Patient Square continued to be significantly interested in acquiring Patterson but that the previously communicated price of $33.50 per share was the highest price Patient Square was willing and able to offer.

On September 23, 2024, Mr. Buck spoke with representatives of Guggenheim Securities, who confirmed that Patient Square sought to continue discussions based on its $33.50 offer price. Mr. Buck, in his capacity as lead negotiator, determined to allow Patient Square (1) to continue due diligence as previously approved by the independent disinterested directors and (2) to engage in conversations with potential debt financing sources, consistent with the terms outlined in Patient Square’s letter from September 9, 2024. Later on September 23, 2024, representatives of Guggenheim Securities conveyed the foregoing to Patient Square. On September 24, 2024, Patterson received written confirmation from Patient Square indicating its commitment to its September 9, 2024 offer letter. Mr. Buck advised the Board of Patient Square’s written confirmation.

Beginning on September 23, 2024, at the Board’s direction (with Mr. Zurbay recused), Guggenheim Securities initiated discussions with six potentially interested parties that Guggenheim Securities believed to (1) be most likely to be interested in acquiring Patterson, (2) have relevant sector knowledge and (3) be capable of consummating a transaction with Patterson, two of which were strategic buyers and four of which were financial sponsors, regarding whether such parties would have an interest in exploring a transaction with Patterson. Guggenheim Securities informed these parties that Patterson had received inbound interest and was soliciting competing proposals from a limited number of potential bidders and that if they delivered a competitive proposal Guggenheim Securities and Patterson would design a process to ensure they had adequate time to complete their work. Following this initial outreach, Guggenheim sent confidentiality agreements to two potentially interested parties, both financial sponsors (Party A and B). The remaining four parties indicated they were not interested in pursuing a transaction.

Also on September 23, 2024, for possible use with Patient Square and in the targeted market canvass, Mr. Buck instructed Taft to prepare an initial draft of a merger agreement for a transaction in which Patterson would be acquired.

On September 24, 2024, Patient Square identified debt financing sources it wished to contact.

In response to a due diligence request list provided by Patient Square to Patterson on September 28, 2024, Patterson expanded Patient Square’s data room access to include its various professional advisors, including its outside legal counsel Kirkland & Ellis (K&E) and its outside regulatory counsel Greenberg Traurig (GT). Between September 28, 2024 and December 10, 2024, Patterson and its advisors engaged in a financial, legal and regulatory due diligence process with Patient Square and its advisors.

Following receipt of Guggenheim Securities’ initial feedback regarding the targeted market canvass, during the first week of October 2024, Mr. Buck instructed Guggenheim Securities to expand its outreach. In response, Guggenheim Securities initiated discussions with two additional potentially interested parties also selected based upon Guggenheim Securities’ belief that such parties would be most likely to be interested in acquiring Patterson, one of which was a strategic buyer and one of which was a financial sponsor, regarding whether such parties would have an interest in exploring a transaction with Patterson. Following this subsequent outreach, Patterson sent a confidentiality agreement to one additional potentially interested party, a financial sponsor (Party C). The other party indicated it was not interested in pursuing a transaction.

On October 6, 2024, Patterson’s management met with Patient Square to provide initial financial results for August and September of 2024 and mentioned an updated forecast for fiscal year 2025. Following that meeting, Patterson’s management provided such updated forecast to Patient Square via email. The forecast provided a budget for fiscal year 2025 that was updated from the version previously provided.

On October 7, 2024, Taft supplied a draft of the proposed merger agreement to Mr. Buck. Taft reviewed the terms and conditions of such draft with Mr. Buck in detail on October 8, 2024 and incorporated his feedback into a revised draft. Following discussion between representatives of Guggenheim Securities and Patient Square on the status of the due diligence review, such draft was furnished by representatives of Guggenheim Securities to Patient Square on October 14, 2024.

Between October 9, 2024 and October 14, 2024, each of Party A, B and C executed a confidentiality agreement, gained access to the virtual data room and was scheduled to receive a management presentation. Consistent with the September 17 directive of the independent disinterested directors, on October 14, 2024, representatives of Guggenheim Securities distributed a bid process letter to each of Party A, B and C, setting forth a deadline for initial bids of 5:00 p.m. Eastern time on October 28, 2024 and indicating the proposed merger agreement would be provided subject to receipt of competitive offers.

From October 16, 2024 through October 18, 2024, Patterson management provided separate management presentations to representatives of each of Party A, B and C. Following each such meeting, Guggenheim Securities had a follow-up telephone conversation with each Party. Additional due diligence information was supplied to each of Party A, B and C and Patterson supplied responses via the virtual data room. Within a few days of the management presentation, Party B declined to proceed in the process.

On October 24, 2024, Patterson’s Board had a special meeting at which representatives from Guggenheim Securities reviewed the status of the targeted market canvass, including that outreach had been made to eight potentially interested parties, with three parties expressing interest in evaluating the opportunity, signing a confidentiality agreement and receiving due diligence materials and a management presentation, and that two such parties – Party A and Party C – remained engaged in the process. The representatives of Guggenheim Securities discussed their beliefs on the interest, sector knowledge and ability of each of Party A and Party C to consummate an acquisition of Patterson as well as the reasons cited by the other six parties for passing on the opportunity, including feedback received on the impediments to achieving of the Long-Range Plan and growth forecasts. Guggenheim Securities then summarized Patient Square’s ongoing due diligence efforts and the status of Patient Square’s discussions with its equity and debt financing sources.

As part of the October 24 Board meeting, the Board held an executive session with only the independent disinterested directors and Taft present. Taft discussed certain legal matters relating to the process, including fiduciary duty considerations relating to any decision to continue the process and the consideration of alternative offers. Taft then reviewed and discussed the key terms and conditions of the proposed draft merger agreement. The independent disinterested directors also discussed second quarter performance and operational matters.

On October 28, 2024, Patterson received a written proposal from Party A to take Patterson private at a price range of $25.00 to $27.00 per share.

On October 29, 2024, Guggenheim Securities informed Party A that it needed to improve its bid to be competitive based on the significant delta between Party A’s offer and Patient Square’s then $33.50 per share offer price, sought a written proposal from Party C and followed up with Patient Square regarding the status of its equity and debt commitment letters and merger agreement markup.

Later in the day on October 29, 2024, Party A declined to improve its bid and declined to proceed in the process. Also later in the day, Guggenheim Securities spoke with Party C regarding its intention to submit a written proposal for an acquisition of the Company. Party C also declined to proceed in the process.

Further on October 29, 2024, as instructed by the Board (with Mr. Zurbay recused), Guggenheim Securities contacted Patient Square to discuss the status of its due diligence review, equity and debt commitment letters, and markup of the proposed merger agreement. Patient Square indicated that its debt financing sources required Patterson’s October financial information as part of their due diligence review, that Patient Square would require more time to complete due diligence and that it was targeting the week of November 11, 2024 to provide equity and debt financing commitment letters.

On November 4, 2024, K&E sent Taft a list of the key issues on the draft merger agreement, and requested a call to discuss. The issues included: financing covenants, the possibility of repatriating foreign cash, treatment of equity awards, outside date timing, deal protections (including go-shop, no-shop, termination fees, and enforcement costs), antitrust covenants, expansion of Patterson’s representations and warranties, and expansion of the interim operating covenants.

On November 5, 2024, K&E and Taft with representatives of Patient Square, Patterson and Guggenheim Securities in attendance held a conference to negotiate the draft merger agreement. During this call, Patient Square reiterated that it expected to provide equity and debt commitments during the week of November 11, 2024.

On November 7, 2024, Patterson management and Patient Square held a due diligence session regarding Patterson’s October financial results.

Also on November 7, 2024, Messrs. Buck, Zurbay and Korsh and Taft discussed potential responses from Patterson to the issues raised by K&E on the draft merger agreement.

Further on November 7, 2024, Mr. Buck had an introductory meeting with a financial sponsor with investments in the dental and animal health sectors (“Party D”) that had been recently introduced to him by a former Patterson executive officer. During that discussion and subsequently Party D did not propose any specific transactions.

On November 8, 2024, Taft provided Patterson’s draft disclosure schedules to the merger agreement to K&E. Also on November 8, 2024, Patterson management and Patient Square held a due diligence session regarding Patterson’s anticipated second quarter fiscal year 2025 financial results. As part of this session, Patterson provided information suggesting that Patterson’s results for the second quarter of fiscal year 2025 would be below the consensus estimates of Wall Street analysts and describing the key factors contributing to such shortfall. During this call Mr. Zurbay stated that Patterson did not intend to change its annual guidance for fiscal year 2025.

On November 11, 2024, Patient Square informed Guggenheim Securities that it needed to revisit its offer price in light of, among other things, Patterson’s recent financial results, Patient Square’s negative perspectives on the achievability of the Long-Range Plan and feedback from Patient Square’s lenders regarding the impact of Patterson’s recent financial results on the anticipated terms of the financing. Patient Square indicated that, notwithstanding these challenges, it expected to receive debt and equity financing commitments by midnight on November 15, 2024.

On November 14, 2024, Patterson’s Board had a special meeting at which it discussed recent developments, including Patient Square’s desire to revisit its offer price, the feedback from Patient Square on the Company’s recent financial results and the achievability of the Long-Range Plan, the status of Patient Square’s debt and equity commitments, the key merger agreement terms being negotiated with Patient Square, and the results of the market canvass process, including that none of the parties contacted in the market canvass process continued to express any interest in a transaction.

As part of the November 14 Board meeting, the Board held an executive session with only the independent disinterested directors and Taft present. Mr. Zurbay was also invited to be present for a portion of the session. Taft discussed fiduciary duties and related legal considerations. Taft also reviewed the key terms being negotiated in the draft merger agreement. The Board then discussed the Long-Range Plan, including the Company’s recent operating and financial results relative to the plan, industry and macro-economic trends and headwinds, the feedback from both Patient Square and the parties solicited during the market canvass process regarding the Long-Range Plan, and Wall Street consensus estimates for the Company. That day, the closing price of Patterson’s stock fell to $19.57 per share. Following Mr. Zurbay’s departure, the independent disinterested directors further discussed the August 1 material relationship disclosure letter from Guggenheim Securities and reviewed the proposed addendum to Guggenheim Securities’ engagement letter, which would specify the amount of fees payable to Guggenheim Securities in connection with the proposed Patient Square transaction. The independent disinterested directors also discussed due diligence, quarterly performance, cost actions and shareholder value.

On November 15, 2024, representatives of Guggenheim Securities received a letter from Patient Square addressed to Mr. Buck in which Patient Square reiterated its significant interest in acquiring Patterson and reduced its proposed offer price to $30.00 per share. Concurrently, representatives of K&E circulated a revised draft of the proposed merger agreement, with revisions including: expanding financing cooperation requirements and creating a marketing period that would allow the outside date to be extended; adding the repatriation of excess foreign cash as a condition to closing; extending the duration of the initial matching right to five days and subsequent matching rights to three days; removing the ability of Patterson to continue discussions with so-called “excluded parties” during the no-shop period; and expanding certain representations and warranties and interim operating covenants, including prohibiting future regular quarterly dividend distributions without Patient Square’s consent. The revised draft also: increased termination fees payable by Patterson from 1% to 2% of equity value during the go-shop period and from 2% to 4% of equity value during the no-shop period; increased the reverse termination fee payable by Patient Square from 4% to 6% of equity value; proposed certain Patient Square expense reimbursement obligations in the event of certain termination events of up to 0.5% of equity value; and proposed a cap of $2 million on the enforcement costs that the Patterson could collect from Patient Square under certain circumstances. K&E also delivered debt and equity financing commitments from certain affiliates of Patient Square and a related limited guaranty.

On November 20, 2024, Party D reached out to Guggenheim Securities with a conversation taking place later that day. Party D conveyed its potential interest in the animal health business while suggesting it might be willing to consider alternative transactions. Party D did not communicate terms or propose a specific transaction. Guggenheim Securities thanked Party D for its interest in Patterson and communicated that Guggenheim Securities would be in contact at the appropriate time (which occurred on December 6, 2024 as discussed further below). Party D subsequently informed Guggenheim Securities that it would not participate in the go-shop process discussed below because it was interested in only one of Patterson’s business units.

On November 21, 2024, the Board held a special meeting, together with Patterson’s management and financial and legal advisors. Guggenheim Securities reviewed the November 15, 2024 offer, the committed financing package and the anticipated capital structure for the acquisition. Guggenheim Securities also reviewed the continued industry challenges facing Patterson and a potential increase in shareholder activism against companies in the industry. Guggenheim Securities then reviewed its updated preliminary standalone valuation analysis of Patterson, including a review of certain sensitivity analyses. Guggenheim Securities discussed potential negotiating strategies, and as part of that discussion noted that representatives of Patient Square had indicated that while the November 15 offer was not a “best and final” offer, Patient Square had needed to push its equity and debt financing sources to get them comfortable with the $30.00 per share offer price, and Patterson should not interpret that price as a starting point for further negotiations. Mr. Zurbay then updated the Board on the Company’s recent performance and industry trends.

As part of the November 21 Board meeting, the Board held an executive session with only the independent disinterested directors and Taft present. Mr. Zurbay was also invited to be present for a portion of the session. Taft reviewed fiduciary duties of the independent disinterested directors. The independent disinterested directors discussed the advisability of seeking a best and final offer from Patient Square and determined (with Mr. Zurbay recused) to instruct Guggenheim Securities to request an improved best and final offer from Patient Square. After Mr. Zurbay departed, the independent disinterested directors continued their discussion of the November 15 offer as well as other business matters.

On November 22, 2024, as instructed by the Board (with Mr. Zurbay recused), Guggenheim Securities held discussions with Patient Square to determine whether a higher price range was feasible. In such discussions, Patient Square verbally communicated that its best and final offer price was $31.35 per share.

On November 26, 2024, the Board held a special meeting, together with Patterson’s management and financial and legal advisors. At the request of Mr. Buck, Mr. Zurbay reviewed the Company’s financial and operating results for the second quarter of fiscal year 2025 and reported that in light of the recent performance and continued industry headwinds as well as certain expense reduction initiatives, management was working on an updated forecast for the remainder of fiscal year 2025 and considering the implications for the Company’s guidance for fiscal year 2025 that would be discussed on the Company’s upcoming earnings call.

As part of the November 26 Board meeting, the Board held an executive session with only the independent disinterested directors and Taft present. Mr. Zurbay was also invited to be present for a portion of the session. The independent disinterested directors discussed the opportunities and challenges facing the Company, including the Company’s recent performance and industry headwinds, as well as the feedback received from Patient Square and participants in the market canvass about the achievability of the Long-Range Plan. In that context, Mr. Zurbay expressed his belief that the Long-Range Plan had likely become stale. Following Mr. Zurbay’s departure, the independent disinterested directors discussed the potential for long term shareholder value creation under the Long-Range Plan and the strategic alternatives potentially available to the Company, including the proposed strategic transaction with Patient Square. Taft then reviewed fiduciary duties and related legal considerations. Following further discussion, the independent disinterested directors determined to instruct Guggenheim Securities to decline the November 22, 2024 offer but indicate to Patient Square that the independent disinterested directors would be likely to support a transaction at a price per share in excess of the Company’s 52-week high from November 2023. Guggenheim Securities communicated that position to Patient Square later that day.

On December 2, 2024, members of the Audit and Finance Committee of Patterson’s Board met with Patterson management to review results for the second quarter of fiscal year 2025, which the independent disinterested directors considered to be indicative of the staleness of the Long-Range Plan.

Also on December 2, 2024, representatives of Guggenheim Securities reached out to Patient Square to follow up on the most recent discussions regarding the offer price.

On December 3, 2024, Patient Square informed Guggenheim Securities that the $31.35 offer price was indeed its best and final price and, while Patient Square was unable to increase its offer, it was still interested in moving forward at the $31.35 price.

Later on December 3, 2024, the Board held a special meeting to revisit Patient Square’s offer. As part of the December 3 Board meeting, the Board held an executive session with only the independent disinterested directors and Taft present. Taft reviewed fiduciary duties of the independent disinterested directors. Mr. Buck reviewed Patient Square’s communication that its November 22, 2024 offer was its best and final price. The independent disinterested directors discussed Patterson’s recent financial and operational performance, observations from Patterson management regarding the opportunities and challenges for the business, the likely inability to achieve the Long-Range Plan in light of macroeconomic and industry-specific challenges (as evidenced at the Audit and Finance Committee meeting held on December 2, 2024), and management’s ability to create long-term shareholder value. The independent disinterested directors discussed the terms in the draft merger agreement relating to the Company’s ability to promptly close a transaction following announcement as well as the “go-shop” provisions that would allow Patterson to pursue (post-signing) other potential transactions.

Messrs. Zurbay and Korsh and representatives of Guggenheim Securities then joined the December 3 Board meeting. The representatives of Guggenheim Securities discussed the negotiating dynamic with Patient Square and expressed their belief that Patient Square’s $31.35 per share offer represented its best and final offer. The representatives of Guggenheim Securities also discussed Patient Square’s financing package and related provisions of the draft merger agreement, and expressed their view that the terms and conditions of the financing package were, taken as a whole, materially consistent with prevailing market practice. The Board discussed the earnings call scheduled for December 5, 2024 and in particular the need to provide updated earnings guidance for fiscal year 2025 that was lower than the previous guidance provided to shareholders.

As part of the December 3 Board meeting, the Board held another executive session with only the independent disinterested directors and Taft present. Mr. Zurbay was also invited to be present for a portion of the session. The independent disinterested directors discussed with Mr. Zurbay the opportunities and challenges presently facing the Company and management’s perspectives on the achievability of the Long-Range Plan, including that such factors were not reflected in the Long-Range Plan. After Mr. Zurbay departed, the independent disinterested directors discussed the advisability of negotiating with Patient Square on the basis of its November 22 offer. Taft answered questions and provided additional advice regarding fiduciary duties. Following further discussion, including regarding the increasing emphasis being placed on the sensitivities analyses by Guggenheim Securities and the independent disinterested directors’ expectations regarding continued macroeconomic and industry challenges facing the Company, the independent disinterested directors authorized its financial and legal advisors to convey to Patient Square that Patterson was willing to explore the terms on which a potential transaction could be completed at $31.35 but that there were a number of material issues that would need to be negotiated and resolved in the transaction documentation before Patterson would agree to proceed to completion of a transaction, and directed Mr. Buck, in his capacity as the lead negotiator, to seek to negotiate the proposed draft merger agreement consistent with these discussions and to present the negotiated proposed draft merger agreement to the independent disinterested directors for consideration. The independent disinterested directors also determined that management should continue its review of the Long-Range Plan in light of the macroeconomic and industry-specific challenges not then-reflected in the Long-Range Plan and submit an updated Long-Range Plan to the Board for consideration and approval.

Following the Board meeting on December 3, 2024, representatives of Guggenheim Securities conveyed Patterson’s response to Patient Square.

On December 5, 2024, Patterson reported operating results for the second quarter of fiscal year 2025 and revised its annual financial guidance downward. Patterson also announced in its earnings press release that it was evaluating potential strategic alternatives to maximize shareholder value, which alternatives may include, but are not limited to, a sale, merger, strategic business combination or other transaction. Following the announcement, Patterson’s closing stock price increased to $22.83 from a closing price of $21.88 the prior day.

On December 5, 2024, Taft reviewed the key proposed draft merger agreement terms and the significant open items needing resolution with Mr. Buck with a particular focus on: the concept of a marketing period to secure financing, termination and outside dates, repatriation of foreign cash prior to closing, the term of the go-shop and a potential extension for parties who were engaged in discussions, termination fees and reverse termination fees, enforcement cost caps and liability caps, representations and warranties and regulatory matters. Following further discussion about approaches for negotiating such terms, at Mr. Buck’s direction, Taft revised the proposed draft merger agreement and delivered it to K&E.

On December 6, 2024, the Board held a special meeting, together with Patterson’s management and financial and legal advisors. Management presented a proposed updated Long-Range Plan, which reflected updated perspectives on various sector-specific challenges and the state of Patterson’s financial results throughout the first half of the fiscal year. The independent disinterested directors asked questions regarding the specific financial details of the proposed updated Long-Range Plan and, following discussion, the Board (with Mr. Zurbay recused) approved the updated Long-Range Plan (the “Updated Long-Range Plan”).

As part of the December 6 Board meeting, the Board held an executive session with only the independent disinterested directors and Taft present. Taft reviewed and discussed the key open points in the proposed draft merger agreement and also reviewed and discussed fiduciary duties. Mr. Buck updated the Board on his discussions with Party D and the determination, after discussions with Guggenheim Securities, to not seek to further engage with Party D at this time given Party D’s focus on the animal health business. The independent disinterested directors further discussed and approved an addendum to Guggenheim Securities’ engagement letter that they had initially reviewed on November 14, 2024, which specified the amount of fees payable to Guggenheim Securities in connection with the proposed Patient Square transaction.

On December 7, 2024, the Updated Long-Range Plan was provided to Patient Square in the virtual data room.

On December 7, 9 and 10, 2024, Taft and K&E exchanged drafts of and negotiated the terms of the proposed merger agreement and related disclosure schedules, debt commitment letter, equity commitment letter and limited guaranty.

On December 8, 2024, as approved by the independent disinterested directors on December 6, 2024, Patterson and Guggenheim Securities signed an addendum to Guggenheim Securities’ engagement letter relating to the amount of the fees payable to Guggenheim Securities in connection with the proposed Patient Square transaction.

On December 10, 2024, the Board held a special meeting with Taft present and members of Patterson’s management and financial advisors present for portions of the meeting. Taft again reviewed fiduciary duties of the independent disinterested directors and reviewed the key terms of the proposed final negotiated merger agreement, equity commitment letter, debt commitment letter and limited guaranty, copies of which were provided to the Board before the meeting. The independent disinterested directors also reviewed the interests of directors and executive officers of the Company in the proposed merger, as described in “The Merger - Interests of the Directors and Executive Officers of Patterson in the Merger” on page 66 of this proxy statement. The independent disinterested directors discussed the pros and cons of entering into the proposed merger agreement, the opportunities and challenges facing the Company, the arms-length negotiation process that resulted in the final terms of the proposed merger agreement, and the results of the market canvass process conducted at the direction of the independent disinterested directors.

Guggenheim Securities then joined the meeting and reviewed its updated standalone financial analysis of the Company based on the Updated Long-Range Plan. Following Guggenheim Securities’ presentation and departure, the independent disinterested members of the Board held an executive session with Taft present to continue discussing the proposed transaction and whether to request Guggenheim Securities to deliver a fairness opinion.

At the Board’s request (with Mr. Zurbay recused), representatives of Guggenheim Securities rejoined the meeting and delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion, dated December 10, 2024, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the Merger Consideration, was fair, from a financial point of view, to the shareholders of Patterson, as more fully described in the section entitled “- Fairness Opinion of Guggenheim Securities, LLC.”

Having considered and evaluated the various reasons to approve the Merger Agreement including the terms and conditions and the Merger (see “- Recommendation of Our Board of Directors and Reasons for the Merger”), as well as certain countervailing factors noted therein, and taking into account the numerous discussions with Patterson’s management and financial and legal advisors, the Board unanimously (with Mr. Zurbay recused):

•

determined and declared that the Merger Agreement, the ancillary agreements to which Patterson is a party and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Patterson and its shareholders;

•	approved the Merger Agreement, the ancillary agreements to which Patterson is a party and the transactions contemplated thereby, including the Merger;

•	directed that the Merger Agreement and the transactions contemplated by thereby, including the Merger, be submitted to the shareholders of Patterson for adoption and approval; and

•	recommended that Patterson’s shareholders adopt and approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

After the close of regular trading on NASDAQ on December 10, 2024, each of Patterson, Parent and Merger Sub executed and delivered the Merger Agreement and the other ancillary documents to which they are a party. Thereafter, Patterson issued a press release announcing the execution of the Merger Agreement. Before the market opened on December 11, 2024, Patterson announced its entry into the merger agreement.

Beginning on December 11, 2024, at the direction of the Board (with Mr. Zurbay recused), Guggenheim Securities initiated discussions with 27 potentially interested parties, 1 of which was a strategic buyer and 26 of which were financial sponsors (including Party D), to invite such parties to participate in Patterson’s go-shop process. Following this initial outreach, preliminary discussions with four of the contacted parties occurred based upon publicly available information. Following these discussions, Patterson entered into a confidentiality agreement with one potentially interested party, a financial sponsor (Party E). Party E was provided access to the virtual data room and received a management presentation, but ultimately informed Guggenheim Securities that it would not further participate in the process because it did not believe it would be able to provide a more favorable proposal. Also as part of the go-shop process, Party D informed Guggenheim Securities that Party D would not participate in the process because it was interested in only one of Patterson’s business units. All of the other invited parties indicated that they were not interested in pursuing an acquisition of Patterson, without any request to do further due diligence.

At 11:59 p.m., Central time, on January 19, 2025, the go-shop period ended with Patterson not having received any alternative acquisition proposal.

Recommendation of Our Board of Directors and Reasons for the Merger

Recommendation of Our Board of Directors

On December 10, 2024, the Board, after consulting with its financial advisor and outside legal counsel and carefully reviewing and considering the terms and conditions of the Merger and the various factors described in “- Reasons for the Merger,” unanimously (with Donald J. Zurbay, Chief Executive Officer and Director of the Company, having recused himself) (i) determined and declared that the Merger Agreement, the ancillary agreements to which Patterson is a party and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Patterson and its shareholders, (ii) approved the Merger Agreement, the ancillary agreements to which Patterson is a party and the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement and the transactions contemplated by thereby, including the Merger, be submitted to the shareholders of Patterson for adoption and approval, and (iv) recommended that Patterson’s shareholders adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

The Board recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Reasons for the Merger

In evaluating the Merger Agreement and the Merger, the Board consulted with Patterson’s management, its financial advisor, Guggenheim Securities, and outside legal counsel, Taft. The Board carefully reviewed and considered a number of factors, including the following factors (which are not necessarily listed in order of relative importance), all of which it viewed as generally supporting its unanimous (with Donald J. Zurbay, Chief Executive Officer and Director of the Company, having recused himself) (i) determination and declaration that the Merger Agreement, the ancillary agreements to which Patterson is a party and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Patterson and its shareholders, (ii) approval of the Merger Agreement, the ancillary agreements to which Patterson is a party and the transactions contemplated thereby, including the Merger, (iii) direction that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to the shareholders of Patterson for its adoption and approval, and (iv) recommendation that Patterson’s shareholders adopt and approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger:

•

the fact that the Merger Consideration represents an implied premium of approximately 49% over the 30 calendar day volume-weighted average price ending on the Unaffected Date, approximately 48% over the 30 calendar day volume-weighted average price ending December 10, 2024 (the last trading day before the Merger Agreement was announced), and a premium of approximately 36% over the closing price of Patterson common stock on December 10, 2024;

•

the fact that the Merger Consideration represents an implied premium of approximately 3% to the highest closing price of Patterson’s common stock during the fifty-two (52)-week period prior to the Unaffected Date;

•

the fact that the Merger Consideration of $31.35 per share will be paid in cash, and provides certainty, immediate value and liquidity to Patterson’s shareholders, enabling them to realize value for their interest in Patterson relative to future execution and market risks presented by a challenging macroeconomic, operating and capital markets environment;

•

the belief of the Board, after review of Patterson’s business, financial condition, results of operations, market trends, competitive landscape, execution risks and strategic alternatives, and discussions with Patterson’s management, its financial advisor and outside legal counsel, that the value offered to Patterson shareholders pursuant to the Merger Agreement is more favorable to Patterson shareholders than the potential long-term and sustainable value that might have resulted from remaining an independent public company, considering:

•

the view of the Board that the state of the macroeconomy and resulting impact on capital markets, the interest rate environment and current lending conditions present a difficult operating environment for Patterson as a public company;

•	uncertainty regarding execution of Patterson’s strategic plan and management projections in light of the evolving macro-economic environment;

•	the absence of tangible benefits associated with, and the costs of compliance with regulations pertaining to, Patterson remaining a public company; and

•	the historical, current and prospective financial condition, results of operations and business of Patterson;

•

the strategic alternatives review process undertaken by the Board prior to the signing of the Merger Agreement, which included both financial sponsors and strategics as described under “- Background of the Merger”;

•	the go-shop process undertaken by the Board, which did not result in any invited party indicating interest in pursuing a transaction as described under “- Background of the Merger”;

•

the belief of the Board, based upon arm’s length negotiations resulting in Parent’s submission of its final offer of $31.35 per share, that the price to be paid by Parent was the highest price per share that Parent was willing to pay for Patterson under the then-current facts and circumstances;

•

the fact that the Merger Agreement was the product of arm’s length negotiations, as well as the belief of the Board, based on these negotiations, that these were the most favorable terms to Patterson and its shareholders on which Parent was willing to agree under the then-current facts and circumstances;

•	the business reputation and capabilities of Patient Square and its management, and the belief that Patient Square had the ability to complete the Merger;

•

the belief that Parent had access to the resources needed to complete the Merger, including having obtained the Debt Financing Commitments for the transactions from reputable financial institutions and the Equity Financing Commitment from Patient Square Equity, and that Parent had agreed to use reasonable best efforts to consummate the Debt Financing and the Equity Financing in accordance with the respective terms of the Commitment Letters;

•

the likelihood that the Merger will be consummated, based upon, among other things, the limited number of conditions to the Merger, the absence of a financing condition, the likelihood of obtaining required regulatory approvals and contractual commitments by Parent to use its reasonable best efforts to obtain such regulatory approvals and the remedies available under the Merger Agreement to Patterson in the event of any breaches by Parent;

•

the opinion provided by Guggenheim Securities, dated December 10, 2024, to the Board as to the fairness, from a financial point of view, as of the date of the opinion, based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, of the Merger Consideration to the shareholders of Patterson, as more fully described in the section entitled “The Merger – Fairness Opinion of Guggenheim Securities, LLC.” The full text of the opinion is attached as Appendix C to this proxy statement;

•	the terms and conditions of the Merger Agreement and other transaction agreements, including the following related factors:

•

the right of the Company, prior to the No Shop Period Start Date, to solicit Acquisition Proposals during such period from third parties and to participate in discussions and negotiations with third parties regarding Acquisition Proposals during such period;

•

the right, prior to receipt of the Company Shareholder Approval, for the Board to furnish information and to engage in discussions or negotiations made by a third party with regard to any Acquisition Proposal that the Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, constitutes or could reasonably be expected to lead to a Superior Proposal;

•

the ability of the Board, subject to certain limitations, to withdraw or modify its recommendation that shareholders vote in favor of adoption and approval of the Merger Agreement in connection with the receipt of a Superior Proposal or the occurrence of an Intervening Event (as defined in “The Merger Agreement - No Solicitation of Other Offers; Change of Board Recommendation”) if the Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, and the Board’s right to terminate the Merger Agreement to accept a Superior Proposal and enter into a definitive agreement with respect to such Superior Proposal, subject to payment of a termination fee;

•

the belief of the Board, based upon the advice of its financial advisors and outside legal counsel, that the termination fee and the circumstances in which such termination fee may be payable are reasonable in light of the benefit of the Merger and would not be a significant impediment to third parties interested in making an Acquisition Proposal;

•	the representations, warranties and covenants of Patterson in the Merger Agreement;

•	the obligation of Parent to use its reasonable best efforts to obtain certain regulatory approvals;

•	the obligation of Parent to use its reasonable best efforts to consummate the Equity Financing and the Debt Financing;

•

the conditions to closing contained in the Merger Agreement, which are limited in number and scope, and which, in the case of the condition related to the accuracy of the Company’s representations and warranties, is generally subject to a Company Material Adverse Effect qualification;

•	the absence of a financing condition to Parent’s obligation to consummate the Merger;

•	the fact that Parent has received the Equity Commitment Letter, which will provide sufficient funds for Parent, together with the proceeds of the Debt Financing, to consummate the Merger;

•

the fact that, pursuant to the Merger Agreement, Patterson is entitled to specific performance and other equitable remedies to prevent breaches of the Merger Agreement and, under appropriate circumstances, may enforce Parent’s obligation to cause the Equity Financing to be consummated;

•

the fact that the Merger Agreement provides that, if the Merger is not consummated under certain circumstances, and as an alternative to specific performance under the Merger Agreement, Parent will pay Patterson an approximately $221.5 million reverse termination fee, and that such payment obligation is guaranteed by Patient Square Equity;

•

the fact that the Merger would be subject to approval by Patterson’s shareholders and that the shareholders would be free to evaluate the Merger and vote for or against the adoption and approval of the Merger Agreement at the special meeting; and

•

the ability of Patterson shareholders who do not vote in favor of the Merger proposal and otherwise comply with all required procedures applicable to dissenters’ rights under Sections 302A.471 and 302A.473 of the MBCA to receive payment of the fair value of such dissenting shares determined in accordance with Sections 302A.471 and 302A.473 of the MBCA (including interest determined in accordance with Section 302A.473 of the MBCA).

The Board also considered a variety of risks and other potentially negative factors with respect to the Merger Agreement and the Merger, including the following (which are not listed in any relative order of importance):

•

the fact that, following the consummation of the Merger, Patterson would no longer exist as an independent, publicly traded company, and that the consummation of the Merger and receipt of the Merger Consideration, while providing relative certainty of value, will not allow Patterson shareholders to participate in any potential future earnings or growth or benefit from any potential future appreciation in value of Patterson as a private company;

•	the fact that, under the terms of the Merger Agreement, the Company is unable to solicit other Acquisition Proposals following the No-Shop Period Start Date;

•

the restrictions in the Merger Agreement on Patterson’s ability to terminate the Merger Agreement in connection with the receipt of a Superior Proposal, including the fact that the Board must (i) provide five days’ written notice to Parent of its intention to effect a Change of Board Recommendation or terminate the Merger Agreement in order to provide Parent with an opportunity to match a Superior Proposal and (ii) negotiate in good faith with Parent during such period (plus three additional days in certain circumstances), and the discouraging effect this may have on other potential bidders;

•

the requirement under certain circumstances that the Company pay Parent a termination fee following termination of the Merger Agreement, including if the Merger Agreement is terminated by the Company in order to enter into a Superior Proposal or by Parent because the Company Board effects a Company Change of Board Recommendation, as more fully described in the section of this proxy statement captioned “The Merger Agreement — Termination Fee”;

•

the risk that the conditions to the consummation of the Merger may not be satisfied (including the expiration or termination of the waiting period under the HSR Act) and, as a result, the possibility that the Merger may not be completed in a timely manner or at all, even if the Merger Agreement is adopted and approved by Patterson’s shareholders;

•

the possibility that the Debt Financing contemplated by the Debt Commitment Letter and the Equity Financing contemplated by the Equity Commitment Letter will not be obtained, resulting in Parent not having sufficient funds to complete the Merger;

•	the potential negative effects if the Merger is not consummated in a timely manner or at all, including that:

•	the trading price of Patterson common stock could be adversely affected;

•	Patterson will have incurred significant transaction and opportunity costs attempting to complete the Merger;

•	Patterson could lose customers, suppliers, business partners and employees, including key sales and other personnel;

•	Patterson’s business may be subject to significant disruption and decline;

•	the market’s perceptions of Patterson’s prospects could be adversely affected; and

•	Patterson’s directors, officers and other employees will have expended considerable time and effort to consummate the Merger;

•

the fact that Parent and Merger Sub are newly formed entities with no material assets other than the Commitment Letters, and that, notwithstanding Patterson’s specific performance remedy under the Merger Agreement, Patterson’s remedy in the event of a breach of the Merger Agreement by Parent or Merger Sub may be limited to receipt of the approximately $221.5 million reverse termination fee, and that under certain circumstances Patterson may not be entitled to the reverse termination fee or monetary damages at all;

•

the significant costs involved in connection with entering into the Merger Agreement and consummating the Merger (many of which are payable whether or not the Merger is consummated), including in connection with any litigation that may arise in the future, and the substantial time and effort of Patterson’s management required to complete the Merger, which may disrupt its normal business operations and have a negative effect on its financial results;

•

the restrictions imposed by the terms of the Merger Agreement on the conduct of Patterson’s business prior to completion of the Merger, which may delay or prevent Patterson from undertaking business opportunities that may arise pending completion of the Merger and the resultant risk if the Merger is not consummated;

•

the fact that any gain realized by Patterson shareholders as a result of the Merger will generally be taxable for U.S. federal income tax purposes to those shareholders that are U.S. persons subject to taxation in the United States; and

•

the fact that Patterson’s executive officers and directors have interests in the Merger that may be different from, or in addition to, those of Patterson shareholders. See “- Interests of the Directors and Officers of Patterson in the Merger”.

After taking into account the factors set forth above, as well as others, the Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger were outweighed by the potential benefits of the Merger to Patterson’s shareholders. Accordingly, the Board unanimously (with Donald J. Zurbay, Chief Executive Officer and Director of the Company, having recused himself) (i) determined and declared that the Merger Agreement, the ancillary agreements to which Patterson is a party and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Patterson and its shareholders, (ii) approved the Merger Agreement, the ancillary agreements to which Patterson is a party and the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement and the transactions contemplated by thereby, including the Merger, be submitted to the shareholders of Patterson for adoption and approval, and (iv) recommended that Patterson’s shareholders adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

The foregoing discussion summarizes the material factors considered by the Board, but is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Board applied his or her own business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination and recommendation. The Board based its recommendation on the totality of the information presented, including its discussions with, and questioning of, Patterson’s management and its financial advisor and outside legal counsel. This explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Concerning Forward-Looking Statements”.

Fairness Opinion of Guggenheim Securities, LLC

Patterson’s Board retained Guggenheim Securities as its financial advisor in connection with the review and assessment of various strategic alternatives and any material acquisition, disposition or other extraordinary corporate transaction that Patterson may elect to pursue. In selecting Guggenheim Securities as its financial advisor, Patterson considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the healthcare services industry. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

At the December 10, 2024 meeting of Patterson’s Board, Guggenheim Securities rendered an oral opinion, which was confirmed by delivery of a written opinion, dated December 10, 2024, to Patterson’s Board to the effect that, as of December 10, 2024 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Merger Consideration was fair, from a financial point of view, to the shareholders of Patterson.

This description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Appendix C to this proxy statement and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, business, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.

In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion (and, as applicable, any materials provided in connection therewith):

•	was provided to Patterson’s Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Merger Consideration;

•	did not constitute a recommendation to Patterson’s Board with respect to the Merger;

•	does not constitute advice or a recommendation to any shareholder of Patterson as to how to vote or act in connection with the Merger or otherwise;

•

did not address Patterson’s underlying business or financial decision to pursue or effect the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Patterson, the financing of the Merger by Parent or the effects of any other transaction in which Patterson might engage;

•	addressed only the fairness, from a financial point of view and as of the date of such opinion, of the Merger Consideration to the shareholders of Patterson;

•

expressed no view or opinion as to (i) any other term, aspect or implication of (x) the Merger (including, without limitation, the form or structure of the Merger) or the Merger Agreement or (y) any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger or (ii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities, creditors or other constituencies of Patterson; and

•

expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Patterson’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration or otherwise.

In the course of performing its reviews and analyses for rendering its opinion, Guggenheim Securities:

•	reviewed a substantially final draft of the Merger Agreement dated as of December 10, 2024;

•	reviewed certain publicly available business and financial information regarding Patterson;

•

reviewed certain non-public business and financial information regarding Patterson and its businesses and future prospects (including certain financial projections for Patterson on a stand-alone basis for the fiscal years ending April 26, 2025 through April 28, 2029 (the “Patterson-Provided Financial Projections”) and certain other estimates and other forward-looking information), all as prepared by, discussed with and approved for Guggenheim Securities’ use by Patterson’s management (collectively, the “Patterson-Provided Information”);

•	performed discounted cash flow analyses based on the Patterson-Provided Financial Projections;

•

compared the financial performance of Patterson and certain trading multiples and the trading activity of the common stock of Patterson with corresponding data for certain publicly traded companies that Guggenheim Securities deemed relevant in evaluating Patterson;

•	reviewed the valuation and financial metrics of certain precedent mergers and acquisitions that Guggenheim Securities deemed relevant in evaluating the Merger;

•	reviewed the historical prices, certain trading multiples and the trading activity of the common stock of Patterson;

•	reviewed the premiums paid in connection with certain public precedent merger and acquisition transactions that Guggenheim Securities deemed relevant in evaluating the Merger;

•

performed illustrative leveraged buyout analyses based on the Patterson-Provided Financial Projections (with certain adjustments relating to the contemplated financing of customer receivables as discussed with Patterson management); and

•	conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

With respect to the information used in arriving at its opinion, Guggenheim Securities noted that:

•

Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with Patterson (including, without limitation, the Patterson standalone projections as of December 2024 described in the section titled “- Forward-Looking Financial Information” included in the Patterson-Provided Financial Projections), or obtained from public sources, data suppliers and other third parties.

•

Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, the Patterson-Provided Information), (ii) expressed no view or opinion regarding the reasonableness or achievability of the Patterson-Provided Financial Projections, any other estimates or any other forward-looking information provided by Patterson or the assumptions upon which any of the foregoing are based and (iii) relied upon the assurances of Patterson’s management that they were unaware of any facts or circumstances that would make the Patterson standalone projections as of December 2024 incomplete, inaccurate or misleading.

•	Guggenheim Securities (i) was advised by Patterson’s management, and Guggenheim Securities assumed, that the Patterson standalone projections as of December 2024 had been (x) reasonably prepared on bases reflecting the best currently available estimates and judgments of Patterson’s management as to the expected future performance of Patterson on a stand-alone basis and (y) reviewed by Patterson’s Board with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion and (ii) assumed that any financial projections/forecasts, any other estimates and/or any other forward-looking information obtained from public sources, data suppliers and other third parties was reasonable and reliable.

Guggenheim Securities also noted certain other considerations with respect to its engagement and the rendering of its opinion:

•

Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Patterson or any other entity or the solvency or fair value of Patterson or any other entity, nor was Guggenheim Securities furnished with any such appraisals.

•

Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in Guggenheim Securities’ opinion should not be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of Patterson’s management and Patterson’s other professional advisors with respect to such matters. Guggenheim Securities did not express any view or render any opinion regarding the tax consequences of the Merger to Patterson or its securityholders.

Guggenheim Securities further assumed that:

•

In all respects meaningful to its analyses, (i) the final executed form of the Merger Agreement did not differ from the draft that Guggenheim Securities reviewed, (ii) Parent, Merger Sub and Patterson will comply with all terms and provisions of the Merger Agreement and (iii) the representations and warranties of Parent, Merger Sub and Patterson contained in the Merger Agreement were true and correct and all conditions to the obligations of each party to the Merger Agreement to consummate the Merger would be satisfied without any waiver, amendment or modification thereof.

•

The Merger will be consummated in a timely manner in accordance with the terms of the Merger Agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on the Merger in any meaningful way to Guggenheim Securities’ analyses or opinion.

•

Guggenheim Securities did not express any view or opinion as to (i) the prices at which the Patterson common stock or other securities or financial instruments of or relating to Patterson may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets on Patterson, any such securities or other financial instruments, the Merger or the financing thereof or (iii) the impact of the Merger on the solvency or viability of Parent, Merger Sub or Patterson or the ability of Parent, Merger Sub or Patterson to pay their respective obligations when they come due.

Patterson Financial Analyses

This summary of Patterson Financial Analyses presents a summary of the principal financial analyses performed by Guggenheim Securities and presented to Patterson’s Board in connection with Guggenheim Securities’ rendering of its opinion. Such presentation to Patterson’s Board was supplemented by Guggenheim Securities’ oral discussion, the nature and substance of which may not be fully described herein, but none of which materially impacted the financial analyses performed by Guggenheim Securities.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ financial analyses.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities’ view create an incomplete and misleading picture of the processes underlying the financial analyses considered in rendering Guggenheim Securities’ opinion.

In arriving at its opinion, Guggenheim Securities:

•

based its financial analyses on various assumptions, including assumptions concerning general business, economic, capital markets and other conditions and industry-specific and company-specific factors, all of which are beyond the control of Patterson, Parent and Guggenheim Securities;

•	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

•	considered the results of all of its financial analyses and did not attribute any particular weight to any one analysis or factor; and

•

ultimately arrived at its opinion based on the results of all of its financial analyses assessed as a whole and believes that the totality of the factors considered and the various financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view and as of the date of such opinion, of the Merger Consideration, to the shareholders of Patterson to the extent expressly specified in such opinion.

With respect to the financial analyses performed by Guggenheim Securities in connection with rendering its opinion:

•

Such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•

None of the selected precedent merger and acquisition transactions used in the selected precedent merger and acquisition transactions analysis described below is identical or directly comparable to the Merger, and none of the selected publicly traded companies used in the selected publicly traded companies analysis described below is identical or directly comparable to Patterson. However, such transactions and companies were selected by Guggenheim Securities, among other reasons, because they involved target companies or represented publicly traded companies which may be considered broadly similar, for purposes of Guggenheim Securities’ financial analyses, to Patterson based on Guggenheim Securities’ familiarity with its sectors.

•

In any event, selected precedent merger and acquisition transactions analysis and selected publicly traded comparable companies analysis are not mathematical. Rather, such analyses involve complex considerations and judgments concerning the differences in business, financial, operating and capital markets-related characteristics and other factors regarding the selected precedent merger and acquisition transactions to which the Merger was compared and the selected publicly traded companies to which Patterson was compared.

•	Such financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

Certain Definitions

Throughout this section titled “The Merger—Patterson Financial Analyses,” the following financial terms are used in connection with Guggenheim Securities’ various financial analyses:

•	“CY” means calendar year.

•

“Adjusted EBITDA” or “Adj. EBITDA” means the relevant company’s non-GAAP operating earnings before interest, taxes, depreciation and amortization, shown after the deduction of stock-based compensation expense.

•

“Enterprise value” represents the relevant company’s market capitalization based on diluted shares outstanding calculated using the treasury stock method plus (i) the principal or face amount of total debt and preferred stock plus non-controlling interests and less (ii) cash, cash equivalents, short- and long-term marketable investments and certain other cash-like items and the book value of equity investments.

•	“LTM” means latest twelve months.

•

“Unaffected date” means the last date prior to transaction speculation or the announcement that the relevant company was evaluating strategic alternatives, and in the case of Patterson means December 4, 2024, the last date prior to the announcement that Patterson’s Board was evaluating strategic alternatives.

•

“Unlevered free cash flow” or “ULFCF” means the relevant company’s after-tax unlevered operating cash flow minus capital expenditures and after giving effect to positive or negative changes in net working capital.

Recap of Patterson Standalone Financial Analyses

In evaluating Patterson in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including discounted cash flow analysis and selected publicly traded comparable companies analyses. Solely for informational reference purposes, Guggenheim Securities also reviewed selected precedent change of control transactions, 52 week high/low stock prices, Wall Street equity research analyst price targets, implied premiums paid or proposed to be paid in selected precedent healthcare services industry change of control transactions and the LBO analysis described below.

Recap of Patterson Standalone Financial Analyses

Unaffected Date Closing Patterson Share Price	$21.88
Merger Consideration	$31.35

	Reference Range
	Low ($)	High ($)
Financial Analyses
Discounted Cash Flow Analysis	26.30	38.95
Selected Public Companies Analysis:
CY2025 Adj. EBITDA	15.50	31.30
CY2025 Adj. EPS	19.10	29.85
For Informational Reference Purposes
Selected Precedent Change of Control Transactions	26.55	30.15
52 Week High/Low Stock Prices	19.55	30.35
Wall Street Equity Research Analyst Stock Price Targets (Discounted)	20.85	26.30
Healthcare Services Premiums Paid (Unaffected)	25.00	29.50
Healthcare Services Premiums Paid (52-week High)	21.75	33.70
LBO Analysis	25.85	32.95

Patterson Standalone Financial Analyses

Discounted Cash Flow Analysis

Guggenheim Securities performed a discounted cash flow analysis of Patterson based on the forecasted unlevered free cash flows for Patterson and an estimate of its terminal value at the end of the projection period.

In performing its discounted cash flow analysis:

•	Guggenheim Securities utilized the Patterson-Provided Financial Projections as provided and approved for Guggenheim Securities’ use by Patterson’s management.

•	Guggenheim Securities used a discount rate range of 8.60% - 10.20% based on its estimate of Patterson’s weighted average cost of capital.

•

In estimating Patterson’s terminal value, Guggenheim Securities used a range of perpetual growth rates of 1.50% to 2.50%, which range was selected based on Guggenheim Securities’ professional judgment and experience.

•	Guggenheim Securities rounded share prices to the nearest $0.05.

Guggenheim Securities’ discounted cash flow analysis for purposes of evaluating the Patterson common stock resulted in an overall reference range of $26.30 - $38.95 per share of Patterson common stock.

Selected Public Companies Analysis

Guggenheim Securities reviewed and analyzed Patterson’s historical stock price performance, trading metrics and historical and projected/forecasted financial performance compared to corresponding data for selected publicly traded companies that Guggenheim Securities deemed relevant for the purposes of this analysis. Guggenheim Securities calculated, among other things, various public market trading multiples for Patterson and the selected publicly traded companies (in the case of the selected publicly traded companies, based on Wall Street equity research consensus estimates and each company’s most recent publicly available financial filings), which are summarized in the table below:

Selected Publicly Traded Companies Analysis(1)

	Enterprise Value / CY 2025 Adj. EBITDA		Price / CY 2025 Adj. EPS
Specialty
Henry Schein, Inc.	11.5x	(2)	14.5x
Owens & Minor, Inc.	5.3x		7.9x
AdaptHealth Corp.	4.8x		9.8x
Statistical Summary
Average	7.2x		10.7x
Median	5.3x		9.8x
Wholesale
McKesson Corporation	13.1x		16.6x
Cencora, Inc.	11.5x		15.7x
Cardinal Health, Inc.	11.4x		14.8x
Statistical Summary
Average	12.0x		15.7x
Median	11.5x		15.7x
Overall
Statistical Summary
Average	9.6x		13.2x
Median	11.5x		14.7x

(1)

Includes relevant pro forma adjustments for certain acquisitions: McKesson Corporation pro forma adjustments for controlling interest acquisition of Florida Cancer Specialists & Research Institute, LLC; Cencora, Inc. balance sheet pro forma adjustments for the acquisition of Retina Consultants of America; Cardinal Health, Inc. balance sheet pro forma adjustments for the acquisitions of Integrated Oncology, GI Alliance and Advanced Diabetes Supply Group; and Owens & Minor, Inc. pro forma adjustments for the acquisition of Rotech Healthcare.

(2)	Includes book value of investments comprised of $180 million of investments in affiliates and $44 million notes receivables per Henry Schein, Inc.’s 2023 Annual Report on Form 10-K.

In performing its selected public companies analysis, Guggenheim Securities selected reference ranges of trading multiples for purposes of evaluating Patterson on a public market trading basis as follows:

(i)	Enterprise Value / CY 2025 Adj. EBITDA multiple range of 5.5x - 9.5x based on CY 2025 Adj. EBITDA, which resulted in a reference range of $15.50 - $31.30 per share of Patterson common stock.

(ii)	Price / CY 2025 Adj. EPS multiple range of 8.0x - 12.5x based on CY 2025 Adj. EPS, which resulted in a reference range of $19.10 - $29.85 per share of Patterson common stock.

Other Financial Reviews for Reference Information Purposes

In order to provide certain context for the financial analyses of Patterson in connection with its opinion as described above, Guggenheim Securities undertook various additional financial reviews and analyses as summarized below solely for informational reference purposes. Guggenheim Securities did not consider such additional financial reviews and analyses to be determinative methodologies for purposes of its opinion.

Selected Precedent Merger and Acquisition Transactions

Guggenheim Securities reviewed and analyzed certain financial metrics associated with selected precedent merger and acquisition transactions in the healthcare distribution sector with publicly available data that were announced since January 1, 2010 that Guggenheim Securities deemed relevant for purposes of this analysis. In evaluating the precedent transactions for informational purposes, Guggenheim Securities noted that the transactions involved a diverse group of specialty distributors serving a variety of end markets, involved targets with a wide range of unaffected valuation multiples and were completed over a long period of time with only one transaction completed in the last approximately two and a half years. Guggenheim Securities calculated, among other things and to the extent publicly available, certain implied change of control transaction multiples as well as the unaffected and synergized multiples for the selected precedent merger and acquisition transactions based on Wall Street equity research consensus estimates, each company’s most recent publicly available financial filings and certain other publicly available information. Guggenheim Securities selected a reference range of transaction multiples of 9.0x - 10.0x LTM Adj. EBITDA and applied this range to Patterson’s LTM Adj. EBITDA (12/1) to calculate a reference range of implied Patterson share prices of $26.55 - $30.15 per share of Patterson common stock (rounded to the nearest $0.05 per share). The implied change of control transaction multiples calculated by Guggenheim Securities are summarized in the table below:

Announce Date	Acquiror	Target	Enterprise Value ($ millions)		Multiple of Transaction Enterprise Value to LTM Adj. EBITDA		Unaffected Trading Multiple of Enterprise Value to LTM Adj. EBITDA	Multiple of Transaction Enterprise Value to LTM Synergized Adj. EBITDA
Feb-24	THL Partners	Agiliti	2,487		10.0x		8.7x	NA
May-22	Clayton, Dubilier & Rice, TPG	Covetrus	3,946		18.5x		14.4x	NA
Jan-21	AmerisourceBergen	WBS (Alliance Healthcare)	6,500	(1)	11.2x		NA	9.9x
Mar-18	Patricia Industries	Sarnova	903	(1)	13.6x	(2)	NA	NA
Nov-17	AmerisourceBergen	H.D. Smith	815	(1)	15.4x	(3)	NA	NA
May-17	Avantor	VWR	6,451		13.3x		12.0x	NA
Jul-15	Madison Dearborn	Patterson Medical (Performance Health)	715	(1)	10.6x		NA	NA
Jun-15	Cardinal Health	Harvard Drug	1,115	(1)	11.6x		NA	NA
May-15	Patterson Companies	Animal Health International	1,100	(1)	16.2x		NA	11.8x
Jan-15	AmerisourceBergen	MWI Veterinary Supply	2,522		19.7x		18.3x	13.8x
Oct-13	McKesson	Celesio	7,942		10.4x		9.8x	7.5x
Oct-12	McKesson	PSS World Medical	1,858		11.9x		8.9x	7.3x

(1)	Per transaction announcement press release.
(2)	Represents CY-1 metric.
(3)	Based on Wall Street research estimates.

52-Week High/Low Stock Prices

Guggenheim Securities reviewed Patterson’s stock price trading history over the last twelve months preceding the Unaffected Date. Guggenheim Securities noted that the lowest trading price was $19.57 on November 14, 2024, and the highest trading price was $30.36 on January 22, 2024.

Analyst Stock Price Targets

Guggenheim Securities reviewed ten selected Wall Street equity research analyst stock price targets for Patterson common stock. Guggenheim Securities noted that such Wall Street equity research analyst stock price targets were between $23.00 - $29.00 per share. Using a discount rate of 10.28% (which reflected the midpoint of Guggenheim Securities’ estimate of Patterson’s cost of equity), Guggenheim Securities calculated net present values for such Wall Street equity research analyst stock price targets of between $20.85 - $26.30 per share of Patterson common stock.

Premiums Paid in Selected Healthcare Services Merger and Acquisition Transactions

Guggenheim Securities reviewed, based on publicly available information, the implied unaffected premiums paid or proposed to be paid since 2014 in connection with selected precedent merger and acquisition transactions involving all-cash acquisitions of healthcare services companies with transaction values greater than $500 million, excluding healthcare information technology transactions.

•

Guggenheim Securities noted that based on the target company’s unaffected closing stock price the 25th percentile precedent M&A transaction-related premium was approximately 14% and the 75th percentile precedent M&A transaction-related premium was approximately 35%. Guggenheim Securities noted that, based upon Patterson’s closing share price on the Unaffected Date, the implied range of prices of Patterson common stock for such premiums was $25.00 - $29.50.

•

Guggenheim Securities noted that based upon the target company’s 52-week high closing stock price, the 25th percentile precedent M&A transaction-related discount was approximately (28%) and the 75th percentile precedent M&A transaction-related premium was approximately 11%. Guggenheim Securities noted that, based upon Patterson’s 52-week high closing share price, the implied range of prices of Patterson common stock for such premiums was $21.75 - $33.70.

LBO Analysis

Guggenheim Securities performed an illustrative analysis of the implied price per share of Patterson common stock that could theoretically be paid by a financial sponsor. The LBO assumed (i) a refinancing of the off balance sheet liabilities consistent with Patient Square’s committed financing package and (ii) the Patterson-Provided Financial Projections were adjusted, after conversations with management, to reflect the positive P&L impact associated with bringing the off-balance sheet facilities onto Patterson’s balance sheet as well as additional cost savings. The LBO analysis resulted in a reference range of $25.85 - $32.95 per share of Patterson common stock.

Other Considerations

Except as described in the summary above, Patterson did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its financial analyses, or providing its opinion. The type and amount of consideration payable in the Merger were determined through negotiations between Patterson and Parent and were approved by Patterson’s Board. The decision to enter into the Merger Agreement was solely that of Patterson’s Board. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by Patterson’s Board. Consequently, Guggenheim Securities’ financial analyses should not be viewed as determinative of the decision of Patterson’s Board with respect to the fairness, from a financial point of view of the Merger Consideration to the shareholders of Patterson.

Pursuant to the terms of Guggenheim Securities’ engagement, Patterson has agreed to pay Guggenheim Securities an estimated cash transaction fee of approximately $45 million. In connection with Guggenheim Securities’ engagement, Patterson has previously paid Guggenheim Securities a cash opinion fee of $5 million that became payable upon delivery of Guggenheim Securities’ opinion, which will be credited against the foregoing cash transaction fee. In addition, Patterson has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify Guggenheim Securities against certain liabilities arising out of its engagement.

Aside from its current engagement by Patterson, Guggenheim Securities has not previously been engaged during the past two years by Patterson, nor has Guggenheim Securities been previously engaged during the past two years by Parent or Patient Square, to provide any financial advisory or investment banking services for which Guggenheim Securities received fees. Guggenheim Securities may seek to provide Patterson, Parent and Patient Square and their respective affiliates with financial advisory and investment banking services unrelated to the Merger in the future, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for its and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to Patterson, Parent, Patient Square, other participants in the Merger and their respective affiliates, for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Patterson, Parent, Patient Square, other participants in the Merger and their respective affiliates. Furthermore, Guggenheim Securities and its affiliates and related entities and its or their respective directors, officers, employees, consultants and agents may have investments in Patterson, Parent, Patterson and other participants in the Merger and their respective affiliates.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Patterson, Parent, Patient Square, other participants in the Merger and their respective affiliates and the Merger that differ from the views of Guggenheim Securities’ investment banking personnel.

Forward-Looking Financial Information

In connection with Patterson’s strategic planning process, Patterson management prepares a Long-Range Plan for Patterson and regularly makes updates to Patterson’s Long-Range Plan, including to reflect actual results and trends and changes in Patterson’s performance and the industry in which it operates. In February 2024, Patterson management prepared and Patterson’s Board approved a Long-Range Plan which included certain unaudited prospective financial information for prospective periods in Patterson’s fiscal years 2025 to 2029 for Patterson as an independent company. In June 2024, as described in the section titled “- Background of the Merger,” following Patient Square’s initial expression of interest, Patterson management prepared and reviewed with Patterson’s Board certain ordinary course updating of the Long-Range Plan, including reflection of the Company’s budget for fiscal year 2025 and inclusion of fiscal year 2029. In December 2024, as described in the section titled “- Background of the Merger,” during the period in which it was engaged in discussions with Patient Square and certain other parties with respect to a potential transaction, Patterson management prepared and Patterson’s Board approved the Updated Long-Range Plan, which reflected sector-specific challenges and the state of Patterson’s financial results throughout the first half of the fiscal year.

The tables below summarize (i) the unaudited prospective financial information of Patterson included in the Long-Range Plan as updated in June 2024, which financial information is referred to as the “Patterson standalone projections as of June 2024” and (ii) the unaudited prospective financial information of Patterson included in the Updated Long-Range Plan, which financial information is referred to as the “Patterson standalone projections as of December 2024” and, together with the Patterson standalone projections as of June 2024, the “Patterson standalone projections.” The Patterson standalone projections were prepared treating Patterson as an independent company, without giving effect to the Merger, including (i) any impact of the negotiation or execution of the merger agreement or the Merger and the evaluation of potential strategic alternatives; (ii) the expenses that have been and may be incurred in connection with the Merger or the consummation thereof or potential strategic alternatives; (iii) the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed or in anticipation of the Merger; or (iv) the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed but that were instead altered, accelerated, postponed or not taken in anticipation of the Merger.

The Patterson standalone projections were provided to Patterson’s Board for the purposes of considering, analyzing and evaluating the Merger and strategic alternatives, and were also provided to Patterson’s Board’s financial advisor, Guggenheim Securities, to assist Patterson’s Board in connection with such matters. The Patterson standalone projections were also provided to Guggenheim Securities for its use in connection with its fairness opinion delivered to Patterson’s Board and related financial analyses, as described further in the section titled “The Merger - Fairness Opinion of Guggenheim Securities, LLC.” At the direction of Patterson’s Board, Guggenheim Securities relied on the Patterson standalone projections as of December 2024 in their financial analyses and advice to Patterson’s Board, and assumed with the consent of Patterson’s Board that the Patterson standalone projections as of December 2024 were reasonably prepared and reflected the best currently available estimates and judgments of Patterson management. The Patterson standalone projections were also provided to Patient Square in connection with its consideration and evaluation of the Merger. The Patterson standalone projections were also provided to Party E in connection with its consideration of a potential transaction with Patterson.

Other than its annual financial guidance and business outlook, Patterson does not as a matter of course make public projections as to future revenues, earnings or other results available due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. The Patterson standalone projections are not included in this proxy statement to influence any decision on whether to vote for the Merger Proposal or any other proposal presented at the special meeting, but rather are included in this proxy statement to give shareholders access to certain non-public information that was provided to Patterson’s Board, Patterson’s Board’s financial advisor, and to Patient Square. The inclusion of the Patterson standalone projections should not be regarded as an indication that Patterson’s Board, Patterson, the Patient Square board of directors, Patient Square, or their respective members of management or financial advisors or any other recipient of this information considered, or now considers, them to be necessarily predictive of actual future results, and they should not be relied on as such. There can be no assurance that the projected results will be realized or that actual results of Patterson will not be materially lower or higher than estimated, whether or not the Merger is completed. The Patterson standalone projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement. Patterson has reported and may in the future report results of operations for periods included in the Patterson standalone projections that were or will be completed following the preparation of the Patterson standalone projections. Shareholders and investors are urged to refer to Patterson’s periodic filings with the SEC for information on Patterson’s actual historical results. Please read the information set forth in this section below under the heading “Important Information Regarding the Management Forecasts.”

The following table presents a summary of certain unaudited prospective financial information for Patterson’s fiscal years 2025 through 2029 for Patterson as an independent company prepared by Patterson’s management, which financial information is referred to as the “Patterson standalone projections as of June 2024.” Patterson management made various assumptions when preparing the Patterson standalone projections as of June 2024, including certain assumptions regarding growth and overall company financial performance, which resulted in a compound annual growth rate over the period of Patterson’s fiscal years 2025 through 2029 of approximately 4.7% in Patterson’s dental segment and approximately 4.6% in Patterson’s animal health segment.

	Fiscal Year Ended
($ in millions)	2025E ($)	2026E ($)	2027E ($)	2028E ($)	2029E ($)
Revenue	6,832	7,134	7,460	7,815	8,181
Adjusted Operating Income (1)	307	336	374	422	458
EBITDA (2)	367	398	440	490	529
Adjusted EPS (3)	2.43	2.70	3.11	3.56	3.87

(1)

Adjusted Operating Income is a non-GAAP financial measure, which represents operating income adjusted to exclude the after-tax impact of deal amortization expenses, integration and business restructuring expenses, inventory pre-payment write-off, and investment gain.

(2)	EBITDA is a non-GAAP financial measure, which is defined as non-GAAP operating income before depreciation and amortization.
(3)

Adjusted EPS is a non-GAAP financial measure, which represents earnings per share adjusted to exclude the after-tax impact of deal amortization expenses, integration and business restructuring expenses, inventory pre-payment write-off, and investment gain.

The following table presents a summary of certain unaudited prospective financial information for Patterson’s fiscal years 2025 through 2029 for Patterson as an independent company prepared by Patterson’s management, as updated by Patterson management as of, and approved by Patterson’s Board on, December 6, 2024, which financial information is referred to as the “Patterson standalone projections as of December 2024.” The Patterson standalone projections as of December 2024 were updated by Patterson management to reflect sector-specific challenges and the state of Patterson’s financial results throughout the first half of the fiscal year. The Patterson standalone projections as of December 2024 included projections for Patterson’s fiscal years 2025 through 2029 for Patterson as an independent company prepared by Patterson management for Guggenheim Securities’ use in connection with its opinion delivered to Patterson’s Board and related financial analyses, as described further in the section titled “The Merger - Fairness Opinion of Guggenheim Securities, LLC.” Patterson management made various assumptions when preparing the Patterson standalone projections as of December 2024, including certain assumptions regarding growth and overall company financial performance, which resulted in a compound annual growth rate over the period of Patterson’s fiscal years 2025 through 2029 of approximately 3.6% in Patterson’s dental segment and approximately 3.9% in Patterson’s animal health segment.

	Fiscal Year Ended
($ in millions)	2025E ($)	2026E ($)	2027E ($)	2028E ($)	2029E ($)
Revenue	6,674	6,852	7,087	7,411	7,757
Adjusted Operating Income (1)	285	310	343	382	414
EBITDA (2)	343	370	405	446	482
Adjusted EPS (3)	2.28	2.47	2.84	3.21	3.49

(1)

Adjusted Operating Income is a non-GAAP financial measure, which represents operating income adjusted to exclude the after-tax impact of deal amortization expenses, integration and business restructuring expenses, inventory pre-payment write-off, and investment gain.

(2)	EBITDA is a non-GAAP financial measure, which is defined as non-GAAP operating income before depreciation and amortization.
(3)

Adjusted EPS is a non-GAAP financial measure, which represents earnings per share adjusted to exclude the after-tax impact of deal amortization expenses, integration and business restructuring expenses, inventory pre-payment write-off, and investment gain.

Important Information Regarding the Management Forecasts

The Patterson standalone projections were developed by Patterson’s management on a standalone basis without giving effect to the Merger and the other transactions contemplated by the Merger Agreement. Furthermore, Patterson’s standalone projections do not take into account the effect of any failure of the transactions contemplated by the Merger Agreement to be completed and should not be viewed as accurate or continuing in that context. Although Patterson’s standalone projections are presented with numerical specificity, they were based on numerous variables and assumptions made by Patterson’s management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Patterson’s business, all of which are difficult or impossible to predict accurately and many of which are beyond Patterson’s control. Patterson’s standalone projections constitute forward-looking information and are subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted Patterson’s standalone projections, including, but not limited to, the factors set forth in “Cautionary Statement Concerning Forward-Looking Statements” and the various risks set forth in Patterson’s reports filed with the SEC. There can be no assurance that Patterson’s standalone projections will be realized or that actual results will not be significantly higher or lower than Patterson’s standalone projections. Patterson’s standalone projections cover several years, and such information by its nature becomes less reliable with each successive year. In addition, Patterson’s standalone projections will be affected by Patterson’s ability to achieve strategic goals, objectives and targets over the applicable periods. Patterson’s standalone projections reflect assumptions as to certain business decisions that are subject to change and cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such. The inclusion of Patterson’s standalone projections should not be regarded as an indication that Patterson, Guggenheim Securities, their respective officers, directors, affiliates, advisors, or other representatives or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and this information should not be relied upon as such. The inclusion of Patterson’s standalone projections in this proxy statement should not be regarded as an indication that Patterson’s standalone projections will be necessarily predictive of actual future events. No representation is made by Patterson or any other person regarding Patterson’s standalone projections or Patterson’s ultimate performance compared to such information. Patterson’s standalone projections should be evaluated, if at all, in conjunction with the historical financial statements and other information about Patterson contained in Patterson’s public filings with the SEC. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.” In light of the foregoing factors, and the uncertainties inherent in Patterson’s standalone projections, you are cautioned not to place undue, if any, reliance on Patterson’s standalone projections.

Patterson’s standalone projections were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or accounting principles generally accepted in the United States (“GAAP”), or the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation or presentation of prospective financial information, but, in the view of Patterson management, were reasonably prepared in good faith on a basis reflecting the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of management’s knowledge and belief, the expected future financial performance of Patterson. However, this information is not fact and should not be relied upon as being necessarily predictive of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on the Patterson standalone projections. Although Patterson management believed there was a reasonable basis for the Patterson standalone projections, Patterson cautions shareholders that actual future results could be materially different from the Patterson standalone projections. Patterson’s standalone projections included in this proxy statement have been prepared by, and are the responsibility of, Patterson’s management. Ernst & Young LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to Patterson’s standalone projections and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report incorporated by reference into this proxy statement relates to Patterson’s previously issued financial statements. It does not extend to Patterson’s standalone projections and should not be read to do so.

Adjusted Operating Income, EBITDA and Adjusted EPS contained in Patterson’s standalone projections are each a “non-GAAP financial measure,” which is a financial performance measure that is not calculated in accordance with GAAP. The non-GAAP financial measures used in Patterson’s standalone projections were relied upon by Guggenheim Securities for purposes of its opinion and by Patterson’s Board in connection with its evaluation of the Merger. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by Guggenheim Securities for purposes of its opinion or by the Board in connection with its evaluation of the Merger. Accordingly, Patterson has not provided a reconciliation of the financial measures included in Patterson’s standalone projections to the relevant GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Patterson may not be comparable to similarly titled amounts used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.

The summary of such information above is included solely to give Company shareholders access to the information that was made available to the Board, Guggenheim Securities, Parent and Merger Sub, and is not included in this proxy statement to influence any Company shareholder to vote their shares of Patterson common stock in favor of the Merger Proposal or any other proposal contained herein. In addition, Patterson’s standalone projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement, and except as required by applicable securities laws, Patterson does not intend to update or otherwise revise Patterson’s standalone projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.

Leadership of the Company Following the Merger

As of the date of this proxy statement, none of the Company’s executive officers has entered into any new agreement, arrangement or understanding with Parent or any of its affiliates regarding the terms and conditions of compensation, incentive arrangements or employment with the Company after the Merger. Although no agreements have been entered into at this time with any of the Company’s executive officers, prior to or following the completion of the Merger, they may enter into new agreements or amendments to existing arrangements with Parent or one of its affiliates regarding their employment with the Company after the Merger.

Interests of the Directors and Executive Officers of Patterson in the Merger

When considering the recommendation of the Board that you vote “FOR” the Merger Proposal, you should be aware that certain of our directors and executive officers have interests in the Merger that may be different from, or in addition to, your interests as a shareholder generally. The Board was aware of these interests in, among other matters, approving the Merger Agreement and the transactions contemplated thereby, including the Merger, and in recommending that the Merger Proposal be adopted and approved by the shareholders of Patterson. See “- Background of the Merger” and “- Recommendation of Our Board of Directors and Reasons for the Merger”. You should take these interests into account in deciding whether to vote “FOR” the approval of the Merger Proposal.

These interests are described in more detail below. Compensation that may become payable to our “named executive officers” in connection with the Merger is subject to a non-binding, advisory vote of the shareholders of Patterson and is quantified in the narrative below and in “Proposal 3: Advisory Vote on Merger-Related Named Executive Officer Compensation”. The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events will occur.

As of February 20, 2025 the Company’s executive officers for purposes of the discussion below were as follows:

Name	Position
Donald J. Zurbay	President and Chief Executive Officer
Kevin M. Barry	Chief Financial Officer
Kevin M. Pohlman	Chief Operating Officer
Les B. Korsh	Chief Legal Officer and Corporate Secretary
Samantha L. Bergeson*	Chief Human Resources Officer

*	Although not a named executive officer for purposes of Golden Parachute Compensation disclosure below, Ms. Bergeson is a current executive officer of the Company.

Assumptions

The potential payments and benefits to directors and executive officers in the narrative and tables below are, unless otherwise noted, based on the following assumptions:

•	the relevant price per share of Patterson common stock is $31.35 per share, which is the Merger Consideration;

•	the assumed Effective Time was April 1, 2025, which is the assumed date of the effectiveness of the Merger solely for purposes of this disclosure;

•	the executive officers were each terminated without “cause” or resigned for “good reason,” in either case, immediately following the assumed Effective Time;

•	the directors’ service on the Board was terminated immediately following the assumed Effective Time;

•	the executive officer’s base salary rate and annual target bonus were those in effect as of immediately prior to the assumed Effective Time; and

•

outstanding vested and unvested Company Options, Company RSUs and Company PSUs held by our executive officers and non-employee disinterested directors, in each case, were their holdings as of February 20, 2025. Depending on when the Merger is completed, certain Company awards that were unvested as of February 20, 2025, and included in the tables below may vest or be forfeited pursuant to their terms, independent of the Merger.

Accordingly, the amounts set forth in the narrative and tables below are estimates based on multiple assumptions that may or may not actually occur, including the assumptions described above. Some of the assumptions are based on events which may not occur or other contingencies and, as a result, the actual amounts received by a director or executive officer may differ materially from the amounts shown below. Certain of the amounts shown have also been rounded to the nearest whole number.

Treatment of Equity and Equity-Based Awards

Under the Merger Agreement, the equity-based awards held by Patterson’s directors and executive officers under the Patterson Companies, Inc. Amended and Restated Equity Incentive Plan and the Patterson Companies, Inc., Amended and Restated 2015 Omnibus Incentive Plan (together, the “Equity Incentive Plans”), will not be continued following the Merger and therefore will be cancelled and treated as explained below at the Effective Time.

Stock Options

Each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time will become fully vested and will automatically be cancelled and be converted into the right to receive (without interest) an amount in cash (less any applicable tax withholdings) equal to the product of (x) the total number of shares of Patterson common stock underlying the Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Option (less any taxes required to be withheld under applicable law). If the exercise price of a Company Option is equal to or greater than the Merger Consideration, then such Company Option will be cancelled for no consideration.

Restricted Stock Awards, Restricted Stock Units and Performance Share Units

Each outstanding award of Company RSUs will become fully vested and will automatically be cancelled and converted into the right to receive (without interest) an amount in cash (less any applicable tax withholdings) equal to (x) the total number of shares of Patterson common stock underlying such award of Company RSUs, multiplied by (y) the Merger Consideration. Each outstanding award of Company PSUs will become vested as to the number of shares of Patterson common stock subject to such award that would vest based on target level achievement of all performance targets (without application of any modifier) and will, after giving effect to such vesting, automatically be cancelled and converted into the right to receive (without interest) an amount in cash (less any applicable withholding taxes) equal to (x) the number of vested shares of Patterson common stock underlying such award of Company PSUs, multiplied by (y) the Merger Consideration, and the unvested portion of such Company PSUs will be cancelled for no consideration.

Estimated Value of Accelerated Equity

The following table sets forth the number of unvested in-the-money Company Options, unvested Company RSUs and unvested Company PSUs that would vest based on target level achievement of all performance targets (without application of any modifier) that were held by our executive officers and non-employee directors as of February 20, 2025, under our Equity Incentive Plans and the cash value that each executive officer and non-employee director will receive with respect to these awards in connection with the Merger.

Name(1)	Company Options	Company RSUs	Company PSUs	Total Value(2) ($)
Executive Officers
Donald J. Zurbay	56,756	131,233	175,521	9,731,484
Kevin M. Barry	2,633	27,611	36,344	2,006,988
Kevin M. Pohlman	6,112	40,688	59,840	3,156,204
Les B. Korsh	5,642	31,015	51,288	2,584,474
Samantha L. Bergeson	—	11,990	14,533	831,474
Non-Employee Directors
John D. Buck	—	7,820	—	245,157
Meenu Agarwal	—	7,820	—	245,157
Alex N. Blanco	—	7,820	—	245,157
Jody H. Feragen	—	7,820	—	245,157
Robert C. Frenzel	—	7,820	—	245,157
Philip G.J. McKoy	—	7,820	—	245,157
Neil A. Schrimsher	—	7,820	—	245,157
Pamela J. Tomczik	—	7,820	—	245,157

(1)	The estimated value of accelerated equity for Ms. Bergeson is presented in this table because she is an executive officer despite not having been a named executive officer in the 2024 Proxy Statement.
(2)

Equals the sum of (i) value of unvested in-the-money Company Options based on the Merger Consideration ($31.35) and (ii) the total number of shares subject to Company RSUs and Company PSUs that will vest in connection with the Merger, multiplied by the Merger Consideration ($31.35).

Severance and Other Termination Benefits

We have entered into agreements with our executive officers that include severance benefits.

Specifically, the agreements provide that, if the applicable executive officer is terminated by Patterson without “cause” or resigns for “good reason,” in either case within two years following a change in control of Patterson (which includes the Merger), then the executive officer will be entitled to (i) a lump sum cash severance payment equal to the executive officer’s base salary multiplied by a factor (which is equal to 3.0 for Mr. Zurbay; and 2.0 for Messrs. Barry, Pohlman and Korsh and Ms. Bergeson), (ii) reimbursement for COBRA coverage for up to 18 months following termination, (iii) cash incentive compensation equal to his or her then-current target Management Incentive Compensation Plan (“MICP”) incentive, payable in a lump sum, and (iv) proration of the current year MICP target based on target award through termination, payable in a lump sum. Receipt of such benefits are conditioned upon executive’s execution, delivery and non-revocation of a release of all potential claims against Patterson.

The foregoing amounts are in addition to the payment of all unpaid base salary to which the executive officer is entitled through the termination date and other vested benefits to which the executive officer is entitled under Patterson’s benefit plans and arrangements.

The Patterson Companies, Inc. Nonqualified Deferred Compensation Plan

The Company’s nonqualified deferred compensation plan, entitled The Patterson Companies, Inc. Nonqualified Deferred Compensation Plan (or the Executive Nonqualified Excess Plan), permits participants to elect to defer up to 70% of their base salary, up to 70% of any performance-based compensation, and up to 70% of commissions each year. The Company does not make any contributions to such plan and all amounts outstanding thereunder consist solely of participant contributions and earnings and are fully vested. Any deferral elections are made under the plan pursuant to a participation agreement with the participant. Deferred amounts are contributed to individual deferred compensation accounts. The participants self-direct the notional investment of deferred contribution accounts in investment funds from a selection made available by the Company’s committee designated to administer the plan. The participation agreement specifies payment options elected by the participant (lump sum, annual installments or a combination of both). The amounts deferred into such plan may become payable during employment upon designated fixed payment dates or following a termination of employment (subject to a six month delay in certain circumstances).

Insurance and Indemnification

Pursuant to the Merger Agreement, from and after the effective time, Parent will indemnify certain persons, including our directors and executive officers, and maintain, for a period of six years following the Effective Time, an insurance and indemnification policy for the benefit of certain persons, including our directors and executive officers. For additional information, see “- Insurance and Indemnification of Directors and Executive Officers” below.

Employment Arrangements Following the Merger

As of the date of this proxy statement, none of our executive officers has (i) reached an understanding on potential employment or other retention terms or equity participation with Parent or Merger Sub (or any of their respective affiliates), or (ii) entered into any definitive agreements or arrangements regarding employment or other retention terms or equity participation with Parent or Merger Sub (or any of their respective affiliates) to be effective following the consummation of the Merger. However, prior to the Effective Time, Parent or Merger Sub (or their respective affiliates) may have discussions with certain of our employees (including certain of our executive officers) regarding employment or other retention terms and may enter into definitive agreements regarding employment, retention, or the right to purchase or participate in the equity of Parent or one or more of its affiliates in connection with the Merger.

Named Executive Officer Golden Parachute Compensation

The following table provides information about certain compensation for each of our named executive officers that is based on or otherwise relates to the Merger. The amounts shown are, unless otherwise noted, calculated based on the assumptions described under “Assumptions” above and noted in the footnotes below, which may or may not actually occur. Accordingly, the actual amounts received by each named executive officer may differ materially from the amounts shown in the following table. The compensation summarized in the table and footnotes below is subject to a non-binding, advisory vote of Patterson’s shareholders, as described in “Proposal 3: Advisory Vote on Merger-Related Named Executive Officer Compensation.”

The footnotes to the table identify whether the benefit is “single-trigger” (meaning the benefit is payable solely as a result of the consummation of the Merger, and is not conditioned on a termination of the named executive officer’s employment) or “double trigger” (meaning a benefit that is only payable upon the named executive officer’s termination of employment without cause or for good reason within two years following the Merger).

	Golden Parachute Compensation
Name (1)	Cash ($)(2)	Equity ($)(3)	NQDC ($)(4)	Benefits & Perquisites ($)(5)	Total ($)
Donald J. Zurbay	4,991,146	9,731,484	—	51,918	14,774,548
Kevin M. Barry	1,767,563	2,006,988	113,313	43,425	3,931,288
Kevin M. Pohlman	1,876,531	3,156,204	45,019	35,759	5,113,514
Les B. Korsh	1,714,281	2,584,474	555,651	43,425	4,897,831

(1)

Under relevant SEC rules, the Company is required to provide information in this table with respect to the Company’s named executive officers, who, for these purposes, are the individuals whose compensation was required to be reported in the summary compensation table of the Company’s most recent proxy statement. Mr. Rogan, who was a named executive officer in the 2024 Proxy Statement, stepped down from his role on May 10, 2024, and is not entitled to receive any such compensation. Ms. Bergeson, who is a current executive officer of the Company, was not a named executive officer in the 2024 Proxy Statement.

(2)

All amounts shown in this column are “double-trigger” benefits, and include (i) 24 months of base salary (36 months in the case of our President and Chief Executive Officer), (ii) cash incentive compensation equal to the then-current target MICP incentive, and (iii) proration of the current year MICP incentive based on target performance, all as described above under the heading “The Merger - Interests of the Directors and Executive Officers of Patterson in the Merger - Severance and Other Termination Benefits”. The following table separately shows the amount of cash severance, cash incentive compensation, and prorated incentive compensation that are included in this column:

Name	Base Salary Cash Severance ($)	Incentive Compensation Cash Severance ($)	Proration of Incentive Compensation Based on Target Performance ($)
Donald J. Zurbay	2,775,000	1,156,250	1,059,896
Kevin M. Barry	1,028,400	385,650	353,513
Kevin M. Pohlman	1,091,800	409,425	375,306
Les B. Korsh	997,400	374,025	342,856

(3)

This represents the cash value that will be paid with respect to the Company Options, Company RSUs and Company PSUs that will vest on an accelerated basis in connection with the Merger, as described above under the heading “The Merger - Interests of the Directors and Executive Officers of Patterson in the Merger - Treatment of Equity and Equity-Based Awards”. This is a “single-trigger” benefit. The value for Company Options an amount in cash (less applicable tax withholdings) equal to the product of (x) the total number of shares underlying the Company Option multiplied by (y) the excess, if any, of the Merger Consideration of $31.35 over the exercise price of such Company Option (except that any such Company Option with respect to which the exercise price subject thereto is equal to or greater than $31.35 shall be cancelled for no consideration). The value if Company RSUs and Company PSUs is calculated by multiplying the total number of Company RSUs and Company PSUs being accelerated by $31.35 per share of Patterson common stock (i.e., the Merger Consideration). The number of Company Options, Company RSUs and Company PSUs for which vesting will accelerate for each named executive officer can be found above in the chart included above under the heading “The Merger - Interests of the Directors and Executive Officers of Patterson in the Merger - Treatment of Equity and Equity-Based Awards - Estimated Value of Accelerated Equity”.

(4)

These amounts represent compensation deferred by executives under The Patterson Companies, Inc. Nonqualified Deferred Compensation Plan. The amounts deferred into such plan may become payable during employment upon designated fixed payment dates or following a termination of employment (subject to a six month delay in certain circumstances). As a result, amounts in this column are neither “single-trigger” nor “double-trigger” benefits, as they would be payable upon any separation from service, regardless of whether occurring in connection with or after the Merger.
(5)

Amounts in this column are “double-trigger” benefits that will only be paid if the executive is terminated by Patterson without cause or resigns for good reason within two years following the Merger. The amounts shown in this column represent the estimated value of COBRA coverage for a period of 18 months.

Narrative Disclosure to Named Executive Officer Golden Parachute Compensation Table

For additional information relating to the potential payments and benefits described in the table above, see “The Merger - Interests of the Directors and Executive Officers of Patterson in the Merger”.

Consideration Payable for Outstanding Shares

The Company’s directors and executive officers who own shares of Patterson common stock will receive the same Merger Consideration in connection with the Merger, on the same terms and conditions, as the other shareholders of the Company, as described in the section entitled “The Merger Agreement - Merger Consideration” beginning on page 85. The interests of our directors and executive officers with respect to their shares of Patterson common stock are not different from, or in addition to, the interests of our shareholders generally.

The following table sets forth the number of shares of Patterson common stock beneficially owned as of February 20, 2025, by each of the Company’s directors and executive officers as described above. For purposes of the table below, the number of shares of Patterson common stock excludes shares of Patterson common stock that are underlying outstanding Company Options, Company RSUs, and Company PSUs.

Name	Number of Shares
Donald J. Zurbay	92,746
Kevin M. Barry	14,863
Kevin M. Pohlman	118,532
Les B. Korsh	73,981
Samantha L. Bergeson	9,595
John D. Buck	85,049
Meenu Agarwal	4,968
Alex N. Blanco	33,480
Jody H. Feragen	48,325
Robert C. Frenzel	30,422
Philip G.J. McKoy	10,294
Neil A. Schrimsher	40,968
Pamela J. Tomczik	—

Insurance and Indemnification of Directors and Executive Officers

Under the Merger Agreement, beginning at the Effective Time, Parent will, and will cause the surviving corporation to, indemnify, defend and hold harmless, and will advance expenses as incurred, to the fullest extent permitted under (i) applicable law and (ii) Patterson’s articles of incorporation and by-laws or similar organizational documents in effect as of the date of the Merger Agreement and made available to Parent, each present and former director and officer of Patterson and its subsidiaries and each of their respective employees who serves as a fiduciary of a Patterson benefit plan (in each case, when acting in such capacity) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement.

Under the Merger Agreement, Parent agrees that all rights to exculpation, indemnification and advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement) existing as of the Effective Time in favor of the current or former directors or officers of Patterson or any of its subsidiaries serving in such capacity at or prior to the Effective Time and each of their respective employees who serves as a fiduciary of a Patterson benefit plan as provided in its articles of incorporation, by-laws or other organizational documents will survive the Merger and will continue in full force and effect in accordance with their terms. For a period of no less than six years from and after the Effective Time, Parent will cause the surviving corporation to, and the surviving corporation will, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the applicable party’s articles of incorporation and by-laws or similar organizational documents in effect as of the date of the Merger Agreement of Patterson or its subsidiaries with any of their respective directors, officers or employees in effect as of the date of the Merger Agreement which were provided to Parent, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of Patterson or its subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any proceeding pending or asserted or any claim made within such period will continue until the final disposition of such proceeding; provided, however, that the advancement and payment of such expenses incurred by an indemnified party in advance of the final disposition of a proceeding will be made, unless otherwise agreed by the surviving corporation, only upon delivery to the surviving corporation of an undertaking by or on behalf of such indemnified party to repay all amounts so paid in advance if it is ultimately determined as set forth in a final, non-appealable judgment of a court of competent jurisdiction that such indemnified party is not entitled to be indemnified pursuant to the Merger Agreement.

For six years from and after the Effective Time, Parent and the surviving corporation will be jointly and severally responsible for maintaining for the benefit of the directors and officers of Patterson, as of the date of the Merger Agreement and as of the closing date of the Merger, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of Patterson, or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The provisions of the immediately preceding sentence will be deemed to have been satisfied if prepaid “tail” policies have been obtained by Parent or the surviving corporation on or prior to the Effective Time, which policies provide directors and officers with coverage for an aggregate period of six years with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such directors and officers in coverage and amount no greater than the policies currently in place so long as the total premiums paid would not exceed 300% of the last annual premium paid for Patterson’s directors and officers liability insurance policies in effect as of the date of the Merger Agreement, it being understood that if the total premium payable for such insurance coverage exceeds such amount, Parent or the surviving corporation will obtain a policy with the greatest coverage available for a cost equal to such amount.

In the event that, during the six year period after the Effective Time, either Parent or the surviving corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent will, and will cause the surviving corporation to, use reasonable best efforts to cause proper provisions to be made so that such successor or assign will expressly assume the obligations set forth in the Merger Agreement.

Financing of the Merger

We anticipate that the total funds needed to complete the Merger, including the funds needed to pay Patterson shareholders and holders of other equity-based interests the amounts due to them under the Merger Agreement, will be approximately $4.1 billion based upon (i) the consideration payable under the Merger Agreement, (ii) the repayment and termination of Patterson’s existing credit agreement and equipment and receivables financing arrangements, and (iii) fees and expenses in connection with the transaction, which will be funded through a combination of the following:

•

the Debt Financing and the Debt Financing Commitments, consisting of (i) a senior secured term loan facility in an aggregate principal amount of $1,850 million, (ii) a senior secured bridge facility in an aggregate principal amount of $500 million (which may be replaced with senior secured notes in a Rule 144A offering or other private placement), and (iii) a senior secured asset-based revolving credit facility in an aggregate principal amount of $900 million, as set forth in the Debt Commitment Letter; and

•	the Equity Financing and the Equity Financing Commitment as set forth in the Equity Commitment Letter.

The funding of the Financing is subject to the satisfaction of a number of conditions, including the consummation of the Merger, the receipt of executed loan documentation, accuracy of certain specified representations and warranties, consummation of the Equity Financing, delivery of a customary offering document, completion of the marketing period, the repayment and termination of Patterson’s existing credit agreement and equipment and receivables financing arrangements, and other customary closing conditions for financings of this type. However, the failure of Parent to obtain the Financing (or to secure alternative financing) would likely result in the failure of the Merger to be completed. If Patterson terminates the Merger Agreement due to Parent’s failure to complete the Merger when the closing conditions have been satisfied, subject to the requirements described in the Merger Agreement, Parent would be obligated to pay to Patterson an approximately $221.5 million reverse termination fee, plus up to $10 million in reasonable and documented out-of-pocket costs and expenses if Parent fails to pay such reverse termination fee in a timely manner.

For a description of the circumstances in which the reverse termination fee would be paid to Patterson, see the section entitled “The Merger Agreement - Termination Fees”.

Debt Financing

Paradigm Intermediate Holdings, LLC, a Delaware limited liability company and a controlled affiliate of Patient Square Equity, entered into a Debt Commitment Letter, dated as of December 10, 2024, with UBS AG, Stamford Branch, UBS Securities LLC, CitiGroup Global Markets Inc., Wells Fargo Bank, National Association, and Wells Fargo Securities, LLC, (together with such other Patient Square Equity-related funds or investment vehicles and such other additional agents that become party thereto, the “Debt Commitment Parties”). Pursuant to and subject to the terms of the Debt Commitment Letter, the Debt Commitment Parties have committed to provide debt financing in an aggregate principal amount of $3,250 million, consisting of (i) a senior secured term loan facility in an aggregate principal amount of $1,850 million, (ii) a senior secured bridge facility in an aggregate principal amount of $500 million, backstopping senior secured notes in a Rule 144A offering or other private placement in an aggregate principal amount of up to $500 million, and (iii) a senior secured asset-based revolving credit facility in an aggregate principal amount of $900 million, as set forth in the Debt Commitment Letter. The Debt Financing will be used to, among other things, (i) pay the consideration payable under the Merger Agreement, (ii) repay and terminate Patterson’s existing credit agreement and, unless otherwise agreed to, repay and terminate Patterson’s existing equipment and receivables financing arrangements, (iii) pay fees and expenses in connection with the transaction, and (iv) for working capital needs and other general corporate purposes.

The Debt Commitment Letter and the commitments thereunder will automatically terminate upon the earliest of (i) the date on which the Merger Agreement has been validly terminated in accordance with its terms, (ii) the consummation of the Merger with or without the funding of the Debt Financing, and (iii) 11:59 p.m., New York City Time, on the date that is five business days after the Outside Date (after giving effect to any extensions thereof pursuant to the terms of the Merger Agreement).

The availability of the Debt Financing is subject to conditions precedent, customary for financings of transactions comparable to the Merger. Pursuant to the Merger Agreement, Parent has agreed to use its reasonable best efforts to satisfy all such conditions precedent and to enforce its rights under the Debt Commitment Letter in the event of a Financing Failure Event. Parent has also agreed not to permit any amendment, replacement, modification or waiver of the Debt Commitment Letter in a manner that would reduce the aggregate amount of the Debt Financing (unless an equal amount from alternative financing sources is then made available), impose new or additional conditions or otherwise expand any conditions that would reasonably be expected to delay or prevent the closing of the Merger, make the funding of the Debt Financing materially less likely to occur or materially and adversely impact the ability of Parent to enforce its rights against the Debt Commitment Parties.

If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, Parent is required to promptly notify Patterson and to use its reasonable best efforts to obtain alternative financing in an amount that when added with the Equity Financing would be sufficient to enable Parent to meet its funding obligations contemplated by the Merger Agreement, provided that the terms of such alternative financing are on terms as favorable to Parent as the terms of the Debt Commitment Letter or are as are reasonably available for financings of the type contemplated by the Debt Commitment Letter in debt markets as of the date of the Merger Agreement. However, in no event shall reasonable best efforts be construed to require that Parent (i) pay any fees or original issue discount in excess of those contemplated by the Debt Commitment Letter or (ii) agree to pricing or other economic terms that are less favorable (taken as a whole) than those contemplated by the Debt Commitment Letter. As of the last practicable date before the filing of this proxy statement with the SEC, the Debt Commitment Letter remains in effect. The documentation governing the Debt Financing contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this proxy statement. The Debt Commitment Parties may invite other banks, financial institutions and institutional lenders to participate in the Debt Financing contemplated by the Debt Commitment Letter.

Equity Financing

On December 10, 2024, Patient Square Equity entered into the Equity Commitment Letter with Parent pursuant to which Patient Square Equity committed to make or cause to be made a cash equity investment of $1,625 million to Parent, or such lesser amount as is necessary for Parent to discharge its obligations to effect the closing payment. This Equity Financing is subject to the following conditions:

•	the execution and delivery of the Merger Agreement;

•

the satisfaction or, to the extent permitted by applicable law, written waiver by Parent and Merger Sub of each of the conditions to the obligations of Parent and Merger Sub to complete the Merger as set forth in the Merger Agreement (other than those closing conditions that by their nature are to be satisfied at closing and would be, if the closing of the Merger occurs, satisfied or waived);

•

the amounts committed to be funded under the Debt Commitment Letter have been funded or will be funded at the Effective Time if the amounts required to be funded under the Equity Commitment Letter are funded at the Effective Time; and

•	the substantially contemporaneous occurrence of the Effective Time in accordance with the terms of the Merger Agreement.

Patient Square Equity’s obligations under the Equity Commitment Letter (including the obligation to fund the Equity Financing) will terminate automatically and immediately, upon the earliest to occur of: (i) the occurrence of the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms; or (iii) Patterson or certain of its related parties (or any person claiming by, through or on behalf or for the benefit of any of them) asserting (x) a claim (other than any retained claims) against Patient Square Equity or certain Parent related parties under or otherwise related to the Equity Commitment Letter, the limited guaranty, the Merger Agreement or any of the ancillary agreements or transactions contemplated thereby, or (y) that any of the provisions of the Equity Commitment Letter are illegal, invalid or unenforceable in whole or in part or the limitations on Patient Square Equity’s or certain Parent related parties’ liabilities or obligations under the Equity Commitment Letter are illegal, invalid or unenforceable in whole or in part or that Patient Square Equity is liable under the Equity Commitment Letter in excess of the Equity Financing Commitment.

Patterson is an express third party beneficiary of the Equity Commitment Letter and is entitled to specifically enforce the terms of the Equity Commitment Letter to cause Parent to enforce the Equity Commitment Letter and cause Patient Square Equity to fund the Equity Financing Commitment substantially contemporaneously with the occurrence of the Effective Time in the event the conditions set forth in the Equity Commitment Letter are satisfied, Patterson is entitled to seek specific performance pursuant to the Merger Agreement and Parent is required pursuant to a final and non-appealable order of a chosen court to consummate the Merger.

Limited Guaranty

To induce Patterson to enter into the Merger Agreement, Patient Square Equity entered into a limited guaranty in favor of Patterson pursuant to which Patient Square Equity absolutely, irrevocably and unconditionally guaranteed to Patterson, on the terms and conditions set forth in the limited guaranty, the Guaranteed Obligations, provided, that the maximum amount payable by Patient Square Equity under the limited guaranty may not exceed the Maximum Amount.

The guaranty by Patient Square Equity of the Guaranteed Obligations under the limited guaranty may be enforced only for money damages. The limited guaranty may not be revoked or terminated and will remain in full force and effect and binding on Patient Square Equity, its successors, and permitted assigns until the complete, irrevocable, and indefeasible payment and satisfaction in full of the Guaranteed Obligations. However, the limited guaranty will automatically and immediately terminate as of the earliest to occur of (i) the Effective Time, (ii) subject to the Maximum Amount, payment of the Guaranteed Obligations (or such lesser amount set forth in a final, non-appealable order or by written agreement of Patient Square Equity and Patterson), (iii) the funding of the commitment under the Equity Commitment Letter, provided the Effective Time also occurs, (iv) the 90th day after the termination of the Merger Agreement in accordance with its terms unless prior to the 90th day after termination, Patterson shall have commenced a proceeding against Patient Square Equity or Parent alleging that the reverse termination fee is payable by Parent in accordance with the terms of the Merger Agreement, (v) the termination of the Merger Agreement upon the mutual written consent of Parent and Patterson at any time prior to the Effective Time, and (vi) in the event that Patterson or a Patterson related party institutes a proceeding or makes any claim (x) asserting that any of the provisions of the limited guaranty are illegal, invalid or unenforceable or that Patient Square Equity is liable in excess of or to a greater extent than the Guaranteed Obligations or the Maximum Amount, (y) arising under, or in connection with, the limited guaranty, the Merger Agreement, the Equity Commitment Letter, the Debt Commitment Letter, the ancillary agreements or the transactions contemplated thereby, other than a retained claim (as defined in the limited guaranty), or (z) in respect of a retained claim in any court, forum or venue other than the Delaware Court of Chancery or any federal court sitting in the state of Delaware, then (A) all of the obligations of Patient Square Equity under the limited guaranty shall terminate and be null and void, (B) none of Patient Square Equity, Parent or certain affiliates of Patient Square Equity shall have any liability to Patterson or its related parties under the limited guaranty or with respect to the Merger Agreement, the Equity Commitment Letter, the Debt Commitment Letter, the ancillary agreements or the transactions contemplated thereby, and (C) if Patient Square Equity previously made payments under the limited guaranty, it is entitled to recover such payments from Patterson.

Recent Developments

The Company has received several demand letters from purported shareholders of the Company alleging failures to disclose material information in the preliminary proxy statement filed by the Company with the SEC in connection with the proposed Merger, which allegedly rendered the proxy statement false and misleading. Specifically, the demands allege, among other things, that the proxy statement failed to disclose material information regarding the sales process conducted by the Company, the Company’s financial projections and the financial analysis by the financial advisor to the Company’s Board of Directors, Guggenheim Securities, LLC. The Company believes the demands are without merit. The Company cannot predict the outcome of or estimate the loss or range of loss from these matters.

Dissenters’ Rights

The following is a summary of certain material terms of Sections 302A.471 and 302A.473 of the MBCA. The summary is not complete and must be read together with the actual statutory provisions, which sections are reproduced in their entirety as Appendix B to this proxy statement. The Company encourages you to read Sections 302A.471 and 302A.473 of the MBCA carefully and in their respective entirety because the rights and obligations of the Company and its shareholders are governed by the express terms of these statutory provisions and other applicable law, and not by this summary or any other information contained in this proxy statement. This summary may not contain all the information about these statutory provisions that is important to you.

Applicability

As a Minnesota corporation, Patterson is governed by the MBCA. The MBCA provides a shareholder with the right to dissent from the Merger and instead obtain payment for the “fair value” of such shareholder’s shares of Patterson common stock. This right is set forth in Sections 302A.471 and 302A.473 of the MBCA.

This proxy statement constitutes the Company’s notice to its shareholders of the availability of dissenters’ rights in connection with the Merger in compliance with the requirements of Section 302.473, subdivision 2 of the MBCA.

Exercising Dissenters’ Rights

Any Patterson shareholder contemplating an attempt to assert and exercise dissenters’ rights in connection with the Merger should review carefully the provisions of Sections 302A.471 and 302A.473 of the MBCA, (which sections are reproduced in their entirety as Appendix B to this proxy statement), particularly the specific procedural steps required to perfect such rights. Dissenters’ rights are lost if the procedural requirements of Section 302A.473 of the MBCA are not fully and precisely satisfied.

In view of the complexity of these statutory provisions, any shareholders who may wish to pursue dissenters’ rights should consult their legal advisors.

Filing Initial Notice of Dissent before the Special Meeting

Under Section 302A.473, subdivision 3 of the MBCA, a shareholder who wishes to exercise dissenters’ rights (who we refer to as a “dissenter”) must file with the Company, before the vote on the Merger, a written notice of intent to demand the “fair value” of shares of Patterson common stock owned by such shareholder.

The written notice of intent should be sent to the attention of Les B. Korsh, Chief Legal Officer and Corporate Secretary, at Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120 and a copy (which copy will not constitute notice) should also be sent to the attention of Brett D. Anderson at Taft Stettinius & Hollister LLP, 2200 IDS Center 80 South Eighth Street, Minneapolis, MN 55402. Failure to provide this copy will not result in forfeiture of dissenters’ rights as long as notice to the Company is timely.

To be effective, the notice must be filed with the Company before the vote on the Merger. In addition, the shareholder must not vote his or her shares in favor of the Merger Proposal. A vote against the Merger does not in itself constitute a notice of a shareholder’s intent to demand fair value and a failure to vote does not affect the validity of a timely written notice. However, the submission of a properly signed blank proxy will constitute a vote in favor of the Merger Proposal and a waiver of statutory dissenters’ rights.

Under Section 302A.471, subdivision 2 of the MBCA, beneficial owners of shares who desire to exercise statutory dissenters’ rights must obtain and submit the registered owner’s written consent at or before the time the notice of intent to demand fair value is due. If you are a beneficial owner of shares held through a bank, broker, trust or other nominee and you wish to exercise dissenters’ rights, you should timely consult with your bank, broker, trustee or other nominee to determine the appropriate procedures for obtaining such written consent or otherwise complying with these provisions.

Under Section 302A.471, subdivision 2 of the MBCA, a shareholder may not assert dissenters’ rights as to less than all of the shares registered in the name of such shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of such shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter will be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

Notice of Procedure from Patterson after Shareholder Approval

If the Merger is approved by our shareholders, we will send to all dissenters who timely filed the necessary notice of intent to demand the fair value of their shares and who did not vote their shares in favor of the Merger Proposal a notice (which we refer to as a “notice of procedure”) containing certain information required by Section 302A.473, subdivision 4 of the MBCA, including the address to which a dissenter must send a demand for payment and certificates representing certificated shares in order to obtain payment for such shares and the date by which they must be received, any restrictions on transfer of uncertificated shares that will apply after such dissenter’s demand for payment has been received and a form to be used to certify the date on which the dissenter (or the beneficial owner on whose behalf the dissenter dissents) acquired such shares of stock (or an interest in them) and to demand payment.

Demand for Payment and Deposit of Shares

In order to receive the fair value of the shares under Section 302A.473 of the MBCA, a dissenter must demand payment and deposit certificates representing certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice of procedure is given. Under Minnesota law, notice by mail is given by a corporation when deposited in the U.S. mail. A shareholder who fails to timely make demand for payment and deposit certificates (or comply with any restrictions on transfer of uncertificated shares) as required by Section 302A.473, subdivision 4 of the MBCA, loses the right to receive the fair value of such shareholder’s shares even if such shareholder timely filed a notice of intent to demand payment under Section 302A.473, subdivision 3.

Determination and Payment of “Fair Value”

Except as provided below, if a valid demand for payment by a dissenter is made, then after Patterson’s receipt of such demand or the effective date of the Merger, whichever is later, Patterson must pay the dissenter an amount which Patterson estimates to be the fair value of the dissenter’s shares of Patterson common stock, plus interest. Patterson will include a brief description of the method used to reach its estimate of fair value and certain financial statements as required under Section 302A.473, subdivision 5 of the MBCA. For the purpose of a dissenter’s rights under Sections 302A.471 and 302A.473 of the MBCA, “fair value” means the value of the shares of stock immediately before the effective date of the Merger. It is possible that the fair value of shares of Patterson common stock as determined pursuant to the dissenters’ rights procedures may be determined to be less than the value of the Merger Consideration. Additionally, “interest” means interest commencing five days after the effective date of such merger until the date of payment, calculated at the rate provided in Minnesota Statutes Section 549.09, subdivision 1, paragraph (c), clause (1), which is currently 5% simple interest per annum.

If a dissenter believes this payment is less than the fair value of the shares of Patterson common stock, plus interest, such dissenter must give written notice to Patterson of the dissenter’s own estimate of the fair value of the shares of stock, plus interest, within 30 days after the date Patterson mails the payment, and must demand payment of the difference between the dissenter’s own estimate and Patterson’s payment. If such dissenter fails to give written notice of such estimate to Patterson or fails to demand payment of the difference, within the 30-day time period, such dissenter is entitled only to the amount of Patterson’s payment.

Patterson may withhold the payment of its estimate of the fair value with respect to shares of Patterson common stock for which a dissenter demanding payment (or persons on whose behalf such dissenter acts) was not the beneficial owner as of the first public announcement date of the Merger Agreement, which was December 11, 2024. As to each such dissenter who has validly demanded payment, following the effective date of the Merger or the receipt of demand, whichever is later, Patterson must mail its estimate of the fair value of such dissenter’s shares of stock and a statement of the reason for withholding the payment, and offer to pay this amount, plus interest, to the dissenter upon receipt of such dissenter’s agreement to accept this amount in full satisfaction. The dissenter may decline Patterson’s offer and give written notice to Patterson of such dissenter’s own estimate of the fair value of the shares of stock, plus interest, and demand payment of this amount. This demand must be mailed to Patterson within 30 days after the mailing of Patterson’s offer. If the dissenter fails to make this demand within the 30-day time period, such dissenter is entitled only to the amount Patterson offered.

If Patterson receives a demand from a dissenter (including a dissenter who held shares of Patterson common stock on December 11, 2024 and a dissenter who purchased shares of Patterson common stock after that date who has complied with the applicable demand requirements) for a supplemental payment, Patterson must, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with Patterson or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition must be filed in the county in which our registered office is located, which is Ramsey County, Minnesota. Our registered office is subject to change at any time. All dissenters whose demands are not resolved within the applicable 60-day period must be made parties to this proceeding.

The court will then determine whether each dissenter in question has fully complied with the provisions of Sections 302A.471 and 302A.473 of the MBCA, and for all dissenters who have fully complied and not forfeited statutory dissenters’ rights, will determine the fair value of the shares, taking into account any and all factors the court finds relevant (including, without limitation, the recommendation of any appraisers that may have been appointed by the court), computed by any method that the court, in its discretion, sees fit to use, whether or not used by Patterson or a dissenter. The fair value of the shares as determined by the court is binding on all dissenters. However, by statute, dissenters are not liable to Patterson for the amount, if any, by which payments remitted to the dissenters exceed the fair value of such shares determined by a court, plus interest. The costs and expenses of such a court proceeding are assessed against Patterson, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment is found to be arbitrary, vexatious or not in good faith.

Limitation of Other Rights

Under Section 302A.471, subdivision 4 of the MBCA, a shareholder has no right at law or in equity to have the Merger set aside or rescinded, except if the Merger is fraudulent with respect to such shareholder or Patterson.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the Merger to U.S. holders and non-U.S. holders (each as defined below) of Patterson common stock who receive cash in exchange for shares of Patterson common stock pursuant to the Merger. This discussion is for general informational purposes only and does not purport to be a complete analysis of all potential tax consequences of the Merger. The tax consequences of the Merger under U.S. federal tax laws other than those pertaining to income tax, such as estate and gift tax laws, and any applicable state, local and non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date of this proxy statement. These authorities may change or be subject to differing interpretations, and any such change or differing interpretation may be applied retroactively in a manner that could affect the accuracy of the statements and conclusions set forth in this summary. The U.S. federal income tax laws are complex and subject to varying interpretation. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. There can be no assurance that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Merger.

This discussion is limited to holders of shares of Patterson common stock who hold such shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances, including the application of the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences to holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons holding shares of Patterson common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	brokers or dealers in securities or foreign currencies;

•	traders in securities that elect to apply a mark-to-market method of accounting;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	“S corporations,” partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

•	real estate investment trusts and regulated investment companies;

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell their shares of Patterson common stock under the constructive sale provisions of the Code;

•	persons who own an equity interest, actually or constructively, in Parent or, following the Merger, the surviving corporation;

•	persons who hold or received their shares of Patterson common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

This discussion also does not address the U.S. federal income tax consequence to holders of shares of Patterson common stock who exercise dissenters’ rights in connection with the Merger under the MBCA.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds shares of Patterson common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Patterson common stock and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the Merger to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS OF PATTERSON COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL TAX LAWS OTHER THAN THOSE PERTAINING TO INCOME TAX, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. holder” is any beneficial owner of shares of Patterson common stock that for U.S. federal income tax purposes is or is treated as:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation (or other entity classified as an association taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) are authorized to control all substantial decisions of the trust or (ii) has a valid election in effect to be treated as a “United States person” for U.S. federal income tax purposes.

Effect of the Merger

The receipt of cash by a U.S. holder in exchange for shares of Patterson common stock in the Merger will generally be a taxable transaction for U.S. federal income tax purposes. The amount of any taxable gain or loss realized by a U.S. holder who receives cash for shares of Patterson common stock in the Merger will generally equal the difference, if any, between the amount of cash received for such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted basis in such shares. A U.S. holder’s adjusted basis in a share will generally be equal to the amount the U.S. holder paid for such share. The amount and character of such gain or loss and the holding period of shares will be determined separately for each block of shares of Patterson common stock (that is, shares acquired at the same cost in a single transaction) exchanged for cash in the Merger. Any gain or loss realized by a U.S. holder upon the receipt of cash in exchange for a share of Patterson common stock in the Merger will generally be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held such share for more than one year at the Effective Time. Otherwise, such gain or loss will be short-term capital gain or loss, which is subject to U.S. federal income tax at the same rates as ordinary income. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

A surtax of up to 3.8% may apply to so-called “net investment income” of certain U.S. citizens or residents, and to undistributed “net investment income” of certain estates and trusts. Net investment income includes any gain recognized on the receipt of cash in exchange for shares of Patterson common stock pursuant to the Merger. Holders should consult their tax advisors regarding the applicability of the tax on gain recognized pursuant to the Merger.

Information Reporting and Backup Withholding

Payments made to a U.S. holder in exchange for shares of Patterson common stock pursuant to the Merger may be subject to information reporting to the IRS and backup withholding (currently at a rate of 24%). To avoid backup withholding on such payments, U.S. holders that do not otherwise establish an exemption should complete and return to the Paying Agent a properly executed IRS Form W-9 included in the letter of transmittal certifying that such holder is a U.S. person, that the taxpayer identification number provided is correct and that such holder is not subject to backup withholding. Certain holders (including corporations) are not subject to backup withholding or these information reporting rules.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the Merger under the backup withholding rules may be allowed as a refund or a credit against such U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of shares of Patterson common stock that is neither a U.S. holder nor a partnership (including an entity that is treated as a partnership for U.S. federal income tax purposes).

Effect of the Merger

A non-U.S. holder will generally not be subject to U.S. federal income tax on any gain realized on the receipt of cash in exchange for shares of Patterson common stock in the Merger unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, such gain is also attributable to a permanent establishment);

•

the non-U.S. holder is an individual present in the United States for 183 days or more during the taxable year of the disposition of shares of Patterson common stock in the Merger, and certain other requirements are met; or

•

Patterson is or has been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period that the non-U.S. holder held shares of Patterson common stock.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. holder. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the business.

Gain described in the second bullet point above will generally be subject to U.S. federal income tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain realized from the sale, which may be offset by U.S.-source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, the determination of whether Patterson is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its United States and foreign real property interests. Patterson believes that it has not been a USRPHC for U.S. federal income tax purposes during the time described above.

The U.S. federal income taxation of non-U.S. holders is a highly complex matter that may be affected by many other considerations. Non-U.S. holders should consult their tax advisors regarding income and withholding tax considerations along with potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments made to non-U.S. holders in the Merger may be subject to information reporting to the IRS and backup withholding (currently at a rate of 24%). Non-U.S. holders generally can avoid information reporting and backup withholding by providing the payor or applicable withholding agent with the applicable and properly executed IRS Form W-8 certifying under penalties of perjury the holder’s non-U.S. status (provided that the payor or applicable withholding agent does not have actual knowledge or reason to know that the holder is a U.S. person as defined under the Code) or by otherwise establishing an exemption. Copies of information returns that are filed with the IRS may be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the non-U.S. holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

The discussion above of U.S. federal income tax consequences is not intended to constitute a complete description of all tax consequences relating to the Merger. This summary is for general information purposes only and is not tax advice. Because individual circumstances may differ, each holder should consult their tax advisor regarding the applicability of the rules discussed above to the holder and the particular tax effects to the holder of the Merger in light of such holder’s particular circumstances, including the tax consequences arising under the U.S. federal estate or gift tax rules, or through the application of any state, local or foreign tax laws.

Regulatory Matters Relating to the Merger

General

Under the Merger Agreement, the Merger cannot be completed until the applicable waiting period under the HSR Act has expired or been terminated. Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger cannot be completed until Patterson and Parent (the “Parties”) each file a notification and report form with the FTC and the DOJ under the HSR Act and the applicable waiting period thereunder has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. The Parties filed their respective HSR Act pre-merger notification and report forms on December 31, 2024 with the FTC and the DOJ under the HSR Act. The 30-day HSR waiting period with respect to the Merger expired at 11:59 p.m., Eastern Time, on January 30, 2025.

At any time before or after consummation of the Merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the FTC or the DOJ could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the Parties or requiring the Parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the expiration or termination of the waiting period under the HSR Act, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the Parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

THE MERGER AGREEMENT

The following summary describes material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Appendix A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement

The Merger Agreement and the summary of terms included in this proxy statement have been prepared to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Patterson contained in this proxy statement or in Patterson’s public filings with the SEC, as described in “Where You Can Find More Information”, may supplement, update or modify the factual disclosures about Patterson contained in the Merger Agreement and described in this summary. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specific dates and solely for the benefit of parties to the Merger Agreement, and:

•

were, in the case of the representations and warranties, negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement;

•

have been modified or qualified by certain confidential disclosures that were made among the parties to the Merger Agreement in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself;

•	may no longer be true as of a given date;

•	may be subject to a contractual standard of materiality in a way that is different from those generally applicable to you or other shareholders and reports and documents filed with the SEC; and

•

may be subject in some cases to other exceptions and qualifications, including exceptions that do not result in, and would not reasonably be expected to have, a Company Material Adverse Effect, as defined in “- Representations and Warranties”.

Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. Accordingly, the representations, warranties, covenants and other provisions of the Merger Agreement or any description of such provisions should not be relied upon as characterization of the actual state of facts regarding, or the condition of, Patterson, Parent or Merger Sub, and should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information”.

Effects of the Merger; Directors and Officers; Articles of Incorporation; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the MBCA, at the Effective Time, Merger Sub will be merged with and into Patterson, with Patterson continuing as the surviving corporation and as a wholly owned subsidiary of Parent from and after the Effective Time.

At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time will become the directors of the surviving corporation, each to hold office until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and the by-laws of the surviving corporation. The officers of Patterson immediately prior to the Effective Time will be the officers of the surviving corporation immediately following the Effective Time, each to hold office in accordance with the articles of incorporation and by-laws of the surviving corporation until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal, in accordance with the articles of incorporation and by-laws of the surviving corporation.

At the Effective Time, the articles of incorporation of the surviving corporation will be amended and restated to read in its entirety in the form set forth as Exhibit A to the Merger Agreement, and as so amended and restated will be the articles of incorporation of the surviving corporation until thereafter changed or amended as provided therein or by applicable law. In addition, Patterson and the surviving corporation will take all necessary action such that, at the Effective Time, the by-laws of the surviving corporation will be amended to read in its entirety in the form set forth as Exhibit B to the Merger Agreement, and as so amended will be the by-laws of the surviving corporation until thereafter changed or amended as provided therein or by applicable law.

Closing and Effective Time of the Merger

Unless another date is agreed by the parties, the closing of the Merger will take place at 8:00 a.m. Central Time, on the third (3rd) business day following the satisfaction or waiver of all of the applicable conditions to closing set forth in Article 6 of the Merger Agreement (described in “- Conditions to the Closing of the Merger”) (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the fulfillment or waiver of those conditions); provided, that, if the Marketing Period (as such term is defined in the Merger Agreement) has not ended as of such date, the closing will occur on the earlier of (x) a day during the Marketing Period specified by Parent in a written notice delivered to the Company at least three (3) business days prior to such specified date and (y) the third (3rd) business day following the last day of the Marketing Period, in each case, subject to the satisfaction or waiver of all of the applicable conditions set forth in Article 6 of the Merger Agreement (described in “- Conditions to the Closing of the Merger”) (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the fulfillment or waiver of those conditions).

On the date of the closing of the Merger, or on a different date as the parties may agree, Merger Sub will cause the articles of merger to be executed and filed in accordance with the relevant provisions of the MBCA and Merger Sub and Patterson will make all other filings required under the MBCA. The Merger will become effective upon the filing of the articles of merger with the Minnesota Secretary of State, or at such later date and time as is agreed by the parties to the Merger Agreement and specified in the articles of merger.

Merger Consideration

Common Stock

At the Effective Time, each share of Patterson common stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held directly by Parent or Merger Sub or any direct or indirect wholly owned subsidiary of Parent or Merger Sub and (ii) dissenting shares) will be converted automatically into the right to receive the Merger Consideration. All shares of Patterson common stock converted into the right to receive the Merger Consideration will automatically be cancelled and cease to exist as of the Effective Time, and will thereafter represent only the right to receive the Merger Consideration.

Outstanding Equity Awards

The Merger Agreement provides, at the Effective Time, by virtue of the Merger, and without any action on the part of Parent, Merger Sub, Patterson or any holder of securities of Patterson, for the following treatment with respect to equity and equity-based awards relating to Patterson common stock:

Stock Options

Each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time will become fully vested and will automatically be cancelled and converted into the right to receive (without interest) an amount in cash (less any applicable tax withholdings) equal to the product of (x) the total number of shares of Patterson common stock underlying the Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Option (less taxes required to be withheld under applicable law). If the exercise price of a Company Option is equal to or greater than the Merger Consideration, then such Company Option will be cancelled for no consideration.

Restricted Stock Awards, Restricted Stock Units and Performance Share Units

Each outstanding award of (i) Company RSUs will become fully vested and will automatically be cancelled and converted into the right to receive (without interest) an amount in cash (less any applicable tax withholdings) equal to (x) the total number of shares of Patterson common stock underlying such award of Company RSUs, multiplied by (y) the Merger Consideration, and (ii) Company PSUs will become vested as to the number of shares of Patterson common stock subject to such award that would vest based on target level achievement of all performance targets (without application of any modifier) and will, after giving effect to such vesting, automatically be cancelled and converted into the right to receive (without interest) an amount in cash (less any applicable withholding taxes) equal to (x) the number of vested shares of Patterson common stock underlying such award of Company PSUs, multiplied by (y) the Merger Consideration, and the unvested portion of such Company PSUs will be cancelled for no consideration.

Employee Stock Purchase Plan

The Merger Agreement provides, promptly following the date of the Merger Agreement, Patterson will take all actions with respect to the Patterson Amended and Restated Employee Stock Purchase Plan (the “Company ESPP”) that are necessary and desirable to provide that, (i) except for the offering period under the Company ESPP in effect as of the date of the Merger Agreement (the “Current Offering Period”), no offering period under the Company ESPP will be authorized or commence after such date, (ii) no new participants will commence participation in the Company ESPP after the date of the Merger Agreement, (iii) no Company ESPP participant as of the date of the Merger Agreement will be permitted to increase such participant’s payroll contribution rate in effect as of such date or make separate nonpayroll contributions on or following such date, (iv) the accumulated contributions of each Company ESPP participant that has not timely withdrawn from the Current Offering Period will be used to purchase shares of Patterson common stock in accordance with the terms of the Company ESPP on a date selected by the Board that is no later than five business days prior to the Effective Time, and (v) the Company ESPP will terminate effective immediately prior to (and subject to the occurrence of) the Effective Time.

Sharesave Plan

The Merger Agreement provides, promptly following the date of the Merger Agreement, Patterson will take all actions with respect to the Patterson Companies, Inc. 2014 Sharesave Plan (the “Sharesave Plan”) that are necessary and desirable to provide that, (i) except for the savings period under the Sharesave Plan in effect as of the date of the Merger Agreement (the “Current Savings Period”), no savings periods under the Sharesave Plan will be authorized or commence after such date, (ii) no new participants will commence participation in the

Sharesave Plan after the date of the Merger Agreement, (iii) no Sharesave Plan participant as of the date of the Merger Agreement will be permitted to increase such participant’s payroll contribution rate in effect as of such date or make separate nonpayroll contributions on or following such date, (iv) the Board will exercise its discretion under the Sharesave Plan to allow options granted thereunder to be exercised earlier than the end of the Current Savings Periods, in connection with the Merger, (v) the accumulated savings of each Sharesave Plan participant that has not timely withdrawn from the Current Savings Periods will be used to purchase shares of Patterson common stock upon the exercise of options granted under, and otherwise in accordance with the terms of, the Sharesave Plan, within a period determined by the Board in accordance with the Sharesave Plan, provided that such period ends no later than five business days prior to the Effective Time, and (vi) the Sharesave Plan shall terminate effective immediately prior to (and subject to the occurrence of) the Effective Time (if not previously terminated).

Termination of Incentive Award Plans

As of the Effective Time, the Equity Incentive Plans will be terminated and no further shares of Patterson common stock, Company Options, Company RSUs, Company PSUs, other equity or equity-based interests in Patterson or other rights with respect to shares of Patterson common stock will be granted thereunder. Following the Effective Time, no such Company Option, Company RSU, Company PSU, equity or equity-based interest or other right with respect to any share of Patterson common stock that was outstanding immediately prior to the Effective Time will remain outstanding and each former holder of any such Company Option, Company RSU, Company PSU, equity or equity-based interest or other right with respect to any share of Patterson common stock will cease to have any rights with respect thereto, except the right to receive the Merger Consideration as discussed above.

Dissenting Shares

Any shares of Patterson common stock issued and outstanding immediately prior to the Effective Time and held by shareholders who have not voted in favor of the Merger proposal and otherwise comply with Sections 302A.471 and 302A.473 of the MBCA (dissenting shares) will not be converted into the right to receive the Merger Consideration, and holders of such dissenting shares will be entitled to the payment of the fair value of such dissenting shares determined in accordance with Sections 302A.471 and 302A.473 of the MBCA (including interest determined in accordance with Section 302A.473). If, after the Effective Time, any such shareholder fails to perfect or otherwise withdraws or loses such rights, such dissenting shares will thereupon be treated as if they had been converted into, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, on the terms and conditions in the Merger Agreement and will no longer constitute dissenting shares. At the Effective Time, any holder of dissenting shares will cease to have any rights with respect thereto other than such rights as are provided to holders of dissenting shares under Sections 302A.471 and 302A.473 of the MBCA.

Exchange and Payment Procedures

At or prior to the Effective Time, Parent will appoint a nationally recognized bank or trust company, reasonably acceptable to Patterson, to act as the paying agent to make payments of the Merger Consideration to Patterson shareholders (the “Paying Agent”) to make payments of the Merger Consideration to shareholders. The surviving corporation will pay, or cause to be paid, the fees and expenses of the Paying Agent. At or prior to the Effective Time, Parent will deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which the holders of Patterson common stock (other than the dissenting shares) are entitled at the Effective Time pursuant to the Merger Agreement.

As soon as practicable (and no later than the third business day) after the Effective Time, the surviving corporation will cause the Paying Agent to mail to each person that was, immediately prior to the Effective Time, a holder of record of Patterson common stock represented by a certificate (the “Certificates”), which shares were converted into the right to receive the Merger Consideration, a letter of transmittal together with instructions for effecting the surrender of the certificates in exchange for payment of the Merger Consideration. Upon receipt of (i) in the case of shares of Patterson common stock represented by a stock certificate, a surrendered certificate or certificates (or affidavit of loss) in respect of such shares together with the signed letter of transmittal, or (ii) in the case of shares of Patterson common stock held in book-entry form (other than shares held through The Depository Trust Company), the receipt of the signed letter of transmittal, the Paying Agent or such other agent, in accordance with the letter of transmittal and instructions, will transmit to the holder of such shares the Merger Consideration in exchange therefor and such certificates or book-entry shares will be cancelled.

As promptly as practicable after the Effective Time, Parent will cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee, in respect of each book-entry share held through The Depository Trust Company, a cash amount in immediately available funds equal to the Merger Consideration (subject to any withholding of taxes) that holders of such book-entry shares will be automatically entitled to receive, and such book-entry shares of such holder will be cancelled.

At the Effective Time, the stock transfer books of Patterson will be closed and thereafter there will be no further registration of transfers of shares on the records of Patterson, and holders of Certificates and book-entry shares will cease to have rights with respect to such shares except as otherwise provided in the Merger Agreement or by applicable law. If, after the Effective Time, Certificates are presented to the surviving corporation for any reason, they will be cancelled and exchanged as provided in the Merger Agreement.

If any cash deposited with the Paying Agent remains unclaimed by holders of Patterson common stock on the first anniversary of the Effective Time, such cash (including any interest received in respect thereto) will be returned to the surviving corporation, and any holders of Patterson common stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent and the surviving corporation (as general unsecured creditors) for delivery of the Merger Consideration, without any interest thereon and subject to any applicable withholding taxes and abandoned property, escheat or other similar laws. Any portion of the Merger Consideration that remains unclaimed by the holders of Patterson common stock immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity will, to the extent permitted by applicable law, become the property of the surviving corporation free and clear of any claim or interest of any person previously entitled thereto.

If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of such Certificate to be lost, stolen or destroyed (and if required by Parent, the posting by the owners of a bond, in a reasonable sum as it may reasonably direct, as indemnity against any claim that may be made against Parent, Merger Sub, the surviving corporation or the Paying Agent with respect to such Certificate), the Paying Agent will, in exchange for such lost, stolen or destroyed stock certificate, pay the Merger Consideration deliverable in respect thereof pursuant to the Merger Agreement.

Representations and Warranties

In the Merger Agreement, Patterson has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	the due organization, valid existence, active status or good standing, to the extent applicable, and corporate or organizational power of Patterson and each of its subsidiaries;

•

the capitalization of Patterson, including the number of shares of Patterson common stock, and shares subject to Company Options, Company RSUs, Company PSUs, shares subject to purchase under the Company ESPP and Sharesave Plan and other equity interests outstanding, the ownership of the capital stock of its subsidiaries, and Patterson’s and its subsidiaries’ ownership in Minority Investments;

•	the indebtedness and financing arrangements of Patterson and its subsidiaries;

•

the authority of Patterson to enter into the Merger Agreement and complete the Merger and the other transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against Patterson;

•

the absence of (i) any conflict with or violation of the organizational documents of Patterson or any of its subsidiaries, (ii) any conflict with or violation of applicable laws, (iii) any required consent, approval, authorization, filing or notification under, breach of, loss of benefit under, change of control or default under, any contract or permit of Patterson or its subsidiaries or (iv) any grant to others of any right of termination, vesting, amendment, acceleration or cancellation of, or creation of a lien (other than permitted liens) on any property or asset of Patterson or any of its subsidiaries pursuant to, any contract or permit of Patterson or its subsidiaries, in each case, as a result of the execution, delivery and performance by Patterson of the Merger Agreement;

•	the consents, filings and approvals required by governmental entities in connection with the transactions contemplated by the Merger Agreement;

•

compliance with SEC filing requirements for Patterson’s SEC filings since May 1, 2022, including the accuracy of information contained in such documents and compliance with GAAP, and the rules and regulations of the SEC with respect to the consolidated financial statements contained therein;

•	the adequacy of disclosure controls and procedures and internal control over financial reporting;

•	the absence of certain undisclosed liabilities of Patterson or any of its subsidiaries;

•	the absence of certain changes and events since April 27, 2024 and the absence of a Company Material Adverse Effect (as defined below) since April 27, 2024;

•	the accuracy of information contained in this proxy statement, as it may be amended or supplemented from time to time;

•	litigation matters;

•	compliance with applicable laws and governmental orders;

•

the maintenance of and compliance with all required governmental licenses, permits, certificates, franchises, tariffs, grants, easements, variances, consents, orders, approvals, clearances, exemptions, registrations, enrollments, provider and supplier numbers, accreditations and authorizations necessary for the conduct of the business, and the use of the assets, of Patterson and its subsidiaries;

•

certain products or services designed, manufactured, sold, resold, provided, offered, marketed, advertised, promoted, modified, packaged, repackaged, labeled, relabeled, distributed, warehoused, transported, supplied, imported, exported, or otherwise placed into the stream of commerce by or on behalf of Patterson;

•	employee benefit plans, ERISA matters and other labor and employment matters;

•	environmental matters;

•	owned and leased real property;

•	title to assets;

•	tax matters;

•	material contracts;

•	intellectual property matters;

•	insurance matters;

•

the absence of any engagement of any financial advisor, broker or finder or any related liability for fees or commissions in connection with the transactions contemplated by the Merger Agreement, except for the fees and expenses of Guggenheim Securities;

•	related party transactions;

•	the inapplicability of any anti-takeover statute or regulation to the Merger or the other transactions contemplated by the Merger Agreement;

•

receipt by the Board of an opinion of Guggenheim Securities as to the fairness, as of the date of the opinion, from a financial point of view, of the Merger Consideration to be received by holders of shares of Patterson common stock (other than holders of dissenting shares);

•	material vendors and material customers; and

•	the absence of any additional representations and warranties except for the representations and warranties expressly set forth in the Merger Agreement.

All of Patterson’s representations and warranties are qualified by reference to the disclosure in Patterson’s filings with the SEC on or after May 1, 2022 and prior to the date of the Merger Agreement (other than disclosures contained in the “Forward Looking Statements” or “Risk Factors” sections of such SEC filings) and as set forth in Patterson’s disclosure schedule delivered to Parent and Merger Sub pursuant to the Merger Agreement.

In addition, many of Patterson’s representations and warranties are qualified by knowledge or by a materiality or “Company Material Adverse Effect” standard. For purposes of the Merger Agreement, “Company Material Adverse Effect” means any change, effect, event, occurrence, circumstance, condition, fact, state of facts or development that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the business, financial condition, assets, liabilities, operations or results of operations of Patterson and its subsidiaries, taken as a whole. The foregoing notwithstanding, adverse effects arising out of or arising from the following will not constitute or be deemed to contribute to a Company Material Adverse Effect, and will not otherwise be taken into account in determining whether such Company Material Adverse Effect has occurred or would reasonably be expected to occur:

•	any changes or proposed changes in applicable laws, GAAP or the interpretation or enforcement thereof;

•

any changes in general economic, business, labor or regulatory conditions or in securities, credit or other financial markets, including inflation, monetary policy, commodity prices, interest rates or exchange rates, in the United States or globally, or changes generally affecting the industries in which Patterson or its subsidiaries operate in the United States or globally (including seasonal fluctuations);

•	the continuation or worsening of supply chain disruptions affecting the industries, businesses or segments in which Patterson and its subsidiaries operate;

•

any changes in global or national political conditions (including the outbreak or escalation of war (whether declared or not), military action or operation, sabotage, civil unrest, civil disobedience, national or international calamity, the outbreak of hostilities or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis;

•	any actions or omissions required of Patterson under the Merger Agreement or taken or not taken at the request of, or with the consent of, Parent;

•

the negotiation, announcement, pendency or consummation of the Merger Agreement and the Merger (provided that this exception does not apply to representations or warranties relating to third-party consents and notices and related conditions to closing);

•

any proceeding commenced by or involving any governmental entity or a current or former shareholder of Patterson arising from allegations of breach of fiduciary duty or violation of Law relating to the Merger Agreement or the transactions contemplated by the Merger Agreement

•

changes in the trading price or trading volume of shares of Patterson common stock or any suspension of trading, or any changes in the ratings or the ratings outlook for Patterson by any applicable rating agency or changes in the analyst’s recommendations or ratings with respect to Patterson (provided that the underlying cause of such change may be taken into account in determining whether a Company Material Adverse Effect has occurred); or

•

any failure by Patterson or any of its subsidiaries to meet any revenue, earnings, adjusted EBITDA or other financial projections or forecasts (provided that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred).

Any change referred to in the first four bullets above may be taken into account in determining whether there has occurred, or would reasonably be expected to occur, a Company Material Adverse Effect to the extent such change adversely disproportionately impacts Patterson and its subsidiaries, taken as a whole, relative to other companies operating in the industries or in the markets in which Patterson and its subsidiaries operate.

Parent’s and Merger Sub’s representations and warranties under the Merger Agreement, relate to, among other things:

•	Parent’s and Merger Sub’s due organization, valid existence, good standing, to the extent applicable, corporate or other entity power;

•

the authority of Parent and Merger Sub to enter into the Merger Agreement and complete the Merger and the transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against Parent and Merger Sub;

•

the absence of (i) any conflict with or violation of the organizational documents of Parent or Merger Sub, (ii) any conflict with or violation of applicable law, (iii) any required consent, approval, authorization, filing or notification under, breach of, loss of benefit under, change of control or default under, any contract or permit of Parent or Merger Sub or (iv) any grant to others of any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien on any asset of Parent and its subsidiaries, including Merger Sub, pursuant to any contract or permit of Parent or Merger Sub, in each case, as a result of the execution and delivery by Parent and Merger Sub of the Merger Agreement and completion by Parent and Merger Sub of the Merger;

•	the consents, filings and approvals required by governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	litigation matters;

•

the delivery of the Commitment Letters and the Debt Fee Letter, the status of the Commitment Letters and the sufficiency of the proceeds of the Financing to fund the transactions contemplated by the Merger Agreement;

•	the limited guaranty;

•	the accuracy of information supplied to Patterson by Parent or Merger Sub for use in this proxy statement, as it may be amended or supplemented from time to time;

•	the absence of beneficial ownership of Patterson common stock by Parent, Merger Sub, or any Parent subsidiary;

•	the solvency of the surviving corporation;

•	the ownership of Merger Sub;

•	the absence of shareholder and management arrangements;

•	the absence of any engagement of any financial advisor, broker or finder or any related liability for fees or commissions in connection with the transactions contemplated by the Merger Agreement; and

•	the absence of any additional representations and warranties except for the representations and warranties expressly set forth in the Merger Agreement.

None of the representations and warranties in the Merger Agreement will survive the completion of the Merger.

Conduct of Business Pending the Merger

Certain covenants in the Merger Agreement restrict the conduct of Patterson’s business between the date of the Merger Agreement and the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms. Except (i) as required by law or order, (ii) as set forth in Patterson’s disclosure schedule, (iii) as expressly contemplated by the Merger Agreement, or (iv) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, Patterson will and will cause each of its subsidiaries to use its commercially reasonable efforts to (x) conduct its business and operations, and the business and operations of each of Patterson’s subsidiaries, in all material respects in the ordinary course of business consistent with past practices and, to the extent consistent therewith, use reasonable best efforts to maintain and preserve intact the business organization, assets and properties of Patterson and each of its subsidiaries and (y) keep available the services of current officers, employees and consultants of Patterson and each of its subsidiaries and preserve the goodwill and current relationships of Patterson and each of its subsidiaries with customers, suppliers and other persons with which Patterson or any of its subsidiaries has significant business relations. Except as required by law or order or as set forth in Patterson’s disclosure schedule, or as expressly contemplated under the Merger Agreement, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed in the case of matters in the 8th, 11th, 13th and 15th bullets below only), from the date of the Merger Agreement until the earlier of the Effective Time or termination of the Merger Agreement in accordance with its terms, Patterson will not, and will not permit any of its subsidiaries to:

•	amend its articles of incorporation or by-laws (or equivalent organizational documents);

•

issue, sell, pledge, dispose of, grant, transfer or encumber any minority investments or any shares of capital stock of, or other equity interests in, Patterson or any of its subsidiaries, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities of Patterson or any of its subsidiaries, other than the issuance of shares upon the exercise of Company Options or settlement of Company RSUs or Company PSUs outstanding as of the date of the Merger Agreement in accordance with their terms;

•

sell, pledge, dispose of, transfer, lease, guarantee or encumber (other than with permitted liens) any material property or assets of Patterson or any of its subsidiaries, except (i) pursuant to existing contracts in the ordinary course of business consistent with past practice, (ii) the sale or purchase of goods or inventory in the ordinary course of business consistent with past practice or (iii) the disposition of obsolete, surplus or worn out assets, inventory or equipment or assets that are no longer used in the ordinary course of Patterson’s business;

•

sell, assign, pledge, transfer, license, abandon, or otherwise dispose of any intellectual property owned by Patterson or its subsidiaries, except in the ordinary course of business consistent with past practice, or (ii) escrow, deliver, license, disclose, or otherwise make available any source code of any proprietary software to any person (other than Parent and employees or contractors in the ordinary course of business and subject to written confidentiality and non-disclosure obligations);

•

declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or any combination of the foregoing, with respect to Patterson’s or any of its subsidiaries’ capital stock or other equity interests, other than dividends or other distributions paid by any wholly owned Patterson subsidiary to Patterson or another wholly owned subsidiary of Patterson;

•

reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock or other equity interests of Patterson or any of its subsidiaries, except with respect to any wholly owned Patterson subsidiary;

•

merge or consolidate Patterson or any of its subsidiaries with any person or adopt a plan of complete or partial liquidation, or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Patterson or any of its subsidiaries, except with respect to any wholly owned subsidiary of Patterson;

•

acquire (including by merger, consolidation or acquisition of stock or assets) any person or assets, other than (i) acquisitions by Patterson from any of its wholly owned subsidiaries or among any wholly owned subsidiaries of Patterson or (ii) acquisitions of inventory, raw materials, supplies and other property in the ordinary course of business consistent with past practice;

•

(i) incur any indebtedness, (ii) issue any debt securities, (iii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for any indebtedness of any person (other than a wholly owned subsidiary of Patterson) or (iv) redeem, repurchase, cancel or otherwise acquire any indebtedness, except in each case (x) for borrowings under the Company’s existing credit facilities, the Company’s receivables securitization facility, the Company’s equipment financing facility and the Company’s customer financing program in the ordinary course of business consistent with past practice, (y) letters of credit for the benefit of Company vendors in the ordinary course of business consistent with past practice, and (z) capital leases in the ordinary course of business consistent with past practice, or (aa) agree to any material amendment to or waiver of any contract relating to any indebtedness;

•	make any loans, advances or capital contributions to, or investments in, any other person (other than any of Patterson’s wholly owned subsidiaries);

•

(i) terminate or cancel, or agree to any material contract or enter into or amend any contract that, if existing on the date of the Merger Agreement, would be a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended or a Company Material Contract pursuant to the terms of the Merger Agreement, in each case other than in the ordinary course of business consistent with past practice (such ordinary course of business including renewals or extensions of any existing material contracts and amendments that accompany such renewals or extensions in the ordinary course of business consistent with past practice) or other extensions or renewals of material contracts related to leased real property (and, for the avoidance of doubt, the Company and its Subsidiaries, as applicable, will not fail to exercise any right of renewal with respect to any lease, except in the ordinary course of business consistent with past practices) or (ii) enter into any contract that obligates the Company or any of its Subsidiaries to pay more than $1,000,000 in the aggregate to any third party (other than in respect of purchases of products from suppliers that are to be sold to customers in the ordinary course of business);

•	make any capital expenditure in excess of $1,000,000 (individually or in the aggregate), other than capital expenditures set forth in Patterson’s disclosure schedules;

•

except to the extent required by the Merger Agreement, applicable law or the existing terms of any Patterson benefit plan or contract: (i) increase or commit to increase the compensation payable or to become payable to the directors, officers or employees of the Company or any of its subsidiaries, except, in the case of non-officer employees only, for annual merit based increases in base salary (and corresponding increases in annual target bonus opportunity) in the ordinary course of business consistent with past practice of no more than 3% in the aggregate for all employees; (ii) amend or terminate any benefit plan, or establish, adopt, or enter into any new such arrangement that would be a benefit plan, unless such amendment or new arrangement is not expected to result in any material cost to the Company; (iii) accelerate or commit to accelerate the vesting, payment, exercisability or funding of any compensation or benefits including under any benefit plan; (iv) grant or announce any cash, severance or equity or equity-based awards or other compensation or benefits; or (v) terminate (other than for cause) the employment of, or hire or promote, any employee, officer or consultant with a title of Vice President or above or with annual salary of $250,000 or more;

•	implement, adopt or make any change in accounting policies, practices, principles, methods or procedures, other than as required by law, GAAP, NASDAQ or by a governmental entity;

•

compromise, settle or agree to settle any material proceeding, other than (i) the payment, or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against in Patterson’s financial statements included in its filings with the SEC or (ii) those that involve only the payment by Patterson or any of its subsidiaries, after taking into account amounts paid or payable by insurance, of monetary damages not in excess of $500,000 individually, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, Patterson or any of its subsidiaries;

•	take or omit to take any action that would or would reasonably be expected to result in a Company Material Adverse Effect;

•

implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar law;

•

waive or release any noncompetition, non-solicitation, nondisclosure, noninterference, non-disparagement or other restrictive covenant obligation of any current or former employee, officer or consultant; modify, extend, terminate or enter into any labor agreement or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees;

•	enter into any new line of business;

•	fail to maintain with financially responsible insurance companies, insurance in such amounts and against such risks of losses as is maintained by it as of the date of the Merger Agreement;

•

make or change any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, settle any material tax claim, audit or assessment, file any amended tax return, file any material tax return in a manner inconsistent with past practice, enter into any tax sharing agreement or closing agreement relating to any material tax, surrender any right to a claim a material tax refund, incur any material taxes outside the ordinary course of business, or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•

permit any permits to lapse (or otherwise fail to renew) or be cancelled (other than to the extent the applicable permit becomes obsolete, redundant, or no longer required by or advisable under applicable law); or

•	authorize or enter into any contract or otherwise agree to make any commitment to do any of the foregoing.

Go-Shop; No-Shop; Alternative Acquisition Proposals

The Go-Shop Period — Solicitation of Other Offers

Under the Merger Agreement, during the period beginning on the date of the Merger Agreement and continuing until the No-Shop Period Start Date (as defined under the heading “The No-Shop Period - No Solicitation of Other Offers” below), the Company and any of its subsidiaries and affiliates and its and their respective representatives have the right to: (i) solicit, initiate, propose, induce the making or submission of, encourage or facilitate in any way any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined in this section of this proxy statement below), including by

(x) providing, furnishing or making available to any such person (and its representatives) any information (including non-public information or data) relating to the Company, any of its subsidiaries or their respective businesses, properties or assets and (y) affording access to any personnel of the Company and its subsidiaries to any person (and its representatives), in the case of each of clause (x) and (y), for the purpose described in this clause (i) and only to those persons that have entered into a confidentiality agreement with the Company having provisions that are not materially less favorable to the Company than the provisions of the confidentiality agreement entered into between an affiliate of Parent and the Company; provided that (A) such confidentiality agreement does not contain provisions which prohibit the Company from providing information to Parent or its representatives as required by the notice provisions of the Merger Agreement described in the subsequent paragraph or that otherwise prohibits the Company from complying with such notice provisions or otherwise would cause the Company to breach the Merger Agreement in any material respect and (B) the Company will provide access to Parent and Merger Sub of any non-public information that the Company has provided, or that is otherwise provided by or on behalf of the Company or any of its representatives, to any person given such access to the extent not previously provided or made available to Parent or Merger Sub, as promptly as reasonably practicable after it is provided or made available to such third party (and in any event within 24 hours); and (ii) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any person (and their respective representatives) regarding any Acquisition Proposals (or inquiries, offers or proposals or any other effort or attempt that constitutes or could reasonably be expected to lead to an Acquisition Proposal), and cooperate with or assist or participate in, or facilitate, any inquiries, offers, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals or other proposals that could reasonably be expected to lead to Acquisition Proposals, including by granting a limited waiver, amendment or release under any pre-existing “standstill” or other similar provision solely to the extent necessary to allow for an Acquisition Proposal or amendment to an Acquisition Proposal to be made by such person to the Company or the Company Board on a confidential basis.

The Company must promptly (and in any event within 24 hours) (i) notify Parent in the event the Company or any of its representatives receives any Acquisition Proposal (or any inquiries, offers or proposals that could reasonably be expected to lead to, an Acquisition Proposal), which notice will include the identity of the third party making such inquiry, offer, proposal or Acquisition Proposal and include a copy of such Acquisition Proposal (or, where no such copy is available, a reasonable description of and a summary of the material terms of such inquiry, offer, proposal or Acquisition Proposal). In addition, the Company shall promptly (and in any event within 24 hours after such determination) advise Parent if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal. The Company must keep Parent reasonably informed on a prompt basis of any material developments.

The No-Shop Period — No Solicitation of Other Offers

The Company has agreed that, subject to certain exceptions set forth in the Merger Agreement, commencing at the No-Shop Period Start Date, and continuing until the earlier of the Effective Time and the date, if any, on which the Merger Agreement is terminated as described under the heading “- Termination of the Merger Agreement” below, the Company will not, and will cause its subsidiaries and each of its and their respective directors, officers and employees not to, and will instruct its other representatives not to on its behalf, directly or indirectly:

•

solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal;

•

furnish to any Third Party any non-public information relating to the Company and its subsidiaries or afford to any Third Party access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries, in any such case with the intent to induce, or that could reasonably be expected to result in, the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; or

•	participate or engage in discussions or negotiations with any Third Party with respect to an Acquisition Proposal.

Company Change of Board Recommendation

As described above, and subject to the provisions described below, Patterson’s Board has made the Company Board Recommendation. The Merger Agreement provides that Patterson’s Board will not effect a Change of Board Recommendation except as described below.

Except as expressly permitted by the Merger Agreement, as described below, from and after the date of the Merger Agreement until the receipt of the Company Shareholder Approval or, if earlier, the termination of the Merger Agreement, neither the Board nor any committee thereof will take any action described in the following (any such action, a “Change of Board Recommendation”):

•	approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal or any proposal that could reasonably be expected to lead to an Acquisition Proposal;

•	withdraw, change, amend, modify or qualify or publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation;

•	approve or cause the Company to enter into any merger agreement, letter of intent, memorandum of understanding or other similar agreement relating to any Acquisition Proposal;

•	fail to include the Company Board Recommendation in this proxy statement; or

•	resolve to do any of the forgoing.

If at any time following the date of the No-Shop Period Start Date and prior to the receipt of the Company Shareholder Approval (i) Patterson has received a bona fide written Acquisition Proposal from a third party, (ii) Patterson has not breached the provisions of the Merger Agreement in any respect with respect to such Acquisition Proposal and (iii) the Board (or a duly authorized committee thereof) determines in good faith (after consultation with and advice from its financial advisor and outside legal counsel), based on information then available, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then Patterson and its representatives may, directly or indirectly through Patterson’s representatives: (x) subject to the entry into, and solely in accordance with, a confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to Patterson than its confidentiality agreement with Patient Square, furnish to such third party making such Acquisition Proposal (and its representatives) any non-public information relating to Patterson or any of its subsidiaries, or afford to such third party making such Acquisition Proposal (and its representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Patterson or any of its subsidiaries, provided that any material non-public information concerning Patterson or its subsidiaries provided or made available to such third party, to the extent not previously provided or made available to Parent or Merger Sub, has been provided or made available to Parent or Merger Sub as promptly as reasonably practicable after it is provided or made available to such third party and (y) participate or engage in discussions or negotiations with such third party making such Acquisition Proposal (and its representatives) with respect to such Acquisition Proposal and otherwise facilitate such Acquisition Proposal or assist such third party making such Acquisition Proposal (and its representatives) with such Acquisition Proposal.

The Company must promptly (and in any event within 24 hours) (i) notify Parent in the event the Company or any of its representatives receives any Acquisition Proposal (or any inquiries, offers or proposals that could reasonably be expected to lead to, an Acquisition Proposal), which notice will include the identity of the third party making such inquiry, offer, proposal or Acquisition Proposal and include a copy of such Acquisition Proposal (or, where no such copy is available, a reasonable description of and a summary of the material terms of such inquiry, offer, proposal or Acquisition Proposal). In addition, the Company shall promptly (and in any event within 24 hours after such determination) advise Parent if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal. The Company must keep Parent reasonably informed on a prompt basis of any material developments.

If Patterson has received a bona fide written Acquisition Proposal that the Board (or any duly authorized committee thereof) determines in good faith, after consultation with and advice from its financial advisors and outside legal counsel, constitutes a Superior Proposal, the Board may at any time prior to the receipt of the Company Shareholder Approval, effect a Change of Board Recommendation with respect to such Superior Proposal and/or terminate the Merger Agreement and pay the applicable termination fee to Parent as described in “- Termination Fees” in order to enter into a definitive written agreement with respect to such Superior Proposal. Patterson, however, is not entitled to effect a Change of Board Recommendation or terminate the Merger Agreement unless:

•

Patterson provided to Parent at least five days’ prior written notice of its intention to take such action, which notice will specify the material terms and conditions of such Acquisition Proposal and will have provided to Parent a copy of the available proposed transaction agreement to be entered into in respect of such Acquisition Proposal;

•

during the five day notice period described above, if requested by Parent, Patterson will have, and will have caused its legal and financial advisors to have, engaged in good faith negotiations with Parent regarding any amendment to the Merger Agreement proposed in writing by Parent and intended to cause the relevant Acquisition Proposal to no longer constitute a Superior Proposal; and

•

the Board will have considered in good faith any adjustments and/or proposed amendments to the Merger Agreement (including a change to the price terms thereof) and the other agreements contemplated thereby that may be offered by Parent no later than 11:59 A.M., Central Time, on the last day of such five day notice period, and will have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such adjustments or amendments proposed by Parent were to be given effect.

In the event of any material revisions to the Superior Proposal offered in writing by the party making the Superior Proposal, Patterson is required to deliver a new written notice to Parent and to again comply with the requirements of the “no solicitation” provisions of the Merger Agreement with respect to such new written notice, except that the five day notice period will be three days with respect to any such revised Superior Proposal.

The Board (or a duly authorized committee thereof) may, at any time prior to the receipt of the Company Shareholder Approval, effect a Change of Board Recommendation if the Board (or a duly authorized committee thereof) determines, in good faith, after consultation with outside legal counsel, that (i) an Intervening Event has occurred and is continuing and (ii) the failure to effect a Change of Board Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties to the Patterson shareholders under applicable law. However, the Board will not be entitled to effect a Change of Board Recommendation because of the occurrence of an Intervening Event unless:

•

Patterson has given Parent at least five days’ prior written notice advising Parent of the material information and facts relating to such Intervening Event and stating that the Board intends to make a Change of Board Recommendation in response to such Intervening Event;

•

during the five day notice period described above, Patterson has engaged in good faith negotiations with Parent (if Parent wishes to so negotiate) regarding any adjustments to the terms and conditions of the Merger Agreement as would obviate the need for the Board to proceed with a Change of Board Recommendation; and

•

at the end of such five day notice period described above, the Board (after consultation with Patterson’s outside legal counsel and taking into account any adjustments offered by Parent to the terms and conditions of the Merger Agreement) maintains its determination that the failure of the Board to make such a Change of Board Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties to the Patterson shareholders under applicable law.

Each time any material amendment or modification to the Intervening Event occurs, Patterson will notify Parent of such amendment or modification in writing and the notice period will be extended for three days from the date of such notification.

Patterson or the Board may (i) disclose to the Patterson shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) make any disclosure to the shareholders of Patterson if the Board (or any duly authorized committee thereof) reasonably determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties to the Patterson shareholders or violate applicable law. The issuance by Patterson or the Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, will not constitute a Change of Board Recommendation.

As used in this proxy statement:

•

“Acquisition Proposal” means any offer or proposal from a third party concerning (i) a merger, consolidation or other business combination transaction with Patterson, (ii) a sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of Patterson (including equity interests of any subsidiary of Patterson) or its subsidiaries representing 20% or more of the consolidated assets of Patterson and its subsidiaries, based on their fair market value as determined in good faith by the Board (or any duly authorized committee thereof), (iii) an issuance (including by way of merger, consolidation, business combination or share exchange) of equity interests representing 20% or more of the voting power of Patterson, or (iv) any combination of the foregoing (in each case, other than the Merger); provided that, all references to “third party” in this definition will include any “group” as defined pursuant to Section 13(d) of the Exchange Act.

•

“Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence (including any acceleration or deceleration of existing changes or developments) that (i) is material to Patterson and its subsidiaries, (ii) was not known or reasonably foreseeable to the Board as of or prior to the date of the Merger Agreement, and (iii) does not involve or relate to an Acquisition Proposal; provided that (x) the fact that Patterson meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Merger Agreement or (y) any changes after the date of the Merger Agreement in the market price and/or trading volume of Patterson common stock or the credit rating of Patterson, in each case will not be deemed to be an “Intervening Event”.

•

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “20%” will be replaced by “50%”) that the Board (or a duly authorized committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel), taking into account such factors as the Board (or any duly authorized committee thereof) considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of such proposals), is more favorable from a financial point of view to Patterson’s shareholders than the Merger.

Required Shareholder Vote

As promptly as reasonably practicable after the SEC confirms that it will not review or has completed its review of the special meeting proxy statement, Patterson will cause this proxy statement to be disseminated to its shareholders. Patterson will take all action necessary to duly call, give notice of, convene and hold a meeting of its shareholders promptly following the mailing of this proxy statement for the purposes of obtaining the Company Shareholder Approval.

Unless there has been a Change of Board Recommendation in accordance with the applicable provisions of the Merger Agreement, Patterson will include in this proxy statement the Company Board Recommendation and use its commercially reasonable efforts, which efforts will include hiring a reputable proxy solicitor firm, to solicit proxies from its shareholders in favor of the adoption and approval of the Merger Agreement, including by postponing or adjourning the special meeting to allow for additional solicitation of proxies if necessary to obtain the Company Shareholder Approval. Patterson may only postpone or adjourn the special meeting (i) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), (ii) if a quorum has not been established, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board has determined in good faith is necessary or advisable and for such supplemental or amended disclosure to be disseminated and reviewed by Patterson’s shareholders prior to the special meeting, (iv) to allow reasonable additional time to solicit additional proxies if necessary in order to obtain the Company Shareholder Approval, (v) if required by law or (vi) if there has been a Change in Board Recommendation.

Consents, Approvals and Filings

Patterson, Parent and Merger Sub have each agreed, subject to the terms and conditions of the Merger Agreement, to use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable under the Merger Agreement and applicable law to consummate, as promptly as practicable, and in any event, by or before the Outside Date, the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to:

•	obtain all necessary consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties;

•

obtain all necessary actions or nonactions, waivers, consents, approvals, permits, orders and authorizations from governmental entities (including those in connection with applicable Regulatory Laws, Health Care Laws and any permits), make all necessary or advisable registrations, declarations, communications and filings with and take all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid any proceeding by, any governmental entity (including those in connection with applicable Regulatory Laws, Health Care Laws and any permits); and

•	execute and deliver any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement and to carry out fully the purposes of the Merger Agreement.

Each of the parties to the Merger Agreement will furnish, or cause to be furnished, to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable law, Patterson and Parent will have the right to review in advance, and to the extent practicable will consult with the other and consider in good faith the views of the other with respect to, all of the information relating to Patterson or Parent, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the Merger and the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, no party to the Merger Agreement will be obligated to provide to any other party any portion of any filing under the HSR Act that is not customarily furnished to other parties in connection with such filings. In exercising the rights above, Patterson and Parent will act reasonably and as promptly as practicable. Subject to applicable law and the instructions of any governmental entity, Patterson and Parent will keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement, including promptly furnishing the other with copies of notices or other written substantive communications received by Patterson, Parent or any of their respective subsidiaries, from any governmental entity and/or third party with respect to the transactions contemplated by the Merger Agreement, and, to the extent practicable under the circumstances, will provide the other party and its counsel with the opportunity to participate in any meeting with any governmental entity in respect of any substantive filing, investigation or other inquiry in connection with the transactions contemplated by the Merger Agreement.

In furtherance of the above, Patterson and Parent will, and will cause their respective affiliates to, make or cause to be made all filings required under applicable Regulatory Laws with respect to any of the transactions contemplated by the Merger Agreement as promptly as practicable and, in any event, file all required HSR Act notifications within fifteen business days after the date of the Merger Agreement. Parent will pay, or cause its affiliates to pay, all filing fees required under any Regulatory Laws for any of the transactions contemplated by the Merger Agreement.

Parent agrees to use its reasonable best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings reasonably necessary to resolve, avoid or eliminate each and every impediment under any applicable Regulatory Law so as to enable the closing of the Merger to occur as promptly as practicable (and in any event, no later than the Outside Date), including (i) proposing, negotiating, committing or agreeing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, transfer, licensing or disposition of any assets, properties or businesses of Patterson or any of its subsidiaries, (ii) accepting any operational restrictions or otherwise taking or committing to take actions that limit Parent’s or any of its subsidiaries’ freedom of action with respect to, or its ability to retain, any of the assets, properties, licenses, rights, product lines, operations or businesses of Patterson or any of its subsidiaries, as may be required in order to avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the closing of the Merger, as applicable, and (iii) resisting, contesting, defending and appealing, including through litigation, any proceeding (including any administrative or judicial proceeding) or any other claim asserted by any person in order to avoid entry of, or to have vacated, reversed or terminated, any order (whether temporary, preliminary or permanent) that would prevent the closing of the Merger from occurring by the Outside Date. Notwithstanding the foregoing or any other provision of the Merger Agreement, none of Parent, Patterson or any of their respective Subsidiaries shall be required to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of, any assets, properties or businesses of Patterson or any of its subsidiaries that, in each case, is not conditioned on the consummation of the transactions contemplated by the Merger Agreement.

Neither Parent nor Merger Sub will, directly or indirectly, acquire, agree or agree in principle to acquire any person or portion thereof, or otherwise acquire or agree to acquire any assets or equity, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining any permits, orders or other approvals of any governmental entity necessary to consummate any of the transactions contemplated by the Merger Agreement or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any governmental entity seeking an order prohibiting the consummation of any of the transactions contemplated by the Merger Agreement, (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise, or (iv) materially delay or prevent the consummation of any of the transactions contemplated by the Merger Agreement. Parent shall control and direct the overall process and strategy for effecting filings and obtaining approvals under the HSR Act and applicable Regulatory Laws.

Except as otherwise set forth in the Merger Agreement, nothing contained in the Merger Agreement will give Parent or Merger Sub, directly or indirectly, the right to control, supervise or direct the operations of Patterson or its subsidiaries prior to the Effective Time. Prior to the Effective Time, Patterson will exercise, consistent with the terms and conditions of the Merger Agreement, complete unilateral control, supervision and direction over its and its subsidiaries’ business operations.

As used in this proxy statement, “Regulatory Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition, trade regulation, or foreign investment laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation Laws of any jurisdiction other than the United States.

As used in this proxy statement, “Health Care Laws” means all applicable laws relating to the regulation, provision, management, administration of, and payment for, healthcare services, items, and products (including Company products), including: (i) 42 U.S.C. §§ 1320a-7, 7a, 7b and 7h; (b) 42 U.S.C. § 1395nn; (c) 31 U.S.C. §§ 3729-3733; (ii) 18 U.S.C. §§ 286, 287, 666, 1035, 1347 and 1349; (e) 42 U.S.C. §§ 1320a through 7b(b); (f) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.) and state health information data breach notification, privacy and security Laws; (iii) the 21st Century Cures Act (Pub. L. 114-255); (iv) the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) and all implementing regulations and FDA guidance thereunder, and any equivalent laws in other jurisdictions; (v) the Medicare statute (Title XVIII of the Social Security Act), the Medicaid statute (Title XIX of the Social Security Act) and any other law governing a health care program; (vi) any federal, state or local Laws with respect to healthcare related fraud and abuse, false claims, self-referral, anti-kickback, billing, coding, documentation and submission of claims, the fitting, fabrication, manufacturing and distribution of orthotics, prosthetics and other durable medical equipment, healthcare professional credentialing and licensing, sales and marketing, healthcare quality and safety, the corporate practice of medicine, fee-splitting, and healthcare facility, clinic or agency licensing; (vii) laws governing the use, handling, control, storage, transportation, disposal, and maintenance of controlled substances, pharmaceuticals, drugs, or medical waste; (viii) all laws applicable to the ownership, research, development, testing, manufacture, quality, safety, accreditation, packaging, storage, use, distribution, labeling, sale, offer for sale, import, export, or disposal of any Company product; and (ix) in each case, all regulations promulgated under such laws and any other similar federal, state or local laws.

Continuing Employees

Under the Merger Agreement, from the date of the closing of the Merger until the date that is twelve months following the Effective Time, Parent will cause the surviving corporation to provide to each Continuing Employee, during any period of employment with the surviving corporation during such twelve month period, base salary or base wage rate and a target annual cash bonus opportunity that, in each case, is not less than the base compensation and target annual cash bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time, and other compensation and benefits (excluding long-term incentive, equity or equity-based award compensation, defined benefit pension plans, retiree medical or welfare plans or arrangements, nonqualified deferred compensation, retention, transaction and change-in-control compensation or benefits) that are substantially comparable in aggregate economic value to other compensation and benefits provided to the Continuing Employees immediately prior to the Effective Time. Parent will also cause the surviving corporation to continue in effect the awards made under Patterson’s Management Incentive Compensation Plan, as well as all existing commission plans or arrangements, through the end of Patterson’s fiscal year 2025 (plus any period that is necessary thereafter to calculate and pay amounts owed thereunder) without change.

With respect to the 401(k), health and welfare benefit plans maintained by the surviving corporation (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting, paid time off, severance and benefit accruals, each Continuing Employee’s service with (or otherwise recognized by) Patterson or any of its subsidiaries, as reflected in Patterson’s records, will be treated as service with Parent or any of its subsidiaries. Parent will not be required to recognize service with Patterson or any of its subsidiaries for each Continuing Employee to the extent that such recognition would result in any duplication of benefits and the foregoing service credit will not apply with respect to any defined benefit plan or retiree medical plan.

Parent will cause the surviving corporation to use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any group health benefit plan maintained by Parent or any of its subsidiaries in which Continuing Employees (and their eligible dependents, including domestic partners) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Patterson benefit plan immediately prior to the Effective Time. Parent will cause the surviving corporation to use commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents, including domestic partners) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant group health benefit plan in which such Continuing Employee (and his or her eligible dependents, including domestic partners) will be eligible to participate from and after the Effective Time.

Prior to the Closing, Patterson is required under the terms of the Merger Agreement to fully and timely satisfy all notice, information, consultation, bargaining or consent obligations owed to any labor union, works council, labor organization or employee representative, representing any employee, or any applicable labor tribunal, in connection with the Merger.

The “Continuing Employee” provisions of the Merger Agreement are solely for the benefit of Patterson, Parent and Merger Sub. Nothing contained in the Merger Agreement will (i) guarantee employment for any period of time or preclude the ability of Parent, the surviving corporation or their respective affiliates to terminate the employment of any Continuing Employee at any time and for any reason (as allowed by and pursuant to applicable law, including without limitation the Worker Adjustment and Retraining Act of 1988, as amended), (ii) limit the ability of Parent, the surviving corporation or any of their respective affiliates to amend, modify, continue, or terminate any Patterson benefit plan or any other benefit or compensation plans, programs, agreements, arrangements or contracts or prevent the amendment, modification or termination thereof following the closing of the Merger; or (iii) create, modify, amend, or terminate any Patterson benefit plan or any other benefit or compensation plans, programs, agreement, arrangement or contracts.

Directors’ and Officers’ Indemnification and Insurance

Pursuant to the Merger Agreement, from and after the Effective Time, Parent will, and will cause the surviving corporation to, indemnify, defend and hold harmless, and will advance expenses as incurred, to the fullest extent permitted under (i) applicable law and (ii) Patterson’s articles of incorporation and by-laws or similar organizational documents in effect as of the date of the Merger Agreement and made available to Parent, each present and former director and officer of Patterson and its subsidiaries and each of their respective employees who serves as a fiduciary of a Patterson benefit plan (in each case, when acting in such capacity) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

All rights to exculpation, indemnification and advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement) existing as of the Effective Time in favor of the current or former directors or officers of Patterson or any of its subsidiaries serving in such capacity at or prior to the Effective Time and each of their respective employees who serves as a fiduciary of a Patterson benefit plan as provided in its articles of incorporation, by-laws or other organizational documents will survive the Merger and will continue in full force and effect in accordance with their terms. For a period of no less than six years from and after the Effective Time, Parent will cause the surviving corporation to, and the surviving corporation will, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the applicable party’s articles of incorporation and by-laws or similar organizational documents in effect as of the date of the Merger Agreement of Patterson or its subsidiaries with any of their respective directors, officers or employees in effect as of the date of the Merger Agreement which were provided to Parent, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of Patterson or its subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any proceeding pending or asserted or any claim made within such period will continue until the final disposition of such proceeding; provided, however that the advancement and payment of such expenses incurred by an indemnified party in advance of the final disposition of a proceeding will be made, unless otherwise agreed by the surviving corporation, only upon delivery to the surviving corporation of an undertaking by or on behalf of such indemnified party to repay all amounts so paid in advance if it is ultimately determined as set forth in a final, non-appealable judgment of a court of competent jurisdiction that such indemnified party is not entitled to be indemnified pursuant to the Merger Agreement.

For six years from and after the Effective Time, Parent and the surviving corporation will be jointly and severally responsible for maintaining for the benefit of the directors and officers of Patterson, as of the date of the Merger Agreement and as of the closing date of the Merger, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of Patterson, or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The provisions of the immediately preceding sentence will be deemed to have been satisfied if prepaid “tail” policies have been obtained by Parent or the surviving corporation on or prior to the Effective Time, which policies provide directors and officers with coverage for an aggregate period of six years with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such directors and officers in coverage and amount no greater than the policies currently in place so long as the total premiums paid would not exceed 300% of the last annual premium paid for Patterson’s directors and officers liability insurance policies in effect as of the date of the Merger Agreement, it being understood that if the total premium payable for such insurance coverage exceeds such amount, Parent or the surviving corporation will obtain a policy with the greatest coverage available for a cost equal to such amount.

In the event that, during the six year period after the Effective Time, either Parent or the surviving corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent will, and will cause the surviving corporation to, use reasonable best efforts to cause proper provisions to be made so that such successor or assign will expressly assume the obligations set forth in the Merger Agreement.

Financing Efforts

Parent will use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to (i) consummate the Equity Financing on the closing date of the Merger, and (ii) arrange the Debt Financing in an amount necessary, together with the Equity Financing, to fund the Financing Amounts and to consummate the Debt Financing on the closing date of the Merger, including the following:

•

maintaining in full force and effect the Debt Commitment Letter and not permitting any amendment or modification to be made to, not consenting to any waiver of any provision or remedy under, and not replacing, the Debt Commitment Letter (other than as contemplated by the Debt Commitment Letter, as of the date of the Merger Agreement), in case of any such amendment, modification, waiver or replacement: (i) reduces (or would reasonably be expected to have the effect of reducing) the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount in connection with the Debt Financing) (unless an equal amount from alternative financing sources is then made available) to an amount, together with the Equity Financing, less than what is necessary to fund the Financing Amounts or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the funding of any of the Debt Financing in a manner that would reasonably be expected to (x) delay or prevent the closing of the Merger, (y) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) materially less likely to occur or (z) materially and adversely impact the ability of Parent to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements with respect thereto when required pursuant to the Merger Agreement (provided that, (A) so long as not otherwise prohibited by the Merger Agreement, for the avoidance of doubt, Parent may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of the Merger Agreement and (B) Parent will reasonably promptly furnish Patterson copies of any executed versions of any agreements or other documentation with respect to such amendment, modification, waiver or replacement);

•	causing the Equity Financing to be consummated upon satisfaction of the conditions contained in the Equity Commitment Letter;

•	satisfying on a timely basis (or, if available, obtaining waivers of) the conditions precedent in the Commitment Letters;

•

negotiating, executing and delivering agreements and other documents contemplated by the Debt Financing that reflect and are consistent with the terms contained in the Debt Commitment Letter or on such other terms acceptable to the entities that have committed to provide or arrange or otherwise entered into agreements with respect to the Debt Financing in connection with the transactions contemplated by the Merger Agreement (the “Financing Sources”);

•

in the event that the conditions in the Merger Agreement to the obligations of Parent and Merger Sub to complete the Merger have been satisfied, upon funding of the Debt Financing would be satisfied, causing the full amount of the Financing to be funded at or prior to the closing of the Merger; and

•	enforcing its rights under the Commitment Letters in the event of a Financing Failure Event.

Parent will not amend, modify, waive or replace, or agree to amend, modify, waive or replace (in any case whether by action or inaction), any term of the Equity Commitment Letter without the prior written consent of Patterson.

Upon request of the Company, Parent will keep Patterson informed in reasonable detail of the status of its efforts to arrange the Financing and any material developments with respect to the Financing. As soon as reasonably practicable, Parent will provide any information reasonably requested by Patterson relating to any Financing Failure Event.

Neither Parent nor any of its affiliates will take any action that would reasonably be expected to materially delay or prevent the consummation of the Debt Financing or Equity Financing.

If any Financing Failure Event occurs, Parent will promptly notify Patterson and use its reasonable best efforts to obtain, as promptly as practicable and in any event prior to the Outside Date, in consultation with Patterson, on terms as favorable to Parent as the terms in the Debt Commitment Letter or as are reasonably available for financings of the type contemplated by the Debt Commitment Letter in the debt markets at such time, alternative debt financing (“Debt Replacement Financing”) in an amount that when added with the Equity Financing would be sufficient to pay all amounts to be paid by or on behalf of Parent on the closing date of the Merger in accordance with the terms of the Merger Agreement. However, in no event shall reasonable best efforts be construed to require that Parent (i) pay any fees or original issue discount in excess of those contemplated by the Debt Commitment Letter or (ii) agree to pricing or other economic terms that are less favorable (taken as a whole) than those contemplated by the Debt Commitment Letter.

As used in this proxy statement:

•

“Financing Amounts” means the aggregate cash proceeds of the Equity Financing and the Debt Financing sufficient to consummate the transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement, including the making of all payments to be made by or on behalf of Parent on the date of the closing of the Merger in accordance with the terms of the Merger Agreement.

•

“Financing Failure Event” means any of the following: (i) the commitments with respect to all or any portion of the Financing expiring or being terminated, such that the Financing Amounts will not be able to be satisfied at the closing of the Merger; (ii) for any reason, all or any portion of the Financing becoming unavailable, such that Financing Amounts will not be available at the closing of the Merger; or (iii) a material breach or repudiation by any party to any of the Commitment Letters which Parent becomes aware of.

Debt Financing Cooperation

Patterson will use, and will cause each of its subsidiaries to use, reasonable best efforts to provide such cooperation in connection with the arrangement of the Debt Financing as is customary for similar debt financings and is reasonably requested by Parent. However, (i) Patterson will not be required to provide any such assistance that could reasonably be expected to unreasonably or materially interfere with its business operations, (ii) neither Parent nor any of its Financing Sources will have the right to perform any investigative procedures that involve physical disturbance or damage to any property or other assets of Patterson or its subsidiaries, and (iii) nothing in the Merger Agreement will require Patterson or any of its subsidiaries to furnish any information not customarily required for completion of debt financings similar to the Debt Financing or with respect to a fiscal quarterly period that had not yet ended or has ended less than 40 days prior to the closing date of the Merger. Such assistance will include the following, each of which will be at Parent’s sole cost and expense:

•

participating (including by causing the senior management team of Patterson to participate) in the customary marketing activities undertaken in connection with the preparation of materials and marketing of the Debt Financing, including (i) preparing customary marketing materials (including bank information memoranda and lender presentations (including a version of such marketing materials that does not contain any material non-public information with respect to Patterson and its subsidiaries), offering memoranda, investor presentations and other similar documents) and attending due diligence sessions related thereto (including using reasonable best efforts to cause its independent auditor to attend) and (ii) participating in a reasonable number of meetings, presentations, roadshows, drafting sessions and other sessions with prospective lenders and investors (each of which may be conducted by conference call);

•

participating (including by causing the senior management team of Patterson to participate) in, and assisting with, the preparation of rating agency presentations and meetings with rating agencies and other customary marketing documents required in connection with the Debt Financing (including customary authorization letters), if necessary;

•

delivering to Parent as promptly as reasonably practicable (i) certain information relating to Patterson and its subsidiaries necessary to complete the Financing, and (ii) from time to time, other pertinent and customary information regarding Patterson and its subsidiaries reasonably requested by the Financing Sources and reasonably available to Patterson;

•

assisting with Parent’s preparation of pro forma financial statements customarily included in an offering memorandum used in a “Rule-144A-for-life” offering of non-convertible high-yield debt securities;

•	facilitating (x) the negotiation, execution and delivery of the agreements and other documents contemplated by the Debt Financing as may be reasonably requested by Parent and (y) the granting and perfection of security interests and the pledging of collateral; provided that such agreements and other documents and security interests will be effective no earlier than as of the Effective Time;

•

providing customary representations to its independent auditor in connection with the Debt Financing and using reasonable best efforts to cause its independent auditor to cooperate with the Debt Financing as reasonably requested by Parent as necessary or customary for financing similar to the Debt Financing, including by agreeing to the use of their audit reports in any materials relating to the Debt Financing, attending accounting due diligence sessions, providing customary comfort letters (including customary “negative assurance” and changed period comfort) with respect to Patterson and otherwise providing reasonable and customary assistance and cooperation in connection with the Debt Financing;

•	cooperating reasonably with the Financing Sources’ due diligence, to the extent reasonable and customary;

•

reasonably facilitating the taking of all corporate actions, subject to and only effective upon the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to Parent (or its subsidiaries) immediately after; provided, that no such action shall be required of the Board and/or any committee thereof, in any case, which is effective prior to the Effective Time;

•

providing any information about Patterson required by any Financing Sources to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act at least four business days prior to the closing of the Merger, to the extent requested by Parent within nine business days prior to the closing of the Merger; and

•

assisting Parent with its efforts to obtain any asset-based revolving credit facility, including by assisting Parent in its efforts to obtain third-party appraisals and field examinations, assisting Parent in its preliminary calculation of any applicable borrowing base under such asset-based revolving credit facility prior to the closing of the Merger based on the books and records of Patterson reasonably available to the management of Patterson, and assisting Parent with preparations for the opening of accounts and establishment of systems that the lenders under the asset-based revolving credit facility may reasonably require to be established from and after the closing of the Merger.

Other than customary authorization letters (if any), (i) no obligation of Patterson or any of its subsidiaries under any such certificate, document or instrument will be effective until the closing of the Merger, (ii) other than customary authorization letters (if any), neither Patterson nor any of its subsidiaries will be required to take any action under any certificate, document or instrument that is not contingent upon the closing of the Merger (including the entry into any agreement that is effective before the closing of the Merger), that does not terminate without liability to Patterson upon the termination of the Merger Agreement or that would be effective prior to the Effective Time and (iii) the foregoing provisions will not require cooperation to the extent it would (o) interfere unreasonably with the business or operations of Patterson or any of its subsidiaries, (p) cause any condition to closing of the Merger to not be satisfied or otherwise cause any breach of the Merger Agreement (including any representations or warranties thereunder), (q) cause Patterson or any of its subsidiaries to pay or otherwise become liable in respect of any commitment or other similar fee payable in connection with the Financing prior to the Effective Time, (r) result in the material contravention of, or that could reasonably be expected to result in a material violation or breach of, or a default under, any laws, under any material contract or under any confidentiality arrangement to which Patterson or any of its subsidiaries is a party in effect on the date of the Merger Agreement, (s) require Patterson to provide access to or disclose information that Patterson determines would jeopardize any attorney-client privilege of Patterson or any of its subsidiaries or would otherwise be restricted from disclosure in accordance with the Merger Agreement, (t) require Patterson to deliver or cause the delivery of any legal opinions in connection with the Debt Financing, (u) require Patterson to conduct any intrusive, destructive or invasive physical testing of any real property of Patterson, (v) require Patterson or any of its subsidiaries to change any fiscal period, (w) require Patterson to amend any terms of the Merger Agreement, (x) require Patterson or any of its subsidiaries to take any action that would subject any such director, manager, partner, officer or employee of Patterson or any of its subsidiaries to any actual or potential personal liability, (y) require any director, shareholder, manager, member or partner of Patterson or any of its subsidiaries, to pass resolutions or consents to approve or authorize the execution of the Debt Financing that would be effective prior to the Effective Time or (z) require Patterson or any of its subsidiaries to make any representations, warranties or certifications as to which, after Patterson’s use of reasonable best efforts to cause such representation, warranty or certification to be true, Patterson has determined that such representation, warranty or certification is not true. Neither Patterson nor any of its subsidiaries will be required to pay any commitment or other similar fee or make any other payment or incur any other expense or liability, in each case prior to the Effective Time, that is not subject to reimbursement or indemnification pursuant to the Merger Agreement, or provide or agree to provide any indemnity in connection with the Debt Financing that is effective prior to the Effective Time.

Parent will indemnify and hold harmless Patterson and its subsidiaries, and each of their respective directors, officers, employees, agents and other representatives, from and against any and all liabilities, costs, or expenses suffered or incurred in connection with the Debt Financing or any assistance or activities provided pursuant to the Merger Agreement, in each case except to the extent such losses are suffered or incurred (i) as a result of any such person’s bad faith, gross negligence or willful misconduct, as applicable or (ii) as a result of any material errors, omissions, misstatements or inaccuracies in any written information, including, any financial statements or other historical financial information.

Section 16 Matters

Prior to the Effective Time, Patterson will take all such steps as may be reasonably necessary or required to cause any dispositions of shares of Patterson common stock (including derivative securities with respect to the shares of Patterson common stock) resulting from the transactions contemplated by the Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Patterson, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Litigation Relating to the Merger

Patterson will (i) give Parent the reasonable opportunity to participate in the defense or settlement of any shareholder litigation or claims against Patterson and/or its directors and officers relating to the transactions contemplated by the Merger Agreement, including the Merger, (ii) consult Parent in good faith with respect to the defense, settlement and prosecution of any such shareholder litigation, (iii) direct its counsel to consider in good faith Parent’s comments or suggestions relating to proposed strategy and other significant decisions with respect to such shareholder litigation, and (iv) not compromise or settle, or agree to compromise or settle, any such shareholder litigation without the prior written consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed. Patterson will promptly notify Parent of any shareholder litigation and shall keep Parent reasonable and promptly informed with respect to the status of any shareholder litigation.

Delisting and Deregistration of Patterson Common Stock

The surviving corporation will cause Patterson common stock to be delisted from NASDAQ and deregistered under the Exchange Act as promptly as practicable following the Effective Time, and prior to the Effective Time Patterson will reasonably cooperate with Parent with respect thereto.

Patterson Indebtedness

Patterson will have delivered to Parent at least three business days prior to the closing date of the Merger (i) payoff letters with respect to Patterson’s existing credit agreement and note purchase agreements, and (ii) to the extent requested by Parent, termination statements with respect to Patterson’s existing receivables purchase agreements (collectively, the “Payoff Letters”), in each case specifying the payoff amount of Patterson’s obligations thereunder and providing for a release of all liens and guarantees thereunder, and all documentation relating to the release of all liens relating thereto. Parent will be responsible for paying the payoff amount set forth in the Payoff Letters.

Conditions to the Closing of the Merger

The respective obligations of each party to consummate the Merger are subject to the satisfaction (or waiver, if permissible under law) at or prior to the Effective Time of each of the following conditions:

•	the Company Shareholder Approval having been obtained;

•

the consummation of the Merger not being restrained, enjoined or prohibited by any law or order that is continuing and remains in effect (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other governmental entity;

•

any applicable waiting period under the HSR Act, together with any extensions thereof as well as any timing agreements made with the FTC or the DOJ having the purpose or effect of committing a party not to close any of the transactions contemplated by the Merger Agreement before a certain date or event, having expired or been terminated; and

•

any notices, consents, approvals, expirations or waivers shall have been submitted and obtained to the extent applicable and the applicable waiting periods relating thereto shall have expired or been waived by the applicable governmental entity.

The obligations of Parent and Merger Sub to effect the Merger are also subject to the fulfillment (or waiver by Parent and Merger Sub) of the following conditions at or prior to the Effective Time:

•

the representations and warranties of Patterson relating to corporate organization, capitalization (other than with respect to representations and warranties regarding the authorized and outstanding capital stock of Patterson, including shares of Patterson common stock subject to outstanding equity awards, Patterson’s equity plans, the absence of agreements to issue capital stock or equity interests of Patterson and no issuance of capital stock or equity interests since December 9, 2024), authority, execution and delivery and enforceability of the Merger Agreement, and broker’s fees that (i) are not qualified by Company Material Adverse Effect or other materiality qualifications shall be true and correct in all material respects at and as of the date of the Merger Agreement and the closing date of the Merger, as though made on the closing date of the Merger, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time) and (ii) are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) at and as of the date of the Merger Agreement and the closing date of the Merger, as though made on the closing date of the Merger, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all respects as of such date or time);

•

the representations and warranties of Patterson relating to the authorized and outstanding capital stock of Patterson (including with respect to shares of Patterson common stock subject to outstanding equity awards, Patterson’s equity plans, the absence of agreements to issue capital stock or equity interests of Patterson and no issuance of capital stock or equity interests since December 9, 2024) will be true and correct in all respects (except for any de minimis inaccuracies) at and as of the date of the Merger Agreement and the closing date of the Merger, as though made as of the closing date of the Merger, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all respects as of such date or time);

•

the representations and warranties of Patterson relating to no Company Material Adverse Effect having occurred shall be true and correct in all respects at and as of the date of the Merger Agreement and the Closing Date, as though made on the Closing Date;

•

the other representations and warranties of Patterson provided in the Merger Agreement, without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein being true and correct at and as of the date of the Merger Agreement and the closing date of the Merger, as though made on the closing date of the Merger, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time) and except as has not had, and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect; provided, that the forgoing does not apply to applicable portions of certain representations and warranties requiring the listing of matters and which are qualified by materiality or similar qualifications;

•

Patterson having performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the closing date of the Merger;

•	no Company Material Adverse Effect having occurred since the date of the Merger Agreement and still continuing; and

•

Patterson having delivered to Parent a certificate signed by an executive officer of Patterson and dated as of the closing date of the Merger, certifying the matters in the first four bullets above having been satisfied.

The obligation of Patterson to effect the Merger is also subject to the fulfillment (or waiver by Patterson) of the following conditions at or prior to the Effective Time:

•

each representation and warranty of Parent and Merger Sub contained in the Merger Agreement, without giving effect to any qualifications as to materiality or Parent Material Adverse Effect (as defined in the Merger Agreement) or other similar qualifications contained therein, being true and correct at and as of the closing date of the Merger as though made on the closing date of the Merger, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time) and except as has not had, and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Parent Material Adverse Effect;

•

Parent and Merger Sub having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by them under the Merger Agreement at or before the closing date of the Merger; and

•

Parent having delivered to Patterson a certificate signed by an executive officer of Parent and dated as of the closing date of the Merger, certifying the matters in the foregoing two bullets having been satisfied.

No party to the Merger Agreement may rely on the failure of satisfaction of any conditions set forth therein if the primary cause of such failure was the failure of such party to perform its obligations under the Merger Agreement.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, or such earlier time specified below, in the following ways (subject to certain limitations and exceptions):

•	By mutual written consent of Patterson and Parent.

•	By either Parent or Patterson:

•	if the Company Shareholder Approval is not obtained upon a vote taken at the special meeting or any adjournment or postponement thereof;

•

if any court of competent jurisdiction or other governmental entity of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement, and such order or other action has become final and non-appealable, or any law has been enacted, entered or enforced that is continuing and remains in effect and that prohibits, makes illegal or enjoins the consummation of the transactions contemplated by the Merger Agreement; or

•	if the Effective Time has not occurred on or before the Outside Date, which date may be extended by two business days after the last day of any then-pending Notice Period.

•	By Parent:

•

at any time prior to receipt of the Company Shareholder Approval, if (i) the Board has effected a Change of Board Recommendation or (ii) Patterson has entered into a merger agreement or other similar agreement relating to a Superior Proposal; or

•

if the Company breaches the Merger Agreement, Parent delivered a notice of such breach or failure to perform to the Company and such breach or failure to perform is not capable of cure prior to the Outside Date or the Company fails to cure within 30 days.

•	By Patterson:

•

at any time prior to the receipt of the Company Shareholder Approval, if the Board determines to accept, and Patterson concurrently enters into a definitive agreement with respect to, a Superior Proposal (if Patterson complied with the “no solicitation” provisions of the Merger Agreement), provided that Patterson will, prior to or concurrently with such termination, pay the termination fee to Parent;

•

if Parent breaches the Merger Agreement, the Company delivered notice of such breach or failure to perform and such breach or failure to perform is not capable of cure prior to the Outside Date or Parent fails to cure within 30 days; or

•

if (i) all the conditions to the obligations of Parent and Merger Sub to complete the Merger have been satisfied or waived (other than the conditions that by their nature are to be satisfied at closing, but which will then be capable of satisfaction if the closing were to occur on such date), (ii) Parent fails to consummate the closing of the Merger on the date which Parent is required to consummate the Merger pursuant to the Merger Agreement, (iii) Patterson has delivered an irrevocable written notice to Parent stating that, if Parent performs its obligations under the Merger Agreement and the Financing contemplated by the Commitment Letters are funded, the closing will occur, and (iv) Parent fails to consummate the transactions contemplated by the Merger Agreement within three business days after delivery of such written notice.

Any proper and valid termination of the Merger Agreement by either Patterson or Parent pursuant to the termination rights above, will be effective immediately upon the delivery of written notice of the termination by the terminating party to the other party or parties, specifying the provisions of the Merger Agreement under which such termination is made and the basis therefor described in reasonable detail. In the event of termination of the Merger Agreement by either Patterson or Parent pursuant to the termination rights above, the Merger Agreement will become void and have no further force and effect, and there will be no liability or obligation on the part of any party thereto or their respective affiliates or representatives, except with respect to certain limited sections of the Merger Agreement that survive termination, including the section regarding the termination fees described in “- Termination Fees.” However, nothing will relieve any party from liabilities for a Willful and Material Breach by Patterson, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement prior to such termination.

As used in this proxy statement, “Willful and Material Breach” means a material breach of a covenant or other agreement set forth in the Merger Agreement that is a consequence of a deliberate act or omission that the breaching party took or omitted with the intent that such action or omission would cause the Transactions not to be consummated in accordance with the Merger Agreement.

Termination Fees

The termination of the Merger Agreement by Patterson in connection with entry into a definitive agreement to consummate an alternative transaction contemplated by a Superior Proposal or by Parent following a Change of Board Recommendation will result in the payment by Patterson of a termination fee of either (i) approximately $55.4 million, if the Merger Agreement is terminated prior to the No-Shop Period Start Date, or (ii) approximately $110.8 million, if the Merger Agreement is terminated after the No-Shop Period Start Date (the “Company Termination Fee”).

If the Merger Agreement is terminated (i) (w) by Patterson or Parent as a result of the failure to obtain the Company Shareholder Approval, (x) by Parent as a result of a breach or failure to perform by Patterson of its representations, warranties, covenants or other agreements contained in the Merger Agreement, in each case, such that any condition of Parent or Merger Sub to the transactions contemplated by the Merger Agreement related thereto is not reasonably capable of being satisfied while such breach or failure to perform is continuing, (y) if Parent shall have delivered to Patterson written notice of such breach or failure to perform, which notice shall state Parent’s intention to terminate the Merger Agreement as a result thereof and the basis for such termination, and (z) if either such breach or failure to perform is not capable of cure in a manner sufficient to allow satisfaction of the conditions of Parent or Merger Sub to the transactions contemplated by the Merger Agreement related thereto prior to the applicable Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to Patterson and such breach or failure to perform shall not have been cured in all material respects (provided, however, that Parent shall not be permitted to terminate the Merger Agreement pursuant to the foregoing if there has been any material breach or failure to perform by Parent or Merger Sub of its material representations, warranties, covenants or other agreements contained in the Merger Agreement, in each case, such that any condition of Patterson to the transactions contemplated by the Merger Agreement related thereto is not reasonably capable of being satisfied while such breach or failure to perform is continuing, and such breach or failure to perform shall not have been cured in all material respects); (ii) (x) prior to the date of the special meeting in respect of (i)(w) above or (y) prior to date of such termination in respect of (i)(x), (i)(y) and (i)(z) above, an Acquisition Proposal has been made, proposed, communicated or publicly announced and, in the case of (i)(w) above not withdrawn at least ten days before the date the special meeting is held (unless it is adjourned) and (iii) Patterson enters into a definitive agreement with respect to such Acquisition Proposal within twelve months after such termination and the transaction generally contemplated by or similar to such Acquisition Proposal is consummated, then Patterson shall pay the Company Termination Fee to Parent, substantially contemporaneously with the consummation of such transaction. For purposes of this paragraph, the term “Acquisition Proposal” shall have the meaning assigned to such term herein, except that the references to “20%” shall be deemed to be references to “50%”.

If the Merger Agreement is terminated Parent following a Change of Board Recommendation, then Patterson will pay Parent the termination fee within two business days thereafter. If the Agreement is terminated by Patterson in connection with entry into a definitive agreement to consummate an alternative transaction contemplated by a Superior Proposal, then Patterson will pay Parent the termination fee prior to or substantially concurrently with such termination.

Parent may be required to pay to Patterson a reverse termination fee of approximately $221.5 million if the Merger Agreement is terminated by Patterson in the event all closing conditions are satisfied and Parent fails to close within three business days following written confirmation from the Company that if the equity and debt financing are funded it is prepared to close. Parent is required to pay the reverse termination fee as promptly as reasonably practicable (and, in any event, within two business days) following termination.

In no event will either Patterson or Parent be required to pay a termination fee or reverse termination fee, as applicable, more than once.

Specific Performance

In addition to any other remedy to which they are entitled, the parties will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specific performance as to its terms, and the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and will waive, in any action for specific performance, the defense of adequacy of a remedy at law. Patterson’s or Parent’s pursuit of specific performance will not preclude the pursuing party from the right to pursue any other right or remedy to which such party may be entitled; provided, however, under no circumstances will Patterson or any of its affiliates be permitted or entitled to seek or receive both a grant of specific performance, on the one hand, and payment of all or a portion of the Parent reverse termination fee or any other monetary damages from Parent or any of Parent’s related parties, on the other hand.

Notwithstanding the foregoing, Patterson will have the right to enforce Parent’s obligation to cause the Equity Financing to be funded and to consummate the transactions contemplated by the Merger Agreement, only if, (i) all conditions to the obligations of Parent and Merger Sub to complete the Merger have been satisfied or waived (other than the conditions that by their terms are to be satisfied at closing, all of which would be satisfied if the closing of the Merger would occur as of such date ), (ii) Patterson has irrevocably confirmed in writing that, (x) all conditions to the obligations of Parent and Merger Sub to complete the Merger have been satisfied or waived (other than the conditions that by their terms are to be satisfied at closing, all of which would be satisfied if the closing of the Merger would occur as of such date) and (y) if specific performance is granted and the Financing is funded, the closing will occur, (iii) the Debt Financing (or any replacement debt financing) has been funded or will be funded at the closing of the Merger if the Equity Financing is funded (or in the case any alternative financing, such alternative financing has been funded or will be funded at the closing if the Equity Financing is funded), and (iv) Parent has failed to cause the closing of the Merger to occur within three business days after delivery of such notice.

Limitation on Recourse

Other than with respect to (i) the right to seek specific performance of the Equity Commitment Letter, solely to the extent permitted by and in accordance with the terms thereof and (ii) recourse against Patient Square Equity under the limited guaranty, solely to the extent provided therein, the Merger Agreement may only be enforced, and any claim or cause of action based upon, in respect of, arising under, out or by reason of, connected with, or related in any matter to any transaction related matters may be brought, solely against persons that are expressly named as parties to the Merger Agreement, and then only with respect to the specific obligations set forth in the Merger Agreement. Other than the claims pursuant to clause (i) above and such recourse against Patient Square Equity under the limited guaranty, no related party to Parent will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of Parent or Merger Sub or of or for any claim, investigation or proceeding based on, in respect of, or by reason of, the certain transaction related matters.

Fees and Expenses

Except as otherwise expressly provided in the Merger Agreement, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party that incurred such fees or expenses.

No Third Party Beneficiaries

The Merger Agreement will be binding upon and inure solely to the benefit of Patterson, Parent and Merger Sub and their respective successors and permitted assigns. Nothing in the Merger Agreement, express or implied, is intended to or will confer any rights, benefits or remedies of any nature upon any person (except with respect to the requirement that Parent provide specified director and officer indemnification and insurance, as described in “- Directors’ and Officers’ Indemnification and Insurance”) other than Patterson, Parent and Merger Sub and their respective successors and permitted assigns, except that the Financing Sources are express third party beneficiaries of and have the right to enforce certain provisions of the Merger Agreement.

Amendments; Waivers

The Merger Agreement may be amended by a written instrument signed by each of Patterson, Parent and Merger Sub by action taken by or on behalf of their respective boards of directors at any time before the Effective Time. However, after receipt of the Company Shareholder Approval, no amendment may be made which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by Patterson’s shareholders without such approval. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and Patterson, on the other hand, may, in a written instrument signed by the party or parties to be bound thereby, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any breach of the representations and warranties of the other contained in the Merger Agreement or in any document delivered pursuant thereto or (iii) waive compliance by the other with any of the agreements or covenants contained in the Merger Agreement; provided, however, that after receipt of the Company Shareholder Approval, there may not be any extension or waiver of the Merger Agreement which decreases the Merger Consideration or which adversely affects the rights of Patterson’s shareholders under the Merger Agreement without the approval of Patterson’s shareholders.

PROPOSAL 1:

ADOPTION AND APPROVAL OF THE MERGER AGREEMENT

The Merger Agreement Proposal

We are asking you to approve a proposal to adopt and approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. For a detailed discussion of the terms and conditions of the Merger Agreement, see “The Merger Agreement”. A copy of the Merger Agreement is attached as Appendix A of this proxy statement.

Vote Required and Board Recommendation

As discussed in “The Merger - Recommendation of Our Board of Directors and Reasons for the Merger”, after considering various factors described in such section, the Board unanimously (with Donald J. Zurbay, Chief Executive Officer and Director of the Company, having recused himself) (i) determined and declared that the Merger Agreement, the ancillary agreements to which Patterson is a party and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Patterson and its shareholders, (ii) approved the Merger Agreement, the ancillary agreements to which Patterson is a party and the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to the shareholders of Patterson for its adoption and approval, and (iv) recommended that Patterson’s shareholders adopt and approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

Under Minnesota law, approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of Patterson common stock outstanding and entitled to vote on the matter as of the Record Date. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal.

The Board recommends that you vote “FOR” the Merger Proposal.

PROPOSAL 2:

ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

We are asking you to approve a proposal for the adjournment of the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt and approve the Merger Agreement at the time of the special meeting. If our shareholders approve the Adjournment Proposal, we could adjourn the special meeting and any adjourned session of the special meeting to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies voting against adoption and approval of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption and approval of the Merger Agreement such that the Merger Proposal would be defeated, we could adjourn the special meeting without a vote on the adoption and approval of the Merger Agreement and seek to convince the holders of those shares of Patterson common stock to change their votes to votes in favor of adoption and approval of the Merger Agreement. Additionally, we may adjourn the special meeting if a quorum is not present at the special meeting.

If we adjourn the Special Meeting to a date that is 120 days or less from the date originally fixed for the Special Meeting and we do not set a new record date, we will announce prior to adjournment the date, time and location at which the Special Meeting will be reconvened. No other notice will be provided. If adjournment is for more than 120 days from the date originally fixed for the Special Meeting, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the Special Meeting.

Vote Required and Board Recommendation

Approval of the Adjournment Proposal requires the affirmative vote of the greater of (i) a majority of the outstanding shares of Patterson common stock present in person or by proxy and entitled to vote at the special meeting and (ii) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the special meeting. Abstentions as to the Adjournment Proposal will be considered for purposes of determining a quorum for the transaction of business at the special meeting and will have the same effect as a vote “AGAINST” the Adjournment Proposal.

The Board believes that it is in the best interests of Patterson and its shareholders to be able to adjourn the special meeting to a later date or dates if necessary for the purpose of soliciting additional votes in respect of the Merger Proposal if there are insufficient votes to adopt and approve the Merger Agreement at the time of the special meeting.

In addition, if a quorum is not present at the special meeting, the chairperson of the meeting may adjourn the meeting to another place, date or time.

The Board recommends that you vote “FOR” the Adjournment Proposal.

PROPOSAL 3:

ADVISORY VOTE ON MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Proposal

In accordance with Section 14A of the Exchange Act, Patterson is providing its shareholders with the opportunity to cast a non-binding, advisory vote on certain compensation that will or may become payable to the named executive officers of Patterson in connection with the Merger, including the agreements and understandings pursuant to which such compensation will or may become payable, the value of which is set forth in “The Merger - Interests of the Directors and Executive Officers of Patterson in the Merger - Named Executive Officer Golden Parachute Compensation”.

For purposes of this proxy statement, our named executive officers consist of:

•	Donald J. Zurbay, President and Chief Executive Officer,

•	Kevin M. Barry, Chief Financial Officer,

•	Kevin M. Pohlman, Chief Operating Officer, and

•	Les B. Korsh, Chief Legal Officer and Corporate Secretary.

The Board encourages you to carefully review the named executive officer Merger-related compensation information disclosed in this proxy statement. As required by Section 14A of the Exchange Act, Patterson is asking its shareholders to vote on the adoption and approval of the following resolution:

“RESOLVED, that the shareholders approve, on a non-binding, advisory basis, the compensation that will or may become payable to Patterson’s named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation will or may become payable, as disclosed in “The Merger - Interests of the Directors and Executive Officers of Patterson in the Merger - Named Executive Officer Golden Parachute Compensation” in Patterson’s proxy statement for the special meeting.”

Shareholders should note that this proposal is separate and apart from Proposal 1 above and is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on Patterson, the Board or Parent. Further, the underlying plans and arrangements are contractual in nature and payments made pursuant to the terms of these plans and agreements are not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.

Vote Required and Board Recommendation

Approval of the Compensation Proposal requires the affirmative vote of the greater of (i) a majority of the outstanding shares of Patterson common stock present in person or by proxy and entitled to vote at the special meeting and (ii) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the special meeting. Abstentions as to the Compensation Proposal will be considered for purposes of determining a quorum for the transaction of business at the special meeting and will have the same effect as a vote “AGAINST” the Compensation Proposal.

The Board recommends that you vote “FOR” the Compensation Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

Security Ownership of Directors and Executive Officers

The following tables set forth certain information regarding beneficial ownership of our common stock as of February 20, 2025, by (i) each director and nominee for director, (ii) each named executive officer, and (iii) the current directors and executive officers as a group. The table lists voting securities, including restricted stock held by our directors and executive officers over which they have sole voting power but no investment power. Otherwise, except to the extent noted below, each person identified below has sole voting and investment power over the shares reported. Except as otherwise noted below, we know of no agreements among our shareholders which relate to voting or investment power with respect to our common stock and none of the stated shares has been pledged as security.

Name and Address of Beneficial Owner (a)	Amount and Nature of Beneficial Ownership (a)		Percent of Class (b)
Donald J. Zurbay	675,423	(c)(d)	*
Kevin M. Pohlman	291,061	(c)(d)	*
Les. B. Korsh	262,126	(c)(d)	*
Kevin M. Barry	115,276	(c)(d)	*
John D. Buck	92,869		*
Jody H. Feragen	56,145		*
Neil A. Schrimsher	48,788		*
Alex N. Blanco	41,300		*
Robert C. Frenzel	38,242		*
Philip G.J. McKoy	18,114		*
Meenu Agarwal	12,788		*
Pamela J. Tomczik	7,820		*
Timothy E. Rogan (e)	55,344		*
All current directors and executive officers as a group (12 persons)	1,684,227	(f)	1.9%

*	Less than 1% of the outstanding shares of common stock.
(a)

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Securities “beneficially owned” by a person may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days. The same shares may be beneficially owned by more than one person. Unless otherwise indicated, the address of each shareholder is c/o Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120. On December 31, 2023, the Patterson Companies, Inc. Employee Stock Ownership Plan (ESOP) was merged into the Patterson Companies, Inc. 401(k) Plan, thereby creating a 401(k) plan with an ESOP component (the “Patterson Company Stock Fund (ESOP)” and, the merged 401(k) plan, the “KSOP”). Includes shares of common stock allocated to the accounts of executive officer plan participants in the Patterson Company Stock Fund (ESOP). Such shares are voted in accordance with the direction of plan participants. On standard proposals, shares as to which no direction is made by plan participants are voted in accordance with the directions provided by the named fiduciary of the KSOP. As to proposals for which a preliminary proxy statement must be filed, shares as to which no direction is made by plan participants are voted in the same proportion on each issue as shares for which directions have been provided by plan participants are voted.

(b)

Percentage of beneficial ownership is based on 88,473,849 shares outstanding as of February 20, 2025. Shares issuable pursuant to options are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.

(c)

Includes the following shares allocated to the Patterson Company Stock Fund (ESOP) accounts of the following persons: Donald J. Zurbay (1,243 shares); Kevin M. Pohlman (1,923 shares); Les B. Korsh (2,283 shares); and Kevin M. Barry (1,676 shares).

(d)

Includes shares purchasable by the named person upon the exercise of options granted under our Amended and Restated Equity Incentive Plan, our Omnibus Plan or as inducement awards issued outside such plans: Donald J. Zurbay (451,444 shares); Kevin M. Pohlman (131,841 shares); Les B Korsh (157,130 shares); and Kevin M. Barry (72,802 shares).

(e)

The information with respect to Mr. Rogan, a former named executive officer, is as of May 10, 2024, the last day of his employment with the Company. Includes the following shares allocated to Mr. Rogan’s Patterson Company Stock Fund (ESOP) account: 16,927.

(f)

Includes 8,123 shares allocated to the Patterson Company Stock Fund (ESOP) accounts of current executive officers, 815,907 shares purchasable upon the exercise of options, and 305,097 shares over which there is sole voting power but no investment power.

Security Ownership of Certain Beneficial Owners

The following table shows all entities that are the beneficial owners of more than 5% of our common stock as of February 20, 2025.

Name and Address of Beneficial Owner (a)	Amount and Nature of Beneficial Ownership (a)		Percent of Class (b)
BlackRock, Inc.	12,490,402	(c)	14.1%
The Vanguard Group	9,287,365	(d)	10.5%

(a)

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Securities “beneficially owned” by a person may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days. The same shares may be beneficially owned by more than one person. Unless otherwise indicated, the address of each shareholder is c/o Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120. On December 31, 2023, the Patterson Companies, Inc. Employee Stock Ownership Plan (ESOP) was merged into the Patterson Companies, Inc. 401(k) Plan, thereby creating a 401(k) plan with an ESOP component (the “Patterson Company Stock Fund (ESOP)” and, the merged 401(k) plan, the “KSOP”). As of July 19, 2024, the Patterson Company Stock Fund (ESOP) held 7,603,705 shares of common stock, all of which had been allocated to the accounts of plan participants. Such shares are voted in accordance with the direction of plan participants. On standard proposals, shares as to which no direction is made by plan participants are voted in accordance with the directions provided by the named fiduciary of the KSOP. As to proposals for which a preliminary proxy statement must be filed, shares as to which no direction is made by plan participants are voted in the same proportion on each issue as shares for which directions have been provided by plan participants are voted.

(b)	Percentage of beneficial ownership is based on 88,473,849 shares outstanding as of February 20, 2025.
(c)

As set forth in Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on November 8, 2024. The Schedule 13G/A reports that BlackRock is a parent holding company/control person for BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors (which entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on the Schedule 13G/A), BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, SpiderRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, and BlackRock Fund Managers Ltd. The Schedule 13G/A reports that BlackRock has sole voting power over 12,301,595 shares and sole dispositive power over 12,490,402 shares. The Schedule 13G/A further reports that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the reported shares, but no one person’s interest in the reported shares is more than 5% of the total outstanding shares except for iShares Core S&P Small-Cap ETF. The reporting person’s address is 50 Hudson Yards, New York, NY 10001.
(d)

As set forth in Schedule 13G/A filed with the SEC by The Vanguard Group (“Vanguard”) on February 13, 2024. The Schedule 13G/A reports that Vanguard is an investment adviser with sole voting power over no shares, shared voting power over 79,177 shares, sole dispositive power over 9,115,326 shares, and shared dispositive power over 172,039 shares. The clients which The Vanguard Group serves as investment adviser, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, and the proceeds from the sale of, the reported shares. Not more than 5% of the security class being reported on Schedule 13G/A is owned by any one client subject to the investment advice of The Vanguard Group. The reporting person’s address is 100 Vanguard Blvd., Malvern, PA 19355.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is completed, we will have no public shareholders and there will be no public participation in any future meetings of the shareholders of Patterson. However, if the Merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholders’ meetings. Patterson will hold an annual meeting of shareholders in 2025 (the “2025 Annual Meeting”) only if the Merger has not already been completed.

Pursuant to Rule 14a-8 under the Exchange Act, proposals of shareholders intended to be presented at and included in the proxy materials for the 2025 Annual Meeting, which if the Merger is not completed would be expected to be held in September 2025, must be received at the executive offices of Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attn: Les B. Korsh, Chief Legal Officer and Corporate Secretary, no later than April 4, 2025. All proposals must conform to the rules and regulations of the SEC. Our Bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8 under the Exchange Act, for shareholder proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to our Corporate Secretary. To be timely for consideration at the 2025 Annual Meeting, a shareholder’s notice must be delivered to or mailed and received at our executive offices by June 18, 2025. In addition, the proxy solicited by our Board of Directors for the 2025 Annual Meeting will confer discretionary authority to vote on any proposal presented by a shareholder at that meeting for which we have not been provided with notice on or prior to June 18, 2025. A copy of our Bylaws may be obtained by written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attn: Les B. Korsh, Chief Legal Officer and Corporate Secretary.

To submit a recommendation of a director candidate to our Governance and Nominating Committee, a shareholder must submit the following information in writing, addressed to our Chairman of the Board, care of our Corporate Secretary, at the main office of Patterson Companies, Inc.:

•	The name of the person recommended as a director candidate;

•

All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Regulation 14A;

•	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

•

As to the shareholder making the recommendation, the name and address, as they appear on the books of Patterson Companies, Inc., of such shareholder; provided, however, that if the shareholder is not a registered holder of common stock, the shareholder must submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of our common stock; and

•	A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

Our Bylaws provide that in order for a person nominated by a shareholder to be eligible for election as a director at any regular or special meeting of shareholders, a written request that his or her name be placed in nomination must be received from a shareholder of record by our Corporate Secretary not less than 90 days prior to the date fixed for the meeting, together with the written consent of such person to serve as a director. A copy of our Bylaws may be obtained by written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attn: Les B. Korsh, Chief Legal Officer and Corporate Secretary.

In addition to satisfying those requirements, if a shareholder intends to comply with the SEC’s universal proxy rules and to solicit proxies in support of director nominees other than our Company’s nominees, the shareholder also must provide the information required by Exchange Act Rule 14a-19, which must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the one-year anniversary date of the annual meeting (for the 2025 Annual Meeting, no later than July 18, 2025).

HOUSEHOLDING OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the proxy materials with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials addressed to those shareholders, unless the affected shareholder has provided contrary instructions. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A number of brokers with account holders who are Patterson shareholders will be “householding” the Company’s proxy materials. A single set of proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If the Merger is not completed and our shareholders continue to be entitled to attend and participate in future shareholders’ meetings, then please notify your broker or the Company if you no longer wish to participate in “householding” and would prefer to receive a separate set of proxy materials. Direct your written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota, 55120, Attention: Investor Relations, or send a written request via email to investor.relations@pattersoncompanies.com, or call Investor Relations at (651) 686-1364. Shareholders who currently receive multiple copies of the proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

WHERE YOU CAN FIND MORE INFORMATION

Statements contained in this proxy statement, or in any document incorporated by reference herein, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Patterson filings with the SEC are incorporated by reference:

•	Patterson’s Annual Report on Form 10-K for the year ended April 27, 2024, filed with the SEC on June 18, 2024;

•

Patterson’s Quarterly Report on Form 10-Q for the quarterly period ended July 27, 2024, filed with the SEC on August 28, 2024, Patterson’s Quarterly Report on Form 10-Q for the quarterly period ended October 26, 2024, filed with the SEC on December 5, 2024, and Patterson’s Quarterly Report on Form 10-Q for the quarterly period ended January 25, 2025, filed with the SEC on February 26, 2025;

•	Patterson’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on August 2, 2024; and

•	Patterson’s Current Reports on Form 8-K filed with the SEC on August 28, 2024, September 18, 2024, December 11, 2024 and January 21, 2025.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement and is not incorporated by reference herein.

Any reports, statements or other information that we file with the SEC are available to the public at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by Patterson through the “Investor Relations” section of our website, www.pattersoncompanies.com, and the “Financial Reporting - SEC Filings” section therein. Our website address is provided as an inactive textual reference only. The information contained on (or accessible through) our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Patterson Companies, Inc.

Attn: Investor Relations

1031 Mendota Heights Road

St. Paul, Minnesota 55120

(651) 681-1600

If you would like to request documents from us, please do so by March 27, 2025 to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

If you have any questions about this proxy statement, the special meeting or the Merger or need assistance with voting procedures, you should contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll free: (877) 456-3507

Bankers and Brokers may call collect: (212) 750-5833

MISCELLANEOUS

Patterson has supplied all information relating to Patterson, and Parent has supplied all of the information relating to Parent, Merger Sub, Patient Square (and its affiliates) and the financing sources contained in “Summary - Parties Involved in the Merger,” “Summary - Financing of the Merger,” “The Merger - Parties Involved in the Merger” and “The Merger - Financing of the Merger.”

You should not send in your Patterson stock certificates until you receive transmittal materials after the Merger is completed.

You should rely only on the information contained in this proxy statement, including its appendices and all documents incorporated by reference therein, to vote on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated as of February 27, 2025. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

APPENDIX A:

AGREEMENT AND PLAN OF MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

by and among

PARADIGM PARENT, LLC,

PARADIGM MERGER SUB, INC.,

and

PATTERSON COMPANIES, INC.

Dated as of December 10, 2024

(continued)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 10, 2024 (this “Agreement”), is made by and among Paradigm Parent, LLC, a Delaware limited liability company (“Parent”), Paradigm Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Patterson Companies, Inc., a Minnesota corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

WHEREAS, the Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the Minnesota Business Corporation Act (the “MBCA”) pursuant to which, except as otherwise provided in Section 2.1 and Section 2.3, each share of common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock” or the “Shares”) shall be converted into the right to receive the Merger Consideration.

WHEREAS, the respective board of directors, of each of Parent, Merger Sub and the Company have approved and declared advisable this Agreement (including the plan of merger (as such term is used in Section 302A.611 of the MBCA) contained herein (the “Plan of Merger”)) and the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, Parent, as the sole shareholder of Merger Sub, has duly executed and delivered to Merger Sub and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, adopting this Agreement.

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (with the management director recusing himself) (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the Transactions, including the Merger, (iii) directed that this Agreement be submitted to the shareholders of the Company for its adoption and approval, and (iv) recommended that the Company’s shareholders vote to adopt and approve this Agreement in accordance with the MBCA.

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions, including the Merger and also to prescribe various conditions to the Transactions, including the Merger.

WHEREAS, concurrently with the execution of this Agreement, Parent has delivered to the Company the limited guaranty (the “Guaranty”) of Patient Square Equity Partners, LP (the “Guarantor”), dated as of the date hereof, and pursuant to which the Guarantor has guaranteed payment of certain of Parent’s and Merger Sub’s obligations under this Agreement, on the terms and subject to the conditions set forth in the Guaranty.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated herein by reference, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

ARTICLE 1 THE MERGER

1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and as a wholly owned Subsidiary of Parent. The Merger shall be effected pursuant to the MBCA and shall have the effects set forth in this Agreement and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, at the Effective Time, all of the rights, privileges, immunities, and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Merger and other transactions contemplated by this Agreement are referred to herein as the “Transactions”.

(b) At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the articles of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety in the form set forth as Exhibit A hereto, and as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.9). In addition, the Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the by-laws of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit B hereto, and as so amended shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.9).

(c) At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the articles of incorporation and by-laws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

(d) If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or Merger Sub or otherwise to carry out this Agreement.

1.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 8:00 a.m., Central time, on the third (3rd) Business Day after satisfaction or waiver of all of the applicable conditions set forth in ARTICLE 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), via electronic exchange of signature pages, unless another time, date or place is agreed to in writing by the parties hereto; provided, that, if the Marketing Period has not ended as of such date, the Closing will occur on the earlier of (x) a day during the Marketing Period specified by Parent in a written notice delivered to the Company at least three (3) Business Days prior to such specified date and (y) the third (3rd) Business Day following the last day of the Marketing Period, in each case, subject to the satisfaction or waiver of all of the applicable conditions set forth in ARTICLE 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing). The date on which the Closing actually occurs is referred to as the “Closing Date”. On the Closing Date, or on such other date as Parent and the Company may agree to, Merger Sub shall cause the articles of merger (the “Articles of Merger”), to be executed and filed in accordance with the relevant provisions of the MBCA and Merger Sub and the Company shall make all other filings required under the MBCA. The Merger shall become effective at the time the Articles of Merger shall have been duly filed with the Minnesota Secretary of State, or such later date and time as is agreed upon by the parties and specified in the Articles of Merger (such date and time at which the Merger becomes effective hereinafter referred to as the “Effective Time”).

ARTICLE 2 CONVERSION OF SECURITIES IN THE MERGER

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities of Merger Sub or the Company:

(a) Conversion of Shares. Each Share, other than Shares to be cancelled pursuant to Section 2.1(b), converted pursuant to Section 2.1(c), and the Dissenting Shares, shall be converted automatically into the right to receive $31.35 per Share (the “Merger Consideration”), payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, upon surrender of the Certificates or Book-Entry Shares, as applicable, in accordance with Section 2.2. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.2.

(b) Cancellation of Parent-Owned Shares. Each Share held directly by Parent or Merger Sub (or any direct or indirect wholly owned Subsidiaries of Parent or Merger Sub), in each case, immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(c) Merger Sub Equity Interests. All outstanding shares of capital stock of Merger Sub held immediately prior to the Effective Time shall be converted into and become (in the aggregate) 100 shares of newly and validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately after the Effective Time.

2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall designate a nationally recognized bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for purposes of effecting the payment of the Merger Consideration in connection with the Merger in accordance with this ARTICLE 2 (the “Paying Agent”). The Surviving Corporation shall pay, or cause to be paid, the fees and expenses of the Paying Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares (other than the Dissenting Shares) shall be entitled at the Effective Time pursuant to this Agreement. In the event such deposited funds are insufficient to make the payments contemplated pursuant to Section 2.1, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has sufficient funds to make such payments. Such funds shall be invested by the Paying Agent as directed by Parent, pending payment thereof by the Paying Agent to the holders of the Shares, other than the Dissenting Shares, in accordance with this ARTICLE 2; provided, however, that any such investments shall be in obligations of, or guaranteed by, the United States government or rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation, respectively. Earnings from such investments shall be the sole and exclusive property of Parent or the Surviving Corporation, as Parent directs, and no part of such earnings shall accrue to the benefit of holders of Shares (other than the Dissenting Shares).

(b) Procedures for Surrender.

(i) Certificates. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares represented by certificates (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the Paying Agent or such other agent, in accordance with the letter of transmittal and instructions, shall transmit to the holder of such Certificates the Merger Consideration for each Share formerly represented by such Certificates (subject to any withholding of Taxes required by applicable Law as provided in Section 2.5), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent, to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depository Trust Company whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share a cash amount in immediately available funds equal to the

Merger Consideration (subject to any withholding of Taxes required by applicable Law as provided in Section 2.5), and such Book-Entry Shares of such holder shall be cancelled. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company: (A) a letter of transmittal, which shall be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for returning such letter of transmittal in exchange for the Merger Consideration. Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to the Merger Consideration (subject to any withholding of Taxes required by applicable Law as provided in Section 2.5), and such Book-Entry Shares so surrendered shall at the Effective Time be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares so surrendered shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first anniversary of the Effective Time will be returned to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration in accordance with Section 2.2(b) prior to such time shall (subject to abandoned property, escheat or other similar Laws) thereafter look only to Parent and the Surviving Corporation (as general unsecured creditors) for delivery of the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b). Any portion of the Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective affiliates will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof in customary form, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a). Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such Shares who have (i) not voted in favor of the adoption and approval of this Agreement (including the Plan of Merger and the Merger), or consented thereto in writing, (ii) demanded and perfected such holder’s right to dissent from the Merger and to be paid the fair value of such Shares in accordance with Sections 302A.471 and 302A.473 of the MBCA, and (iii) as of the Effective Time, not effectively withdrawn, waived or lost such dissenters’ rights (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares, in accordance with, but only if and when required by, the provisions of Sections 302A.471 and 302A.473 of the MBCA, unless and until any such holder fails to perfect or effectively withdraws or loses its rights to dissent and payment under the MBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws, waives or loses such rights, such Dissenting Shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, on the terms and subject to the conditions in this Agreement and shall no longer constitute Dissenting Shares hereunder. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto other than such rights as are provided to holders of Dissenting Shares pursuant to Sections 302A.471 and 302A.473 of the MBCA. The Company shall give Parent (i) prompt written notice of any demands received by the Company for appraisal or payment, withdrawals or attempted withdrawals of such demands and any other instruments relating to appraisal or payment demands received by the Company pursuant to Sections 302A.471 and 302A.473 of the MBCA and (ii) the opportunity to participate, at Parent’s sole expense, in all negotiations and proceedings with respect to such demands and the Company shall consider in good faith comments or suggestions proposed by Parent with respect to such demands; provided that, after the date hereof until the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands, offer to settle or compromise, or settle or compromise any such demands or waive any failure to timely deliver a written demand for payment or otherwise to comply with Sections 302A.471 and 302A.473 of the MBCA, or agree to do any of the foregoing.

2.4 Treatment of Stock Options, Restricted Stock Awards, Restricted Stock Units, Performance Units, Company ESPP and Sharesave Plan.

(a) Treatment of Options. At or immediately prior to the Effective Time, by virtue of the Merger, and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of the Company, each option to purchase Shares (each a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall become fully vested and shall automatically be cancelled and be converted into the right to receive (without interest) an amount in cash (less applicable Tax withholdings) equal to the product of (x) the total number of Shares underlying the Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Option, which amount, less any Taxes required to be withheld under applicable Law, shall be payable by the Surviving Corporation as soon as practicable following the Closing Date, through the Surviving Corporation’s payroll system, but no later than five (5) Business Days following the Closing Date; provided that any such Company Option with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration shall be canceled for no consideration.

(b) Treatment of Restricted Stock Awards, Restricted Stock Units and Performance Units. At the Effective Time, by virtue of the Merger, and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of the Company, (i) each outstanding Company restricted stock award, restricted stock unit award and performance unit award, in each case that at such time is subject solely to service-based vesting conditions (collectively, “Company RSUs”), shall become fully vested and shall automatically be cancelled and be converted into the right to receive (without interest) an amount in cash (less applicable Tax withholdings) equal to (x) the total number of Shares underlying such award of Company RSUs, multiplied by (y) the Merger Consideration, and (ii) each outstanding Company performance unit award that at such time is subject to performance-based vesting conditions (“Company

PRSUs”) and is outstanding immediately prior to the Effective Time shall become vested as to the number of Shares subject to such award that would vest based on target level achievement of all performance targets (without application of any modifier), and shall, after giving effect to such vesting, automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash (less applicable Tax withholdings) equal to (x) the number of vested Shares underlying such award, multiplied by (y) the Merger Consideration and the unvested portion of such Company PRSUs will be cancelled for no consideration.

(c) Payment by Surviving Corporation. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company RSUs and Company PRSUs the amounts described in Section 2.4(b), less any Taxes required to be withheld under applicable Law with respect to such payments, as soon as practicable following the Closing Date, through the Surviving Corporation’s payroll system, but not later than five (5) Business Days following the Closing Date.

(d) Termination of Company Equity Plans. As of the Effective Time, the Company Equity Plans shall be terminated and no further Shares, Company Options, Company RSUs, Company PRSUs, other Equity Interests in the Company or other rights with respect to Shares shall be granted thereunder. Following the Effective Time, no such Company Option, Company RSU, Company PRSU, Equity Interest or other right that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company Option, Company RSU, Company PRSU, Equity Interest or other right shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.4.

(e) Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall provide such notices, if any, to the extent required under the terms of any of the Company Equity Plans, adopt appropriate resolutions and take such other actions as are necessary, advisable, and appropriate (including using commercially reasonable efforts to obtain any required Consents) to effect the transactions described in this Section 2.4.

(f) Company ESPP. Promptly following the date hereof, the Company shall take all actions with respect to the Company ESPP that are necessary or desirable to provide that, (i) except for the offering period under the Company ESPP in effect as of the date hereof (the “Current Offering Period”), no offering period under the Company ESPP shall be authorized or commence after the date hereof, (ii) no new participants will commence participation in the Company ESPP after the date hereof, (iii) no Company ESPP participant as of the date hereof shall be permitted to increase such participant’s payroll contribution rate in effect as of the date hereof or make separate nonpayroll contributions on or following the date hereof, (iv) the accumulated contributions of each Company ESPP participant that has not timely withdrawn from the Current Offering Period shall be used to purchase shares of Company Common Stock in accordance with the terms of the Company ESPP on a date selected by the Company Board that is no later than five (5) Business Days prior to the Effective Time, and (v) the Company ESPP shall terminate effective immediately prior to (and subject to the occurrence of) the Effective Time.

(g) Sharesave Plan. Promptly following the date hereof, the Company shall take all actions with respect to the Sharesave Plan that are necessary or desirable to provide that, (i) except for the savings periods under the Sharesave Plan in effect as of the date hereof (the “Current Savings Periods”), no savings periods under the Sharesave Plan shall be authorized or commence after the date hereof, (ii) no new participants will commence participation in the Sharesave Plan after the date hereof, (iii) no Sharesave Plan participant as of the date hereof shall be permitted to increase such participant’s payroll contribution rate in effect as of the date hereof or make separate nonpayroll contributions on or following the date hereof, (iv) the Company Board shall exercise its discretion under the Sharesave Plan to allow options granted thereunder to be exercised earlier than the end of the Current Savings Periods, in connection with the Transactions, (v) the accumulated savings of each Sharesave Plan participant that has not timely withdrawn from the Current Savings Periods shall be used to purchase shares of Company Common Stock upon the exercise of options granted under, and otherwise in accordance with the terms of, the Sharesave Plan, within a period determined by the Company Board in accordance with the Sharesave Plan, provided that such period ends no later than five (5) Business Days prior to the Effective Time, and (vi) the Sharesave Plan shall terminate effective immediately prior to (and subject to the occurrence of) the Effective Time (if not previously terminated).

2.5 Withholding Rights. The Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Law. In the event that Parent determines that any such deduction or withholding is applicable (other than with regard to any compensatory payments, including any payments disclosed in Section 2.4), (a) Parent shall use commercially reasonable efforts to notify the Company prior to the date on which such deduction or withholding is anticipated to occur, and (b) Parent and the Company shall reasonably cooperate to minimize or eliminate such deduction or withholding as permitted by applicable Law. To the extent that amounts are so deducted or withheld and paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Any compensatory amounts payable pursuant to or as contemplated by this Agreement, including pursuant to Section 2.4, will be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable.

2.6 Adjustments. In the event that, between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of Equity Interests convertible into or exchangeable for Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the Merger Consideration shall be equitably adjusted to reflect such event and to provide to holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.6 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to Section 5.1.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”) concurrent with the execution of this Agreement (with specific reference to the representations and warranties in this ARTICLE 3 to which the information in such schedule relates; provided, that, disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on its face that such disclosure relates to such other sections), and (b) as otherwise disclosed or identified in the Company SEC Documents filed or furnished with the SEC on or after May 1, 2022, and prior to the date hereof (other than any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Company SEC Documents), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Corporate Organization. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and, to the extent applicable, in active status or good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or organizational, as the case may be, power and authority to own, operate, lease or otherwise hold its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Copies of the Restated Articles of Incorporation (the

“Company Charter”) and Amended and Restated By-Laws (the “Company By-Laws”) of the Company, as most recently filed with the Company SEC Documents, and the articles of incorporation, certificate of formation, by-laws, operating agreement or equivalent organizational documents of each Subsidiary of the Company have been made available to Parent and, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The Company is not in violation of any of the provisions of the Company Charter or the Company By-Laws. No Subsidiary is in material violation of any of the provisions of such organizational documents.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of six hundred million (600,000,000) shares of Company Common Stock and thirty million (30,000,000) shares of preferred stock, par value $0.01 per share. As of the close of the Business Day immediately prior to the date of this Agreement (the “Capitalization Date”), (i) 88,261,494 Shares were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 1,832,541 Shares were subject to outstanding Company Options, (iii) 1,200,190 Shares were subject to outstanding Company RSUs, (iv) 444,743 Shares were subject to Company PRSUs (assuming target level of performance), (v) 88,938 Shares were subject to purchase under the Company ESPP, and (vi) 16,051 Shares were subject to purchase under the Sharesave Plan. Except for Company Options, Company RSUs, Company PRSUs, the Shares subject to the Company ESPP, and the Shares subject to the Sharesave Plan, in each case, outstanding on the Capitalization Date, or as otherwise set forth in the Company Charter, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Since the Capitalization Date, except for the issuance of Shares upon exercise of the Company Options or the exercise or settlement, as applicable, of Company RSUs, Company PRSUs, Shares subject to purchase under the Company ESPP, or Shares subject to purchase under the Sharesave Plan that, in each case, were outstanding on the Capitalization Date in accordance with their terms, the Company has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete list, as of the Capitalization Date, of each outstanding Company Option, Company RSU and Company PRSU, including: (i) the name of the holder thereof, (ii) the number of shares of Company Common Stock subject to such outstanding Company Option, Company RSU or Company PRSU, (iii) with respect to each Company Option, the exercise price and expiration date thereof, (iv) the date on which such Company Option, Company RSU or Company PRSU was granted or issued, (v) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Option, Company RSU or Company PRSU is vested and exercisable, and (vi) with respect to each Company Option, whether such Company Option is intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code. All Shares subject to issuance under a Company Equity Plan, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive or similar rights, purchase options, calls or rights of first refusal or similar rights and issued in compliance in all material respects with applicable securities Laws and other applicable Law and all other requirements set forth in applicable Contracts. All Company Options were granted with a per share exercise price at least equal to the fair market value of the underlying share of the Company Common Stock on the date such Company Option was granted (within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder). There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Shares or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. All Company Options, Company RSUs and Company PRSUs are evidenced by written award agreements, in each case substantially in the forms that have been made available to Parent, except that such agreements may differ from such forms with respect to the number of Company Options, Company RSUs and Company PRSUs or shares of Company Common Stock covered thereby, the grant price (if applicable), the vesting schedule, the expiration date applicable thereto and other similar terms. There are no accrued and unpaid dividends with respect to any outstanding Shares.

(c) The Company is not obligated to issue, grant or enter into, as applicable, any option, warrant, security, unit, right or Contract to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock. As of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, calls, puts, convertible or exchangeable securities, subscriptions, phantom stock, stock appreciation rights, stock-based performance units, other rights to acquire shares of capital stock of the Company, other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock or other rights with respect to the Company, except for (A) the withholding of shares of Company Common Stock to satisfy, on the terms and subject to the conditions of the applicable Company Equity Plan, Tax obligations with respect to awards granted pursuant to the Company Equity Plans and (B) in connection with Company Options, Company RSUs and Company PRSUs upon settlement or forfeiture of awards or payment of the exercise price of Company Options. Neither the Company nor any Subsidiary is a party to any voting trusts or similar agreements with respect to the voting of the Company Common Stock or any other capital stock of, or other Equity Interests in, the Company or any Subsidiary, including, but not limited to electing, designating or nominating any director of the Company or any of the Subsidiaries.

(d) Section 3.2(d) of the Company Disclosure Schedule sets forth a true and complete list of (x) all of the Subsidiaries of the Company and the authorized, issued and outstanding Equity Interests of each such Subsidiary, and (y) all other Equity Interests (including minority interests) held by the Company or any Subsidiary of the Company in any other Person (collectively, the “Minority Investments”). None of the Company or any of its Subsidiaries holds an Equity Interest in any other Person. Each outstanding share of capital stock of or other Equity Interest in each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or one or more of its wholly owned Subsidiaries free and clear of all Liens, other than Permitted Liens. As of the date of this Agreement, there are no options, warrants, calls, puts, convertible or exchangeable securities, subscriptions, phantom stock, stock appreciation rights, stock-based performance units, other rights to acquire shares of capital stock of, or other Equity Interests in, any Subsidiary of the Company or Contracts to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound (i) obligating any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital stock or other Equity Interests of such Subsidiary, or any security convertible into or exchangeable for such capital stock or other Equity Interests, (ii) obligating any Subsidiary to issue, grant or enter into, as applicable, any such option, warrant, security, unit, right or Contract or (iii) giving any Person the right to receive any economic interest of any nature accruing to the holders of equity securities of any Subsidiary. As of the date of this Agreement, there are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or other Equity Interests or options, warrants, calls, puts, convertible or exchangeable securities, subscriptions, phantom stock, stock appreciation rights, stock-based performance units, other rights to acquire equity securities of any Subsidiary, other rights that give the holder thereof any economic interest of a nature accruing to the holders of equity securities with respect to any Subsidiary. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person (including in respect of any Minority Investment), other than guarantees by the Company of any indebtedness or other obligations of any wholly owned Subsidiary of the Company.

(e) (i) Section 3.2(e)(i) of the Company Disclosure Schedule sets forth a list and the amount, in each case, of all Indebtedness of the Company and Subsidiaries as of the close of the Business Day immediately prior to the date of this Agreement, including the principal amount of such Indebtedness (if applicable), the outstanding balance as of such date, and the debtor and the creditor thereof, (ii) Section 3.2(e)(ii) of the Company Disclosure Schedule sets forth a list and the amount, in each case, of the financing arrangements of the Company and its subsidiaries set forth on Section 5.19(a)(ii) of the Company Disclosure Schedule as of the close of the Business Day immediately prior to the date of this Agreement, including the principal amount and interest outstanding under such arrangement and all fees and expenses arising on a termination of such arrangements (assuming such termination occurs as of the close of the Business Day immediately prior to the date of this Agreement). and (iii) Section 3.2(e)(iii) of the Company Disclosure Schedule sets forth the amount of the cash and cash equivalents (including restricted cash) of the Company and its Subsidiaries as of the close of the Business Day immediately prior to the date of this Agreement.

3.3 Authority; Execution and Delivery; Enforceability.

(a) The Company has all necessary power and authority to enter into, execute and deliver this Agreement and any Ancillary Agreement to which it is a party, to perform and comply with each of its obligations under this Agreement and such Ancillary Agreements and, subject to the receipt of the Company Shareholder Approval and compliance with Regulatory Laws, to consummate the Transactions and the other transactions contemplated thereby, in each case, in accordance with the terms of this Agreement and the Ancillary Agreements to which it is a party. The adoption, execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party, the performance and compliance by the Company with each of its obligations herein and therein, and the consummation by it of the Transactions and the transactions contemplated by such Ancillary Agreements have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Shareholder Approval, and no other corporate Proceedings on the part of the Company and no other shareholder votes are necessary to authorize this Agreement or the consummation by the Company of the Transactions. The Company has duly and validly executed and delivered this Agreement and the Ancillary Agreements to which it is a party dated on or before the date hereof and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement and each Ancillary Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

(b) The Company Board, at a meeting duly called and held, unanimously (with the management director recusing himself) duly adopted resolutions (which, as of the execution and delivery of this Agreement by the parties hereto, have not been rescinded, modified or withdrawn in any way and are in full force and effect) (A) determining that this Agreement (including the Plan of Merger), the Ancillary Agreements to which the Company is a party and the Transactions, including the Merger, and the other transactions contemplated by such Ancillary Agreements are advisable, fair to and in the best interests of the Company and its shareholders, (B) approving this Agreement, including the Plan of Merger (such approval having been made in accordance with the MBCA, including for purposes of Section 302A.613, Subd. 1, thereof), the Ancillary Agreements to which the Company is a party and the Transactions, including the Merger, and the other transactions contemplated by such Ancillary Agreements, and declaring that this Agreement (including the Plan of Merger), the Ancillary Agreements to which the Company is a party and the Transactions, including the Merger, and the other transactions contemplated by such Ancillary Agreements are advisable, fair to and in the best interests of the Company and its shareholders, (C) directing that this Agreement, including the Merger (including the Plan of Merger), be submitted to the shareholders of the Company for its adoption and approval, and (D) recommending that the Company’s shareholders adopt and approve this Agreement (including the Plan of Merger) and the Transactions, including the Merger (the “Company Board Recommendation”).

(c) The only vote or consent of holders of any class or series of Shares or other Equity Interests of the Company necessary to adopt or approve this Agreement and the Ancillary Agreements to which the

Company is a party and to consummate the Transactions, including the Merger, and the other transactions contemplated by such Ancillary Agreements is the affirmative vote or consent of holders of a majority of the Shares that are outstanding and entitled to vote thereon at the Company Meeting (the “Company Shareholder Approval”). No other vote of the holders of Shares or any other Equity Interests of the Company is necessary to consummate the Transactions. Except for the Company Shareholder Approval and the filing of the Articles of Merger with the Secretary of State of the State of Minnesota, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, the Ancillary Agreements to which the Company is a party, the performance by the Company of its covenants or obligations hereunder or thereunder or the consummation of the Transactions or the other transactions contemplated by such Ancillary Agreements.

3.4 No Conflicts.

(a) The execution and delivery of this Agreement by the Company does not and will not, and the performance of this Agreement by the Company will not, (i) assuming the Company Shareholder Approval is obtained, conflict with or violate any provision of the Company Charter or the Company By-Laws or any equivalent organizational documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and permits (“Consents”) described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) require any consent, approval, authorization, filing or notification under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract or Permit to which the Company or any of its Subsidiaries is party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not and will not, and, assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.3(b), the consummation by the Company of the Transactions and compliance by the Company with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act, the Securities Act, the rules and regulations of NASDAQ and any other applicable U.S. state or federal securities Laws, (ii) as required under any applicable Regulatory Laws, (iii) the filing and recordation of the Articles of Merger as required by the MBCA and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.5 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since May 1, 2022 (the “Company SEC Documents”). None of the Subsidiaries of the Company is or has at any time since May 1, 2022, been subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) As of its respective filing date (or, if amended or superseded prior to the date of this Agreement, on the date of such filing), each Company SEC Document complied as to form in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, the rules and regulations of the SEC promulgated thereunder, and the requirements of NASDAQ applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and each Company SEC Document filed or furnished subsequent to the date of this Agreement will comply, in all material respects, with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, the applicable rules and regulations of the SEC promulgated thereunder, and the applicable requirements of NASDAQ. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Documents that would be required to be disclosed under Item 1B of Form 10-K under the Exchange Act.

(c) The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Company SEC Financial Statements”) (i) fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in shareholders’ equity deficit of the Company and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company SEC Financial Statements, (ii) were prepared in accordance with GAAP as applied by the Company (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), subject, in the case of interim Company SEC Financial Statements, to normal year-end adjustments and the absence of notes and other presentation items as permitted by the applicable rules and regulations of the SEC (none of which are material in amount or nature) and (iii) comply as to form in all material respects with the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and published rules and regulations of the SEC with respect thereto.

(d) The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all applicable Company SEC Documents. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, which controls and procedures are designed to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has established and maintains a system of internal accounting controls that comply with the requirements of the Exchange Act and that have been designed by, or under the supervision of, their respective principal executive and principal financial officers, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (A) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. From the date of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended April 27, 2024 to the date of this Agreement, neither the Company’s auditors, to the Knowledge of the Company, nor the Company has been advised in writing of (1) any “significant deficiencies” or “material weaknesses” (each as defined in Rule 12b-2 of the Exchange Act) identified in management’s assessment of internal control over financial reporting as of and for the year ended April 27, 2024 (nor has any such deficiency or weakness been identified as of the date hereof) or (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and, in each case, to the Company’s Knowledge, neither the Company nor any of its Representatives has failed to disclose such information to the Company’s auditors or the Company Board. Since April 27, 2024, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(e) The Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company (or the notes thereto) except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in the Company SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Company SEC Financial Statements, none of which individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the Transactions, to the extent permitted or contemplated by this Agreement, and (iv) for other liabilities and obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.6 Absence of Certain Changes or Events. Since April 27, 2024 through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course consistent with past practices and (b) there has not been any change, event, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Since April 27, 2024 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Parent’s consent pursuant to, Section 5.1(a)(c), (h), (n), or (q) had the covenants therein applied since April 27, 2024.

3.7 Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to such portions thereof that relate to Parent and its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein). The Proxy Statement (and any amendment or supplement thereto) will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law.

3.8 Legal Proceedings. There are, and since April 25, 2021, have been, no Proceedings pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties or any of the officers or directors of the Company, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective assets or properties is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.9 Compliance with Laws and Orders.

(a) The Company and its Subsidiaries are in compliance and since April 25, 2021 have been in compliance with all Laws (including all Health Care Laws) and Orders applicable to the Company or any of its Subsidiaries or any assets owned or used by any of them (except for any such past noncompliance as has been remedied and imposes no continuing obligations or costs on the Company or its Subsidiaries), except where any such non-compliance, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written communication since April 25, 2021, from any Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance with any such Law or Order, except where any such non-compliance, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Since April 25, 2021, there has not been and currently there is no Proceeding pending against the Company or any of its Subsidiaries under any federal or state whistleblower statute, including under the False Claims Act, 31 U.S.C. §§ 3729-3733 and to the Knowledge of the Company, no such Proceeding has been threatened. Neither the Company nor any of its Subsidiaries is a party to or has any ongoing reporting obligations pursuant to or under any corporate integrity agreements, deferred or non-prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity with respect to any Health Care Law.

(c) Neither the Company nor any of its Subsidiaries has, since April 25, 2021, received or retained any payment in violation of applicable Health Care Laws or legally enforceable Health Care Program requirements (except for any such past violation as has been remedied and imposes no continuing obligations or costs on the Company or its Subsidiaries), except where any such violation, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(d) Since April 25, 2021, the Company and its Subsidiaries have not (i) had any product or manufacturing site (whether Company- or Subsidiary-owned) subject to a Governmental Entity (including the U.S. Food and Drug Administration (“FDA”)) shutdown or import or export prohibition, nor (ii) received any FDA Form 483 or other notice from a Governmental Entity of inspectional observations, notice of adverse finding, notice of violation, “warning letters,” “untitled letters” or requests or requirements to make changes to the products that if not complied with would reasonably be expected to have a Company Material Adverse Effect, and, to the Knowledge of the Company, no Governmental Entity has threatened any such action.

(e) The Company and its Subsidiaries, and their respective affiliates and their employees, agents, and contractors have maintained and filed with the FDA and other Governmental Entities all material reports, data, documents, forms, notices, applications, records and claims that are necessary to comply in all material respects with applicable Health Care Laws. To the Knowledge of the Company, all such reports, data, documents, forms, notices, applications, records, claims, and other filings to the FDA and any similar Governmental Entity by the Company and its Subsidiaries, and their respective affiliates and their employees, agents, and contractors were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, have been updated to be true, accurate and complete in all material respects as of the date of such update.

(f) None of the Company and its Subsidiaries, or their respective affiliates or, to the Knowledge of the Company, their employees, agents, or contractors is the subject of any pending or, to the Knowledge of the Company, threatened Proceeding in respect of the Company, its Subsidiaries, or any Company Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

(g) None of the Company and its Subsidiaries, or their respective affiliates or their officers, employees, agents, or contractors has been suspended, excluded, debarred, or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. §§ 335(a)–(b) or any similar Law, (ii) exclusion under 42 U.S.C. § 1320a-7 in any federal or state health care program or any similar Law, (iii) prohibition from participating in any procurement program of or otherwise contracting with any Governmental Entity, or (iv) assessment of penalties under any Health Care Law, nor are any such advanced actions threatened or reasonably foreseeable. As of the date hereof, no Proceedings that would reasonably be expected to result in any such material debarment, exclusion, prohibition, or assessment of penalties are pending or, to the Knowledge of the Company, threatened against the Company, its Subsidiaries, or any of their respective affiliates or their officers, employees, agents, or contractors.

(h) The Company and its Subsidiaries, and their respective affiliates have in place an operational regulatory compliance program that governs all employees, agents, and contractors and that is designed to address compliance with all applicable Health Care Laws. The Company and its Subsidiaries, and their respective affiliates operate in compliance with such regulatory compliance program in all material respects, except where noncompliance has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(i) Since April 25, 2021, the Company and each of its Subsidiaries, and each of their respective officers, directors, or Employees and, to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries (i) have at all times been in material compliance with all Laws relating to export, reexport, transfer, and import control, economic and trade sanctions, and trade embargo statutes, regulations, decrees, orders, guidelines and policies of the United States government and the government of any country in which it conducts business including but not limited to the Export Administration Regulations (“EAR”) (15 C.F.R. Parts 730-774 (2022)) of the U.S. Department of Commerce; the U.S. antiboycott regulations and guidelines, including those under the EAR and U.S. Department of the Treasury regulations; the various economic sanctions regulations and guidelines of the U.S. Department of the Treasury, Office of Foreign Assets Control, and the USA Patriot Act (Title III of Pub. L. 107-56, signed into Law October 26, 2001), as amended; and restrictions against dealings with certain prohibited, debarred, denied or specially designated entities or individuals under statutes, regulations, orders, and decrees of various agencies of the United States government (collectively, “Trade Controls”); or (ii) have not engaged in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country.

(j) Neither the Company, nor any of its Subsidiaries, nor any of their respective officers, directors, Employees or, to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries, has made, offered, promised or authorized any gift or payment of anything of value, directly or indirectly, to or for the benefit of any government official, or any other person, in order to assist the Company in obtaining or retaining business or otherwise securing any improper advantage in violation of applicable Anti-Corruption Laws.

(k) Neither the Company nor any of its Subsidiaries has received from any Governmental Entity or any Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Entity; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case, related to Trade Controls or Anti-Corruption Laws.

(l) Since April 25, 2021 neither the Company nor its Subsidiaries or their respective affiliates or their employees, agents or contractors has entered into any arrangement involving the offering or paying any remuneration (including any kickback, bribe, discount or rebate), directly or indirectly, overtly or covertly in cash or in kind to any Person: (i) in return for referring an individual to the Company or any of its Subsidiaries for the furnishing or arranging for the furnishing of any item, product or services for which payment may be made in whole or in part by any Health Care Program or commercial health insurer; or (ii) in return for purchasing, leasing or ordering or arranging for or recommending, purchasing, leasing or ordering any item, product, facility or service from or to the Company or any of its Subsidiaries for which payment may be made in whole or in part by any Health Care Program or commercial health insurer. There are no current arrangements relating to the Company or any of its Subsidiaries providing for any rebates, kickback or other forms of compensation that are unlawful to be paid to any Person in return for the referral or generation of business to the Company or any of its Subsidiaries or for the arrangement for recommendation of such referrals or business. Since April 25, 2021, the Company enters into written agreements with each of its independent contractor health care providers and sales and marketing personnel in compliance with the AKS Personal Services and Management Contracts safe harbor (as set forth at 42 C.F.R. § 1001.952 (d)).

(m) The Company and its Subsidiaries and affiliates are and since April 25, 2021 have been in material compliance with all applicable Healthcare Privacy and Security Laws. Since April 25, 2021, no Breach (as that term is defined in HIPAA) has occurred with respect to any unsecured Protected Health Information (as that term is defined in HIPAA) (“PHI”) maintained by or for the Company, any of its Subsidiaries and

affiliates. Since April 25, 2021, the Company, its Subsidiaries and affiliates have not received any notice or complaint from any Person, including any Governmental Entity regarding the unauthorized processing of PHI or non-compliance with applicable Healthcare Privacy and Security Laws. Neither the Company, nor its Subsidiaries and their respective affiliates engage in the sale of PHI, as the term “sale” is defined by applicable law.

3.10 Permits.

(a) The Company and each of its Subsidiaries have all required governmental licenses, permits, certificates, franchises, tariffs, grants, easements, variances, consents, orders, approvals, clearances, exemptions, registrations, enrollments, provider and supplier numbers, accreditations and authorizations (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is and, since April 25, 2021, has been valid, subsisting and in full force and effect, except where any such failure to have or maintain such Permit, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The operation of the Company and its Subsidiaries as currently conducted is not, and has not been since April 25, 2021, in violation of, nor is the Company or its Subsidiaries in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on the Company or its Subsidiaries), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit, except where any such default or violation of such Permit, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. There are no Proceedings pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation or modification of any Permit, except where any such revocation, cancellation or modification, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.11 Products.

(a) All Company Products that are private label products manufactured for the Company pursuant to Contracts are in material compliance with all Health Care Laws, including those relating to Good Manufacturing Practices, establishment registration, product listing, product labeling, record keeping, and filing of reports. To the Knowledge of the Company, no such Company Products have been subject to, nor are there any facts or circumstances reasonably likely to lead to, any recalls, field notifications, market withdrawals or replacements, warnings, “dear doctor” letters, safety alerts, suspensions of manufacturing or distribution, seizures, detentions, holds, or other notices of action relating to an alleged lack of safety or regulatory compliance, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) With respect to the Company Products, there is neither any preclinical research, nor any clinical research, trials, studies, or testing involving human subjects or identifiable data of human subjects being conducted by or on behalf of the Company or its Subsidiaries.

(c) Since April 25, 2021, (i) there has not been any material Proceeding pending or threatened in writing against the Company and its Subsidiaries, or any of their affiliates for any product returns, product liability, or warranty obligations relating to any Company Products from any particular customer or with respect to any particular such product or service of more than $1,000,000; (ii) the Company Products have complied in all material respects with applicable Laws, (iii) the Company and its Subsidiaries, and their affiliates (as applicable) have conducted audits and inspections of all material facilities relating to the Company Products, consistent with industry standards, and none of these inspections or audits have resulted in material adverse findings; (iv) there have not been any material defects or deficiencies or any claimed material defects or deficiencies in any such Company Product that could reasonably be expected to result in an individual Proceeding or collective or class action claim against either Company, its Subsidiaries, or their affiliates of greater than $1,000,000; (v) none of the Company Products designed, manufactured, packaged, labeled, shipped, transported, distributed, promoted, or sold by either Company, its Subsidiaries, or their affiliates has been subject to, or is subject to, any recall mandated by any Governmental Entity or demanded in writing by any customer, and (vi) the Company, its Subsidiaries, and their affiliates have not voluntarily or involuntarily initiated, conducted, or issued, or caused to be initiated, conducted, or issued, any recall, market withdrawal, or replacement relating to any of the Company Products.

(d) To the Knowledge of the Company, the Company, its Subsidiaries, and their affiliates, and their employees, agents, and contractors have marketed, promoted, advertised, or otherwise offered for sale all Company Products to potential customers in compliance with applicable Laws in all material respects.

3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Benefit Plan. For purposes of this agreement, the term Company Benefit Plan means each: (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) compensation, employment, individual consulting, end of service, separation or severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (iii) other benefit or compensation plan, program, contract, agreement, policy or arrangement providing for pension, retirement, profit-sharing, deferred compensation, stock option, equity or equity-based compensation, stock purchase, employee stock ownership, supplemental unemployment, vacation, holiday pay or other paid time off, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other employee benefit plans or fringe benefit plans, in each case, that are either (A) sponsored, maintained, administered, contributed to, required to be contributed to or entered into by the Company or its Subsidiaries for the current or future benefit of any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries (each, a “Service Provider”) or (B) under or with respect to which the Company or its Subsidiaries has any current or contingent liability or obligation; provided that the following Company Benefit Plans need not be specifically set forth on Section 3.12(a) of the Company Disclosure Schedule: (i) any employment contract with an employee below the level of Senior Vice President that (1) is in all material respects consistent with a standard form previously made available to Parent and (2) under which the severance period or required notice of termination provided is not in excess of ninety (90) days or such longer period as is required under local Law, (ii) any consultancy agreement that may be terminated without penalty on thirty (30) days of notice or less, and (iii) any plan or arrangement sponsored or maintained by a Governmental Entity. True correct and complete copies of each material Company Benefit Plan document and (1) all material contracts relating thereto (including all trust agreements, insurance, funding or annuity contracts, investment management agreements, record keeping agreements), (2) the most recent determination, advisory, notification or opinion letter of the IRS, if applicable, (3) the most recent summary plan description or member booklet, (4) any coverage and non-discrimination testing results for the three (3) most recent years, and (5) all material written correspondence relating to any audit, investigation or correction associated with any Company Benefit Plan that is ongoing as of the date hereof have been provided to Parent (other than those Company Benefit Plans that are publicly available).

(b) (i) Each Company Benefit Plan is and has been established, maintained, funded, and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code and no event has occurred and no condition exists that has subjected or would reasonably be expected to subject the Company or its Subsidiaries to any material Tax, fine, lien, penalty, or other liability imposed by applicable Law with respect to the Company Benefit Plans.

(i) Each Company Benefit Plan which is or was intended to qualify under Section 401(a) of the Code has received a current favorable determination letter or is the subject of an opinion or advisory letter from the IRS as to its qualified status and no fact or event has occurred that would reasonably be expected to cause the loss of the Tax qualified status of any such Company Benefit Plan or the Tax exempt status of any associated trust.

(ii) There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption or that has been corrected in full in accordance with applicable Law) or breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan, that would reasonably be expected to be material.

(iii) With respect to any Company Benefit Plan intended to be a qualified employee stock ownership plan (“ESOP”) and except as would not reasonably be expected to result in material liability: (A) all “employer securities” (as defined in Section 407(d)(1) of ERISA) at any time held by the ESOP have at all times been “employer securities” as defined in Section 409(l) of the Code and “qualifying employer securities” as defined in Section 4975(e)(8) of the Code and Section 407(d)(5) of ERISA, (B) neither the ESOP nor any fiduciary (as defined in Section 3(21) of ERISA) of the ESOP has at any time engaged in any non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to the ESOP, (C) the ESOP has at all times been maintained in form and in operation in compliance with Sections 401(a) and 4975 of the Code, and (D) any transaction to which the ESOP was at any time a party involving the purchase, sale or exchange of any security complied in all respects with the applicable requirements of ERISA and the Code, including Section 3(18) of ERISA.

(iv) With respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Non-U.S. Plan”), (i) all employer and employee contributions to each Non-U.S. Plan required by Law or by the terms of such Non-U.S. Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices, (ii) each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, (iii) no Non-U.S. Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), and (iv) there are no unfunded or underfunded liabilities with respect to any Non-U.S. Plan.

(v) With respect to the Sharesave Plan, and except as would not reasonably be expected to result in material liability: (A) the Sharesave Plan qualifies as a save-as-you-earn option scheme under Chapter 7, Part 7 and Schedule 3 of ITEPA (the “SAYE Rules”), (B) has met and continues to meet all requirements to qualify as a save-as-you-earn option scheme under the SAYE Rules, and the Company is not aware of any circumstances which are likely to cause the Sharesave Plan to cease to meet such requirements and (C) has been validly self-certified to HMRC within the applicable time frames. The market value of the shares subject to each option granted under the Sharesave Plan were agreed with HMRC prior to the grant of the relevant option, and the Company provided HMRC with accurate and detailed information in relation to the Company at the time the relevant valuation was sought. No Sharesave Plan participant has exceeded the £500 per month maximum limit in respect of all their awards granted in relation to the Sharesave Plan.

(vi) No Proceeding has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor, HMRC or the United Kingdom Pensions Regulator (other than routine benefits claims).

(c) No Company Benefit Plan is or was within the past six (6) years, and neither the Company, any of its Subsidiaries or any of their respective ERISA Affiliates sponsors, maintains, contributes to, has any obligation to contribute to, or has or is reasonably expected to have any current or contingent liability or obligation under or with respect to: (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or other “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, (ii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (iii) a “multiple employer plan” as described in Section 413(c) of the Code. Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation as a consequence of at any time being considered a single employer with any other Person under Section 414 of the Code. Neither the Company nor any of its

Subsidiaries: (A) has any obligation to provide an enhanced early retirement benefit or an enhanced pension on redundancy to any Service Provider as a result of the operation of the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 2006, (B) is or has at any time been an employer in relation to any “occupational pension scheme” that is not a “money purchase scheme” (each as defined in section 181 of the United Kingdom Pension Schemes Act 1993), (C) is or has at any time in the last six (6) years ever been “associated” or “connected” (each as defined in section 51(3) of the United Kingdom Pensions Act 2004) with an employer of an occupational pension scheme that is not a money purchase scheme; or (D) maintains or contributes to any plan or arrangement that is a “multi-employer scheme” (as defined in section 75A of the United Kingdom Pensions Act 1995). No Company Benefit Plan is or was within the past six (6) years, and neither the Company, any of its Subsidiaries has or is reasonable expected to have any liability under (i) a “registered pension plan”, (ii) a “multi-employer pension plan”, (iii) a “retirement compensation arrangement” or (iv) an “employee life and health trust”, in each case as defined in the Income Tax Act (Canada).

(d) Neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former Service Provider to any additional material compensation or benefit (including any bonus, retention or severance pay) under any of the Company Benefit Plans or otherwise, or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any of the Company Benefit Plans.

(e) No Company Benefit Plan provides post-employment or post-service, medical, disability or life insurance benefits to any former employee or their dependents or other Person, other than (i) as required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee), (ii) benefits provided during any period during which the former employee is receiving severance pay or (iii) for coverage through the end of the month in which a termination of employment occurs. Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) any material Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and no circumstances exist that could result in the imposition of any such Tax or penalty.

(f) All contributions (including all employer contributions and employee salary reduction contributions), premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made in accordance with the terms of the Company Benefit Plans or any applicable Laws have been timely made or properly accrued in all material respects.

(g) No payment, benefit or other right that will be made or provided in connection with the Merger (whether alone or in conjunction with any other event, whether contingent or otherwise) will result in a parachute payment within the meaning of Section 280G of the Code.

(h) Neither the Company nor any of its Subsidiaries has any obligation to gross-up or indemnify any individual with respect to any Tax under Section 409A or 4999 of the Code.

(i) Each Company Benefit Plan that provides deferred compensation subject to Section 409A of the Code satisfies in form and operation the requirements of Section 409A(a) of the Code and the guidance thereunder (and has satisfied such requirements for the entire period during which Section 409A of the Code has applied to such Company Benefit Plan).

3.13 Employee and Labor Matters.

(a) The Company is not, and has not been within the past three (3) years, a party to any collective bargaining agreement or other labor-related Contract with a union, works council, labor organization, or other employee representative (each, a “Labor Agreement”) with regard to any of the employees of the Company or any of its Subsidiaries (“Employees”).

(b) No union, labor organization, works council, or group of employees is presently serving as a collective bargaining agent for or otherwise representing any Employee. There are no, and there has not been within the past three (3) years, any, strikes, work stoppages, walkouts, pickets, lockouts, unfair labor practice charges, material labor grievances or arbitrations, or other labor disputes, or organizing activities, pending or, to the Company’s Knowledge, threatened, as to current or former Employees or against the Company. The Company has no legal or contractual requirement to provide notice or information to, bargain with, enter into any consultation procedure with, or obtain consent from, any labor union, works council, labor organization or employee representative representing any Employee, or any applicable labor tribunal, in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(c) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no, and there has not been within the past three (3) years, any, pending or, to the Company’s Knowledge, threatened charge, complaint, or Proceeding relating to payment of wages and hours, employment discrimination, or other term or condition of employment, against the Company or any of its Subsidiaries with regard to the Employees or any independent contractors of the Company or any of its Subsidiaries, before any federal, state, or local agency, court, or administrative or arbitral tribunal.

(d) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries is and, for the past three (3) years has been, in compliance with all federal, state, provincial and local Laws respecting employment and employment practices, terms and conditions of employment, immigration, work authorization, and workplace safety, the payment of wages or salaries or other compensation, background checks, wage notices or statements, meals and rest breaks, hours, overtime, benefits, the Worker Adjustment and Retraining Notification Act of 1988 and similar state and foreign Laws, collective bargaining, workers’ compensation, human rights, French language, pay equity, unemployment or employment insurance, the payment of social security and similar taxes, federal contracting, workers’ compensation, and occupational safety; and (ii) each individual who is providing or within the past three (3) years has provided services to the Company and is or was classified and treated as an independent contractor, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.

(e) The Company and its Subsidiaries have (i) reasonably investigated all sexual harassment, or other harassment, discrimination or retaliation allegations against current or former officers, directors, partners, employees, contractors or agents of the Company or its Subsidiaries that have been reported to the Company or its Subsidiaries, or that are otherwise within the Company’s Knowledge, in the past three (3) years, and (ii) in the past three (3) years not been party to any non-disclosure agreement or settlement agreements in respect of any such matters. With respect to each such allegation (except those the Company reasonably deemed to not have merit), the Company has taken prompt corrective action reasonably calculated to prevent further improper action. The Company does not reasonably anticipate material liability with respect to any such allegation and, to the Company’s knowledge, there are no such allegations that, if known to the public, would bring the Company or any of its Subsidiaries into material disrepute.

3.14 Environmental Matters.

(a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and each of its Subsidiaries (i) since April 25, 2021 has been and is in compliance with all, and is not subject to any liability with respect to noncompliance with any, Environmental Laws, (ii) since April 25, 2021 has held or applied for, and currently holds or has applied for, all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, and (iii) since April 25, 2021 has been and is in compliance with their respective Environmental Permits.

(ii) There are no Environmental Claims pending nor, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any written notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Materials.

(iii) None of the Company or any of its Subsidiaries (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or Order relating to compliance with Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials and no Proceeding is pending or, to the Knowledge of the Company, threatened with respect thereto, or (ii) has assumed or is an indemnitor by contract or otherwise in connection with any environmental liability or obligation of any claim, demand, suit or action threatened or asserted by any third party for any liability under any Environmental Law or otherwise relating to any Hazardous Materials.

(iv) There has been no release, treatment, storage, transportation, handling, use, manufacture, sale, disposal, arranging for or permitting the disposal of, exposure to any Person to, or ownership or operation of any property or facility contaminated by, any Hazardous Materials, in each case as has given or would give rise to liability of the Company or its Subsidiaries under Environmental Laws.

(b) The Company and its Subsidiaries have made available to Parent copies of all material environmental reports, audits, and assessments and other documents in their possession relating to the current or former properties, facilities, or operations of the Company and its Subsidiaries.

3.15 Real Property; Title to Assets.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned in fee by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”) and the address for each Company Owned Real Property. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) other than with respect to the Company Owned Real Property, neither the Company nor any of its Subsidiaries currently own a fee interest in any real property or have any material outstanding liabilities or obligations with respect to any formerly owned real property; (ii) the Company or any of its Subsidiaries, as the case may be, holds good and valid fee title to the Company Owned Real Property, free and clear of all Liens, except for Permitted Liens; (iii) except as have not had and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the use or occupancy of any Company Owned Real Property, all buildings, structures, improvements and fixtures located on the Company Owned Real Property are in a state of good operating condition and are sufficient for the continued conduct of business in the ordinary course, subject to reasonable wear and tear; (iv) other than the Company or any of its Subsidiaries, there are no parties in possession or parties having any option, right of first offer or first negotiation or right of first refusal or other similar rights to purchase or lease the Company Owned Real Property or any material portion thereof or material interest therein and (v) since January 1, 2015 with respect to any Company Owned Real Property situated in the Province of Quebec, none of the Company or any Subsidiary has transferred beneficial ownership or effected an off-title transfer for which transfer duties may be, or may become, payable.

(b) Section 3.15(b) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Company Leased Real Property”), including for each parcel of Company Leased Real Property (i) the address, (ii) the current rent as of the date specified in Section 3.15(b) of the Company Disclosure Schedule, and (iii) the scheduled expiration date of the lease, sublease or other applicable Contract. No Company Leased Real Property is subject to any Lien, other than Permitted Liens. None of the Company or any of its Subsidiaries has assigned, subleased, licensed or otherwise granted the right to use or occupy any portion of any Company Leased Real Property to any Person. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) all leases or other agreements under which the Company or any of its Subsidiaries occupies Company Leased Real Property (each, a “Lease”) are in full force and effect and are valid and enforceable in accordance with their terms, and the applicable Company/Subsidiary has, and has the right to, exclusive, quiet possession and quiet enjoyment of the associated Company Leased Real Property; (ii) no Company or any of its Subsidiaries is in default or breach under any Lease or has received any notice of default from the lessor party thereto, nor are there any existing defaults or breaches by the lessor thereunder; (iii) no condition exists which, but for the giving of notice or the passage of time, would constitute a breach or default by the Company or any of its Subsidiaries or any other party pursuant to any Lease, or permit termination, modification or acceleration by any party to any Lease; and (iv) the owners of the Company Leased Real Property have not made any assignment, mortgage, pledge or hypothecation of any Lease or the rents or use fees due thereunder.

(c) The Company Owned Real Property and the Company Leased Real Property are referred to collectively herein as the “Company Real Property”. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each parcel of Company Real Property is in compliance with all existing Laws applicable to such Company Real Property; (ii) neither the Company nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to the Company’s Knowledge there are no such Proceedings threatened, affecting any portion of the Company Real Property; (iii) there are no pending or threatened appropriation, condemnation, eminent domain or like Proceedings relating to the Company Real Property; and (iv) the Company or applicable Subsidiary’s use, occupancy and operation of the Company Real Property in the manner in which it is now occupied and operated by such Company or Subsidiary complies with all applicable building code, fire code, health code, zoning, land use, safety and similar applicable Laws. The Company Real Property listed on Sections 3.15(a) and 3.15(b) of the Company Disclosure Schedule constitutes all of the real property and improvements used and occupied by the Company and all of its Subsidiaries necessary to conduct the business as currently conducted, and no business activities of any Company or any of its Subsidiaries takes place, occurs or is located on lands or premises other than those included in the Company Real Property. None of the Company Real Property is used for any purpose other than the operation of the business of the Company or any of its Subsidiaries.

(d) The Company or a Subsidiary of the Company has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens (except for Permitted Liens) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.16 Tax Matters.

(a) All income and other material Tax Returns that are required by applicable Law to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete, and accurate in all material respects.

(b) Each of the Company and its Subsidiaries has timely paid all material Taxes (whether or not shown as due and payable by it on any Tax Return) due and payable by it (including any Taxes required to be withheld from amounts owing to, or collected from, any employee, creditor, or other third party), other than Taxes being contested, or that will be contested, in good faith or for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries.

(c) No deficiencies for material Taxes have been asserted or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries except for deficiencies that have been withdrawn, settled with no outstanding liability for the Company or any of its Subsidiaries or fully satisfied by payment.

(d) There is no ongoing audit, examination, investigation or other Proceeding with respect to any material Taxes of the Company or any of its Subsidiaries, and neither the Company nor any of its

Subsidiaries has received written notice from any Governmental Entity that any such audit, examination, investigation or other Proceeding is contemplated or pending.

(e) Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholders of the Company or other Person.

(f) Neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which such waiver or extension remains in effect.

(g) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local, or non-U.S. Law) in the two (2) years prior to the date of this Agreement.

(h) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity agreement or arrangement or similar arrangement (each a “Tax Sharing Agreement”) (other than (A) any agreement or arrangement entered into in the ordinary course of business and the primary purpose of which is not related to Taxes and (B) any Tax Sharing Agreement the only parties to which are the Company and its Subsidiaries).

(i) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or any similar group for federal, state, local or foreign Tax purposes.

(j) Neither the Company nor any of its Subsidiaries has any liability for any material Taxes of any Person (other than the Taxes of the Company or any of its Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any analogous or similar state, local or non-U.S. Law), (ii) as a transferee or successor, or (iii) by Contract (other than (A) any agreement or arrangement entered into in the ordinary course of business, the primary purpose of which is not related to Taxes, and (B) any Tax Sharing Agreement the only parties to which are the Company and its Subsidiaries).

(k) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting (including pursuant to Section 481 of the Code) (or any similar provision of state, local or non-U.S. Law) for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made prior to the Closing, (iii) prepaid amount received prior to the Closing, (iv) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed prior to the Closing, or (v) any election under Section 965 of the Code.

(l) There are no Liens for Taxes upon any property or assets of the Company or its Subsidiaries, except for Permitted Liens.

(m) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(o) Neither the Company nor any of its Subsidiaries has claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act (or any corresponding or similar provision of state, local or foreign Law.

(p) Neither the Company nor any of its Subsidiaries has entered into any transaction that is or is substantially similar to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Law.

(q) None of the Company nor any of its Subsidiaries has applied for nor received any COVID-19 governmental assistance from any Governmental Entity or any similar programs to which they were not entitled.

(r) There are no circumstances existing which could result in the application of subsection 18(4), section 78, section 79, or sections 80 to 80.04 of the Income Tax Act (Canada) (or any equivalent provision of the taxation legislation of any province or any other jurisdiction) to any of the Company or its Subsidiaries.

3.17 Material Contracts.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts (other than any Company Benefit Plans) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets or businesses are bound (and any material amendments, supplements and modifications thereto), and the Company has made available to Parent true and complete copies of:

(i) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that has not been filed as an exhibit to a Company SEC Document;

(ii) Contracts with (A) any of the Material Vendors and (B) any of the Material Customers;

(iii) other than with respect to an entity that is wholly owned by the Company or any of its Subsidiaries, Contracts concerning the establishment or operation of a partnership, joint venture or limited liability company in which the Company or any of its Subsidiaries holds an equity interest (including with respect to each Minority Investment), or that is material to the Company and its Subsidiaries, taken as a whole;

(iv) (A) (x) licenses or sublicenses (or other Contracts in which the Company or any of its Subsidiaries grants or is granted a similar right to use) of Intellectual Property from or to any third party (other than (1) licenses or sublicenses of generally commercially available off-the-shelf software programs with annual license fees or a total replacement cost of less than $250,000, (2) non-exclusive licenses or sublicenses to customers in the ordinary course of business consistent with past practice, or (3) non-exclusive licenses or sublicenses ancillary to commercial agreements entered into in the ordinary course of business consistent with past practice) or (y) a Contract that, since April 27, 2024, provided or provides for the assignment of Intellectual Property to or from any third party (except for inventor assignments), in the case of each of clauses (x) and (y), except for such assignments, licenses and sublicenses that are not material to the Company and the Company Subsidiaries, taken as a whole, or (B) a Contract that subjects Company Owned Intellectual Property to any material restriction;

(v) any Contract with an employee or independent contractor of the Company or any of its Subsidiaries that provides for annual base compensation in excess of $350,000;

(vi) any Labor Agreement;

(vii) Contracts containing (A) a covenant materially restricting the ability of the Company or any of its Subsidiaries to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers; (B) a provision granting the other party “most favored nation” status or equivalent preferential pricing terms; (C) a provision providing for an exclusive license, supply, distribution or other right in connection with any product or technology purchased or supplied by the Company; or (D) a right of first or last offer or refusal to any third party, except in the case of each of clauses (B) and (D) for such restrictions, requirements and provisions that are not material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole;

(viii) indentures, credit agreements, loan agreements and similar instruments pursuant to which the Company or any of its Subsidiaries has or will incur or assume any indebtedness or has or will guarantee or otherwise become liable for any indebtedness of any other Person for borrowed money in excess of $5,000,000 other than any indentures, credit agreements, loan agreements or similar instruments between or among any of the Company and any of its Subsidiaries;

(ix) settlement, conciliation or similar Contracts, including any such agreement with any Governmental Entity, that would require the Company or any of its Subsidiaries to pay, after taking into account amounts paid or payable by insurance, consideration of more than $1,000,000 individually or $2,000,000 in the aggregate after the date hereof or that contains material continuing restrictions on the business or operations of or other non-monetary obligations of the Company or its Subsidiaries;

(x) Contracts that obligate the Company or any of its Subsidiaries to make any future capital investment or capital expenditure in excess of $1,000,000 (individually or in the aggregate) other than in respect of purchases of products from suppliers that are to be sold to customers in the ordinary course of business;

(xi) Contracts (A) that provide for the acquisition or disposition by the Company or any of its Subsidiaries of any business or material assets (whether by merger, sale of stock, sale of assets or otherwise) under which the Company or any of its Subsidiaries has any material continuing obligations (monetary or otherwise) or would reasonably be expected to have liabilities in excess of $1,000,000 after the date hereof or (B) pursuant to which the Company or any of its Subsidiaries acquired or will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary, in each case, under which the Company or any of its Subsidiaries has obligations remaining to be performed as of the date hereof; or

(xii) any shareholders, investors rights, registration rights, joint venture or similar agreements or arrangements.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Contracts set forth or required to be set forth in Section 3.17(a) of the Company Disclosure Schedule or filed or required to be filed as exhibits to the Company SEC Documents (except to the extent subsequently terminated or superseded) (the “Company Material Contracts”) are valid, binding and in full force and effect and are enforceable by the Company or the applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) the Company, or the applicable Subsidiary, has performed all obligations required to be performed by it under the Company Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder and (iii) since April 25, 2021, neither the Company nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential material violation of, or material failure to comply with, any term or requirement of any Company Material Contract.

3.18 Intellectual Property.

(a) Section 3.18(a) of the Company Disclosure Schedule sets forth a list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) Internet domain name registrations, in each case that are owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Intellectual Property”),

identifying in each case the record and beneficial title holder and describing any applicable filing and registration particulars. The Company Registered Intellectual Property is subsisting and, to the Company’s Knowledge, valid and enforceable. All items of Company Registered Intellectual Property that are registrations are currently in force and that are applications are currently pending. No Proceeding is pending or, to the Knowledge of the Company, is threatened, that challenges the validity, enforceability, registration or ownership of any Company Registered Intellectual Property.

(b) The Company or one of its Subsidiaries (i) is the exclusive owner of and possesses all right, title and interest in and to the Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), and (ii) has the right to use, sell, license and otherwise exploit, as the case may be, all other Intellectual Property as the same is currently used, sold, licensed and otherwise exploited by the Company or any of its Subsidiaries.

(c) To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries does not infringe, misappropriate, dilute, or otherwise violate (and, since April 25, 2021, has not infringed, misappropriated, diluted or otherwise violated) the Intellectual Property rights of any Person. Neither the Company nor any of its Subsidiaries has received any written claim, demand, or notice since April 25, 2021 alleging any such material infringement, misappropriation, dilution, or violation. To the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property. There is no Proceeding pending or threatened in writing challenging or seeking to deny or restrict the rights of the Company or Company Subsidiaries in the Company Intellectual Property or alleging that the use of the Company Intellectual Property in the operation of the business of the Company and the Company Subsidiaries infringes upon or misappropriates any Intellectual Property of any other Person.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and the Company’s Subsidiaries have not incorporated, used, or linked any open source software in or with or to the Company’s or the Company Subsidiaries’ proprietary software in a manner that requires that any of such proprietary software (other than such open source software) be licensed, disclosed or distributed in source code form; and (ii) the Company and the Company Subsidiaries have not delivered or made available, or agreed to deliver or make available, the source code for the Company’s and the Company Subsidiaries’ proprietary software to any Person, on a present or contingent basis, except to employees and contractors performing services on behalf of the Company pursuant to written Contracts containing an obligation to maintain the confidentiality of such source code and reasonably protecting the Company’s and the Company Subsidiaries’ rights to such source code.

(e) The Company and its Subsidiaries take commercially reasonable actions, consistent with industry standards, designed to protect and preserve the confidentiality of their trade secrets and other confidential information and the security and integrity of all IT Systems (including all Personal Data and confidential data transmitted thereby or stored therein) against unauthorized use, access, interruption, modification, infection by malicious code or corruption. Each current or former employee, consultant, independent contractor or other Person who has contributed to or participated in the development of any Company Owned Intellectual Property has executed a valid and enforceable written assignment agreement sufficient in all material respects to irrevocably transfer all rights, title and interest in that Intellectual Property to the Company or a Subsidiary of the Company.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the computer systems, servers, network equipment, software and other computer hardware owned or purported to be owned, leased or licensed by the Company and its Subsidiaries (“IT Systems”) are adequate and sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted, free and clear of all bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. The Company and its Subsidiaries have each (i) implemented commercially reasonable data security, data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Systems consistent with industry standards and practices; and (ii) undertaken surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments and risk analyses) of all areas of its business and operations as required by the Privacy Obligations.

(g) The Company and its Subsidiaries have, since April 25, 2021, implemented and maintained reasonable security measures consistent with industry practices designed to protect Personal Data, including data relating to the customers of their respective businesses (“Company Data”), under their possession or control from unauthorized disclosure or access. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since April 25, 2021, neither the Company nor any of its Subsidiaries has experienced any breaches, failures, outages or unauthorized uses of or accesses to the IT Systems or Personal Data or Company Data, including any “breach” as defined in 45 C.F.R. § 164.402 or “security incident” (as defined in 45 C.F.R. § 164.304) with respect to “protected health information” (as defined in 45 C.F.R. § 160.103) in the possession or under the control of the Company or any or its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company’s and its Subsidiaries’ Processing of any Personal Data is and, since April 25, 2021, has been in compliance with each Privacy Obligation; and (ii) the Company and its Subsidiaries have obtained written agreements from all subcontractors Processing Personal Data on their behalf that satisfy the requirements of the Privacy Obligations, and to the Knowledge of the Company, no such subcontractor is in breach of any such agreement. To the Knowledge of the Company, no Person (including any Governmental Entity) has, since April 25, 2021, threatened to bring any Proceeding involving a Governmental Entity pursuant to any written notice and, to the Knowledge of the Company, no Proceeding has been filed or commenced against the Company or any of its Subsidiaries alleging any failure to comply with any Information Privacy Laws or with respect to the Company’s or any of its Subsidiaries’ privacy, security or data protection practices, including any loss, damage or unauthorized access, use, disclosure, modification or other misuse of any Personal Data maintained by, or on behalf of, the Company or any of its Subsidiaries. The execution, delivery and performance of this Agreement or any other agreement referred to in this Agreement complies and will comply with all Privacy Obligations except where any such non-compliance, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.19 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all insurance policies maintained by the Company and its Subsidiaries are in full force and effect (and all premiums due on such policies have been paid in full) and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and, to the Knowledge of the Company, no written notice of cancellation or termination, other than in the ordinary course of business, has been received with respect to any such policy. As of the date of this Agreement, no such policy currently in force has experienced claims that have exhausted or materially reduced its policy limits.

3.20 Broker’s Fees. Except for the fees and expenses of Guggenheim Securities, LLC, financial advisor to the Company Board, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors on behalf of the Company or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

3.21 Related Party Transactions. Neither the Company nor any of its Subsidiaries is party to any transaction or arrangement under which any (a) present or former executive officer or director of the Company or any

Subsidiary, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity of the Company or (c) affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or any Subsidiary or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K.

3.22 Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.8, no “fair price,” “business combination,” “control share acquisition” or similar anti-takeover statute or regulation (including the provisions of Sections 302A.671 and 302A.673 of the MBCA) is applicable to the Merger or the other Transactions.

3.23 Opinion of Financial Advisor. Guggenheim Securities, LLC, financial advisor to the Company Board, has delivered to the Company Board its opinion in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received in the Merger by the holders of Shares (other than Dissenting Shares) is fair, from a financial point of view, to such holders.

3.24 Material Vendors and Material Customers.

(a) Section 3.24(a) of the Company Disclosure Schedule sets forth each of the top ten (10) largest vendors by purchases made by the Company or any of its Subsidiaries with respect to each of (i) the Company’s dental distribution business, and (ii) the Company’s animal health distribution business (each, a “Material Vendor”) for the fiscal year ended April 27, 2024, showing the aggregate amount paid to each such Material Vendor during each such period. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, during the past twelve (12) months prior to the date hereof, neither the Company nor any of its Subsidiaries has been, or is currently, engaged in any Proceeding with any Material Vendor. As of the date of this Agreement, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has received any written notice from any Material Vendor expressly stating any intention to terminate its provision of goods or services to the Company and its Subsidiaries.

(b) Section 3.24(b) of the Company Disclosure Schedule sets forth each of the top ten (10) largest customers by revenue generated from such customer (each, a “Material Customer”) for the fiscal year ended April 27, 2024, showing the aggregate amount paid by each such Material Customer during each such period. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, during the past twelve (12) months prior to the date hereof, neither the Company nor any of its Subsidiaries has been, or is currently, engaged in any Proceeding with any Material Customer. As of the date of this Agreement, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has received any written notice from any Material Customer expressly stating any intention to terminate purchases from the Company and its Subsidiaries.

3.25 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this ARTICLE 3, none of the Company, any of its affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or affiliates in connection with the Transactions, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the Transactions, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this ARTICLE 3.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Prior to the execution of this Agreement, Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Corporate Organization. Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.2 Authority, Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all necessary power and authority to enter into, execute and deliver this Agreement and any Ancillary Agreement to which it is a party, to perform and comply with each of its obligations under this Agreement and such Ancillary Agreement and, subject to compliance with Regulatory Laws, to consummate the Transactions and the other transactions contemplated thereby, in each case, applicable to such party, in accordance with the terms of this Agreement and the Ancillary Agreements to which it is a party. The adoption, execution and delivery by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, the performance and compliance by Parent and Merger Sub with each of its obligations herein and therein, and the consummation by Parent and Merger Sub of the Transactions and the other transactions contemplated by such Ancillary Agreements applicable to it have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no shareholder votes are necessary to authorize this Agreement or the consummation by Parent and Merger Sub of the Transactions to which it is a party. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and the Ancillary Agreements to which it is a party dated on or before the date hereof and, assuming the due authorization, execution and delivery by the Company, this Agreement and each Ancillary Agreement constitutes Parent’s and Merger Sub’s legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

4.3 No Conflicts.

(a) The execution and delivery of this Agreement by Parent and Merger Sub, does not and will not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any provision of the articles of incorporation, by-laws or similar organizational documents of Parent or Merger Sub, (ii) assuming that all Consents described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”), or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) require any consent, approval, authorization, filing or notification under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any Parent Subsidiary, including Merger Sub, pursuant to, any Contract or Permit to which Parent or any Parent Subsidiary is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub does not and will not, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act, the Securities Act, the rules and regulations of NASDAQ and any other applicable U.S. state or federal securities Laws, (ii) as required under any applicable Regulatory Laws, (iii) the filing and recordation of the Articles of Merger as required by the MBCA and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.4 Litigation. As of the date of this Agreement, there is no Proceeding pending, or, to the Knowledge of Parent, threatened that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor Merger Sub is subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect or that challenges the validity or propriety of the Merger.

4.5 Financing.

(a) Delivery of Financing Commitments. Concurrently with the execution of this Agreement, Parent has delivered to the Company a true and complete copy of the executed Equity Commitment Letter, Debt Commitment Letter and each Debt Fee Letter, which Debt Fee Letters have been redacted to remove only those items related to fees, interest rates, original issue discount, pricing caps, economic provisions, specific “market flex” provisions and other commercially sensitive terms, none of which would reasonably be expected to reduce the aggregate cash proceeds of the Equity Financing and the Debt Financing to an amount that is less than what is necessary to fund the Financing Amounts, add any conditions precedent (or expand any conditions precedent set forth in the Debt Commitment Letter or any Debt Fee Letter as in effect on the date hereof) to the funding of the Debt Financing or adversely affect the enforceability of the Debt Financing.

(b) Status of Financing Commitments. As of the date of this Agreement:

(i) each of the Debt Commitment Letter, the Debt Fee Letters and the Equity Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, each other party thereto, with respect to the subject matter therein to provide the financing contemplated thereby subject only to the satisfaction or waiver of the Financing Conditions, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and subject, as to enforceability, to general principles of equity;

(ii) neither the Debt Commitment Letter, the Debt Fee Letters nor the Equity Commitment Letter has been amended, supplemented or modified in any manner;

(iii) the commitments under the Debt Commitment Letter and Equity Commitment Letter have not been withdrawn, rescinded, replaced or terminated;

(iv) no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or, to the knowledge of Parent, any other party thereto under the

Debt Commitment Letter, the Debt Fee Letters or the Equity Commitment Letter that would reasonably be expected to in either case result in the failure of the funding obligations thereunder;

(v) Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Debt Financing and Equity Financing; and

(vi) neither Parent nor any of its affiliates has entered into any agreement, side letter or other arrangement relating to the Debt Financing or Equity Financing, (x) other than as set forth in the Debt Commitment Letter, any Debt Fee Letter or the Equity Commitment Letter or (y) that would reasonably be expected to reduce the aggregate cash proceeds of the Equity Financing and the Debt Financing to an amount that is less than what is necessary to fund the Financing Amounts, add any conditions precedent (or expand any conditions precedent set forth in the Debt Commitment Letter or any Debt Fee Letter as in effect on the date hereof) to the funding of the Debt Financing or adversely affect the enforceability of the Debt Financing.

(c) Adequate Proceeds. The aggregate cash proceeds of the Equity Financing and the Debt Financing (both before and after giving effect to the exercise of any or all applicable “market flex” provisions (if any)) will be sufficient to consummate the Transactions in accordance with the terms hereof, including the making of all payments to be made by or on behalf of Parent on the Closing Date in accordance with the terms hereof (such amounts, collectively, the “Financing Amounts”).

(d) Conditions to Commitments. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing and the Debt Financing, other than the applicable Financing Conditions. As of the date hereof and assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.3, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied or (ii) the Debt Financing or Equity Financing will not be made available to Parent on the Closing Date.

(e) Financing Not a Condition. Parent understands and acknowledges that its obligations under this Agreement are not in any way contingent upon or otherwise subject to or conditional upon Parent’s consummation of any financing arrangements, Parent’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent.

4.6 Guaranty. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the Guaranty dated as of the date hereof. The Guaranty is in full force and effect and is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity). No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor under the Guaranty.

4.7 Proxy Statement. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent or Merger Sub with respect to such portions thereof that relate expressly to the Company or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein).

4.8 Ownership of Company Capital Stock. None of Parent, Merger Sub, any Parent Subsidiary nor any of its and their “affiliates” or “associates” (as such terms are used in Section 302A.011, Subd. 49 of the MBCA) (a) is an “interested shareholder” under Section 302A.011, Subd. 49 of the MBCA and (b) except as a result of this Agreement and consummation of the Transactions, beneficially owns any Shares or other Equity Interests in the Company.

4.9 Solvency. Assuming (a) satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger and (b) the accuracy of the representations and warranties set forth in ARTICLE 3, immediately after giving effect to the consummation of the Transactions, the Surviving Corporation and its Subsidiaries, on a consolidated basis, will not (i) be insolvent (either because their financial condition is such that the sum of their respective liabilities is greater than the fair market value of their respective assets or because the fair saleable value of their respective assets is less than the amount required to pay their respective liabilities as they come due), (ii) have unreasonably small capital with which to engage in their respective businesses or fail to satisfy any capital adequacy requirements under Law or (iii) have incurred obligations beyond their respective abilities to pay them as they become due. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of any of Parent and its Subsidiaries.

4.10 Ownership of Merger Sub. All of the outstanding Equity Interests of Merger Sub have been duly authorized, validly issued, fully paid and nonassessable. All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, wholly owned directly or indirectly by Parent. Merger Sub was formed solely for purposes of the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the Transactions, has not prior to the date hereof engaged in any business or other activities.

4.11 No Shareholder and Management Arrangements. As of the date hereof, except for this Agreement, or as expressly authorized by the Company Board, neither Parent or Merger Sub, nor any of their respective officers, directors or affiliates, is a party to any Contract, or has made or entered into any formal or informal arrangement or other understanding (including as to continuing employment), with any shareholder, director or officer of the Company relating to this Agreement, the Merger or any other Transactions, or the Surviving Corporation or any of its affiliates, businesses or operations from and after the Effective Time.

4.12 Brokers. Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors on behalf of Parent or any such Parent Subsidiary has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions where such fee would be payable by the Company or any of its Subsidiaries.

4.13 No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this ARTICLE 4, none of Parent or Merger Sub, any of their respective affiliates or any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent or Merger Sub or their respective businesses or with respect to any other information provided, or made available, to the Company or its Representatives or affiliates in connection with the Transactions, including the accuracy or completeness thereof. Without limiting the foregoing, none of Parent, Merger Sub or any other Person will have or be subject to any liability or other obligation to the Company or its Representatives or affiliates or any other Person resulting from the Company’s or its Representatives’ or affiliates’ use of any information, documents, or other material made available to the Company or its Representatives or affiliates, in any other form in connection with the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this ARTICLE 4.

ARTICLE 5 COVENANTS

5.1 Conduct of Business by the Company Pending the Closing. Between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement in accordance with ARTICLE 7, except as required by Law or Order or as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement, or with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, use its commercially reasonable efforts to (i) conduct its business and operations, and the business and operations of each of the Company’s Subsidiaries, in all material respects in the ordinary course of business consistent with past practices and, to the extent consistent therewith, use reasonable best efforts to maintain and preserve intact the Company’s and its Subsidiaries’ business organization, assets and properties, and (ii) keep available the services of the current officers, employees and consultants of the Company and each of its Subsidiaries and to preserve the goodwill and current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations. Without limiting the foregoing, as required by Law or Order or as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement in accordance with ARTICLE 7, directly or indirectly, take any of the following actions without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed in the case of Sections 5.1(h), 5.1(k), 5.1(m) and 5.1(o) only):

(a) amend its articles of incorporation or by-laws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant, transfer or encumber any Minority Investments or any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any of its Subsidiaries, other than the issuance of Shares upon the exercise of Company Options or settlement of Company RSUs or Company PRSUs that were, in each case, outstanding as of the date hereof in accordance with their respective terms;

(c) sell, pledge, dispose of, transfer, lease, guarantee or encumber (other than Permitted Liens) any material property or assets of the Company or any of its Subsidiaries, except (i) pursuant to existing Contracts in the ordinary course of business consistent with past practice, (ii) the sale or purchase of goods or inventory in the ordinary course of business consistent with past practice, or (iii) the disposition of obsolete, surplus or worn out assets, inventory or equipment or assets that are no longer used in the ordinary course of the Company’s business;

(d) (i) sell, assign, pledge, transfer, license, abandon, or otherwise dispose of any Company Owned Intellectual Property, except in the ordinary course of business consistent with past practice or (ii) escrow, deliver, license, disclose, or otherwise make available any source code of any proprietary software of the Company or any of its Subsidiaries to any Person (other than to Parent and to employees or contractors in the ordinary course of business and subject to written confidentiality and non-disclosure obligations);

(e) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests, except for dividends or other distributions paid by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(f) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, except with respect to any wholly owned Subsidiary of the Company;

(g) merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except with respect to any wholly owned Subsidiary of the Company;

(h) acquire (including by merger, consolidation, or acquisition of stock or assets) any Person or assets or the Equity Interests of any Person, other than (i) acquisitions by the Company from any wholly owned Subsidiary or among any wholly owned Subsidiaries of the Company or (ii) acquisitions of inventory, raw materials, supplies and other property in the ordinary course of business consistent with past practice;

(i) (i) incur any Indebtedness, (ii) issue any debt securities, (iii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), any Indebtedness of any Person (other than a wholly owned Subsidiary of the Company), (iv) redeem, repurchase, cancel or otherwise acquire any Indebtedness (directly, contingently or otherwise), except in each case (A) for borrowings under the Company’s existing credit facilities, the Company’s receivables securitization facility, the Company’s equipment financing facility and the Company’s customer financing program in the ordinary course of business consistent with past practice, (B) letters of credit for the benefit of Company vendors in the ordinary course of business consistent with past practice, and (C) capital leases in the ordinary course of business consistent with past practice, or (v) agree to any material amendment to or waiver of any Contract relating to any Indebtedness;

(j) make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly owned Subsidiary of the Company);

(k) (i) terminate or cancel, or agree to any material amendment to or waiver under any Company Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract in each case other than in the ordinary course of business consistent with past practice (such ordinary course of business including renewals or extensions of any existing Company Material Contracts and amendments that accompany such renewals or extensions in the ordinary course of business consistent with past practice) or other extensions or renewals of material Contracts related to Company Leased Real Property (and, for the avoidance of doubt, the Company and its Subsidiaries, as applicable, will not fail to exercise any right of renewal with respect to any Lease, except in the ordinary course of business consistent with past practices) or (ii) enter into any Contract that obligates the Company or any of its Subsidiaries to pay more than $1,000,000 in the aggregate to any third party (other than in respect of purchases of products from suppliers that are to be sold to customers in the ordinary course of business);

(l) other than as set forth on Section 5.1(l) of the Company Disclosure Schedule, make any capital expenditure in excess of $1,000,000 (individually or in the aggregate);

(m) except to the extent required by this Agreement, applicable Law or the existing terms of any Company Benefit Plan or Contract: (i) increase or commit to increase the compensation payable or to become payable to the directors, officers or employees of the Company or any of its Subsidiaries, except, in the case of non-officer employees only, for annual merit based increases in base salary (and corresponding increases in annual target bonus opportunity) in the ordinary course of business consistent with past practice of no more than 3% in the aggregate for all employees; (ii) amend or terminate any Company Benefit Plan, or establish, adopt, or enter into any new such arrangement that if in effect on the date hereof would be a Company Benefit Plan (other than employment agreements that would not be required to be listed on Section 3.12(a) of the Company Disclosure Schedule if in effect on the date hereof), unless such amendment or new arrangement is not expected to result in any material cost to the Company; (iii) accelerate or commit to accelerate the vesting, payment, exercisability or funding of any compensation or benefits including under any Company Benefit Plan; (iv) grant or announce any cash, severance or equity or equity-based awards or other compensation or benefits; or (v) terminate (other than for cause) the employment of, or hire or promote, any employee, officer or consultant with a title of Vice President or above or with annual salary of $250,000 or more;

(n) implement, adopt or make any change in accounting policies, practices, principles, methods or procedures, other than as required by Law, GAAP, NASDAQ or by a Governmental Entity;

(o) compromise, settle or agree to settle any material Proceeding other than (i) the payment, or satisfaction, in the ordinary course of business of liabilities reflected or reserved against in the Company

SEC Financial Statements, or (ii) those that involve only the payment by the Company or its Subsidiaries, after taking into account amounts paid or payable by insurance, of monetary damages not in excess of $500,000 individually, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(p) take or omit to take any action that would or would reasonably be expected to result in a Company Material Adverse Effect;

(q) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law;

(r) waive or release any noncompetition, non-solicitation, nondisclosure, noninterference non-disparagement or other restrictive covenant obligation of any current or former employee, officer or consultant; modify, extend, terminate or enter into any Labor Agreement or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any Employees;

(s) enter into any new line of business;

(t) fail to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it as of the date hereof;

(u) make or change any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, settle any material Tax claim, audit or assessment, file any amended Tax Return, file any material Tax Return in a manner inconsistent with past practice, enter into any Tax Sharing Agreement or closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, incur any material Taxes outside the ordinary course of business, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment or purchase any Tax credits;

(v) permit any Permits to lapse (or otherwise fail to renew) or be cancelled (other than to the extent the applicable Permit becomes obsolete, redundant, or no longer required by or advisable under applicable Law); or

(w) authorize or enter into any Contract in relation to the foregoing or otherwise agree or make any commitment to do any of the foregoing.

5.2 Access to Information; Confidentiality.

(a) From the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with ARTICLE 7, the Company shall, and shall cause each of its Subsidiaries to: (i) provide to Parent and Merger Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the business conducted by the Company or any of its Subsidiaries, upon prior notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and each of its Subsidiaries and to the books and records thereof and (ii) furnish during normal business hours upon prior notice such information concerning the business, properties, Contracts, assets and liabilities of the Company and each of its Subsidiaries as Parent or its Representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that the Company believes that doing so would: (A) result in a waiver of attorney-client privilege or similar protection (provided that the Company shall give Parent notice of any information withheld, and use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or similar protection), (B) result in the disclosure of any trade secrets of third parties, (C) breach, contravene or violate any applicable Law (including any Regulatory Law) or (D) result in the disclosure of materials provided to the Company Board or resolutions or minutes of the

Company Board, in each case, that were provided to the Company Board in connection with its consideration of the Merger or the sale process leading to the Merger. Notwithstanding anything contained in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required to provide any access or furnish any information pursuant to this Section 5.2 to the extent such access or information is reasonably pertinent to a Proceeding where the Company or any of its affiliates, on the one hand, and Parent or any of its affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties. The Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 5.2 as “Outside Counsel Only Material.” Such materials and information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside legal counsel to employees (including in-house legal counsel), officers, directors or other independent contractors (including accountants and expert witnesses) of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(b) Without limiting the generality of the foregoing or any other covenants or agreements contained herein, from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with ARTICLE 7, the Company shall furnish promptly to Parent (which may be by filing or furnishing publicly via EDGAR) a copy of each report, schedule and other documents filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities Laws.

(c) The Confidentiality Agreement (the “Confidentiality Agreement”), dated July 2, 2024 by and between the Company and Patient Square Capital, L.P. shall apply with respect to information furnished under this Section 5.2 by the Company, its Subsidiaries and their Representatives. Prior to the Closing, each of Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact or otherwise communicate with the employees (other than members of the Company’s senior leadership team), customers, suppliers, distributors of the Company and its Subsidiaries regarding this Agreement or the Transactions without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

5.3 Go Shop; Non-Solicitation.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., Central time, on the date that is forty (40) days following the date hereof (the “No-Shop Period Start”), the Company and each of its Subsidiaries and affiliates and its and their respective Representatives shall have the right to: (i) solicit, initiate, propose, induce the making or submission of, encourage or facilitate in any way any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, including by (A) providing, furnishing or making available to any such Person (and its Representatives) any information (including non-public information or data) relating to the Company, any of its Subsidiaries or their respective businesses, properties or assets and (B) affording access to any personnel of the Company and its Subsidiaries to any Person (and its Representatives), in the case of each of clause (A) and (B), for the purpose described in this clause (i) and only to those Persons that have entered into an Acceptable Confidentiality Agreement; provided that the Company shall provide any material non-public information concerning the Company or its Subsidiaries provided or made available to any Third Party to Parent or Merger Sub, to the extent not previously provided or made available to Parent or Merger Sub, as promptly as reasonably practicable after it is provided or made available to such Third Party (and in any event within 24 hours); and (ii) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any Person (and their respective Representatives) regarding any Acquisition Proposals (or inquiries, offers or proposals or any other effort or attempt that constitute or could reasonably be expected to lead to an Acquisition Proposal), and cooperate with or assist or participate in, or facilitate, any inquiries, offers, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposal or other proposals that could reasonably be expected to lead to an Acquisition Proposal, including by granting a limited waiver, amendment or release under any pre-existing “standstill” or other similar provision solely to the extent necessary to allow for an Acquisition Proposal or amendment to an Acquisition Proposal to be made by such Person to the Company or the Company Board on a confidential basis.

(b) Subject to the other applicable provisions of this Section 5.3, commencing at 11:59 p.m. Central time on the No-Shop Period Start and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 7 and the Effective Time, the Company will, and will cause its Subsidiaries and its and their directors, officers and employees to, and will instruct its other Representatives to on its behalf, cease and cause to be terminated any and all discussions or negotiations with any Third Party relating to any Acquisition Proposal that are not expressly permitted by this Section 5.3, request the prompt return or destruction of all non-public information concerning the Company and its Subsidiaries theretofore furnished to any such Third Party or its Representatives and cease providing any further information with respect to the Company and its Subsidiaries or any Acquisition Proposal to any such Third Party or its Representatives and promptly terminate all access granted to any such Third Party or its Representatives to any physical or electronic data room maintained by the Company and its Representatives for purposes of the Transactions (except as allowed by Section 5.3(c)). Subject to the terms of this Section 5.3, from and after the No-Shop Period Start until the earlier to occur of the termination of this Agreement pursuant to ARTICLE 7 and the Effective Time, the Company will not, and will cause its Subsidiaries and its and their directors, officers and employees to not, and will instruct its other Representatives to not on its behalf, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal; (ii) furnish to any Third Party any non-public information relating to the Company and its Subsidiaries or afford to any Third Party access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce, or that could reasonably be expected to result in, the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Acquisition Proposal or any inquiries or the making of any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or (iii) participate or engage in discussions or negotiations with any Third Party with respect to an Acquisition Proposal (other than solely informing such Third Party of the existence of the provisions contained in this Section 5.3). Except as expressly permitted by this Section 5.3, from and after the date hereof until the receipt of the Company Shareholder Approval, or, if earlier, the termination of this Agreement in accordance with ARTICLE 7, neither the Company Board nor any committee thereof shall (A) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal or any proposal that could reasonably be expected to lead to an Acquisition Proposal, (B) withdraw, change, amend, modify or qualify or publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (C) approve or cause the Company to enter into any merger agreement, letter of intent, memorandum of understanding or other similar agreement relating to any Acquisition Proposal, (D) fail to include the Company Board Recommendation in the Proxy Statement or (E) resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (A), (B), (D) or (E) of this sentence (to the extent related to the foregoing clauses (A) or (B) of this sentence), a “Change of Board Recommendation”).

(c) Notwithstanding anything to the contrary contained in Section 5.3(b), if at any time following the No-Shop Period Start and prior to the receipt of the Company Shareholder Approval (i) the Company has received a bona fide written Acquisition Proposal from a Third Party, (ii) the Company has not breached this Section 5.3 in any respect with respect to such Acquisition Proposal and (iii) the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with and advice from its financial advisor and outside counsel), based on information then available, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may, directly or indirectly through the Company’s Representatives: (A) subject to the entry into, and solely in accordance with, an Acceptable Confidentiality Agreement, furnish to such Third Party making such Acquisition Proposal (and its Representatives) any non-public information relating to the

Company or any of its Subsidiaries, or afford to such Third Party making such Acquisition Proposal (and its Representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries; provided, however, that any material non-public information concerning the Company or its Subsidiaries provided or made available to any Third Party shall, to the extent not previously provided or made available to Parent or Merger Sub, be provided or made available to Parent or Merger Sub as promptly as reasonably practicable after it is provided or made available to such Third Party (and in any event within 24 hours); and (B) participate or engage in discussions or negotiations with such Third Party making such Acquisition Proposal (and its Representatives) with respect to such Acquisition Proposal and otherwise facilitate such Acquisition Proposal or assist such Third Party making such Acquisition Proposal (and its Representatives,) with such Acquisition Proposal.

(d) From and after the date hereof, the Company shall promptly (and in any event within 24 hours) notify Parent in the event that the Company or any of its Representatives receives any inquiries, offers or proposals that constitute an Acquisition Proposal or that, could reasonably be expected to lead to, an Acquisition Proposal, including providing (i) the identity of the Third Party making such inquiry, offer, proposal or Acquisition Proposal and (ii) a copy of such Acquisition Proposal (or, where no such copy is available, a reasonable description of and a summary of the material terms of such inquiry, offer, proposal or Acquisition Proposal). Without limiting the foregoing, from and after the date hereof, the Company shall promptly (and in any event within 24 hours after such determination) advise Parent if the Company or any of its Representatives determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.3(c). The Company must keep Parent reasonably informed on a prompt basis of any material developments (including all amendments or proposed amendments, whether or not in writing, and unredacted copies of any written documentation reflecting such modification or proposed modification) regarding any Acquisition Proposal and any material discussions or negotiations thereof.

(e) Notwithstanding anything to the contrary contained in Section 5.3(b), if the Company has received a bona fide written Acquisition Proposal that the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with and advice from its financial advisors and outside counsel, constitutes a Superior Proposal, the Company Board may at any time prior to the receipt of the Company Shareholder Approval, (i) effect a Change of Board Recommendation with respect to such Superior Proposal and/or (ii) terminate this Agreement pursuant to Section 7.1(f), in either case subject to the requirements of this Section 5.3(e). The Company shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 5.3(e) or terminate this Agreement pursuant to Section 7.1(f) unless the Company shall have provided to Parent at least five (5) days’ prior written notice (the “Notice Period”) of the Company’s intention to take such action, which notice shall specify the material terms and conditions of such Acquisition Proposal, and shall have provided to Parent a copy of the available proposed transaction agreement and all other relevant documents related to or to be entered into in respect of such Acquisition Proposal, and:

(i) during the Notice Period, if requested by Parent, the Company shall have, and shall have caused its legal and financial advisors to have, engaged in good faith negotiations with Parent regarding any amendment to this Agreement proposed by Parent and intended to cause the relevant Acquisition Proposal to no longer constitute a Superior Proposal; and

(ii) the Company Board shall have considered in good faith any adjustments and/or proposed amendments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be offered by Parent (the “Proposed Changed Terms”) no later than 11:59 a.m., Central time, on the last day of the Notice Period and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect.

In the event of any material revisions to such Superior Proposal offered in writing by the Third Party making such Superior Proposal, the Company shall be required to deliver a new written notice to

Parent and to again comply with the requirements of this Section 5.3(e) with respect to such new written notice, except that the Notice Period shall be three (3) days with respect to any such revised Superior Proposal.

(f) Notwithstanding anything to the contrary contained in Section 5.3(b), the Company Board (or a duly authorized committee thereof) may at any time prior to the receipt of the Company Shareholder Approval effect a Change of Board Recommendation if the Company Board (or a duly authorized committee thereof) determines, in good faith, after consultation with outside counsel, that (i) an Intervening Event has occurred and is continuing and (ii) the failure to effect a Change of Board Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law; provided, however, that such Change of Board Recommendation shall not occur unless (A) the Company shall have given Parent at least five (5) days’ prior written notice advising Parent of the material information and facts relating to such Intervening Event and stating that the Company Board intends to make a Change of Board Recommendation in response to such Intervening Event, (B) during such five (5) day period, the Company has negotiated in good faith with Parent (to the extent Parent wishes to so negotiate) to make such adjustments to the terms and conditions of this Agreement as would obviate the need for the Company Board to effect a Change of Board Recommendation, and (C) at the end of such five day period, the Company Board (after consultation with the Company’s outside legal counsel and taking into account any adjustments offered by Parent to the terms and conditions of this Agreement) maintains its determination described in this clause (ii) that the failure of the Company Board to make such a Change of Board Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law; provided, further, that each time any material amendment or modification to the Intervening Event occurs, the Company shall notify Parent of such amendment or modification in writing and the time period set forth in the preceding clause (ii) shall be extended for three (3) days from the day of such notification.

(g) Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board from (i) disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the shareholders of the Company if the Company Board (or any duly authorized committee thereof) reasonably determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties to the shareholders of the Company or violate applicable Law. The issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Board Recommendation.

(h) The Company agrees that any breach of this Section 5.3 by any of its Representatives will be deemed to be a breach of this Agreement by the Company.

5.4 SEC Filings; Other Actions.

(a) Promptly after the execution of this Agreement (and in any event, no later than thirty (30) Business Days after the date of this Agreement), the Company shall prepare and file the Proxy Statement with the SEC, which shall, subject to Section 5.3, include the Company Board Recommendation.

(b) If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Laws (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company shall promptly prepare and file such Other Required Company Filing with the SEC. The Company shall cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. The Company shall not file the Proxy Statement or any Other Required Company Filing with the SEC without providing Parent and Merger Sub, and their counsel, a reasonable opportunity to review and provide reasonable comments thereon, which comments shall be considered by the Company in good faith, and shall not be unreasonably rejected. On the date of filing, the date of mailing to the shareholders of the Company (if applicable) and at the time of the Company Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, (i) no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their affiliates in writing specifically for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing and (ii) any document filed or proposed to be filed with the SEC by the Company (A) in connection with an Acquisition Proposal, a Superior Proposal, a Change of Board Recommendation or an Intervening Event or any action taken pursuant thereto, in each case, that does not violate Section 5.3, or (B) in connection with any dispute between the parties regarding this Agreement or the Transactions, shall not be deemed to constitute an Other Required Company Filing or be subject to this Section 5.4(b) or Section 5.4(d).

(c) If Parent, Merger Sub or any of their respective affiliates is required to file any document with the SEC in connection with the Merger or Company Meeting pursuant to applicable Laws (an “Other Required Parent Filing”), then Parent and Merger Sub shall, and shall cause their respective affiliates to, promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Merger Sub shall, and shall cause their respective affiliates to cause, any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. None of Parent, Merger Sub or any of their respective affiliates shall file any Other Required Parent Filing (or any amendment thereto) with the SEC without providing the Company and its counsel, to the extent reasonably practicable, a reasonable opportunity to review and comment thereon, which comments will be considered by Parent, Merger Sub or their respective affiliates in good faith. The comments provided by the Company and its counsel on such Other Required Parent Filing shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. On the date of filing, the date of mailing to the shareholders of the Company (if applicable) and at the time of the Company Meeting, no Other Required Parent Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, (i) no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company or its affiliates for inclusion or incorporation by reference in any Other Required Parent Filing and (ii) any document filed or proposed to be filed with the SEC by Parent or Merger Sub (A) in connection with an Acquisition Proposal, a Superior Proposal, a Change of Board Recommendation or an Intervening Event or any action taken pursuant thereto, or (B) in connection with any dispute between the parties regarding this Agreement or the Transactions, shall not be deemed to constitute an Other Required Parent Filing or be subject to this Section 5.4(c) or Section 5.4(d).

(d) The Company and its affiliates, on the one hand, and Parent, Merger Sub and their respective affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without providing the other, to the extent practicable, a reasonable opportunity to review and comment on such written communication, which comments will be considered and reflected by the filing party in good faith. The Company, on the one hand, and Parent and Merger Sub, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (A) any amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, (B) any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, or (C) any receipt of a request by the SEC or its staff for additional information in connection therewith.

(e) Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish all information concerning it and its affiliates, if applicable, as the other party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing or any Other Required Parent Filing. If at any time prior to the Company Meeting any information relating to the Company, Parent, Merger Sub or any of their respective affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the shareholders of the Company.

(f) Subject to applicable Law, the Company shall cause the Proxy Statement to be disseminated to the shareholders of the Company as promptly as reasonably practicable following the SEC Clearance Date.

(g) Subject to the other provisions of this Agreement and provided that there has not been a Change of Board Recommendation in accordance with Section 5.3, the Company shall (i) take all action necessary in accordance with the MBCA, the Company Charter, and the Company By-Laws to duly call, give notice of, convene and hold a meeting of its shareholders promptly following the mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approval (the “Company Meeting”), and (ii) shall include the Company Board Recommendation in the Proxy Statement and use commercially reasonable efforts, which efforts shall include hiring a reputable proxy solicitor firm, to solicit from its shareholders proxies in favor of the adoption of this Agreement (including by postponing or adjourning the Company Meeting to allow additional solicitation of proxies in order to obtain the Company Shareholder Approval if necessary). The Company shall cooperate with and keep Parent reasonably informed on a reasonably current basis regarding its solicitation efforts. The Company may only postpone or adjourn the Company Meeting from time to time (i) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), (ii) if a quorum has not been established, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith is necessary or advisable and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Meeting, (iv) to allow reasonable additional time to solicit additional proxies if necessary in order to obtain the Company Shareholder Approval, (v) if required by Law, or (vi) if there has been a Change of Board Recommendation in accordance with Section 5.3.

5.5 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are reasonably necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Merger and the other Transactions as promptly as practicable, and in any event, by or before the Outside Date, including using reasonable best efforts to: (i) obtain all necessary consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including under any Contract to which the Company or Parent or any of their respective Subsidiaries is party or by which such Person or any of their respective properties or assets may be bound, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, Permits, orders and authorizations from Governmental Entities (including those in connection with applicable Regulatory Laws, Health Care Laws and any Permits), make all necessary or advisable registrations, declarations, communications, and filings with and take all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid any Proceeding by, any Governmental Entity (including in connection with applicable Regulatory Laws, Health Care Laws and any Permits), and (iii) execute and deliver any additional instruments necessary to consummate the Transactions and to carry out fully the purposes of this Agreement. Each of the parties shall furnish, or cause to be furnished, to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law, the Company and Parent shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, and consider in good faith the views of the other with respect to, all of the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the Merger and the Transactions. Notwithstanding the foregoing, no party shall be obligated to provide to any other party any portion of any filing under the HSR Act that is not customarily furnished to other parties in connection with such filings. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other written substantive communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or Third Party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any substantive filing, investigation or other inquiry in connection with any of the Transactions. In furtherance and not in limitation of the foregoing, each of the Company and Parent shall, and shall cause their respective affiliates to, make or cause to be made all filings required under applicable Regulatory Laws with respect to any of the Transactions as promptly as practicable and, in any event, file all required HSR Act notifications within fifteen (15) Business Days after the date of this Agreement. Parent will pay, or cause its affiliates to pay, all filing fees required under any Regulatory Laws for any of the Transactions.

(b) Without limiting this Section 5.5, Parent agrees to use its reasonable best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings reasonably necessary to resolve, avoid or eliminate each and every impediment under any applicable Regulatory Law that may be asserted by any Governmental Entity with respect to any of the Transactions so as to enable the Closing to occur as promptly as practicable (and in any event, no later than the Outside Date), including (i) proposing, negotiating, committing or agreeing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, transfer, licensing or disposition of any assets, properties or businesses of the Company or any of its Subsidiaries, (ii) accepting any operational restrictions or otherwise taking or committing to take actions that limit Parent’s or any Parent Subsidiary’s freedom of action with respect to, or its ability to retain, any of the assets, properties, licenses, rights, product lines, operations or businesses of the Company or any of its Subsidiaries as may be required in order to avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order, or other Order in any suit or Proceeding, which would otherwise have the effect of preventing or materially delaying the Closing, as applicable, and (iii) resisting, contesting, defending and appealing, including through litigation, any Proceeding (including any administrative or judicial Proceeding) or any other claim asserted by any Person in order to avoid entry of, or to have vacated, reversed or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing from occurring by the Outside Date. Notwithstanding the foregoing or any other provision of this Agreement, none of Parent, the Company or any of their respective Subsidiaries shall be required to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of, any assets, properties or businesses of the Company or any of its Subsidiaries that, in each case, is not conditioned on the consummation of the Transactions.

(c) Parent shall control and direct the overall process and strategy for effecting filings and obtaining approvals under the HSR Act and applicable Regulatory Laws (including but not limited to determining whether to pull and refile the notification and report form required under the HSR Act and any other filing under applicable Regulatory Laws, and determining whether to enter into a timing agreement with any Governmental Entity) and take the lead in all communications with Governmental Entities in connection with the same; provided, that, to the extent reasonably practicable, Parent shall consult in advance with the

Company and in good faith take the Company’s views into account regarding the overall strategic direction in connection with such filings and approvals.

(d) Neither Parent nor Merger Sub shall directly or indirectly acquire or agree or agree in principle to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets or equity, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Entity necessary to consummate any of the Transactions or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Entity seeking an Order prohibiting the consummation of any of the Transactions, (C) materially increase the risk of not being able to remove any such Order on appeal or otherwise, or (D) materially delay or prevent the consummation of any of the Transactions.

(e) Except as otherwise set forth in this Agreement, including Section 5.1, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control, supervise or direct the operations of the Company or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control, supervision and direction over its and its Subsidiaries’ business operations.

5.6 Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with ARTICLE 7, unless prohibited by applicable Law, each party shall give prompt notice to the other parties if any of the following occur: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity or NASDAQ (or any other securities market) in connection with the Transactions; or (c) such party becoming aware of the occurrence of an event that would reasonably be expected to result in any of the conditions to the Merger set forth in ARTICLE 6 not being satisfied. Any such notice pursuant to this Section 5.6 shall not affect any representation, warranty, covenant or agreement contained in this Agreement and any failure to make such notice (in and of itself) shall not be taken into account in determining whether the conditions set forth in ARTICLE 6 have been satisfied or give rise to any right of termination set forth in ARTICLE 7.

5.7 Public Announcements. Parent and the Company have agreed upon the initial joint press release with respect to the execution of this Agreement, and will issue such press release promptly following the execution of this Agreement. So long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, and any of their respective affiliates, shall not issue any press release or make any public statement with respect to the Transactions or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.7 shall not apply to any public release or public announcement (a) made or proposed to be made by the Company in connection with an Acquisition Proposal, a Superior Proposal, a Change of Board Recommendation or an Intervening Event or any action taken pursuant thereto, in each case, that does not violate Section 5.3, or (b) in connection with any dispute between the parties regarding this Agreement or the Transactions. The Company shall file one or more current reports on Form 8-K with the SEC attaching the announcement press release and a copy of this Agreement as exhibits. Notwithstanding the foregoing, (i) each of the Company and Parent may make announcements to their respective employees, financing sources, affiliates, suppliers and customers that are not inconsistent in any material respect with the party’s public disclosures regarding this Agreement and Transactions, including the Merger, (ii) the disclosure of this Agreement, the

Transactions, including the Merger by each of Parent, Patient Square Capital, L.P. and their respective affiliates to their investors, prospective investors, owners or advisors, shall not be considered a public disclosure in violation of this Section 5.7, (iii) Parent, Patient Square Capital, L.P. and their respective affiliates may provide general information about the subject matter of this Agreement and the Company in connection with Patient Square Capital, L.P.’s or its affiliates’ fundraising, marketing, informational or reporting activities, and (iv) Parent, Patient Square Capital, L.P. and their respective affiliates may make customary communications to prospective lenders and investors in connection with the arrangement of the Debt Financing and Equity Financing without prior consultation with, or consent from, the Company.

5.8 Employee Benefit Matters.

(a) During the period commencing at the Closing Date and ending on the date that is twelve months following the Closing Date, Parent shall cause the Surviving Corporation to provide to each employee of the Company and its Subsidiaries immediately prior to the Effective Time who continues employment with the Surviving Corporation immediately following the Effective Time (each a “Continuing Employee”), during any period of employment with the Surviving Corporation during such twelve (12) month period, (i) a base salary or base wage rate and a target annual cash bonus opportunity that, in each case, is not less than the base compensation and target annual cash bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time and (ii) other compensation and benefits (excluding long-term incentive, equity or equity-based award compensation, defined benefit pension plans, retiree medical or welfare plans or arrangements, nonqualified deferred compensation, retention, transaction and change-in-control compensation or benefits) that are substantially comparable in aggregate economic value to other compensation and benefits provided to the Continuing Employees immediately prior to the Effective Time under the Company Benefit Plans set forth on Section 3.12(a) of the Company Disclosure Schedule. In addition, Parent shall cause the Surviving Corporation to continue in effect the awards made under the Company’s Management Incentive Compensation Plan, as well as all existing commission plans or arrangements, through the end of fiscal 2025 (plus any period that is necessary thereafter to calculate and pay amounts owed thereunder) without change.

(b) With respect to the 401(k), health and welfare benefit plans maintained by the Surviving Corporation (including any vacation, paid time-off and severance plans), for purposes of determining eligibility to participate, vesting, paid time off and severance and determining the level of benefit accruals, each Continuing Employee’s service with (or otherwise recognized by) the Company or any of its Subsidiaries, as reflected in the Company’s records under the analogous Company Benefit Plans set forth on Section 3.12(a) of the Company Disclosure Schedule, shall be treated as service with Parent or any of the applicable Parent Subsidiaries, including the Surviving Corporation; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or compensation and the foregoing service credit shall not apply with respect to any defined benefit plan or retiree medical plan.

(c) Parent shall cause the Surviving Corporation to use commercially reasonable efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively at work requirements and waiting periods under any group health benefit plan maintained by Parent or the applicable Parent Subsidiaries in which Continuing Employees (and their eligible dependents, including domestic partners) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the corresponding Company Benefit Plan that was a group health plan immediately prior to the Effective Time. Parent shall cause the Surviving Corporation to use commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all co-insurance, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents, including domestic partners) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-insurance limitations under the relevant group health benefit plans in which such Continuing Employee (and dependents, including domestic partners) will be eligible to participate from and after the Effective Time.

(d) Prior to the Closing, the Company shall fully and timely satisfy all notice, information, consultation, bargaining or consent obligations owed to any labor union, works council, labor organization or employee representative, representing any Employee, or any applicable labor tribunal, in connection with the transactions contemplated by this Agreement.

(e) Without limiting the generality of Section 8.9, the provisions of this Section 5.8 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.8 shall create such rights in any such individuals. Nothing contained in this Agreement shall: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or their respective affiliates to terminate the employment of any Continuing Employee at any time and for any reason (as allowed by and pursuant to applicable Law, including without limitation the Worker Adjustment and Retraining Act of 1988, as amended); (ii) limit the ability of Parent, the Surviving Corporation or any of their respective affiliates to amend, modify, continue, or terminate any Company Benefit Plan or any other benefit or compensation plans, programs, agreements, arrangements or Contracts or prevent the amendment, modification or termination thereof following the Closing; or (iii) create, modify, amend, or terminate any Company Benefit Plans or any other benefit or compensation plans, programs, agreement, arrangement or Contracts.

5.9 Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, and shall advance expenses as incurred, to the fullest extent permitted under (i) applicable Law and (ii) the Company Charter, the Company By-Laws or similar organizational documents in effect as of the date of this Agreement and made available to Parent, each present and former director and officer of the Company and its Subsidiaries and each of their respective employees who serves as a fiduciary of a Company Benefit Plan (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions.

(b) Parent agrees that all rights to exculpation, indemnification and advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions) existing as of the Effective Time in favor of the current or former directors or officers of the Company or any of its Subsidiaries serving in such capacity at or prior to the Effective Time and each of their respective employees who serves as a fiduciary of a Company Benefit Plan as provided in its articles of incorporation, by-laws or other organizational documents, shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the applicable party’s articles of incorporation and by-laws or similar organizational documents of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect as of the date of this Agreement, in each case that have been made available to Parent, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or its Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding; provided, however, that the advancement and payment of such expenses incurred by an indemnified party in advance of the final disposition of a Proceeding shall be made, unless otherwise agreed by the Surviving Corporation, only upon delivery to the Surviving Corporation of an undertaking by or on behalf of such indemnified party to repay all amounts so paid in advance if it shall ultimately be determined as set forth in a final, non-appealable judgment of a court of competent jurisdiction that such indemnified party is not entitled to be indemnified pursuant to this Section 5.9. Any indemnified party wishing to claim indemnification or advancement of expenses under this Section 5.9(b), upon learning of any such Proceeding, shall promptly notify the Surviving Corporation in writing (but the failure to so notify shall not relieve a party from any obligations that it may have under this Section 5.9(b), except to the extent such failure prejudices such party’s position with respect to such claims) and shall reasonably cooperate (subject to, for the avoidance of doubt, his or her indemnification and expense advancement rights in this Section 5.9(b)) with the Surviving Corporation and its affiliates in connection with any such Proceedings.

(c) For six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally responsible for maintaining for the benefit of the directors and officers of the Company, as of the date of this Agreement and as of the Closing Date, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of the Company, or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” policies have been obtained by Parent or the Surviving Corporation on or prior to the Effective Time, which policies provide directors and officers with coverage for an aggregate period of six (6) years with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such directors and officers in coverage and amount no greater than the policies currently in place so long as the total premiums paid would not exceed 300% of the last annual premium paid for the Company’s directors and officers liability insurance policies in effect as of the date hereof, it being understood that if the total premium payable for such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost equal to such amount.

(d) In the event that, during the six (6) year period after the Effective Time, either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, Parent shall, and shall cause the Surviving Corporation to, use reasonable best efforts to cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.9.

(e) The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter, the Company By-Laws or similar organizational documents of the Company or its Subsidiaries in effect as of the date of this Agreement. The obligations of Parent under this Section 5.9 shall not, during the six (6) year period after the Effective Time, be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies, except as required by Law, and then only to the minimum extent required by Law, and unless the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or employees, it being understood and agreed that the indemnification or advancement of expenses provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

5.10 Financing.

(a) Parent shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to consummate the Equity Financing on the Closing Date, and Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange the Debt Financing in an amount necessary, together with the Equity Financing, to fund the Financing Amounts and to consummate the Debt Financing on the Closing Date, including the following:

(i) maintaining in full force and effect the Debt Commitment Letter and not permitting any amendment or modification to be made to, not consenting to any waiver of any provision or remedy under, and not replacing, the Debt Commitment Letter (other than as contemplated by the Debt Commitment Letter or any Debt Fee Letter as in effect on the date hereof), in any case if such amendment, modification, waiver or replacement: (A) reduces (or would reasonably be expected to have the effect of reducing) the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount in connection with the Debt Financing) (unless an equal amount from alternative financing sources is then made available) to an amount, together with the Equity Financing, less than what is necessary to fund the Financing Amounts or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the funding of any of the Debt Financing in a manner that would reasonably be expected to (1) delay or prevent the Closing, (2) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) materially less likely to occur or (3) materially and adversely impact the ability of Parent to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements with respect thereto when required pursuant to this Agreement (provided that (x) so long as not otherwise prohibited by the other provisions of this Section 5.10, for the avoidance of doubt, Parent may amend the Debt Commitment Letter and/or any Debt Fee Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter or the Debt Fee Letters as of the date hereof; and (y) Parent shall reasonably promptly furnish to the Company copies of any executed versions of any agreements or other documentation with respect to such amendment, modification, waiver or replacement);

(ii) causing the Equity Financing to be consummated upon satisfaction of the conditions contained in the Equity Commitment Letter;

(iii) satisfying on a timely basis (or, if available, obtain waivers of) the Financing Conditions;

(iv) negotiating, executing and delivering Debt Financing Documents that reflect and are consistent with the terms contained in the Debt Commitment Letter and the Debt Fee Letters (including “market flex” provisions (if any)) or on such other terms acceptable to the Financing Sources;

(v) in the event that the conditions set forth in Sections 6.1 and 6.3 have been satisfied, upon funding of the Debt Financing would be satisfied, causing the full amount of the Financing to be funded at or prior to the Closing; and

(vi) enforcing its rights under the Commitment Letters in the event of a Financing Failure Event.

(b) Parent shall not amend, modify, waive or replace, or agree to amend, modify, waive or replace (in any case whether by action or inaction) any term of the Equity Commitment Letter without the prior written consent of the Company.

(c) Upon request of the Company, Parent shall keep the Company informed in reasonable detail of the status of its efforts to arrange the Financing and any material developments with respect to the Financing. As soon as reasonably practicable, Parent shall provide any information reasonably requested by the Company relating to any Financing Failure Event.

(d) Neither Parent nor any of its affiliates shall take any action that would reasonably be expected to materially delay or prevent the consummation of the Debt Financing or Equity Financing.

(e) If any Financing Failure Event occurs, Parent shall promptly notify the Company thereof and use its reasonable best efforts to obtain, as promptly as practicable and in any event prior to the Outside Date, in consultation with the Company, on terms as favorable to Parent as the terms in the Debt Commitment Letter and the Debt Fee Letters (including “market flex” provisions (if any)) or as are reasonably available for financings of the type contemplated by the Debt Commitment Letter and the Debt Fee Letters in the debt markets at such time, alternative debt financing (“Debt Replacement Financing”) in an amount that when added with the Equity Financing would be sufficient to pay the Financing Amounts; provided that, notwithstanding anything herein to the contrary but subject to the penultimate sentence of this Section 5.10, in no event shall reasonable best efforts be construed to require that Parent (A) pay any fees or original issue discount in excess of those contemplated by the Debt Commitment Letter and the Debt Fee Letters (including “market flex” provisions (if any)) as in effect of the date hereof or (B) agree to pricing or other economic terms that are less favorable (taken as a whole) than those contemplated by the Debt Commitment Letter and the Debt Fee Letters (including “market flex” provisions (if any)) as in effect of the date hereof. Parent shall deliver to the Company true, correct and complete copies of all contracts or other arrangements pursuant to which any alternative source shall have committed to provide any portion of the Debt Replacement Financing (provided that any fee letters in connection therewith may be redacted in a manner consistent with the Debt Fee Letters provided as of the date hereof). Notwithstanding anything else herein to the contrary, in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Buyer or any Affiliate or any other financing or other transactions be a condition to any of Buyer’s obligations hereunder. Any Debt Replacement financing shall be subject to the same obligations as set forth in this Section 5.10 with respect to the Debt Financing.

5.11 Debt Financing Cooperation.

(a) The Company shall use, and shall cause each of its Subsidiaries to use, reasonable best efforts to provide such cooperation in connection with the arrangement of the Debt Financing as is customary for similar debt financings and is reasonably requested by Parent; provided, that (i) the Company shall in no event be required to provide any such assistance that could reasonably be expected to unreasonably or materially interfere with its business operations, (ii) neither the Parent nor any of its Financing Sources shall have the right to perform any investigative procedures that involve physical disturbance or damage to any property or other assets of the Company or its Subsidiaries, and (iii) nothing herein shall require the Company or any of its Subsidiaries to furnish any information (A) not customarily required for completion of debt financings similar to the Debt Financing or (B) with respect to a fiscal quarterly period that has not yet ended or has ended less than 40 days prior to the Closing Date. Such assistance shall include the following, each of which shall be at Parent’s sole cost and expense:

(i) participating (including by causing the senior management team of the Company to participate) in the customary marketing activities undertaken in connection with the preparation of materials and marketing of the Debt Financing, including (A) preparing customary marketing materials (including bank information memoranda and lender presentations (including a version of such marketing materials that does not contain any material non-public information with respect to the Company and its Subsidiaries), offering memoranda, investor presentations and other similar documents) and attending due diligence sessions related thereto (including using reasonable best efforts to cause its independent auditor to attend) and (B) participating in a reasonable number of meetings, presentations, roadshows, drafting sessions and other sessions with prospective lenders and investors (each of which may be conducted by conference call);

(ii) participating (including by causing the senior management team of the Company to participate) in, and assisting with, the preparation of rating agency presentations and meetings with rating agencies and other customary marketing documents required in connection with the Debt Financing (including customary authorization letters), if necessary;

(iii) delivering to Parent as promptly as reasonably practicable (x) the Financing Information (including any updates as may be necessary for such Financing Information to remain Compliant), and

(y) from time to time, other pertinent and customary information regarding the Company and its Subsidiaries reasonably requested by the Financing Sources and reasonably available to the Company;

(iv) assisting with Parent’s preparation of pro forma financial statements customarily included in an offering memorandum used in a “Rule-144A-for-life” offering of non-convertible high-yield debt securities;

(v) facilitating (x) the negotiation, execution and delivery of the Debt Financing Documents as may be reasonably requested by Parent and (y) the granting and perfection of security interests and the pledging of collateral; provided that such Debt Financing Documents and security interests shall be effective no earlier than as of the Effective Time;

(vi) providing customary representations to its independent auditor in connection with the Debt Financing and using reasonable best efforts to cause its independent auditor to cooperate with the Debt Financing as reasonably requested by Parent as necessary or customary for financing similar to the Debt Financing, including by agreeing to the use of their audit reports in any materials relating to the Debt Financing, attending accounting due diligence sessions, providing customary comfort letters (including customary “negative assurance” and changed period comfort) with respect to the Company and otherwise providing reasonable and customary assistance and cooperation in connection with the Debt Financing;

(vii) cooperating reasonably with the Financing Sources’ due diligence, to the extent reasonable and customary;

(viii) reasonably facilitating the taking of all corporate actions, subject to and only effective upon the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to Parent (or its Subsidiaries) immediately after; provided, that no such action shall be required of the Company Board and/or any committee thereof, in any case, which is effective prior to the Effective Time;

(ix) providing any information about the Company required by any of the Financing Sources to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the requirements of 31 C.F.R. §1010.230 at least four (4) Business Days prior to the Closing, to the extent requested by Parent within nine (9) Business Days prior to the Closing; and

(x) assisting Parent with its efforts to obtain any asset-based revolving credit facility, including by assisting Parent in its efforts to obtain third-party appraisals and field examinations, assisting Parent in its preliminary calculation of any applicable borrowing base under such asset-based revolving credit facility prior to the Closing based on the books and records of the Company reasonably available to the management of the Company, and assisting Parent with preparations for the opening of accounts and establishment of systems that the lenders under the asset-based revolving credit facility may reasonably require to be established from and after the Closing;

provided, however, that (1) other than customary authorization letters (if any), no obligation of the Company or any of its Subsidiaries under any such certificate, document or instrument shall be effective until the Closing; (2) other than customary authorization letters (if any), none of the Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Closing), that does not terminate without liability to the Company upon the termination of this Agreement or that would be effective prior to the Effective Time; and (3) the foregoing provisions shall not require cooperation to the extent it would (I) interfere unreasonably with the business or operations of the Company or any of its Subsidiaries, (II) cause any condition to Closing to not be satisfied or otherwise cause any breach of this Agreement (including any representations or warranties thereunder), (III) cause the Company or any of its Subsidiaries to pay or otherwise become liable in respect of any commitment or other similar fee payable in connection with the Financing prior to the Effective

Time, (IV) result in the material contravention of, or that could reasonably be expected to result in a material violation or breach of, or a default under, any Laws, under any material Contract or under any confidentiality arrangement to which the Company or any of its Subsidiaries is a party in effect on the date hereof, (V) require the Company to provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries or would otherwise be restricted from disclosure in accordance with the proviso in Section 5.2(a), (VI) require the Company to deliver or cause the delivery of any legal opinions in connection with the Debt Financing, (VII) require the Company to conduct any intrusive, destructive or invasive physical testing (including, without limitation, any Phase II environmental testing) of any Company Real Property without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed), (VIII) require the Company or any of its Subsidiaries to change any fiscal period, (IX) require the Company to amend any terms of this Agreement, (X) require the Company or any of its Subsidiaries to take any action that would subject any director, manager, partner, officer or employee of the Company or any of its Subsidiaries to any actual or potential personal liability, (XI) require any director, shareholder, manager, member or partner of the Company or any of its Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Debt Financing that would be effective prior to the Effective Time or (XII) require the Company or any of its Subsidiaries to make any representations, warranties or certifications as to which, after the Company’s use of reasonable best efforts to cause such representation, warranty or certification to be true, the Company has determined that such representation, warranty or certification is not true. Notwithstanding anything to the contrary elsewhere in this Agreement, neither the Company nor any Subsidiary thereof shall be required to (x) pay any commitment or other similar fee, (y) make any other payment or incur any other expense or liability, in each case prior to the Effective Time, that is not subject to reimbursement or indemnification pursuant to Section 5.11(c) or (z) provide or agree to provide any indemnity, in each case, in connection with the Debt Financing that is effective prior to the Effective Time.

(b) The Company shall have the right to review and comment on marketing materials used in connection with the arrangement of the Debt Financing prior to the dissemination of such materials to potential lenders, investors or other counterparties; provided, that (x) the Company shall promptly communicate in writing its comments, if any, to Parent and its counsel and (y) Parent and its counsel shall give due regard and consideration to any such comments of the Company.

(c) Parent shall indemnify and hold harmless the Company and its Subsidiaries, and each of their respective directors, officers, employees, agents and other Representatives, from and against any and all liabilities, costs or expenses suffered or incurred in connection with the Debt Financing or any assistance or activities provided pursuant to Section 5.11(a), in each case except to the extent such losses are suffered or incurred (x) as a result of any such person’s bad faith, gross negligence or willful misconduct, as applicable or (y) as a result of any material errors, omission, misstatements or inaccuracies in any written information (including, without limitation, any of the Company SEC Financial Statements or any other historical financial information). Parent shall reimburse the Company for all reasonable and documented out-of-pocket third-party costs and expenses incurred by the Company in connection with cooperation under Section 5.11(a) promptly upon the termination of this Agreement pursuant to Section 7.1.

(d) All non-public or otherwise confidential information regarding the Company and its Subsidiaries obtained by Parent or its representatives shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent shall be permitted to disclose such information to potential investors and lenders and their respective general or limited partners, shareholders, managers, members, directors, officers, employees, agents and representatives, as necessary and consistent with customary practices in connection with the Debt Financing, in each case subject to customary confidentiality undertakings with respect to such information.

(e) The Company and its Subsidiaries consents to the use of their logos by Parent, the Financing Sources and their representatives in connection with the Debt Financing in a manner customary for such financing transactions; provided, that such logos are used solely in a manner that is not intended to or reasonably expected to harm or disparage the Company and its Subsidiaries or the reputation or goodwill of the Company and its Subsidiaries.

5.12 Company Notes. Prior to or contemporaneously with the Closing, if requested by Parent in writing at least ten (10) Business Days prior to the Closing Date, the Company shall use its reasonable best efforts to cooperate with Parent to take such actions as are necessary to effect the prepayment of the Company’s 3.48% Senior Notes due 2025 (the “Company 2025 Notes”) issued under the Company 2025 Note Purchase Agreement and the Company’s 3.79% Senior Notes due 2028 (the “Company 2028 Notes” and, together with the Company 2025 Notes, the “Company Notes”) issued under the Company 2028 Note Purchase Agreement, including, but not limited to, (i) issuing notices of change of control, control event or optional prepayment with respect to the Company Notes pursuant to the requisite provisions of the Company Note Purchase Agreements; (ii) delivering officer’s certificates pursuant to the requisite provisions of the Company Note Purchase Agreements; and (iii) preparing, executing and delivering all other documentation reasonably necessary to provide for the prepayment of the Company Notes, including in connection with any offer to purchase, tender offer or exchange offer with respect to the Company Notes; provided, however, that any all notices and documentation described in this Section 5.12 shall be contingent upon the Closing.

5.13 Parent Agreements Concerning Merger Sub. During the period from the date of this Agreement and the earlier of the Effective Time or the valid termination of this Agreement in accordance with ARTICLE 7, Merger Sub shall not engage in any activity of any nature except for activities contemplated by, related to or in furtherance of the Transactions (including enforcement of its rights under this Agreement) or as provided in or contemplated by this Agreement, and, subject to the foregoing, neither Parent nor Merger Sub shall take or agree to take any action that would prevent or materially delay the consummation of the Transactions. Parent shall use reasonable best efforts to cause the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance in all material respects by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to use reasonable best efforts to take all actions reasonably necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder.

5.14 Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Merger or any other transaction contemplated by this Agreement, then the Company and the Company Board shall take all action reasonably available to it to render such Law inapplicable to the foregoing.

5.15 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary or required to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act. Prior to taking the actions required by this Section 5.15, the Company will provide Parent copies of resolutions or other documentation with respect to such actions and the Company shall give consideration to all reasonable additions, deletions or changes thereto suggested by Parent.

5.16 Shareholder Litigation. The Company shall (a) give Parent reasonable opportunity to participate in the defense or settlement of any shareholder litigation or claims against the Company and/or its directors and officers relating to the Transactions, including the Merger (“Shareholder Litigation”), (b) consult in good faith with Parent with respect to the defense, settlement and prosecution of any Shareholder Litigation, (c) direct its counsel to consider in good faith Parent’s comments or suggestions relating to proposed strategy and other significant decisions with respect to such Shareholder Litigation and (d) not compromise or settle, or agree to compromise or settle, any Shareholder Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent of any Shareholder Litigation and shall keep Parent reasonably and promptly informed (including by providing copies of all pleadings with respect thereto) with respect to the status thereof.

5.17 Stock Exchange Delisting. Parent shall cause the Surviving Corporation to cause the Company’s securities to be de-listed from NASDAQ and de-registered under the Exchange Act as promptly as practicable following the Effective Time, and prior to the Effective Time the Company shall reasonably cooperate with Parent and take all action required by Law with respect thereto.

5.18 Transfer Taxes; FIRPTA. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the Merger shall be borne by the Surviving Corporation. On or prior to the Closing Date, the Company shall deliver to Parent a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c) dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company, together with a signed notice as contemplated by Treasury Regulation Section 1.897-2(h), which Parent shall be entitled to file with the Internal Revenue Service after the Closing.

5.19 Payoff Letters; Lien Releases. The Company (a) shall have delivered at least three (3) Business Days prior to the Closing Date to Parent (i) payoff letters executed by the holders of Indebtedness described on Section 5.19(a)(i) of the Company Disclosure Schedule, and (ii) to the extent requested by Parent, termination statements executed by capital providers described on Section 5.19(a)(ii) of the Company Disclosure Schedule, in each case, in form and substance reasonably satisfactory to Parent (the “Payoff Letters”), together with any UCC authorizations or other Lien releases and terminations, each in form and substance reasonably satisfactory to Parent, to evidence the full repayment and satisfaction of such Indebtedness or return of capital, as applicable, (in each case, subject to any liabilities that survive by their express terms) and discharge and termination of associated Liens (if any), and shall cooperate in making arrangements reasonably satisfactory to Parent for such holders of Indebtedness or such providers of capital to deliver all related Lien and guaranty releases to Parent on or prior to the Closing Date, and shall deliver all notices of full termination and prepayment, as applicable, when and as required by the definitive documentation governing Indebtedness or investment of capital as described on Section 5.19(a) of the Company Disclosure Schedule in order to facilitate the partial or full repayment and satisfaction of such Indebtedness or capital, as applicable (in each case, subject to any liabilities that survive by their express terms) on or prior to the Closing Date; (b) shall deliver all notices of capital reduction when and as required by the definitive documentation described on Section 5.19(a) of the Company Disclosure Schedule in order to facilitate repayment of capital on the Closing Date; and (c) shall use reasonable best efforts to obtain the Lien releases set forth in Section 5.19(c) of the Company Disclosure Schedule on or prior to the Closing Date.

5.20 Cash. Promptly following the SEC Clearance Date and in no event later than 14 days prior to the Closing, the Company and Parent shall cooperate in good faith to agree to a schedule setting forth certain cash of the Company and its Subsidiaries which is to be repatriated, which schedule shall set forth the timing, jurisdiction, amounts and other relevant details regarding such repatriation, and the Company shall use reasonable best efforts to effectuate such repatriation prior to the Closing.

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver by each party hereto, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

(a) The Company Shareholder Approval shall have been obtained.

(b) The consummation of the Merger shall not be restrained, enjoined or prohibited by any Law or Order that is continuing and remains in effect (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity.

(c) Any applicable waiting period under the HSR Act, together with any extensions thereof as well as any timing agreements made with the FTC or the DOJ having the purpose or effect of committing a party not to close any of the Transactions before a certain date or event, shall have expired or been terminated.

(d) The Approvals shall have been submitted and obtained to the extent applicable and the applicable waiting periods relating to the Approvals shall have expired or been waived by the applicable Governmental Entity.

6.2 Conditions to Obligations of the Company Under This Agreement. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) Each representation and warranty of Parent and Merger Sub contained in this Agreement, without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein, shall be true and correct at and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time) and except as has not had, and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

6.3 Conditions to Obligations of Parent and Merger Sub Under This Agreement. The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment (or waiver by Parent and Merger Sub) at or prior to the Effective Time of the following conditions:

(a) Each representation and warranty of the Company (i) contained in Section 3.1 (Corporate Organization), Sections 3.2(b)-(e) (Capitalization), 3.3 (Authority; Execution and Delivery; Enforceability) and Section 3.20 (Broker’s Fees) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications shall be true and correct in all material respects at and as of the date hereof and the Closing Date, as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), and (B) are qualified by Company Material Adverse Effect or other materiality qualifications shall be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) at and as of the date hereof and the Closing Date, as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all respects as of such date or time), (ii) contained in Section 3.2(a) (Capitalization) shall be true and correct in all respects (except for any de minimis inaccuracies) at and as of the date hereof and the Closing Date, as though made as of the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all respects as of such date or time), (iii) contained in the first sentence of Section 3.6 (Absence of Certain Changes or Events) shall be true and correct in all respects at and as of the date hereof and the Closing Date, as though made on the Closing Date, and (iv) otherwise set forth in ARTICLE 3, without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein (provided, however, that the foregoing shall not apply to the applicable portions of Sections 3.12(a), 3.15(a), 3.15(b), 3.17(a), 3.18(a), 3.24(a) and 3.24(b) or the applicable portions of any of the other representations and warranties set forth in ARTICLE 3 requiring the listing of matters and which are qualified by materiality or similar qualifications) shall be true and correct at and as of the date hereof and the Closing Date, as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time) and except as has not had, and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect.

(b) The Company shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) A Company Material Adverse Effect shall not have occurred since the date of this Agreement and be continuing.

(d) The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.

6.4 Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any conditions set forth in Sections 6.1 or 6.3 to be satisfied if the primary cause of such failure was the failure of Parent or Merger Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any conditions set forth in Sections 6.1 or 6.2 to be satisfied if the primary cause of such failure was the failure of the Company to perform any of its obligations under this Agreement.

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated, and the Merger and the other Transactions may be abandoned, as follows:

(a) By mutual written consent of Parent and the Company, at any time prior to the Effective Time (whether before or after receipt of the Company Shareholder Approval);

(b) By either the Company or Parent, if the Company Shareholder Approval shall not have been obtained upon a vote taken at the Company Meeting duly convened therefor or any adjournment or postponement thereof;

(c) By either the Company or Parent, at any time prior to the Effective Time (whether before or after receipt of the Company Shareholder Approval), if (i) any court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or prohibiting the consummation of the Transactions, and such Order or other action shall have become final and non-appealable, or (ii) any Law shall have been enacted, entered or enforced that is continuing and remains in effect and that prohibits, makes illegal or enjoins the consummation of the Transactions, provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party that has breached in any material respects its obligations under Section 5.5;

(d) By either the Company or Parent, if the Effective Time shall not have occurred on or before June 8, 2025 (the “Outside Date”); provided, however, that neither the Company nor Parent shall be permitted to terminate this Agreement pursuant to this Section 7.1(d) if there has been any material breach by such party of its representations, warranties or covenants contained in this Agreement, and such breach has primarily caused or resulted in the failure of the Closing to have occurred prior to the Outside Date; provided, further, that the Outside Date shall be extended until two (2) Business Days after the last day of any then-pending Notice Period;

(e) By Parent, at any time prior to the receipt of the Company Shareholder Approval, if (i) the Company Board shall have effected a Change of Board Recommendation (it being understood and agreed that any written notice of the Company’s intention to make a Change of Board Recommendation prior to effecting such Change of Board Recommendation in accordance with Section 5.3(e) or 5.3(f) shall not result in Parent or Merger Sub having any termination rights pursuant to this Section 7.1(e) during the Notice Period referred to in Section 5.3(e) or the five (5) day’s notice period referred to in Section 5.3(f) but Parent and Merger Sub shall have such termination right after such periods or if the Company publicly discloses such intention to make a Change of Board Recommendation), or (ii) the Company shall have entered into a definitive agreement with respect to a Superior Proposal in accordance with Section 5.3(f);

(f) By the Company, at any time prior to the receipt of the Company Shareholder Approval, if the Company Board determines to accept, and concurrently enters into a definitive agreement with respect to, a Superior Proposal in accordance with Section 5.3(f), but only if the Company shall have complied with its obligations under Section 5.3 with respect to such Superior Proposal; provided, however, that the Company shall prior to or substantially concurrently with such termination pay the Company Termination Fee to or for the account of Parent pursuant to Section 7.2;

(g) By Parent, at any time prior to the Effective Time (whether before or after receipt of the Company Shareholder Approval), if (i) there has been a breach or failure to perform by the Company of its representations, warranties, covenants or other agreements contained in this Agreement, in each case, such that any condition to the Merger contained in Sections 6.3(a) or 6.3(b) is not reasonably capable of being satisfied while such breach or failure to perform is continuing, (ii) Parent shall have delivered to the Company written notice of such breach or failure to perform, which notice shall state Parent’s intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination, and (iii) either such breach or failure to perform is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 6.3(a) and 6.3(b) prior to the applicable Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such breach or failure to perform shall not have been cured in all material respects; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if there has been any material breach or failure to perform by Parent or Merger Sub of its material representations, warranties, covenants or other agreements contained in this Agreement, in each case, such that any condition to the Merger contained in Section 6.2(a) or Section 6.2(b) is not reasonably capable of being satisfied while such breach or failure to perform is continuing, and such breach or failure to perform shall not have been cured in all material respects; or

(h) By the Company, at any time prior to the Effective Time (whether before or after receipt of the Company Shareholder Approval), if (i) there has been a breach or failure to perform by Parent or Merger Sub of any of its representations, warranties, covenants or other agreements contained in this Agreement, in each case, such that any condition to the Merger contained in Sections 6.2(a) or 6.2(b) is not reasonably capable of being satisfied while such breach or failure to perform is continuing, (ii) the Company shall have delivered to Parent written notice of such breach or failure to perform, which notice shall state the Company’s intention to terminate this Agreement pursuant to this Section 7.1(h) and the basis for such termination, and (iii) either such breach or failure to perform is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Section 6.2(a) and Section 6.2(b) prior to the applicable Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach or failure to perform shall not have been cured in all material respects; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if there has been any material breach or failure to perform by the Company of its material representations, warranties, covenants or other agreements contained in this Agreement, in each case, such that any condition to the Merger contained in Section 6.3(a) or Section 6.3(b) is not reasonably capable of being satisfied while such breach or failure to perform is continuing, and such breach or failure to perform shall not have been cured in all material respects; or

(i) By the Company if (i) all of the conditions set forth in Section 6.1 or Section 6.3 have been satisfied or waived at the time the Closing is required to have occurred pursuant to Section 1.2 (other than conditions that by their nature are to be satisfied at the Closing, but which shall then be capable of satisfaction if the Closing were to occur on such date), (ii) Parent fails to consummate the Closing on the date on which Parent is required to consummate the Closing pursuant to Section 1.2, (iii) at least three (3) Business Days prior to seeking to terminate this Agreement pursuant to this Section 7.1(i), the Company has delivered an irrevocable written notice to Parent stating that, if Parent performs its obligations hereunder and the Equity Financing contemplated by the Equity Commitment Letter and the Debt Financing contemplated by the Debt Commitment Letter and the Debt Fee Letters is funded, the Closing will occur (subject to closing conditions that by their nature are to be satisfied at the Closing, but which shall then be capable of satisfaction if the Closing were to occur on such date), and (iv) Parent fails to consummate the Transactions within three (3) Business Days after delivery of such notice; provided, however, that during such three (3) Business Day period after delivery of such notice by the Company, Parent shall not be entitled to terminate this Agreement pursuant to Section 7.1(d).

7.2 Effect of Termination. Any proper and valid termination of this Agreement by either the Company or Parent pursuant to Section 7.1 will be effective immediately upon the delivery of written notice thereof by the terminating party to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no further force and effect, and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective affiliates or Representatives, except under Section 5.11(c), this Section 7.2, Section 7.3, Section 7.4, Section 7.5 and ARTICLE 8, each of which shall survive termination of this Agreement; provided, that, subject to Section 7.3 and Section 7.4, nothing herein shall relieve any party from liability. following a proper and valid termination, for a Willful and Material Breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective representations, warranties, covenants or other agreements set forth in this Agreement prior to such termination.

7.3 Company Termination Fee.

(a) The parties hereto agree that if this Agreement is validly terminated by Parent pursuant to Section 7.1(e) or the Company pursuant to Section 7.1(f), then the Company shall pay to Parent prior to or substantially concurrently with such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter, in the case of a termination by Parent, the Company Termination Fee. If this Agreement is terminated pursuant to Section 7.1(e)(i), with respect to a Superior Proposal, Section 7.1(e)(ii) or Section 7.1(f), in each case, prior to the No-Shop Period Start, the “Company Termination Fee” means $55,379,181; if this Agreement is terminated pursuant to Section 7.1(e)(ii) or Section 7.1(f), in each case, after the No-Shop Period Start, or Section 7.1(e)(i), other than with respect to a Superior Proposal, at any time, the “Company Termination Fee” means $110,758,363.

(b) The parties hereto agree that if (i) this Agreement is terminated pursuant to Section 7.1(b) as a result of the failure to obtain the Company Shareholder Approval or Section 7.1(g), (ii) (x) after the date hereof and prior to the date of the Company Meeting in respect of Section 7.1(b) or (y) after the date hereof and prior to the date of such termination in respect of Section 7.1(g), an Acquisition Proposal has been made, proposed, communicated or publicly announced and, in the case of Section 7.1(b) not withdrawn at least ten (10) days before the date such meeting is held (unless it is adjourned) and (iii) the Company enters into a definitive agreement with respect to such Acquisition Proposal within twelve months after such termination and the transaction generally contemplated by or similar to such Acquisition Proposal is consummated, then the Company shall pay the Company Termination Fee to Parent, substantially contemporaneously with the consummation of such transaction. For purposes of this Section 7.3(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4, except that the references to “20%” shall be deemed to be references to “50%”.

(c) All payments under this Section 7.3 shall be made by wire transfer of immediately available funds denominated in U.S. dollars to an account designated in writing by Parent, or in the absence of such designation, an account established for the sole benefit of Parent.

(d) Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(e) In circumstances where the Company Termination Fee is payable in accordance with Section 7.3(a) or Section 7.3(b), Parent’s receipt of the Company Termination Fee (if received) from or on behalf of the Company shall be Parent’s and Merger Sub’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against the Company and its Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, shareholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amounts, no such Person shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (except that the Company shall also be obligated with respect to reimbursement of the costs and expenses of enforcement and payment of interest described in the following sentence). In addition, if the Company fails to pay in a timely manner any amount due pursuant to Section 7.3(a) or Section 7.3(b), then (i) the Company shall reimburse Parent for all costs and expenses (including the documented fees and expenses of counsel) incurred in the collection of such overdue amounts and (ii) the Company shall pay to Parent interest on the amounts payable pursuant to Section 7.3(a) or Section 7.3(b) from and including the date payment of such amounts was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

7.4 Parent Termination Fee.

(a) The parties agree that if this Agreement is validly terminated by the Company pursuant to Section 7.1(i), then Parent shall pay (or cause to be paid) to the Company, as promptly as reasonably practicable (and, in any event, within two (2) Business Days) following such termination, $221,516,727 (the “Parent Termination Fee”).

(b) All payments under this Section 7.4 shall be made by wire transfer of immediately available funds to an account designated in writing by the Company.

(c) Each of the parties acknowledges that the agreements contained in this Section 7.4 are an integral part of the Transactions, and that without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. For the avoidance of doubt, in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(d) Notwithstanding anything to the contrary contained in this Agreement, (i) in circumstances where the Parent Termination Fee is payable in accordance with Section 7.4(a), (A) the payment by Parent of the Parent Termination Fee shall not be a penalty and shall constitute liquidated damages for any and all losses suffered or incurred by the Company or any other Person in connection with this Agreement, the amount of which would otherwise be impossible to calculate with precision, and (B) the Company’s right to terminate this Agreement and receipt of the Parent Termination Fee (if received) from or on behalf of Parent or the Guarantor (solely to the extent provided under the Guaranty) shall be the Company and its Subsidiaries’ and their respective affiliates’ sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against any of Parent, Merger Sub, or any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling Persons, shareholders, members, managers, directors, officers, employees, affiliated (or commonly advised) funds, representatives, agents, affiliates, or any of their respective assignees or successors, or any former, current or future director or indirect equity holder, general or limited partner, controlling Person, shareholder, member, manager, director, officer, employee, affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing (collectively, the “Parent Related Parties”), or the lenders, agents, underwriters, commitment parties and arrangers of any Debt Financing (including pursuant to the Debt Commitment Letter or any Debt Fee Letter or any credit agreements, loan agreements, joinders or indentures relating to the Debt Financing) or any Financing Sources, together with their respective affiliates, and their respective affiliates’ officers, directors, employees, controlling persons, advisors, attorneys, agents and representatives, and their respective successors and assigns, including any successors or assigns via joinder agreements or credit agreements related thereto (each, a “Lender Related Party” and, collectively, the “Lender Related Parties”), for any and all losses, liabilities, damages, costs and expenses suffered as a result of, based upon, arising out of, or relating to (1) this Agreement, the Debt Commitment Letter, the Debt Fee Letters, the Guaranty, the Equity Commitment Letter or any of the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, and the Transactions, (2) any breach (or threatened or alleged breach) or failure (or threatened or alleged failure) to perform under this Agreement or any of the other documents delivered herewith or executed in connection herewith or otherwise (whether such breach or failure to perform is knowing, deliberate, willful, unintentional, a Willful and Material Breach or otherwise), (3) the failure of the Merger or the other Transactions to be consummated (including the funding of the Financing), or (4) any oral representation made or alleged to have been made in connection herewith or therewith (the items described in clauses (1) through (4) above, collectively, the “Transaction Related Matters”), and upon payment of the Parent Termination Fee, no such Person shall have any further liability or obligation relating to or arising out of any Transaction Related Matters (except that Parent shall also be obligated with respect to (I) its indemnification and expense reimbursement obligations contained in Section 5.11(c) and (II) reimbursement of the costs and expenses of enforcement and payment of interest described in the immediately following sentence), and (ii) in circumstances where the Parent Termination Fee is not payable in accordance with Section 7.4(a), the Company may seek to recover monetary damages from Parent for a Willful and Material Breach (but, for the avoidance of doubt, not for any other breach or failure to perform hereunder) that occurs prior to such termination, provided that, notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that (x) the maximum aggregate liability of Parent, Merger Sub and the Parent Related Parties for monetary damages relating to or arising out of this Agreement or the Transactions, including any breach or failure to perform hereunder (whether such breach or failure to perform is knowing, deliberate, willful, unintentional, a Willful and Material Breach or otherwise), or the failure of the Merger or the other Transactions to be consummated, shall not exceed an amount equal to $221,516,727 and in no event shall the Company or any of the Company Related Parties seek or be entitled to obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary damages (including any consequential, special, indirect or punitive damages) from Parent or any of the Parent Related Parties in excess of such amount, and (y) for the avoidance of doubt, neither the Company nor any of the Company Related Parties shall be permitted or entitled to receive both the Parent Termination Fee, on the one hand, and to seek monetary damages, awards, fees or other amounts against Parent, Merger Sub or any of the Parent Related Parties for any losses suffered by the Company or any of the Company Related Parties in connection with any Transaction Related Matters, on the other hand. In addition, if Parent fails to pay in a timely manner the fees pursuant to this Section 7.4, then (i) Parent shall reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees and expenses of counsel) incurred in the collection of such payment, up to $10,000,000 in the aggregate, and (ii) Parent shall pay to the Company interest on such unpaid fees from and including the date payment of such amounts was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

(e) For the avoidance of doubt, while the Company may pursue a grant of specific performance under Section 8.13 (subject to the conditions and limitations set forth therein) prior to termination of this

Agreement pursuant to Section 7.1 and/or the payment of the Parent Termination Fee or other monetary damages under this Section 7.4 (subject to the conditions and limitations set forth herein) following the termination of this Agreement, under no circumstances shall the Company or any of its affiliates be permitted or entitled to seek or receive both a grant of specific performance in accordance with Section 8.13, on the one hand, and payment of all or a portion of the Parent Termination Fee or any other monetary damages from Parent or any Parent Related Party under this Section 7.4 (subject to the conditions and limitations set forth herein), on the other hand.

7.5 Limitation on Recourse. Other than with respect to (a) the right to seek specific performance of the Equity Commitment Letter, solely to the extent permitted by and in accordance with the terms thereof (any such claims under the Equity Commitment Letter, the “ECL Claims”), and (b) recourse against the Guarantor under the Guaranty, solely to the extent provided therein, this Agreement may only be enforced, and any claim or cause of action (whether at Law, in equity, in contract, in tort or otherwise) based upon, in respect of, arising under, out or by reason of, connected with, or relating in any matter to any Transaction Related Matters may be brought, solely against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth in this Agreement. Other than the ECL Claims and such recourse against the Guarantor under the Guaranty (solely to the extent provided therein), no Parent Related Party shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of Parent or Merger Sub or of or for any claim, investigation or Proceeding, in each case under, based on, in respect of, or by reason of, any Transaction Related Matters, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party or another Person (including a claim to enforce the Debt Commitment Letter) or otherwise. Notwithstanding anything to the contrary contained in this Agreement, neither any party hereto (other than Parent and Merger Sub) nor any of their respective Subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or shareholders shall have any direct rights or claims against any Financing Source in any way relating to this Agreement or any of the Transactions, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at Law or equity, in contract, in tort or otherwise.

7.6 Amendment.

(a) This Agreement may be amended by each of the Company, Parent and Merger Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after receipt of the Company Shareholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s shareholders without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(b) Notwithstanding anything to the contrary contained herein, Sections 7.4(d), 7.5, 8.8(b), 8.9, 8.11(d) and 8.13(b) and this Section 7.6(b) (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 7.4(d), 7.5, 8.8(b), 8.9, 8.11(d) and 8.13(b) and this Section 7.6(b)) may not be modified, waived or terminated in a manner that is adverse to the Financing Sources without the prior written consent of the Financing Sources.

7.7 Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that after receipt of the Company Shareholder Approval, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s shareholders hereunder without the approval of such shareholders.

Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8 GENERAL PROVISIONS

8.1 Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

8.2 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

8.3 Notices. Any notices or other communications to any party required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the fifth (5th) Business Day after dispatch by registered or certified mail, (b) on the next Business Day if transmitted by national overnight courier or (c) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

If to Parent or Merger Sub, addressed to it at:

Paradigm Parent. LLC

c/o Patient Square Capital, L.P.

2884 Sand Hill Road, Suite 100

Menlo Park, California 94025

Attn: Justin Sabet-Peyman; Adam Fliss

Email: justin@patientsquarecapital.com; adam@patientsquarecapital.com; notices@patientsquarecapital.com with a copy to (for information purposes only):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Michael E. Weisser, P.C.; Maggie D. Flores, P.C.; Oliver Yee

Email: michael.weisser@kirkland.com; maggie.flores@kirkland.com; oliver.yee@kirkland.com

If to the Company, addressed to it at:

Patterson Companies, Inc.

1031 Mendota Heights Road

Mendota Heights, MN 55120

Attn: Donald J. Zurbay

Attn: Les Korsh

Email: don.zurbay@pattersoncompanies.com

Email: les.korsh@pattersoncompanies.com

with copies to (for information purposes only);

Taft Stettinius & Hollister LLP

80 South Eighth Street, Suite 2200

Minneapolis, MN 55402

Attn:	Brett D. Anderson
Joseph H. Dunham
Leanna Longley
Email:	banderson@taftlaw.com
jdunham@taftlaw.com
llongley@taftlaw.com

8.4 Definitions.

(a) For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement; provided that the “standstill provision” of any such confidentiality agreement (a) need not include a prohibition on the counterparty requesting that the Company Board (or a committee thereof) or the Company’s Representatives amend or waive all or any portion of such standstill provision and (b) may include an exception for the counterparty submitting or amending an Acquisition Proposal on a confidential basis to the Company Board (or a committee thereof).

“Acquisition Proposal” means any offer or proposal from a Third Party concerning (a) a merger, consolidation or other business combination transaction with the Company, (b) a sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of any Subsidiary of the Company) or its Subsidiaries representing more than 20% of the consolidated assets of the Company and its Subsidiaries, based on their fair market value as determined in good faith by the Company Board (or any duly authorized committee thereof), (c) an issuance (including by way of merger, consolidation, business combination or share exchange) of Equity Interests representing 20% or more of the voting power of the Company, or (d) any combination of the foregoing (in each case, other than the Merger); provided that, for the avoidance of doubt, all references to “Third Party” in this definition will include any “group” as defined pursuant to Section 13(d) of the Exchange Act.

“Affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Ancillary Agreement” means this Agreement and the documents, agreements, exhibits, schedules, statements, contracts or certificates being executed and delivered in connection with this Agreement and the Transactions contemplated hereby.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act 2010, and any other anti-bribery or anti-corruption Law of any jurisdiction applicable to the Company and its Subsidiaries.

“Approvals” means the notices, consents, approvals, expirations or waivers specified in Section 6.1(d) of the Company Disclosure Schedule.

“Beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York, Minneapolis, Minnesota or Menlo Park, California are authorized or obligated by applicable Law to close.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commitment Letters” means the Debt Commitment Letter and the Equity Commitment Letter.

“Company 2025 Note Purchase Agreement” means the Note Purchase Agreement, dated March 23, 2015, by and among Patterson Companies, Inc., Patterson Medical Holdings, Inc., Patterson Medical Supply, Inc., Patterson Dental Holdings, Inc., Patterson Dental Supply, Inc., Patterson Veterinary Supply, Inc., Patterson Management, LP and the purchasers party thereto, conformed through Second Amendment, dated April 24, 2020.

“Company 2028 Note Purchase Agreement” means the Note Purchase Agreement, dated as of March 29, 2018, by and among Patterson Companies, Inc., Patterson Dental Holdings, Inc., Patterson Dental Supply, Inc., Patterson Veterinary Supply, Inc., Patterson Management, LP and the purchasers party thereto, conformed through Second Amendment, dated April 24, 2020.

“Company Equity Plans” means the Company’s (a) Amended and Restated Equity Incentive Plan and (b) Amended and Restated 2015 Omnibus Incentive Plan.

“Company ESPP” means the Company’s Amended and Restated Employee Stock Purchase Plan, as amended from time to time.

“Company Intellectual Property” means the Intellectual Property that is owned by or licensed to the Company or any of its Subsidiaries, except for licenses of shrink-wrap, click-wrap or off-the-shelf software, or other software commercially available on reasonable terms to the public generally, in each case with annual license fees or a total replacement cost of less than $250,000.

“Company Material Adverse Effect” means any change, effect, event, occurrence, circumstance, condition, fact, state of facts or development (an “Effect”) that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the business, financial condition, assets, liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that adverse Effects arising out of, resulting from or attributable to the following shall not constitute or be deemed to contribute to a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, except to the extent that Effects with respect to clauses (a), (b) (c) and (d) of the below adversely disproportionately impact the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the industries or in the markets in which the Company and its Subsidiaries operate: (a) changes or proposed changes in applicable Laws, GAAP or the interpretation or enforcement thereof, (b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including inflation, monetary policy, commodity prices, interests rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company or its Subsidiaries operate in the United States or globally, (c) the continuation or worsening of supply chain disruptions affecting the industries, businesses or segments in which the Company and its Subsidiaries operate, (d) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action or operation, sabotage, civil unrest, civil disobedience, national or international calamity, the outbreak of hostilities or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis, (e) actions or omissions required of the Company under this Agreement or taken or not taken at the request of, or with the consent of, Parent, (f) the negotiation, announcement, pendency or consummation of this Agreement and the Merger (provided that, this exception shall not apply to any representation or warranty contained in Section 3.4 and the related conditions to Closing), (g) any Proceeding commenced by or involving any Governmental Entity or a current or former shareholder of the Company arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (h) changes in the trading price or trading volume of Shares or any suspension of trading, or any changes in the ratings or the ratings outlook for the

Company by any applicable rating agency or changes in any analyst’s recommendations or ratings with respect to the Company (provided that for purposes of this clause (h) the underlying cause of such change may be taken into account in determining whether a Company Material Adverse Effect has occurred), or (i) any failure by the Company or any of its Subsidiaries to meet any revenue, earnings, adjusted EBITDA or other financial projections or forecasts (provided that for purposes of this clause (i) the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Note Purchase Agreements” means the Company 2025 Note Purchase Agreement and the Company 2028 Note Purchase Agreement.

“Company Owned Intellectual Property” means Company Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Products” means any product or service designed, manufactured, sold, resold, provided, offered, marketed, advertised, promoted, modified, packaged, repackaged, labeled, relabeled, distributed, warehoused, transported, supplied, imported, exported, or otherwise placed into the stream of commerce by or on behalf of the Company, any of its Subsidiaries, or their respective affiliates, whether or not requiring a Permit.

“Compliant” means, with respect to any Financing Information, that (i) such Financing Information does not contain any untrue statement of a material fact or omit to state any material fact necessary to make such Financing Information not misleading in light of the circumstances under which it was made available; (ii) such Financing Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on a registration statement on Form S-1 that are applicable to such Financing Information (other than such provisions for which compliance is not customary in a “Rule-144A-for-life” offering of non-convertible high-yield debt securities of such type or is otherwise expressly excluded pursuant to the terms of this Agreement); and (iii) the financial statements and other financial information included in such Financing Information that is available to Parent on the first day of the Marketing Period would be sufficiently current to satisfy the requirements of Rule 3-12 of Regulation S-X under the Securities Act to permit a registration statement using such financial statements to be declared effective by the Securities and Exchange Commission on the last day of the Marketing Period and would not become “stale” or otherwise be unusable under customary practices for “Rule-144A-for-life” offerings and of non-convertible high-yield debt securities on any day during the ten (10) consecutive Business Day period beginning on such date and are sufficient to permit the Company’s independent auditor to issue a customary “comfort” letter to the Financing Sources to the extent reasonably and customarily required as part of the Debt Financing, including as to negative assurances and change period, in order to consummate any “Rule-144A-for-life” offering of non-convertible high-yield debt securities on any day during the Marketing Period (and such auditors have confirmed they are prepared to issue such customary comfort letters subject to their completion of customary procedures).

“Contract” or “Contracts” means any of the written or oral agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, purchase and sale orders and other legal commitments to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Debt Commitment Letter” means the debt commitment letter, dated as of the date hereof, by and among Paradigm Intermediate Holdings, LLC and the Financing Sources party thereto, as amended,

supplemented or replaced in accordance with this Agreement, pursuant to which the Financing Sources party thereto have agreed to provide or cause to be provided the debt financing set forth therein for the purposes of financing the Transactions, including the Merger Consideration.

“Debt Fee Letters” means, collectively, each fee letter relating to the Debt Financing entered into by Parent or any of its affiliates with any Financing Source party to the Debt Commitment Letter, as amended, supplemented or replaced in accordance with this Agreement.

“Debt Financing” means the debt financing contemplated by the Debt Commitment Letter.

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing, including without limitation: (a) all credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes, intercreditor agreements, lease agreements, mortgages and other security documents pursuant to which the Debt Financing will be governed or otherwise contemplated by the Debt Commitment Letter; (b) officer, secretary, solvency (including a solvency certificate in the form attached to the Debt Commitment Letter) and perfection certificates, legal opinions, corporate organizational documents, good standing certificates, Lien searches, and resolutions contemplated by the Debt Commitment Letter or reasonably requested by Parent or its Financing Sources; (c) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, but not limited to, the Patriot Act; and (d) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are reasonably requested by Parent or its Financing Sources.

“DOJ” means the Antitrust Division of the United States Department of Justice.

“Environmental Claims” means any Proceeding, investigation, Order, demand, allegation, accusation or notice (written or oral) by any Person or entity alleging actual or potential liability arising out of or relating to any Environmental Laws, Environmental Permits or the presence in, or Release into, the environment of, or exposure to, any Hazardous Materials.

“Environmental Laws” means any and all applicable, federal, state, provincial, local or foreign Laws, and all rules or regulations promulgated thereunder, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants or other natural resources), and/or the protection of health and safety of persons from exposures to Hazardous Materials.

“Environmental Permits” means any Permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Commitment Letter” means the equity commitment letter, dated as of the date hereof, between Parent and the investment funds named therein, naming the Company as an express third party beneficiary and pursuant to which such investment funds have committed to, directly or indirectly, invest or cause to be invested in the equity capital of Parent the amounts set forth therein for the purposes of financing the Transactions, including the Merger Consideration.

“Equity Financing” means the equity financing contemplated by the Equity Commitment Letter.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity or equity-based interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for, or the value of which is measured by reference to, any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person with whom any other Person is or at any relevant time would be considered a single employer within the meaning of Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financing” means the Equity Financing and the Debt Financing.

“Financing Conditions” means (a) with respect to the Debt Financing, the conditions precedent to initial borrowing set forth in Exhibits B, C and D, as applicable, of the Debt Commitment Letter, and (b) with respect to the Equity Financing, the conditions precedent set forth in Section 2 of the Equity Commitment Letter.

“Financing Failure Event” means any of the following: (a) the commitments with respect to all or any portion of the Financing expiring or being terminated, such that the Financing Amounts shall not be able to be satisfied at the Closing; (b) for any reason, all or any portion of the Financing becoming unavailable, such that the aggregate cash proceeds of the Equity Financing and the Debt Financing will be less than what is necessary to fund the Financing Amounts; or (c) a material breach or repudiation by any party to any of the Commitment Letters which Parent becomes aware of.

“Financing Information” means (i) (A) the required financial statements and other pertinent financial information regarding the Company necessary to satisfy the condition set forth in paragraph 5 of Exhibit E of the Debt Commitment Letter (as in effect on the date of this Agreement), which financial statements shall include (x) audited financial statements of the Company as of and for the years ended April 27, 2024, April 29, 2023 and April 30, 2022, including the audited balance sheet of the Company as of April 27, 2024 and April 29, 2023 and the related audited statements of operations, changes in stockholders’ equity and cash flows for the fiscal years then ended, and such audited financial statements for any subsequent fiscal year ending thereafter and on or prior to the date that is at least 90 days prior to the Closing Date and for the comparable period of the prior fiscal year to the extent required for the Financing Information to be Compliant, and (y) the unaudited financial statements of the Company, including the unaudited balance sheet of the Company and the related unaudited statements of operations, changes in stockholders’ equity and cash flows, for each fiscal quarter ending thereafter (other than the fourth fiscal quarter of each year) and on or prior to the date that is at least 45 days prior to the Closing Date and the portion of the fiscal year through the end of such quarter (other than, in each case, the fourth fiscal quarter of each year), and for the comparable period of the prior fiscal year, in each case, together with all related notes, schedules and other supplementary information attached thereto and prepared in accordance with GAAP and in compliance with Regulation S-X under the Securities Act and, in the case of clause (y), reviewed by the Company’s independent auditors as provided by the procedures specified by the Public Company Accounting Oversight Board in AS 4105 (Reviews of Interim Financial Information), and (B) the financial, business and other information of the Company that is requested by Parent to the extent necessary to permit Parent to prepare customary pro forma financial statements (provided, however, that the Company shall have no obligation to prepare any pro forma financial statements) customarily included in an offering memorandum used in a “Rule-144A-for-life” offering of non-convertible high-yield debt securities; and (ii) (A) such other financial information regarding the Company (x) as may be reasonably requested by Parent to the extent such information is of the type and form customarily included in an offering memorandum for a “Rule-144A-for-life” offering of non-convertible high-yield debt securities, (y) if the Marketing Period commences after the end of the applicable fiscal year or quarter of the Company for any period, but prior to the delivery of audited annual or unaudited interim financial statements for such period, as applicable, “flash” or “recent developments” financial information for such period to the extent reasonably requested by Parent for disclosure and reasonably reliable and readily available without unreasonable effort in such an offering memorandum customary for a “Rule-144A-for-life” offering of non-convertible high-yield debt securities) and (z) as otherwise necessary to receive from the independent auditors of the Company customary “comfort” (including customary “negative assurance” and change period comfort) with respect to the financial information of the Company to be included in such offering memorandum, and (B) substantially complete drafts of customary comfort letters compliant with AU Section 634, including customary “negative assurance” and change period comfort, with respect to the historical financial statements (and pro forma financial information to the extent customary and with respect to the Company’s information only) of the Company and periods following the end of the latest fiscal year or fiscal quarter, as applicable, for which historical financial statements are included in the applicable offering documents, in each case from the independent auditors of the Company, and confirmation that such auditors are prepared to deliver such comfort letters upon the “pricing” and “closing” of such offering upon completion of customary procedures during the Marketing Period. For the avoidance of doubt, nothing herein will require the Company to provide (or be deemed to require the Company to prepare) any (1) pro-forma financial statements, (2) projections, (3) description of all or any portion of the Debt Financing, including any description of notes, (4) risk factors relating to all or any component of the Debt Financing, or (5) other information required by Rule 3-10 or Rule 3-16 of Regulation S-X, any Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible debt securities pursuant to Rule 144A.

“Financing Sources” means entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing (other than the Equity Financing) in connection with the Transactions, including the parties to any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, and their affiliates and the former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, agents and representatives of the foregoing and their respective successors and assigns.

“FTC” means the Federal Trade Commission.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Good Manufacturing Practices” means all applicable current good manufacturing practices including, without limitation and as applicable, (i) current good manufacturing practices set forth in Health Care Laws and as interpreted by FDA in applicable guidance, and (ii) the equivalent applicable Laws in any relevant jurisdiction to the extent applicable to the Company and its Subsidiaries, and Company Products, each as may be amended and applicable from time to time.

“Governmental Entity” means any national, federal, state, county, municipal or provincial government, or other political subdivision thereof or arbitral body (public or private), whether domestic, local, foreign or supranational, and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of or pertaining to government.

“Hazardous Materials” means any pollutants, chemicals, contaminants or any other toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or otherwise hazardous substance or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radiation, mold, and per- and polyfluoroalkyl substances.

“Health Care Laws” means all applicable Laws relating to the regulation, provision, management, administration of, and payment for, healthcare services, items, and products (including Company Products), including: (a) 42 U.S.C. §§ 1320a-7, 7a, 7b and 7h; (b) 42 U.S.C. § 1395nn; (c) 31 U.S.C. §§ 3729-3733; (d) 18 U.S.C. §§ 286, 287, 666, 1035, 1347 and 1349; (e) 42 U.S.C. §§ 1320a through 7b(b); (f) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.) and state health information data breach notification, privacy and security Laws; (g) the 21st Century Cures Act (Pub. L. 114-255); (h) the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) and all implementing regulations and FDA guidance thereunder, and any equivalent Laws in other jurisdictions; (i) the Medicare statute (Title XVIII of the Social Security Act), the Medicaid statute (Title XIX of the Social Security Act)

and any other Law governing a Health Care Program; (j) any federal, state or local Laws with respect to healthcare related fraud and abuse, false claims, self-referral, anti-kickback, billing, coding, documentation and submission of claims, the fitting, fabrication, manufacturing and distribution of orthotics, prosthetics and other durable medical equipment, healthcare professional credentialing and licensing, sales and marketing, healthcare quality and safety, the corporate practice of medicine, fee-splitting, and healthcare facility, clinic or agency licensing; (k) Laws governing the use, handling, control, storage, transportation, disposal, and maintenance of controlled substances, pharmaceuticals, drugs, or medical waste; (l) all Laws applicable to the ownership, research, development, testing, manufacture, quality, safety, accreditation, packaging, storage, use, distribution, labeling, sale, offer for sale, import, export, or disposal of any Company Product; and (m) in each case, all regulations promulgated under such Laws and any other similar federal, state or local Laws.

“Healthcare Privacy and Security Laws” means HIPAA and the regulations promulgated thereunder and similar state laws related to the privacy or security of individually identifiable health information.

“Health Care Program” means any health care insurance and other similar programs under which the Company or any of its Subsidiaries are directly or indirectly receiving payments, including any federal or state healthcare program, Medicare, Medicaid, the Tricare program, the Veterans Health Administration, private or commercial insurance programs, third-party administrators, preferred provider organizations, managed care organizations, health maintenance organizations, health plans, self-insured health plans, and any fiscal intermediary or contractor of any of the foregoing.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and their implementing regulations.

“HMRC” means HM Revenue & Customs.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money (including the outstanding principal amount of such indebtedness and accrued and unpaid interest thereon); (b) obligations of such Person to pay the deferred purchase or acquisition price for any property, assets or business of any Person, including any earn-out, seller note or similar obligations and whether due and owing, contingent or otherwise; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (e) indebtedness evidenced by bonds, debentures, notes or other similar instruments or debt securities; (f) any unfunded deferred compensation obligations of the Company or any of its Subsidiaries, (g) liabilities arising out of interest rate, currency swap arrangements or any other arrangements designed to provide protection against fluctuations in interest or currency rates or any other hedging arrangements; (h) accrued income taxes of such Person and (i) indebtedness of others as described in clauses (a) through (h) above guaranteed or secured by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses including payroll expenses arising in the ordinary course of business consistent with past practice, and the endorsement of negotiable instruments for collection in the ordinary course of business consistent with past practice.

“Information Privacy Laws” means any Laws pertaining to privacy, data protection or data transfer of Personal Data, including all privacy and security breach disclosure Laws that are applicable to the Company and its Subsidiaries.

“Intellectual Property” means all intellectual property and proprietary rights recognized under applicable Law, including all: (a) inventions (whether or not patentable or reduced to practice), all improvements thereto, patents and patent applications together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith; (b) trademarks, service marks, trade dress, trade names, and Internet domain names, whether or not the foregoing are registered and together with the goodwill associated therewith, and all applications and registrations in connection therewith; (c) all copyrights (whether or not published or registered), and all applications and registrations in connection therewith, and all other indicia of origin; and (d) all intellectual property rights in technologies, processes, techniques, protocols, methods, software, trade secrets, and know how, and confidential information (including non-public technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

“Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence (including any acceleration or deceleration of existing changes or developments) that (a) is material to the Company and its Subsidiaries, (b) was not known or reasonably foreseeable to the Company Board as of or prior to the date of this Agreement, and (c) does not involve or relate to an Acquisition Proposal; provided, however, that (i) the mere fact that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof or (ii) any changes after the date hereof in the market price and/or trading volume of the Company Common Stock or the credit rating of the Company, in each case, shall not be deemed to be an Intervening Event.

“IRS” means the United States Internal Revenue Service.

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

“Knowledge” means (a) when used with respect to the Company, the actual or constructive knowledge of the individuals listed in Section 8.4 of the Company Disclosure Schedule (assuming reasonable investigation); and (b) when used with respect to Parent or Merger Sub, the actual or constructive knowledge of the officers and directors of Parent and Merger Sub (assuming reasonable investigation).

“Law” means any applicable national, provincial, state, municipal and local laws, codes, decrees, treaties, conventions, statutes, ordinances, act, decrees, rules, regulations or Orders of any Governmental Entity, in each case, having the force of law.

“Lien” means with respect to any property, equity interest or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, license, pledge, charge, security interest, right of first refusal, right of first offer, option, adverse claim, or restriction on transfer (except for any restrictions on transfer generally arising under any applicable federal or state securities Laws).

“Management Incentive Compensation Plan” means the Patterson Companies, Inc. Management Incentive Compensation Plan.

“Marketing Period” means the first period of ten (10) consecutive Business Days after the date of this Agreement throughout which (i) Parent has received the Financing Information and such Financing Information remains Compliant during such ten (10) consecutive Business Day period and (ii) all of the conditions set forth in ARTICLE 6 have been satisfied or waived (other than conditions that by their nature can only be satisfied on the Closing Date) and no event has occurred and no condition exists that would cause any of the conditions set forth in ARTICLE 6 not to be satisfied (other than conditions that by their nature can only be satisfied on the Closing Date), or, in the case of this clause (ii), if earlier, the date on which Parent in its sole discretion notifies the Company that it intends to commence the Marketing Period; provided that if the Marketing Period has not been completed on or prior to December 20, 2024, the Marketing Period shall not commence until January 6, 2025; and provided, further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of such ten (10) consecutive Business Day period, (A) the auditor of the applicable audited financial statements of the Company has withdrawn, or has notified the Company in writing that it intends to withdraw, its audit opinion with respect to any audited financial statements included in the Financing Information (in which case such ten (10) consecutive Business Day period shall not commence unless and until a new unqualified audit opinion is issued with respect to such audited financial statements of the Company for the applicable periods by such firm or another independent public accounting firm of recognized national standing or (B) the Company shall have publicly announced any intention to restate any financial statements included in the Financing Information (in which case such ten (10) consecutive Business Day period shall not commence unless and until such restatement has been completed and the applicable Financing Information has been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP). If the Company reasonably and in good faith believes that it has delivered the Financing Information to Parent and that the Marketing Period has commenced, the Company shall deliver to Parent a written notice setting forth the date on which it believes the delivery of the Financing Information was completed and the Marketing Period commenced, and, subject to the foregoing sentence, the Marketing Period will be deemed to have commenced as of the date of delivery of such notice, unless Parent reasonably and in good faith believes that the Marketing Period has not commenced and, within three (3) Business Days after the delivery of such notice by the Company delivers a written notice to the Company describing with reasonable specificity the reason(s) that Parent disagrees with the notice delivered by the Company). Notwithstanding anything else herein to the contrary, (x) provided that the conditions set forth in clauses (i) and (ii) of this definition are satisfied, the Marketing Period will be completed no later than the date that is fifteen (15) Business Days following the date that the Company Shareholder Approval is received, provided that, for the avoidance of doubt, (a) if any Financing Information would not be Compliant at any time during such fifteen (15) Business Day period or otherwise ceases to meet the requirements of “Financing Information” as defined, the (10) Business Day period required to be provided pursuant to this definition shall not commence or be deemed to commence unless and until, at the earliest, such Financing Information is Compliant and meets the definition of “Financing Information” (it being understood that if any Financing Information provided at the commencement of such ten (10) Business Day period ceases to be Compliant or meet the definition of “Financing Information” during such ten (10) Business Day period, then such ten (10) Business Day period will be deemed not to have commenced) and (b) if any of the events set forth in clauses (A) or (B) of this definition occurs, such ten (10) Business Day period shall recommence as described in such clauses. The Marketing Period shall automatically end on any earlier date that the Debt Financing is consummated and Parent shall have obtained the net proceeds contemplated thereby (including as a result of the issuance of notes into escrow).

“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. § 1396 et seq.) and state and local Laws.

“Medicare” means the federal health insurance program established by Title XVIII of the Social Security Act.

“NASDAQ” means the Nasdaq Stock Market.

“Order” means any judgment, order, ruling, decision, writ, injunction, decree, directive, or arbitration award of any Governmental Entity.

“Parent Material Adverse Effect” means any Effect on Parent or any Parent Subsidiary that, individually or in the aggregate, (a) materially impairs or delays the ability of Parent or Merger Sub to perform its obligations under this Agreement or (b) would prevent Parent or Merger Sub from consummating the Merger.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate action and for which adequate reserves have been established on the Company’s financial statements in accordance with GAAP, (b) Liens in favor of landlords, vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business for amounts not yet due and payable or that are being contested in good faith by appropriate action and for which adequate reserves have been established on the Company’s financial statements, (c) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice, (d) with respect to Company Real Property, (i) matters of record affecting the fee interest in the Company Real Property that do not and would not reasonably be expected to, individually or in the aggregate, materially detract from the use or occupancy of the Company Real Property to which they relate, (ii) applicable building, zoning and land use regulations, to the extent the same do not and would not be reasonably expected to, individually or in the aggregate, materially detract from the use or occupancy of the Company Real Property to which they relate, and, with respect to the Company Owned Real Property, do not constitute a Lien securing the payment of a sum of money, and (iii) other imperfections or irregularities in title, charges, restrictions and other Liens that do not and would not be expected to, individually or in the aggregate, materially detract from the use or occupancy of the Company Real Property to which they relate, (e) Liens relating to intercompany borrowings solely among the Company and its wholly owned Subsidiaries, (f) Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers compensation, unemployment insurance or other types of social security, (g) rights, terms or conditions of any leases, subleases, licenses or occupancy agreements affecting Company Real Property and made available to Parent, and (i) Liens arising from purchase money security interests in the ordinary course of business.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act), including a Governmental Entity.

“Personal Data” means any data or information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural person or household or that otherwise constitutes “personal data,” “personal information,” “sensitive personal data,” “protected health information,” or “personally identifiable information” under any Privacy Obligation.

“Privacy Obligation” means any applicable Law, including but not limited to HIPAA, contractual obligation, self-regulatory or binding industry standard (including the Payment Card Industry Data Security Standard), Privacy Policy, or any Consent obtained by the Company, or any Subsidiaries of the Company that is related to privacy, security, data protection, transfer (including cross-border transfer), or other Processing of Personal Data.

“Privacy Policy” means all published, posted, and internal agreements and policies relating to the Company’s or any of its Subsidiaries’ Processing of Personal Data.

“Proceeding” means any action, suit, claim, complaint, investigation, charge, arbitration, audit, inquiry, litigation or proceeding of any nature, civil, criminal or regulatory, in Law or in equity, in each case, by or before any Governmental Entity, including judicial, arbitral, regulatory or administrative proceedings.

“Processing” means any operation or set of operations which is performed on data, or on sets of data, including Personal Data, whether or not by automated means, such as the receipt, access, acquisition, arrangement, collection, copying, creation, maintenance, modification, recording, organization, processing, compilation, selection, structuring, storage, visualization, adaptation, alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction, or instruction, training or other learning relating to such data or combination of such data.

“Proxy Statement” means a proxy statement or similar disclosure document relating to the adoption and approval of this Agreement by the Company’s shareholders, as amended or supplemented.

“Regulatory Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition, trade regulation, or foreign investment Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation Laws of any jurisdiction other than the United States.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, migrating, escaping or emptying into, through, or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Representatives” means, with respect to a Person, such Person’s directors, officers, managers, members, partners, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents, financing sources and other representatives.

“Sanctioned Country” means any country or region or government thereof that is, or has been since April 24, 2019, the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic”).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Controls including: (a) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (b) any Person located, organized, or resident in a Sanctioned Country; (c) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (a)-(c); or (d) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“SEC Clearance Date” means confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement, which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the end of the tenth (10th) calendar day after filing the preliminary Proxy Statement that the SEC will or will not be reviewing the Proxy Statement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sharesave Plan” means the Patterson Companies, Inc. 2014 Sharesave Plan.

“Subsidiary” or “Subsidiaries” of Parent, the Company or any other Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “20%” shall be replaced by “50%”) that the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with its financial advisor and outside counsel), taking into account such factors as the Company Board (or any duly authorized committee thereof) considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of such proposals), is more favorable from a financial point of view to the Company’s shareholders (solely in their capacities as such) than the Merger.

“Tax Return” means any report, return (including information return), claim for refund, estimated filing or declaration required to be filed or actually filed with a Governmental Entity in connection with the determination, assessment or collection of any Tax, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means all taxes, fees, levies, duties, tariffs, imposts and other charges in the nature of a tax imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, real property, personal property, sales, use, goods and services, net worth, capital stock, business license, occupation, commercial activity, customs duties, alternative or add-on minimum, environmental, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, estimated, withholding, ad valorem, stamp, transfer, registration, escheat, abandoned or unclaimed property, value-added and gains tax, and any interest, penalties or additional amounts imposed in respect of any of the foregoing.

“Third Party” shall mean any Person other than Parent, Merger Sub and their respective affiliates.

“Treasury Regulations” means the final and temporary regulations promulgated under the Code by the U.S. Department of Treasury.

“Willful and Material Breach” means a material breach of a covenant or other agreement set forth in this Agreement that is a consequence of a deliberate act or omission that the breaching party took or omitted with the intent that such action or omission would cause the Transactions not to be consummated in accordance with this Agreement.

(b) The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble

“Articles of Merger”	Section 1.2

“Book-Entry Shares”	Section 2.2(b)(ii)

“Capitalization Date”	Section 3.2(a)

“Certificates”	Section 2.2(b)(i)

“Change of Board Recommendation”	Section 5.3(b)

“Closing”	Section 1.2

“Closing Date”	Section 1.2

“Company”	Preamble

“Company Benefit Plan”	Section 3.12(a)

“Company Board”	Recitals

“Company Board Recommendation”	Section 3.3(b)

“Company By-Laws”	Section 3.1

“Company Charter”	Section 3.1

“Company Common Stock”	Recitals

“Company Data”	Section 3.18(g)

“Company Disclosure Schedule”	ARTICLE 3

“Company Leased Real Property”	Section 3.15(b)

“Company Material Contracts”	Section 3.17(b)

“Company Meeting”	Section 5.4(g)

“Company Option”	Section 2.4(a)

“Company Owned Real Property”	Section 3.15(a)

“Company PRSU”	Section 2.4(b)

“Company Real Property”	Section 3.15(c)

“Company Registered Intellectual Property”	Section 3.18(a)

“Company RSU”	Section 2.4(b)

“Company SEC Documents”	Section 3.5(a)

“Company SEC Financial Statements”	Section 3.5(c)

“Company Shareholder Approval”	Section 3.3(c)

“Company Termination Fee”	Section 7.3(a)

“Confidentiality Agreement”	Section 5.2(c)

“Consent”	Section 3.4(a)

“Continuing Employee”	Section 5.8(a)

“Current Offering Period”	Section 2.4(f)

“Debt Replacement Financing”	Section 5.10(e)

“EAR”	Section 3.9(i)

“ECL Claims”	Section 7.5

“Effective Time”	Section 1.2

“Employees”	Section 3.13(a)

“FDA”	Section 3.9(c)

“Financing Amounts”	Section 4.5(c)

“Guarantor”	Recitals

“Guaranty”	Recitals

“Indemnitee”	Section 5.9(a)

“IT Systems”	Section 3.18(f)

“Lease”	Section 3.15(b)

“Lender Related Party”	Section 7.4(d)

“Material Customer”	Section 3.24(b)

“Material Vendor”	Section 3.24(a)

“MBCA”	Preamble

“Merger”	Recitals

“Merger Consideration”	Section 2.1(a)

“Merger Sub”	Preamble

“Minority Investment”	Section 3.2(d)

“No-Shop Period Start”	Section 5.3(a)

“Notice Period”	Section 5.3(e)

“November Dividend”	Section 3.2(b)

“Other Required Company Filing”	Section 5.4(b)

“Other Required Parent Filing”	Section 5.4(c)

“Outside Date”	Section 7.1(d)

“Parent”	Preamble

“Parent Subsidiary”	Section 4.3(a)

“Parent Termination Fee”	Section 7.4(a)

“Paying Agent”	Section 2.2(a)

“Payoff Letters”	Section 5.19

“Permits”	Section 3.10(a)

“PHI”	Section 3.9(m)

“Plan of Merger”	Recitals

“Proposed Changed Terms”	Section 5.3(e)(ii)

“Service Provider”	Section 3.12(a)

“Shares”	Recitals

“Shareholder Litigation”	Section 5.16

“Surviving Corporation”	Section 1.1(a)

“Tax Sharing Agreement”	Section 3.16(h)

“Transaction Related Matters”	Section 7.4(d)

“Transactions”	Section 1.1(a)

8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.6 Severability. If any term or other provision (or part thereof) of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement (or parts thereof) shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.7 Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Schedule, the Guaranty and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of each of the other parties, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that notwithstanding anything to the contrary contained herein, Parent and Merger Sub shall have the right, without the prior written consent of any of the other parties, to assign all or any portion of its rights, interests, and obligations under this Agreement to (a) in the case of

Merger Sub, a direct or indirect wholly owned Subsidiary of Parent, so long as such assignment would not have a Parent Material Adverse Effect and no such assignment shall release Parent from any of its obligations hereunder, and (b) any agent for the Financing Sources (so long as Parent remains fully liable for all of its obligations hereunder) for purposes of creating a security interest herein or otherwise assigning collateral in respect of any Debt Financing. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.9 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.9, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Financing Sources shall be express Third Party beneficiaries of, may rely upon and have the right to enforce Sections 7.4(d), 7.5, 7.6(b), 8.8(b), 8.9, 8.11(d) and 8.13(b).

8.10 Mutual Drafting; Interpretation. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. The words “made available to Parent” and words of similar import refer to documents (a) posted to the data room maintained by the Company or its Representatives in connection with the Transactions, (b) delivered in person or electronically to Parent, Merger Sub or any of their respective Representatives or (c) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case, at least two (2) Business Days prior to the date of this Agreement. Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Articles and Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall be disjunctive and shall not be deemed to be exclusive. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or a material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Company Material Adverse Effect. The information contained in the Company Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained in the Company Disclosure Schedule shall be deemed to be an admission by the Company to any Third Party of any matter whatsoever (including any violation of Law or breach of Contract).

8.11 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) Except to the extent the Laws of the State of Minnesota are mandatorily applicable to the Merger including with respect to matters relating to the filings of the Articles of Merger and the effects of the Merger) in which case the Laws of the State of Minnesota shall govern, this Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery or any federal court sitting in the State of

Delaware in any Proceeding arising out of or relating to this Agreement or the Transactions, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such courts, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such courts. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(c).

(d) Notwithstanding anything herein to the contrary, each party agrees (i) that any action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, involving the Financing Sources, arising out of or in connection with this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or the transactions contemplated hereby or thereby or the performance of any services thereunder shall be brought exclusively in any New York state or federal court sitting in the Borough of Manhattan, New York, New York, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (ii) that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 8.3 shall be effective service of process against it for any such action brought in any such court, (iii) to waive and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court, (iv) that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, (v) that the Laws of the State of New York shall govern any such Proceeding (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), (vi) to irrevocably waive and hereby waives any right to a trial by jury in any such action to the same extent such rights are waived pursuant to Section 8.11(c), (vii) not to bring or support or permit any of its affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the State of New York, sitting in the Borough of Manhattan, New York, New York and (viii) that the Financing Sources will not have any liability to the Company, its affiliates, directors, officers, employees, agents, partners, managers, members or shareholders relating to or arising out of this Agreement, the Debt Financing, the

Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise.

8.12 Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.13 Specific Performance.

(a) The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly, (i) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity, (ii) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (iii) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law. The Company’s or Parent’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of this Agreement involving a Willful and Material Breach; provided, however, under no circumstances shall the Company or any of its affiliates be permitted or entitled to seek or receive both a grant of specific performance in accordance with this Section 8.13, on the one hand, and payment of all or a portion of the Parent Termination Fee or any other monetary damages from Parent or any Parent Related Party under Section 7.4 (subject to the conditions and limitations set forth herein), on the other hand.

(b) Notwithstanding the foregoing provisions of Section 8.13(a), it is explicitly agreed that the Company shall be entitled to specific performance to enforce Parent’s obligation to cause the Equity Financing to be funded in accordance with the Equity Commitment Letter (subject to the conditions and limitations set forth therein) and to consummate the Closing in accordance with Section 1.2 only if: (i) all of the conditions set forth in Sections 6.1 and 6.3 have been satisfied or waived (other than those conditions to Closing that by their terms are to be satisfied at the Closing, provided that such conditions would be satisfied if the Closing would occur as of such date), (ii) the Company has irrevocably confirmed in writing (on or after the date the Closing is required to have occurred pursuant to Section 1.2) that (A) all of the conditions in Section 6.1 and Section 6.2 have been satisfied (other than those conditions to Closing that by their terms are to be satisfied at the Closing, all of which would be satisfied if the Closing would occur as of such date) or that the Company is willing to waive any such open conditions and (B) if specific performance is granted and the Financing is funded, the Closing will occur, (iii) the Debt Financing (or any Debt Replacement Financing in accordance with Section 5.10(e)) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iv) Parent has failed to cause the Closing to occur within three (3) Business Days after delivery of such notice. The parties hereto acknowledge and agree that in no event shall the Company or its Subsidiaries, equityholders or controlled Affiliates be entitled to directly or indirectly seek the remedy of specific performance of this Agreement or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing against any Financing Source.

8.14 Quebec Interpretation. For purposes of any assets, liabilities, entities or Persons located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a Governmental Entity exercising jurisdiction in the Province of Québec, and irrespective as to whether such terms or capitalized or not capitalized (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible personal property” shall include “corporeal movable property”, (d) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim and a resolutory clause”, (e) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (f) an “agent” shall include a “mandatary”, (g) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”; (h) “beneficial ownership” shall include “ownership on behalf of another as mandatary”; (i) “easement” shall include “servitude”; (j) “accounts” shall include “claims”, (k) “eminent domain” and “condemnation” shall include “expropriation” and (l) “tort” shall include “extra-contractual liability”.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

PARENT:

PARADIGM PARENT, LLC

By:	/s/ Adam Fliss
Name:	Adam Fliss
Title:	General Counsel

MERGER SUB:

PARADIGM MERGER SUB, INC.

By:	/s/ Adam Fliss
Name:	Adam Fliss
Title:	General Counsel

[Signature page to Agreement and Plan of Merger]

THE COMPANY:

PATTERSON COMPANIES, INC.

By:	/s/ John D. Buck
Name:	John D. Buck
Title:	Chairman of the Board

[Signature page to Agreement and Plan of Merger]

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PATTERSON COMPANIES, INC.

1. Name. The name of the corporation is Patterson Companies, Inc.

2. Registered Office and Registered Agent. The address of the registered office of the corporation in Minnesota is 5200 WILLSON RD STE 150 EDINA MN 55424-1300 USA. The name of the registered agent of the corporation is Corporate Creations Network Inc.

3. Capital Stock. The aggregate number of shares that the corporation is authorized to issue is 100, par value $0.01 per share, all of which are designated as common shares.

4. No Cumulative Voting. There shall be no cumulative voting by the shareholders of the corporation.

5. No Preemptive Rights. The shareholders of the corporation shall not have any preemptive rights as defined in the Minnesota Business Corporation Act.

6. Limitation of Directors’ Liability. To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Neither the amendment, modification or repeal of this article nor the adoption of any provision in these articles of incorporation inconsistent with this article shall adversely affect any right or protection of a director or officer of the corporation with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

7. Indemnification of Directors and Officers. The corporation shall indemnify and may, in the discretion of the board of directors, insure directors, officers and employees of the corporation in the manner and to the full extent permitted by law. 8. Written Action by Directors. An action required or permitted to be taken at a meeting of the board of directors of the corporation may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by all of the directors unless the action need not be approved by the shareholders of the corporation, in which case the action may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by the number of directors that would be required to take the same action at a meeting of the board of directors of the corporation at which all of the directors were present.

9. Written Action by Shareholders. At any time that the corporation is not a “publicly held corporation” (as defined by Minnesota Statutes Section 302A.011, sub. 40), an action required or permitted to be taken at a meeting of the shareholders of the corporation may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by shareholders having voting power equal to the voting power that would be required to take the same action at a meeting of the shareholders at which all shareholders were present.

A-A-1

EXHIBIT B

AMENDED AND RESTATED BY-LAWS

SECOND AMENDED AND RESTATED BYLAWS

OF

PATTERSON COMPANIES, INC.

A-B-1

A-B-2

AMENDED AND RESTATED BYLAWS

OF

PATTERSON COMPANIES, INC.

Article 1. Shareholder Meetings

1.1 Place of Meetings. Except as provided otherwise by the Minnesota Business Corporation Act, regular meetings of the shareholders shall be held at such place, within or without the state of Minnesota, on such date and at such time as the board of directors may determine.

1.2 Regular Meetings. Regular meetings of the shareholders may be held on an annual or other less frequent basis but need not be held unless required by the Minnesota Business Corporation Act. At each regular meeting of the shareholders, the shareholders shall elect qualified successors for directors who serve for an indefinite term or whose terms have expired or are due to expire within six months after the date of the meeting and shall transact such other business as may properly come before them.

1.3 Special Meetings. Special meetings of the shareholders may be called for any purpose or purposes at any time by the board of directors, the chief executive officer or any other person specifically authorized under the Minnesota Business Corporation Act to call special meetings. Except as provided otherwise by the Minnesota Business Corporation Act, special meetings of the shareholders shall be held at such place, within or without the state of Minnesota, on such date and at such time as the person calling such meeting may determine.

1.4 Quorum, Adjourned Meetings. The holders of a majority of the voting power of the shares entitled to vote at the meeting shall constitute a quorum for the transaction of business at any regular or special meeting. Whether or not a quorum is present at the meeting, the chief executive officer may adjourn the meeting from time to time without notice other than announcement at the time of adjournment of the date, time and place of the adjourned meeting. At adjourned meetings at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. If a quorum is present when a duly called or held meeting is convened, the shareholders present may continue to transact business until adjournment even though the withdrawal of a number of shareholders originally present leaves less than the proportion otherwise required for a quorum.

1.5 Voting. At each meeting of the shareholders every shareholder having the right to vote shall be entitled to vote either in person or by proxy, with one vote for each share held. The shareholders shall take action by the affirmative vote of the holders of the greater of (i) a majority of the voting power of the shares present and entitled to vote on that item of business, or (ii) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, except to the extent that the Minnesota Business Corporation Act may require a larger proportion or number.

1.6 Record Date. The board of directors may fix, or authorize an officer to fix, a date not more than 60 days before the date of any meeting of shareholders, as a record date for the determination of the shareholders entitled to notice of, and entitled to vote at, such meeting, notwithstanding any transfer of shares on the books of the corporation after any record date so fixed.

1.7 Notice of Meetings. Notice of all meetings of shareholders shall be given to each holder of shares entitled to vote at the meeting, at such shareholder’s address as shown by the books of the corporation, containing the date, time and place of the meeting at least 24 hours before the date of the meeting, except as otherwise provided in Section 1.4 with respect to an adjourned meeting and as otherwise provided by the Minnesota Business Corporation Act. Every notice of any special meeting shall state the purpose or purposes for which the meeting has been called, and the business transacted at all special meetings shall be confined to the purposes stated in the notice.

1.8 Written Action. At any time that the corporation is not a “publicly held corporation” (as defined by Section 302A.011, sub. 40, of the Minnesota Business Corporation Act), an action required or permitted to be taken at a meeting of the shareholders of the corporation may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by shareholders having voting power equal to the voting power that would be required to take the same action at a meeting of the shareholders at which all shareholders were present.

A-B-3

1.9 Chief Executive Officer; Secretary. The chief executive officer shall preside over any meeting of the shareholders and the secretary shall keep official records of all such meetings. In the absence of the secretary, the chief executive officer may appoint any person to act as secretary of the meeting.

Article 2. Directors

2.1 Number, Qualifications and Term of Office. The number of directors of the corporation shall be determined from time to time by the board of directors. A director must be a natural person and need not be a shareholder. Each of the directors shall hold office until the regular meeting of shareholders next held after such director’s election and until such director’s successor shall have been elected and shall qualify, or until the earlier death, resignation, removal or disqualification of such director.

2.2 Board Meetings. Meetings of the board of directors may be held from time to time at such time and place within or without the state of Minnesota as may be designated in the notice of such meeting.

2.3 Calling Meetings; Notice. Meetings of the board of directors may be called by any director by giving notice (i) in person or by telephone to the director at least 24 hours in advance of the meeting, or (ii) by personally delivering written notice to the director’s last known business or home address at least 48 hours in advance of the meeting. If the date, time and place of a meeting of the board of directors has been announced at a previous meeting of the board, no notice is required. Notice of an adjourned meeting of the board of directors need not be given other than by announcement at the meeting at which adjournment is taken.

2.4 Waiver of Notice. Notice of any meeting of the board of directors may be waived by any director either before, at or after such meeting orally or in a writing signed by such director.

2.5 Quorum. A majority of the directors holding office immediately prior to a meeting of the board of directors shall constitute a quorum for the transaction of business at such meeting. In the absence of a quorum, a majority of the directors present may adjourn a meeting from time to time until a quorum is present. If a quorum is present when a duly called or held meeting is convened, the directors present may continue to transact business until adjournment, even though the withdrawal of a number of directors originally present leaves less than the proportion or number otherwise required for a quorum.

2.6 Conference Communications. Any or all directors may participate in any meeting of the board by any means of communication through which the directors may simultaneously hear each other during such meeting, and such participation constitutes presence in person at the meeting.

2.7 Vacancies; Newly Created Directorships. Vacancies on the board of directors by reason of death, resignation, removal or disqualification may be filled for the unexpired term by a majority of the remaining directors even though less than a quorum. Vacancies on the board of directors resulting from newly created directorships may be filled by the affirmative vote of a majority of directors serving at the time of such increase. Each such director appointed to fill a vacancy shall hold office for the term to which such director was appointed and until such director’s successor shall have been elected and qualified, or until the earlier death, resignation, removal or disqualification of such director.

2.8 Removal. A director may be removed at any time, with or without cause, by the affirmative vote of the shareholders holding a majority of the shares entitled to vote at an election of directors. A director named by the board of directors to fill a vacancy may be removed from office at any time, with or without cause, by the affirmative vote of the remaining directors if the shareholders have not elected such director to the board in the interim between the time of the appointment to fill such vacancy and the time of the removal. New directors may be elected at a meeting at which directors are removed.

2.9 Act of the Board. The board shall take action by the affirmative vote of the holders of the greater of (i) a majority of the directors present at a duly held meeting at the time the action is taken, or (ii) a majority of the minimum proportion or number of directors that would constitute a quorum for the transaction of business at the meeting, except to the extent that the Minnesota Business Corporation Act may require a larger proportion or number.

A-B-4

Article 3. Officers

3.1 Offices Created; Qualifications; Election. The corporation shall have a chief executive officer, a chief financial officer and such other officers, if any, as the board of directors from time to time may elect. Any number of offices or functions of those offices may be held or exercised by the same person. The board of directors may elect officers at any time.

3.2 Term of Office. Each officer shall hold office until his or her successor has been elected, unless a different term is specified in the resolution electing the officer, or until his or her earlier death, resignation or removal.

3.3 Removal of Officers. Any officer may be removed from office at any time, with or without cause, by the board of directors.

3.4 Resignation. An officer may resign at any time by giving written notice to the corporation. A resignation will be effective upon its receipt by the corporation unless the resignation specifies that it is to be effective at some later time or upon the occurrence of some specified later event.

3.5 Vacancies. A vacancy in any office may, or in the case of a vacancy in the office of chief executive officer or chief financial officer shall, be filled by the board of directors.

3.6 Powers. Unless otherwise specified by the board of directors, each officer shall have those powers and shall perform those duties that are (i) set forth in these bylaws, (ii) set forth in the resolution of the board of directors electing that officer or any subsequent resolution of the board of directors with respect to that officer’s duties, or (iii) commonly incident to the office held.

3.7 Chief Executive Officer. The chief executive officer shall have general active management of the business of the corporation. The chief executive officer shall preside at all meetings of the shareholders and directors. The chief executive officer shall see that all orders and resolutions of the board of directors are carried into effect. The chief executive officer shall execute and deliver, in the name of the corporation, any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the corporation unless the authority to execute and deliver is required by law to be exercised by another person or is expressly delegated by the articles or bylaws or by the board of directors to some other officer or agent of the corporation. The chief executive officer shall maintain records of and, whenever necessary, certify all proceedings of the board of directors and the shareholders, and in general, shall perform all duties usually incident to the office of the president. The chief executive officer shall have such other duties as may, from time to time, be prescribed by the board of directors.

3.8 Chief Financial Officer. The chief financial officer shall keep accurate financial records for the corporation. The chief financial officer shall deposit all moneys, drafts and checks in the name of, and to the credit of, the corporation in such banks and depositories as the board of directors shall, from time to time, designate. The chief financial officer shall have power to endorse for deposit, all notes, checks and drafts received by the corporation. The chief financial officer shall disburse the funds of the corporation, as ordered by the board of directors, making proper vouchers therefore. The chief financial officer shall render to the chief executive officer and the directors, whenever requested, an account of all transactions entered into as chief financial officer and of the financial condition of the corporation, and shall perform such other duties as may, from time to time, be prescribed by the board of directors or by the chief executive officer.

3.9 Secretary. The secretary, if any, shall be subject to the direction and control of the board of directors, the chief executive officer and the chief financial officer, and shall have such powers and duties as the board of directors, the chief executive officer or the chief financial officer may assign to the secretary.

Article 4. Authorized Shares

4.1 Uncertificated Shares. All shares of the corporation shall be uncertificated.

4.2 Share Register . The corporation shall keep at its principal executive office, or at another place or places within the United States determined by the board of directors (i) a share register not more than one year

A-B-5

old, containing the names and addresses of the shareholders, and (ii) the number of shares held by each shareholder and the dates of issue for such shares.

4.3 Transfer of Shares. The transfer of shares on the share transfer books of the corporation may be authorized only by the shareholder of record thereof, who shall furnish proper evidence of authority to transfer. The corporation may treat as the exclusive owner of shares of the corporation for all purposes, the person or persons in whose name shares are registered on the books of the corporation.

Article 5. Indemnification

5.1 Indemnification. The corporation shall indemnify, in accordance with the terms and conditions of Section 302A.521 of the Minnesota Business Corporation Act, the following persons: (a) officers and former officers; (b) directors and former directors; (c) members and former members of committees appointed or designated by the board of directors; and (d) employees and former employees of the corporation. The corporation shall not be obligated to indemnify any other person or entity, except to the extent such obligation shall be specifically approved by resolution of the board of directors. This Section 5.1 is for the sole and exclusive benefit of the persons designated herein and no person, firm or entity shall have any rights under this section by way of assignment, subrogation or otherwise, and whether voluntarily or by operation of law.

5.2 Insurance and Advancement of Expenses. The board of directors may authorize the purchase and maintenance of insurance for the purpose of such indemnification, and the corporation shall advance all reasonable costs and expenses (including attorneys’ fees) incurred in defending any action, suit or proceeding to all persons entitled to indemnification under this bylaw, all in the manner, under the circumstances and to the extent required or permitted by the Minnesota Business Corporation Act, as now enacted or hereafter amended.

Article 6. General Provisions

6.1 Books and Records. The corporation shall keep at its principal executive office, or, if its principal executive office is not in Minnesota, shall make available at its Minnesota registered office within 10 days after receipt by an officer of the corporation of a written demand by a shareholder, beneficial owner or a holder of a voting trust certificate, originals or copies of the books and records required to be kept and made available under the Minnesota Business Corporation Act, or any successor thereto.

6.2 Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

6.3 Corporate Seal . The corporation shall have no seal.

6.4 Amendment of Bylaws. These bylaws may be amended or repealed by the board of directors. Such authority of the board of directors is subject to the power of the shareholders, exercisable in the manner provided in the Minnesota Business Corporation Act to adopt, amend or repeal bylaws adopted, amended or repealed by the board of directors. After the adoption of the initial bylaws, the board of directors shall not adopt, amend or repeal a bylaw fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board of directors or fixing the number of directors or their classifications, qualifications or terms of office, except that the board of directors may adopt or amend any bylaw to increase the number of directors.

6.5 Forum for Derivative Action. The sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the corporation; (2) any action asserting a claim for breach of fiduciary duty owed by any director officer or other employee of the corporation to the corporation or the corporation’s shareholders; (3) any action asserting a claim arising pursuant to any provision of the Minnesota Business Corporation Act; or (4) any action asserting a claim governed by the internal affairs doctrine shall be the state and federal courts located in Hennepin County, Minnesota. Any person or entity purchasing or otherwise acquiring an interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this bylaw.

A-B-6

APPENDIX B:

SECTIONS 302A.471 AND 302A.473

OF THE

MINNESOTA BUSINESS CORPORATION ACT

302A.471 RIGHTS OF DISSENTING SHAREHOLDERS.

Subdivision 1.Actions creating rights.

A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5) eliminates the right to obtain payment under this subdivision;

(b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c) a plan of merger, whether under this chapter or under chapter 322C, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d) a plan of exchange, whether under this chapter or under chapter 322C, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(e) a plan of conversion is adopted by the corporation and becomes effective;

(f) an amendment of the articles in connection with a combination of a class or series under section 302A.402 that reduces the number of shares of the class or series owned by the shareholder to a fraction of a share if the corporation exercises its right to repurchase the fractional share so created under section 302A.423; or

(g) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2.Beneficial owners.

(a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b) A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3.Rights not to apply.

(a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

(c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.613, subdivision 4, or 302A.621, is limited in accordance with the following provisions:

(1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange, NYSE MKT LLC, the Nasdaq Global Market, the NASDAQ Global Select Market, the Nasdaq Capital Market, or any successor to any such market.

(2) The applicability of clause (1) is determined as of:

(i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subd. 4.Other rights.

The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473 PROCEDURES FOR ASSERTING DISSENTERS’ RIGHTS.

Subdivision 1.Definitions.

(a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c) “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d) “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09, subdivision 1, paragraph (c), clause (1).

Subd. 2.Notice of action.

(a) If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

(b) In connection with a qualified offer as described in section 302A.613, subdivision 4, the constituent corporation subject to the offer may, but is not required to, send to all shareholders a written notice informing each shareholder of the right to dissent and must include a copy of this section and section 302A.471 and a brief description of the procedure to be followed under these sections. To be effective, the notice must be sent as promptly as practicable at or following the commencement of the offer, but in any event at least ten days before the consummation of the offer.

Subd. 3.Notice of dissent.

If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action. If the proposed action is to be effected pursuant to section 302A.613, subdivision 4, and the corporation has elected to send a notice of action in accordance with subdivision 2, paragraph (b), a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must not tender the shares owned by the shareholder in response to the offer and must file with the corporation a written notice of intent to demand the fair value of the shares owned by the shareholder. Written notice must be filed with the corporation before the consummation of the offer.

Subd. 4.Notice of procedure; deposit of shares.

(a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send (i) in any case where subdivision 3 is applicable, to all shareholders who have complied with subdivision 3, (ii) in any case where a written action of shareholders gave effect to the action creating the right to obtain payment under section 302A.471, to all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) in any other case, to all shareholders entitled to dissent, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5.Payment; return of shares.

(a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6.Supplemental payment; demand.

If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7.Petition; determination.

If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8.Costs; fees; expenses.

(a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

APPENDIX C:

FAIRNESS OPINION OF GUGGENHEIM SECURITIES, LLC

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

December 10, 2024

The Board of Directors

Patterson Companies, Inc.

1031 Mendota Heights Road

Mendota Heights, MN 55120

Members of the Board:

We understand that Paradigm Parent, LLC (“Paradigm”), an affiliate of Patient Square Equity Partners, LP (“Patient Square”), and Patterson Companies, Inc. (“Patterson”) intend to enter into an Agreement and Plan of Merger to be dated as of December 10, 2024 (the “Agreement”) pursuant to which Paradigm Merger Sub, Inc., a wholly owned subsidiary of Paradigm (“Merger Sub”), will merge with and into Patterson (the “Merger”) and Patterson will become a wholly owned subsidiary of Paradigm. Pursuant to the Agreement, each of the issued and outstanding shares of the common stock, par value $0.01 per share, of Patterson (subject to certain exceptions) will be converted into the right to receive $31.35 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the shareholders of Patterson.

In connection with rendering our opinion, we have:

•	Reviewed a draft of the Agreement dated as of December 10, 2024;

•	Reviewed certain publicly available business and financial information regarding Patterson;

•

Reviewed certain non-public business and financial information regarding Patterson and its businesses and future prospects (including certain financial projections for Patterson on a stand-alone basis for the fiscal years ending April 26, 2025 through April 28, 2029 (the “Patterson-Provided Financial Projections”) and certain other estimates and other forward-looking information), all as prepared by, discussed with and approved for our use by Patterson’s senior management (collectively, the “Patterson-Provided Information”);

•	Performed discounted cash flow analyses based on the Patterson-Provided Financial Projections;

•

Compared the financial performance of Patterson and certain trading multiples and the trading activity of the common shares of Patterson with corresponding data for certain publicly traded companies that we deemed relevant in evaluating Patterson;

•	Reviewed the valuation and financial metrics of certain precedent mergers and acquisitions that we deemed relevant in evaluating the Merger;

•	Reviewed the historical prices, certain trading multiples and the trading activity of the common shares of Patterson;

•

Performed illustrative leveraged buyout analyses based on the Patterson-Provided Financial Projections (with certain adjustments relating to the contemplated financing of customer receivables as discussed with Patterson management); and

•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

With respect to the information used in arriving at our opinion:

•

We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with Patterson (including, without limitation, the Patterson-Provided Information) or obtained from public sources, data suppliers and other third parties.

•

We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the Patterson-Provided Information), (ii) express no view or opinion regarding the reasonableness or achievability of the Patterson-Provided Financial Projections, any other estimates or any other forward-looking information provided by Patterson or the assumptions upon which any of the foregoing are based and (iii) have relied upon the assurances of Patterson’s senior management that they are unaware of any facts or circumstances that would make the Patterson-Provided Information incomplete, inaccurate or misleading.

•

We (i) have been advised by Patterson’s senior management, and have assumed, that the Patterson-Provided Financial Projections have been (y) reasonably prepared on bases reflecting the best currently available estimates and judgments of Patterson’s senior management as to the expected future performance of Patterson on a stand-alone basis and (z) reviewed by Patterson’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion and (ii) have assumed that any financial projections/forecasts, any other estimates and/or any other forward-looking information obtained from public sources, data suppliers and other third parties are reasonable and reliable.

During the course of our engagement, we were asked by Patterson’s Board of Directors to solicit indications of interest from various potential strategic acquirors, merger partners, private equity firms or other such parties regarding a potential extraordinary corporate transaction with or involving Patterson, and we have considered the results of such solicitation process in rendering our opinion.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Patterson or any other entity or the solvency or fair value of Patterson or any other entity, nor have we been furnished with any such appraisals. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Patterson’s senior management and other professional advisors with respect to such matters. We are not expressing any view or rendering any opinion regarding the tax consequences of the Merger to Patterson or its securityholders.

In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) the final executed form of the Agreement will not differ from the draft that we have reviewed, (ii) Paradigm, Merger Sub and Patterson will comply with all terms and provisions of the Agreement and (iii) the representations and warranties of Paradigm, Merger Sub and Patterson contained in the Agreement are true and correct and all conditions to the obligations of each party to the Agreement to consummate the Merger will be satisfied without any waiver, amendment or modification thereof. We also have assumed that the Merger will be consummated in a timely manner in accordance with the terms of the Agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on the Merger in any way meaningful to our analyses or opinion.

In rendering our opinion, we do not express any view or opinion as to (i) the prices at which the shares of common stock or other securities or financial instruments of or relating to Patterson may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets on Patterson, its securities or other financial instruments, the Merger or the financing thereof or (iii) the impact of the Merger on the solvency or viability of Paradigm, Merger Sub or Patterson or the ability of Paradigm, Merger Sub or Patterson to pay their respective obligations when they come due.

We have acted as a financial advisor to Patterson’s Board of Directors in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is payable upon successful consummation of the Merger and a portion of which is payable upon the rendering of our opinion. In addition, Patterson has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

As previously disclosed, aside from our current engagement by Patterson, we have not been previously engaged during the past two years by Patterson, nor have we been previously engaged during the past two years by Patient Square or Paradigm, to provide financial advisory or investment banking services for which we received fees. We may in the future seek to provide Patient Square, Paradigm and Patterson or their respective affiliates, investment funds or portfolio companies with financial advisory and investment banking services unrelated to the Merger, for which services we would expect to receive compensation.

We and our affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, we and our affiliates and related entities (i) may provide such financial services to Paradigm, Patient Square, Patterson, other participants in the Merger or their respective affiliates, investment funds or portfolio companies, for which services we and our affiliates and related entities would expect to receive compensation, (ii) may trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Paradigm, Patient Square, Patterson, other participants in the Merger or their respective affiliates, investment funds or portfolio companies and (iii) as separately disclosed, directly and indirectly hold positions in indebtedness issued by Paradigm, Patient Square, Patterson, other participants in the Merger or their respective affiliates, investment funds or portfolio companies. Furthermore, we and our and our affiliates’ and related entities’ respective directors, officers, employees, consultants and agents may make investments in Paradigm, Patient Square, Patterson, other participants in the Merger or their respective affiliates, investment fund or portfolio companies.

Consistent with applicable legal and regulatory guidelines, we have adopted certain policies and procedures to establish and maintain the independence of our research departments and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Paradigm, Patient Square, Patterson other participants in the Merger or their respective affiliates, investment funds or portfolio companies or the Merger that differ from the views of our investment banking personnel.

Our opinion has been provided to Patterson’s Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Merger Consideration. Our opinion is not intended to be used or relied upon for any other purpose or by any other person or entity and may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the shareholders of Patterson in connection with the Merger.

Our opinion and any materials provided in connection therewith do not constitute a recommendation to Patterson’s Board of Directors with respect to the Merger, nor does our opinion or any summary of our underlying analyses constitute advice or a recommendation to any shareholder of Patterson as to how to vote or act in connection with the Merger or otherwise. Our opinion does not address Patterson’s underlying business or financial decision to pursue or effect the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Patterson, the financing of the Merger by Paradigm or the effects of any other transaction in which Patterson might engage. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration to the shareholders of Patterson to the extent expressly specified herein. We do not express any view or opinion as to (i) any other term, aspect or implication of (y) the Merger (including, without limitation, the form or structure of the Merger) or the Agreement or (z) any other agreement, transaction document or instrument contemplated by the Agreement or to be entered into or amended in connection with the Merger or (ii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified herein), creditors or other constituencies of Patterson. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Patterson’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration or otherwise.

Our opinion has been authorized for issuance by our Fairness Opinion and Valuation Committee. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, business, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the shareholders of Patterson.

Very truly yours,

GUGGENHEIM SECURITIES, LLC

PATTERSON COMPANIES, INC. 1031 MENDOTA HEIGHTS ROAD ST. PAUL, MINNESOTA 55120

VOTE BY INTERNET – Go to www.proxyvote.com or scan the QR Barcode above. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on March 31, 2025 for shares held directly and by 11:59 p.m. Eastern Time on March 27, 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on March 31, 2025 for shares held directly and by 11:59 p.m. Eastern Time on March 27, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE BY MAIL, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V61059-S08335                      KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED.

PATTERSON COMPANIES, INC.

The Board of Directors Recommends you vote “FOR” Item 1, “FOR” Item 2, and “FOR” Item 3.

1.	To adopt and approve the Agreement and Plan of Merger including the transactions contemplated thereby, including the Merger.	For ☐	Against ☐	Abstain ☐

2.	To adjourn the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, at the time of the special meeting.	For ☐	Against ☐	Abstain ☐

3.	To approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger.	For ☐	Against ☐	Abstain ☐

NOTE: At their discretion, the proxies are authorized to vote on any other business properly brought before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” ITEMS 1, 2 AND 3.

Check here if you will be attending the meeting in person.			Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

V61060-S08335

PATTERSON COMPANIES, INC. SPECIAL MEETING OF SHAREHOLDERS Tuesday, April 1, 2025 10:00 a.m., Central Time

Patterson Companies, Inc. 1031 Mendota Heights Road St. Paul, Minnesota 55120	Proxy

This proxy is solicited by the Board of Directors for use at the special meeting to be held at 10:00 a.m., Central Time, on Tuesday, April 1, 2025, at the offices of Taft, Stettinius & Hollister LLP located at 80 South Eighth Street, Minneapolis, MN 55402 and at any adjournments or postponements thereof.

The shares of stock will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Donald J. Zurbay and Les B. Korsh, or either of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may come before the special meeting or at any adjournment or postponement thereof.

See reverse for voting instructions.